Form 10-K, Exhibit 13
period 1996-12-31
PEOPLES BANCSHARES INC
filed 1997-03-31
CIK 77371

                             To Our Shareholders

For People's Bancshares, Inc., 1996 was a year marked by significant growth and achievement. During 1996, we completed the purchase of five branches from subsidiaries of Fleet Financial Group. On March 8, 1996, People's Bancshares, Inc. also completed a public offering of 968,352 shares of its common stock, resulting in net proceeds of approximately $7.5 million.

Operating results for 1996 were greatly influenced by the positive effects of the branch acquisitions, significant growth in residential mortgage loan originations generated by the Company's mortgage banking subsidiary, continued reductions in levels of non-performing assets, and decreased utilization of tax loss benefits. As a result, net income in 1996 increased to $3.6 million, or $1.09 per share, compared to $2.2 million or $0.91 per share in 1995.

People's was able to increase pre-tax income by $2.4 million or 80% in 1996. This was achieved by increasing net interest income by $6.6 million and other income, primarily gains on loan sales and customer service fees, by $2.3 million. Other contributions to pre-tax income were made by reductions of $533,000 in other real estate owned ("OREO") expenses and the provision for loan losses. These positive trends were partially offset by a $7.0 million increase in operating expenses other than OREO expenses and by a $1.1 million increase in income tax expense.

The decrease in expenses associated with non-performing assets marks our continued success in restoring People's asset quality. At the end of 1991, non-performing assets amounted to 13.35% of total assets, the allowance for loan losses amounted to 34.8% of non-performing loans, and our return on average equity was negative. Five years later at the end of 1996, non-performing assets were 0.88% of total assets, the allowance for loan losses was 122.1% of non-performing loans, and return on average equity was a more respectable 13.03%. These improvements led to People's recovery from a pre-tax loss of $11.0 million in 1991 to pre-tax income of $5.4 million in 1996.

While proud of these accomplishments, we are not satisfied. People's continues to seek opportunities not only to reduce costs, but to generate profitable revenues and enhance shareholder value. We believe that our acquisitions and other initiatives will help us achieve our goal of exceeding a 15% annual return on average equity. While aware of the risks associated with the volatile financial services arena, we also believe that great change is accompanied by great opportunities. Finally, we remain fully committed to being an active and positive community presence and a leader in the Southeastern Massachusetts area's economic growth.



                                    Very truly yours,

                                    /s/ COLIN C. BLAIR

                                    Colin C. Blair
                                    Chief Financial Officer & Treasurer

                                     Average Balance Sheets, Net Interest Income
(Dollars in thousands)


                                                           Year Ended December 31, 1996
                                                           ----------------------------
                                                                      Interest
                                                           Average     Income/   Yield/
                                                           Balance     Expense    Rate
                                                           -------     -------   ------
ASSETS
Loans and loans held for sale 1:
  Real estate                                             $210,422     $17,129     8.14%
  Other loans                                               30,321       2,864      9.45
                                                          --------     -------
    Total loans, net of unearned income                    240,743      19,993      8.30
Short-term investments                                       2,798         154      5.50
Investment securities 2                                    210,962      13,614      6.45
                                                          --------     -------
    Total interest-earning assets                          454,503      33,761      7.43
                                                                       -------
Allowance for loan losses                                  (4,613)
Other real estate owned, net                                   961
Other assets                                                28,183
                                                          --------
Total assets                                              $479,034
                                                          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
  NOW                                                      $36,828     $   518      1.41
  Savings                                                   89,003       2,407      2.70
  Money market                                              14,880         437      2.94
  Time                                                     125,422       7,073      5.64
                                                          --------     -------
    Total interest-bearing deposits                        266,133      10,435      3.92
  Borrowed funds                                           146,483       8,160      5.57
                                                          --------     -------
    Total interest-bearing liabilities                     412,616      18,595      4.51
                                                                       -------
Demand deposits                                             33,542
Other liabilities                                            5,552
                                                          --------
    Total liabilities                                      451,710
Stockholders' equity                                        27,324
                                                          --------
    Total liabilities and stockholders' equity            $479,034
                                                          ========
    Net interest income                                                $15,166
                                                                       -------
Weighted average interest rate spread                                              2.92%
Net yield on average interest-earning assets                                       3.34%

1 Non-accrual loan balances and interest received on such loans are included in this table.
2 Average balances of investment securities are based upon amortized cost.

and Net Yield on Average Earning Assets



   Year Ended December 31, 1995            Year Ended December 31, 1994
   ----------------------------            ----------------------------
              Interest                                Interest
  Average     Income/      Yield/          Average     Income/     Yield/
  Balance     Expense       Rate           Balance     Expense      Rate
  -------     --------     ------          -------    --------    -------
  $111,516     $ 9,926       8.90%        $ 97,553     $ 8,434       8.65%
    15,363       1,257        8.18          12,810       1,005        7.85
  --------     -------                    --------     -------
   126,879      11,183        8.81         110,363       9,439        8.55
     2,168         152        7.01           1,633          52        3.18
   130,453       8,394        6.43          84,314       4,802        5.70
  --------     -------                    --------     -------
   259,500      19,729        7.60         196,310      14,293        7.28
               -------                                 -------
   (3,608)                                 (3,453)
       827                                   4,224
    15,360                                   9,742
  --------                                --------
  $272,079                                $206,823
  ========                                ========



   $17,041     $   250        1.47        $ 14,314     $   211        1.47
    48,814       1,346        2.76          46,336       1,137        2.45
    11,219         325        2.90          14,452         367        2.54
    64,856       3,610        5.57          53,559       2,203        4.11
  --------     -------                    --------     -------
   141,930       5,531        3.90         128,661       3,918        3.05
    97,498       5,618        5.76          50,562       2,641        5.22
  --------     -------                    --------     -------
   239,428      11,149        4.66         179,223       6,559        3.66
               -------                                 -------
    11,758                                   8,578
     2,062                                   2,289
  --------                                --------
   253,248                                 190,090
    18,831                                  16,733
  --------                                --------
  $272,079                                $206,823
  ========                                ========
               $ 8,580                                 $ 7,734
               =======                                 =======
                             2.94%                                   3.62%
                             3.31%                                   3.94%

                      Selected Consolidated Financial Data

(Dollars in thousands, except per share data)




                                                                                      At December 31,
                                                              ------------------------------------------------------------
                                                                  1996         1995        1994          1993         1992
                                                                  ----         ----        ----          ----         ----
CONSOLIDATED BALANCE SHEET DATA:
  Total assets                                                $496,133     $324,440     $231,566     $190,661     $163,483
  Investment securities                                        192,517      166,709      103,621       64,671       30,818
  Loans, net                                                   246,195      129,778      111,103      107,906      105,150
  Deposits                                                     336,238      174,583      134,345      137,602      146,814
  Borrowed funds                                               123,920      126,245       77,580       35,000            -
  Stockholders' equity                                          31,064       19,677       16,975       15,971       14,872

                                                                                 Years Ended December 31,
                                                              ------------------------------------------------------------
                                                                  1996         1995         1994         1993         1992
                                                                  ----         ----         ----         ----         ----
CONSOLIDATED OPERATING DATA:
  Interest and dividend income                                 $33,761      $19,729      $14,293      $12,057      $12,997
  Interest expense                                              18,595       11,149        6,559        4,998        6,671
                                                               -------      -------      -------      -------      -------
  Net interest income                                           15,166        8,580        7,734        7,059        6,326
  Provision for loan losses                                         75          525          807        1,492        1,363
                                                               -------      -------      -------      -------      -------
  Net interest income after provision for loan losses           15,091        8,055        6,927        5,567        4,963
  Other income                                                   4,031        1,755        1,033        1,368        1,154
  Operating expenses                                            13,678        6,787        6,226        6,920        8,507
                                                               -------      -------      -------      -------      -------
  Income (loss) before income taxes and extraordinary item       5,444        3,023        1,734           15       (2,390)
  Provision (benefit) for income taxes                           1,885          829         (240)      (1,038)        (983)
                                                               -------      -------      -------      -------      -------
  Income (loss) before extraordinary item                        3,559        2,194        1,974        1,053       (1,407)
  Extraordinary item                                                 -            -            -            -        1,030
                                                               -------      -------      -------      -------      -------
  Net income (loss)                                            $ 3,559      $ 2,194      $ 1,974      $ 1,053      $  (377)

PER SHARE DATA:
  Weighted average shares outstanding                        3,259,794    2,413,922    2,338,274    2,300,000    2,300,000
  Primary earnings (loss) per share before
    extraordinary item                                           $1.09        $0.91        $0.84        $0.46      $ (0.61)
  Fully diluted earnings (loss) per share
    before extraordinary item                                     1.09         0.87         0.84         0.46        (0.61)
  Primary earnings (loss) per share                               1.09         0.91         0.84         0.46        (0.16)
  Fully diluted earnings (loss) per share                         1.09         0.87         0.84         0.46        (0.16)
  Cash dividends paid per share                                   0.27         0.04            -            -            -
  Book value per common share                                     8.72         8.47         7.38         6.94         6.47

SELECTED FINANCIAL RATIOS:
  Return (loss) on average assets                                0.74%        0.81%        0.95%        0.62%        (0.23)%
  Return (loss) on average equity                                13.03        11.65        11.80         6.77        (2.62)
  Weighted average interest rate spread                           2.92         2.94         3.62         4.26         3.91
  Average equity to average assets                                5.70         6.92         8.09         9.23         8.82

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations


PRELIMINARY NOTE IN REGARD TO FORWARD-LOOKING STATEMENTS. This annual report contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the registrant's actual results to differ materially from those contemplated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results."

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS. The following important factors, among others, could cause actual results to differ materially from those contemplated by forward-looking statements made in this annual report or presented elsewhere by management from time to time. A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the Bank's continued ability to originate quality loans, fluctuation of interest rates, real estate market conditions in the Bank's lending areas, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements.

The following analysis of the Company's consolidated results of operations and financial condition should be read in conjunction with the consolidated financial statements and accompanying notes included in this report.

GENERAL
The Company. People's Bancshares, Inc. (the "Company") is a Massachusetts business corporation formed at the direction of People's Savings Bank of Brockton (the "Bank") to serve as the holding company for the Bank. On February 8, 1996, the Company and the Bank completed a reorganization in which the Bank became a wholly-owned subsidiary of the Company, and each issued and outstanding share of common stock of the Bank was converted into and exchanged for one share of common stock of the Company. As a result of the reorganization, the Bank became a wholly-owned subsidiary of the Company. The Company is a unitary bank holding company subject to the Bank Holding Company Act ("BHC Act"), the principal business of which consists of the business of the Bank. The only significant asset of the Company is the capital stock of the Bank. Although the Company is a legal entity separate from the Bank, the Company itself is not engaged in any business activities.

The Bank. The Bank was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, the Bank converted to a Massachusetts chartered savings bank in stock form. The Bank is engaged principally in the business of attracting deposits from individuals, business and industry, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and investments, consisting primarily of mortgage-backed securities. The Bank originates loans for investment with the exception of residential mortgage loans. The Bank originates 1-4 family residential loans primarily for sale in the secondary market, generally with the servicing rights of such loans. Loan sales are made from loans originated by the Bank's mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), on which PMC has obtained purchase commitments from investors prior to funding. The Bank's revenues are derived principally from interest on its loans, interest and dividends on its investment securities, customer fees, and gains on residential mortgage loan sales. The Bank's primary sources of funds are customer deposits, amortization and repayment of loan principal, interest and dividends on loans and investments, maturity or sale of investment securities, collateralized borrowings and proceeds from the sale of loans. The Bank offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposit and various retirement accounts.

The Bank has seven wholly-owned subsidiaries. People's Mortgage Corporation, which was organized in March 1995, acts as the mortgage-banking subsidiary of the Bank. PSB Security Corporation I, II, and III, organized in March 1996, are "security corporations" for Massachusetts tax purposes, which allow a more favorable tax rate on income derived from securities held in the security corporations. Currently, only PSB Security Corporation I is active. The remaining subsidiaries of the Bank are primarily engaged in the management and sale of foreclosed real estate.

OVERVIEW
Comparative operating results for 1996, 1995, and 1994 were strongly influenced by the acquisition of earning assets; the significant growth in residential mortgage loan originations generated by the Company's mortgage banking subsidiary; continued reductions in levels of non-performing assets, and increased income tax provisions. Average earning assets increased 131% from $196.3 million in 1994 to $454.5 million in 1996. Mortgage loan originations increased 1218% from $17.4 million in 1994 to $229.4 million in 1996. Non-performing assets decreased 48% from $8.5 million, or 4.43% of total assets, at the beginning of 1994 to $4.4 million, or 0.88% of total assets, at the end of 1996. Finally, the Company recognized an income tax benefit of $240,000 in 1994 compared to an income tax provision of $1.9 million in 1996. It is within this context of rapid organizational change that the Company's operating results must be analyzed.

Net income amounted to $3.6 million or $1.09 per share for the year ended December 31, 1996, compared to $2.2 million or $0.91 per share for the year ended December 31, 1995. Fully diluted earnings per share was $1.09 for the year ended December 31, 1996, compared to $0.87 for the year ended December 31, 1995. Income before income taxes increased by $2.4 million or 80%, to $5.4 million for the year ended December 31, 1996 from $3.0 million for the year ended December 31, 1995. Tax expense amounted to $1.9 million for the year ended December 31, 1996 compared to tax expense of $829,000 for the year ended December 31, 1995.

The improvement in pre-tax income for 1996 was due to an increase of $6.6 million or 77% in net interest income, a $450,000 or 86% reduction in the provision for loan losses, an $83,000 or 58% reduction in OREO expenses, and a $2.3 million or 130% increase in other income. The increase in other income was due to a $1.3 million increase in gains on sales of loans, a $578,000 increase in customer service fees, and a $212,000 decrease in losses on sales of securities.

The reduction in costs associated with non-performing assets corresponds with the Bank's reducing non-performing assets from $5.6 million at the beginning of 1995 to $4.4 million at the end of 1996. The increase in net interest income was attributable to a substantial increase in average earning assets that offset a tightening of weighted average interest rate spreads from 2.94% for the year ended December 31, 1995 to 2.92% for the year ended

December 31, 1996. The tighter spreads were mainly due to a decrease in loan interest rates. The increase in earning assets was a result of the Bank borrowing funds to invest in mortgage-backed securities and loan growth generated internally and through acquisition.

The increase in gains on loan sales was the result of the Bank's residential mortgage originations increasing 159% during 1996. This is attributable to the continued growth of the Bank's mortgage banking subsidiary. The increase in customer fees was the result of the Bank acquiring the deposits of five branches in 1996 as well as the acquisitions completed during 1995.

Operating expenses other than OREO expenses increased $7.0 million primarily due to a $4.1 million increase in salaries and benefits expense, a $735,000 increase in occupancy expense, and a $709,000 increase in data processing expense. These increases were primarily attributable to the operations of the Bank's mortgage banking subsidiary, the five new branches acquired in 1996, and a full year of operations for four branches acquired in 1995.

Assets at December 31, 1996 totaled $496.1 million compared to $324.4 million at December 31, 1995. The increase in total assets of $171.7 million or 53% is largely attributable to a $137.7 million increase in loans and loans held for sale and a $25.8 million increase in investments. Of the $137.7 million increase in loans and loans held for sale, $24 million represents net new loan originations by the Bank and $113.7 million represents loans purchased in the acquisition of the Fleet/Shawmut branches in 1996.

The $25.8 million increase in investments represents the Bank's continued use of borrowed funds to generate additional interest income by investing the proceeds in high quality mortgage-backed securities. This increase also represents the use of cash received from the Bank's acquisition of five branches in 1996 until such funds can be profitably redeployed in loans meeting the Bank's underwriting guidelines.

The allowance for loan losses at December 31, 1996, totaled $4.7 million or 1.71% of total loans and loans held for sale, compared to $3.8 million or 2.75% at year-end 1995. The allowance for loan losses as a percentage of non-performing loans amounted to 122.1% at December 31, 1996, compared to 79.8% at December 31, 1995. Non-performing assets decreased to $4.4 million or 0.88% of total assets at December 31, 1996, compared to $5.3 million or 1.65% of total assets at December 31, 1995. Performing loans accounted for as troubled debt restructurings decreased to $355,000 at December 31, 1996, compared to $631,000 at December 31, 1995.

The Company's book value per share at December 31, 1996 amounted to $8.72 per share compared to $8.47 per share at December 31, 1995.

1996 DEVELOPMENTS
On September 30, 1995, the Bank entered into separate Purchase and Assumption Agreements (each, an "Agreement," and together the "Agreements") with each of Fleet Bank of Massachusetts, National Association ("Fleet") and Shawmut Bank, National Association ("Shawmut," and collectively with Fleet, "Fleet/Shawmut"). The Agreements provided for (i) assumption of deposit liabilities (the "Fleet/Shawmut Deposits") by the Bank relating to one branch of Fleet located in Mattapoisett, Massachusetts and four branches of Shawmut located in New Bedford (two), South Dartmouth and Taunton, Massachusetts (together, the "Fleet/Shawmut Branches") and (ii) the acquisition of the Fleet/Shawmut Loans and Fleet/Shawmut Assets (each as defined below) ("the Branch Acquisitions"). The Fleet/Shawmut Branches were divested in connection with the merger of Shawmut National Corporation with and into Fleet Financial Group, Inc., which was consummated on November 30, 1995.

At the closing of the Branch Acquisitions, and subject to the terms of the Agreements, the Bank assumed the Fleet/Shawmut Deposits and paid Fleet/Shawmut a premium of 5.5% on average Fleet/Shawmut Deposits in the 30 days prior to the settlement of the Branch Acquisitions. The Bank also assumed certain other obligations of Fleet/Shawmut relating to the Fleet/Shawmut Branches.

In the Branch Acquisitions, the Bank acquired certain first mortgage residential, commercial and commercial real estate and consumer loans of Fleet/Shawmut (the "Fleet/Shawmut Loans"), as well as the real property owned or leased by Fleet and Shawmut for operation of the Fleet/Shawmut Branches and related automated teller machines, furniture, equipment and other fixed operating assets (the "Fleet/Shawmut Assets").

The Bank acquired the Fleet/Shawmut Loans at face value and the Fleet/Shawmut Assets at a specified purchase price with the exception of furniture, equipment and other fixed assets, which were acquired at book value. The Bank acquired an aggregate of $113.7 million of Fleet/Shawmut Loans. The total purchase price of the Fleet/Shawmut Assets was approximately $1.8 million.

To enable the Company to complete the Branch Acquisitions, the Company sold 968,352 shares of its common stock at $8.875 per share in a rights offering to shareholders of record as of February 8, 1996 and "standby" purchasers ("the Offering"). The Company received net proceeds from the Offering of $7.5 million on March 8, 1996. The Branch Acquisitions were consummated during the first quarter of 1996, shortly after the completion of the Offering.

GOVERNMENT REGULATION
The Company has been incorporated as a business corporation under Massachusetts law. Thus, the Company is subject to regulation by the Secretary of State of Massachusetts and the rights of its stockholders are governed by Massachusetts corporate law. As a bank holding company, the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the BHC Act. As a state chartered savings bank whose deposits are insured by the FDIC, the Bank is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the Commissioner of Banks of Massachusetts (the "Commissioner").

In granting approval of the reorganization in which the Bank became a wholly-owned subsidiary of the Company, the Commissioner included a provision which requires the Bank and the Company to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner has indicated to the Bank that this minimum capital requirement is not related to the Bank's financial condition, but instead reflects the policy of the Commissioner to impose minimum capital requirements with respect to all
one-bank holding company formations.   The approval also provides that if the
Bank's Tier 1 leverage capital ratio is below 4.00%, the Bank must seek Commissioner approval before paying dividends to the Company. The Bank's tier 1 leverage capital ratio is 6.04% as of December 31, 1996.

FINANCIAL CONDITION
Cash and cash equivalents increased $1.2 million during 1996 as the Bank acquired five branches.

Investment securities, consisting primarily of mortgage-backed securities, increased $25.8 million during 1996 as the Bank deployed acquired deposits to leverage its capital position. This continued the execution of the Bank's strategy begun in 1993 to maximize the Bank's return on equity by deploying unused funds into investments having minimal credit risk. Under this strategy, mortgage-backed securities purchases are structured to realize rate spreads between the mortgage-backed securities and funding liabilities while matching the expected maturities of the securities to the funding provided by repurchase agreements and FHLB advances.

These transactions had the effect of lowering certain financial ratios such as the Tier 1 leverage capital ratio, return on assets, the weighted average interest rate spread, and the net yield on average interest-earning assets, because they substantially increase the average asset base used in such computations. On the other hand, this strategy resulted in substantial benefits to pre-tax income and return on equity.

When interest rates decline, mortgage refinancings increase, which results in accelerated principal repayments. When interest rates increase, prepayments decrease, which results in longer expected average lives. Net spreads may increase or decrease depending on the repricing characteristics of the mortgage-backed securities and the related funding liabilities.

Loans and loans held for sale increased $137.7 million, or 99%, to $276.5 million at December 31, 1996, from $138.9 million at December 31, 1995. Contributing to this increase was the acquisition of $113.7 million in loans from the Fleet/Shawmut Branch Acquisition, of which $82.4 million were 1-4 family residential loans. People's Mortgage Corporation increased the Bank's 1-4 family residential loan originations to $229.4 million for 1996 compared to $88.3 million for 1995. These loans were mostly sold to investors resulting in net gains of $2.1 million for 1996 compared to $793,000 for 1995.

The allowance for loan losses was $4.7 million, or 1.71% of loans and loans held for sale, at December 31, 1996, compared to $3.8 million, or 2.75% of loans and loans held for sale, at December 31, 1995. The allowance for loan losses amounted to 122.1% of non-performing loans at December 31, 1996, compared to 79.8% of non-performing loans at December 31, 1995. During 1996, the Bank acquired $1.7 million of loan loss allowance from the Branch Acquisition. Non-performing loans totaled $3.9 million at December 31, 1996 and $4.8 million at December 31, 1995. Foreclosed real estate amounted to $493,000 at December 31, 1996, compared to $571,000 at December 31, 1995.

An increase of $9.5 million in bank premises and equipment is attributable to the Branch Acquisitions. Intangible assets decreased $170,000 during 1996. There were no intangible assets resulting from the Branch Acquisitions as $6.6 million of the purchase premium was allocated to fixed assets and $4.2 million of the purchase premium was allocated to residential mortgages based on the fair value of the assets.

Deposits increased $161.7 million during 1996 primarily from the assumption of $144.7 million in deposits from the Branch Acquisitions. Borrowed funds decreased $2.3 million during 1996.

At December 31, 1996, there were $821,000 in unrealized losses, net of tax effects, on investment securities available for sale compared to $440,000 in unrealized losses, net of tax effects, at December 31, 1995. Without these net unrealized losses, book value per share would have been $8.95 at December 31, 1996, and $8.66 at December 31, 1995.

RESULTS OF OPERATIONS
Net interest income increased to $15.2 million in 1996, from $8.6 million in 1995, and $7.7 million in 1994.

Interest and dividend income amounted to $33.8 million in 1996, compared to $19.7 million in 1995, and $14.3 million in 1994. The increases in interest and dividend income in 1996 and 1995 were due to $195.0 million and $63.2 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the Fleet/Shawmut Branch Acquisition and to assets acquired during three transactions in 1995.

Interest and fees on loans increased to $20.0 million in 1996 from $11.2 million in 1995 and $9.4 million in 1994, primarily as a result of a higher volume of average loans outstanding. The yield on average loans was adversely affected as a result of restructuring agreements the Bank entered into with certain borrowers whose financial condition had deteriorated. These restructurings included modification of the interest rates being paid by the borrowers and resulted in the Bank foregoing interest amounting to $158,000, $103,000, and $104,000, for 1996, 1995, and 1994, respectively.

Interest and dividends from investment securities, increased to $13.6 million in 1996, from $8.4 million in 1995, and $4.8 million in 1994. The increases in 1996 and 1995 were due primarily to an increase in funds invested in mortgage-backed securities. Interest on short-term investments amounted to $154,000 in 1996, $152,000 in 1995, and $52,000 in 1994.

Interest expense amounted to $18.6 million in 1996, $11.1 million in 1995, and $6.6 million in 1994. The Bank's average cost of funds was 4.51% in 1996, compared to 4.66% in 1995, and 3.66% in 1994. Interest on deposits increased to $10.4 million for 1996 from $5.5 million for 1995 and $3.9 million for 1994. The increase in deposit interest expense for 1996, was due to a $124.2 million increase in average interest-bearing deposits and a 2 basis point increase in deposit yield paid compared to 1995. Deposit interest expense increased by $1.6 million in 1995 compared to 1994. The 1995 deposit expense increase is attributable to the effect of interest rate increases by the Federal Reserve Board on prevailing market interest rates paid by banks and their non-bank competitors.

Interest on borrowed funds increased to $8.2 million for 1996, from $5.6 million for 1995 and $2.6 million in 1994. The increase in interest expense on borrowed funds for 1996 was due to a $49.0 million increase in average borrowed funds offset by a 19 basis point decrease in yield paid on borrowed funds compared to the same period in 1995. As mentioned above, the Bank has leveraged its capital by borrowing funds and investing in mortgage-backed securities. Interest expense on borrowed funds increased $3.0 million in 1995 over 1994 as the Bank increased average borrowed funds by $46.9 million and average rates paid increased by 54 basis points.

The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

Rate-Volume Analysis
(Dollars in thousands)


                                               1996 Compared to 1995             1995 Compared to 1994
                                                 Increase (Decrease)              Increase (Decrease)
                                           -----------------------------    ------------------------------
                                                           Variance                          Variance
                                                            due to                            due to
                                                      ------------------                ------------------
                                           Total                             Total
                                           Change      Volume     Rate       Change      Volume      Rate
                                           -------    -------   --------    --------    -------    -------
INCOME FROM INTEREST-EARNING ASSETS
Loans and loans held for sale:
 Real estate                               $ 7,203    $ 7,768      $(565)     $1,492     $1,237     $  255
 Other                                       1,607      1,732       (125)        252        207         45
                                           -------    -------      -----      ------     ------     ------
  Total loans                                8,810      9,500       (690)      1,744      1,444        300
Short-term investments                           2         39        (37)        100         21         79
Investment securities                        5,220      5,195         25       3,592      2,903        689
                                           -------    -------      -----      ------     ------     ------
  Total interest and dividend income        14,032     14,734       (702)      5,436      4,368      1,068
                                           -------    -------      -----      ------     ------     ------
EXPENSE ON INTEREST-BEARING LIABILITIES
DEPOSITS:
 NOW                                           268        279        (11)         39         40        (1)
 Savings                                     1,061      1,087        (26)        209         63        146
 Money market                                  112        107          5         (42)       (89)        47
 Time                                        3,463      3,415         48       1,407        526        881
                                           -------    -------      -----      ------     ------     ------
  Total interest on deposits                 4,904      4,888         16       1,613        540      1,073
Borrowed funds                               2,542      2,735       (193)      2,977      2,679        298
                                           -------    -------      -----      ------     ------     ------
  Total interest expense                     7,446      7,623       (177)      4,590      3,219      1,371
                                           -------    -------      -----      ------     ------     ------
Net interest income                        $ 6,586    $ 7,111      $(525)     $  846     $1,149     $ (303)
                                           =======    =======      =====      ======     ======     ======

PROVISION FOR LOAN LOSSES
The provision for loan losses represents the charge to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb reasonably foreseeable loan losses in the loan portfolio. If the economy or real estate values in the Bank's market area decline, additional provisions could be necessary.

The provision for loan losses was $75,000 in 1996, $525,000 in 1995, and $807,000 in 1994. These provisions were the result of the Bank's internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

OTHER INCOME
The Company's other income totaled $4.0 million in 1996, $1.8 million in 1995, and $1.0 million in 1994. Customer service fees amounted to $1.6 million in 1996, $995,000 in 1995, and $789,000 in 1994, respectively. The increase in 1996 is due to an increase in the Bank's deposit customer base as a result of nine branches acquired during 1995 and 1996. Gains on sales of loans increased to $2.1 million in 1996, from $793,000 in 1995 and $99,000 in 1994. The increases in 1996 and in 1995 are attributable to the volume generated by the Bank's mortgage banking subsidiary.

In 1996, the Bank sold investments for net losses of $19,000 compared to net losses of $231,000 and $1,000 in 1995 and 1994, respectively.

OPERATING EXPENSES
Operating expenses totaled $13.7 million in 1996, $6.8 million in 1995, and $6.2 million in 1994. The Bank's efficiency ratio (operating expenses, exclusive of expenses associated with OREO, divided by net interest income and non-interest income) was 70.9%, 64.3%, and 60.4% for the years ended 1996, 1995, and 1994, respectively. The 1995 increase is attributable to the effect of the initial year's operations of PMC. The 1996 increase is attributable to non-recurring costs associated with the Branch Acquisitions and to operating losses generated by PMC.

Salaries and benefits expense amounted to $7.6 million in 1996, $3.5 million in 1995, and $2.4 million in 1994. The 1996 increase is primarily attributable to the increased size of the Bank, the first full year of operations of the Bank's mortgage banking subsidiary and the significant increase in mortgage origination volume. Occupancy and equipment expenses amounted to $1.5 million in 1996, $734,000 in 1995, and $589,000 in 1994. The 1996 increase was primarily due to nine branches acquired during 1995 and 1996.

Data processing fees increased to $950,000 in 1996 compared to $241,000 in 1995 and $291,000 in 1994. This increase was attributable to branch acquisitions and the Bank's out-sourcing of item processing. Professional fees amounted to $614,000 in 1996, $430,000 in 1995, and $451,000 in 1994. The Bank uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $206,000 in 1996, $100,000 in 1995 and $139,000 in 1994. Other professional fees amounted to $408,000, $330,000, and $312,000 for 1996, 1995, and 1994, respectively.

The Bank incurred OREO expenses totaling $59,000 in 1996, $142,000 in 1995, and $935,000 in 1994. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $204,000, $282,000, and $528,000 for 1996, 1995, and 1994, respectively. The Bank recognized net gains on sales of OREO of $145,000 and $140,000 in 1996 and 1995, respectively. The Bank recognized or provided for losses on OREO amounting to $407,000 in 1994. The differences in year-to-year amounts is attributable to decreases in OREO volumes. Due to the level of non-performing loans at December 31, 1996, foreclosures are likely to continue in 1997. The level of OREO expenses cannot be reasonably estimated since the holding period for OREO is difficult to predict and depends upon the nature of the foreclosed property and opportunities for disposition.

Other general and administrative expenses amounted to $2.9 million in 1996, $1.7 million in 1995, and $1.5 million in 1994. Deposit insurance expense was $9,000 in 1996, compared to $213,000 in 1995, and $380,000 in 1994. The fluctuations were primarily the result of changes in the FDIC insurance assessment rate. Amortization of intangible assets increased to $249,000 from $87,000 in 1995 and $31,000 in 1994. The Bank increased advertising expense to $717,000 in 1996, from $402,000 in 1995, and $200,000 in 1994, as it sought to re-establish market visibility after years of diminished spending. The 1996 expense also reflected added costs of breaking into new markets acquired as a result of the Branch Acquisitions. Insurance expense amounted to $103,000 in 1996, $92,000 in 1995, and $127,000 in 1994. Finally various other categories of other operating expenses increased to $1.8 million during 1996 compared to $960,000 and $802,000 in 1995 and 1994, respectively, due to the Bank's increase in size and the growing operations of its mortgage banking subsidiary.

INCOME TAXES
The Bank recorded income tax expense of $1.9 million and $829,000 in 1996 and 1995, respectively, compared to tax benefits of $240,000 for 1994, respectively.

At January 1, 1993, the Bank had $2.3 million of available income tax benefits. However, because of the Bank's then recent significant operating losses as well as the general economic conditions that existed in its market area, the Bank assumed at that time that it would be unlikely that any benefit would be realized. As a result of its subsequent return to operating profitability, reduction in non-performing assets, strengthened financial condition, and expectation of future taxable income, the Bank recognized $136,000, $410,000, and $842,000 of these income tax benefits against future income expected to be earned prior to the expiration date of such tax benefits during 1996, 1995 and 1994, respectively.

If economic conditions deteriorate whereby the anticipated future earnings do not materialize, the recognition of these income tax benefits will be reversed to the extent unrealized. At December 31, 1996, there were $159,000 of additional income tax benefits that could be recognized if future earnings during the carryforward period exceed the amount anticipated by the Bank. However, based upon the nature of the remaining tax benefits available for future realization at December 31, 1996, the Bank anticipates that no such benefits will actually be recognized after December 31, 1996.

The available tax benefits that the Bank anticipates will not be recognized relate to state tax loss carryforwards and federal tax capital loss carryforwards. Such state loss carryforwards arose in the Bank's subsidiaries that are engaged in the management of other real estate owned. The Bank anticipates that such state loss carryforwards are not likely to be offset by future operating income in those subsidiaries. The Bank does not expect to generate income qualifying for capital gains treatment within the permissible federal tax loss carryforward period.

CASH FLOWS
Cash flows from operating activities during 1996, 1995 and 1994 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions for loan losses and write-downs of other real estate owned, (2) the effects of deferred tax provisions, benefits, and recognition of tax assets under SFAS 109, (3) depreciation and amortization, and (4) loans originated for sale and subsequently sold. Operating activities resulted in cash outflows of $14.4 million and $1.5 million in 1996 and 1995, respectively, and provided cash inflows of $6.9 million for the year ended December 31, 1994.

The Bank's deployment of cash flows, provided by increased deposits in 1996 and by borrowed funds in 1995 and 1994, into investment securities, primarily mortgage-backed securities, was the primary reason for the Bank's positive cash flows from financing activities and negative cash flows from investing activities. This corresponds with the Bank's strategy of using borrowed funds to leverage its capital profitably.

The Bank deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $25.8 million, $63.0 million, and $40.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. This largely explains the Bank's net cash flows used in investing activities of $7.3 million, $43.8 million, and $44.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

The Bank funded these investment purchases through an increase in deposits of $17 million in 1996 and borrowed funds, net of repayments amounting to $48.7 million, and $42.6 million for the years ended December 31, 1995 and 1994, respectively. This largely explains the Bank's net cash flows provided by financing activities of $22.9 million, $49.1 million, and $39.4, million for
the years ended December 31, 1996, 1995 and 1994, respectively.   The Bank also
funded these investment purchases through deployment of $20.7 million and $24.1 million in cash received during acquisition transactions in 1996 and 1995, respectively.

During 1996 and 1995, the Bank experienced net cash inflows from deposits of $17.0 million and $381,000. The increase in 1996 is primarily the result of new municipal deposit products. During 1994, the Bank experienced net cash outflows from deposits of $3.3 million as the Bank was affected by its decision not to compete on deposit interest rates offered by local community credit unions.

During 1996, the Bank assumed liabilities in the Branch Acquisitions of $145.5 million. In 1995, the Bank assumed liabilities in acquisition transactions amounting to $40.7 million.

ASSET/LIABILITY MANAGEMENT
The earnings of most banking institutions are influenced by interest rate fluctuations because their balance sheets, both assets and liabilities, are predominantly interest-bearing. The objective of the Bank's asset/liability management is to prudently minimize the interest rate risk of its assets and liabilities. Nonetheless, the Bank, by its very nature, will always be in the business of taking on interest rate risk. It is the responsibility of the Bank's Investment Committee, under the authority of the Board of Directors, to oversee the Bank's management of interest rate risk.

One of the tools used by management to monitor interest rate sensitivity is gap analysis. Gap analysis involves comparing the difference or "gap" between interest-earning assets and interest-bearing liabilities that mature or reprice during a specific period of time. These differences are a primary component of the risk to net interest income. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net income. Conversely, during a period of falling interest rates, a negative gap position theoretically would tend to result in an increase in net interest income.

In addition, the Bank analyzes the cumulative amount of the excess or deficiency of rate-sensitive assets over rate-sensitive liabilities during a specified period of time. This method, known as cumulative gap analysis, is demonstrated in the interest rate sensitivity table below. At December 31, 1996, the cumulative one-year gap was a positive $39.0 million or 7.9% of total assets.

The following table sets forth a comparison of the carrying value of the Bank's rate sensitive assets and liabilities at December 31, 1996, for the intervals indicated. The table does not include non-interest earning assets or non-interest bearing deposit accounts. Mortgage-backed securities are allocated based upon expected maturities. NOW, savings, and money market deposit accounts are allocated with FDIC guidelines for interest rate risk management.

Gap Analysis
(Dollars in thousands)

                                                                                     At  December 31, 1996
                                                             --------------------------------------------------------------------
                                                             One Year      1-2         2-3        3-5       Over 5
                                                              or Less     Years       Years      Years      Years        Total
                                                             --------   ---------   ---------   ---------   ---------   ---------
ASSETS SUBJECT TO INTEREST RATE ADJUSTMENT:
Short-term investments                                       $     10   $       -    $      -    $      -    $      -    $     10
Investment securities                                         164,045       2,286       1,299      13,800       2,765     184,195
Adjustable-rate loans                                          99,948      12,562      15,376      11,067       2,585     141,538
Fixed-rate loans                                               39,137       5,035       7,016       8,300      75,546     135,034
                                                             --------    --------    --------    --------     -------    --------
  Total                                                       303,140      19,883      23,691      33,167      80,896     460,777
                                                             --------    --------    --------    --------     -------    --------
LIABILITIES SUBJECT TO INTEREST RATE ADJUSTMENT:
NOW                                                            12,602       8,402       4,201      16,804           -      42,009
Savings                                                        28,639      19,093       9,546      38,186           -      95,464
Money market                                                   12,714       4,238       4,238           -           -      21,190
Term deposits                                                 106,809      20,763       7,287       4,702         115     139,676
Borrowed funds                                                103,420      20,500           -           -           -     123,920
                                                             --------    --------    --------    --------     -------    --------
  Total                                                       264,184      72,996      25,272      59,692         115     422,259
                                                             --------    --------    --------    --------     -------    --------
Excess (deficiency) of rate-sensitive
  assets over rate-sensitive liabilities                     $ 38,956    $(53,113)   $ (1,581)   $(26,525)    $80,781    $ 38,518
                                                             ========    ========    ========    ========     =======    ========
Cumulative excess (deficiency) of
  rate-sensitive assets over rate-sensitive liabilities      $ 38,956    $(14,157)   $(15,738)   $(42,263)    $38,518
                                                             ========    ========    ========    ========     =======
As a percent of total assets                                    7.85%     (2.85)%     (3.17)%     (8.52)%       7.76%
                                                             ========    ========    ========    ========     =======


Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

The Bank further enhances this gap analysis by using a computer based asset/liability management simulation model. This model measures changes in net interest income by projecting the future composition of the Bank's interest-earning assets and interest- bearing liabilities and assessing the effect of rising, flat, and declining interest rate scenarios within a two year horizon. The simulation model allows the Bank to measure the effects of changing interest rate environments on net interest margins, net income, capital, and liquidity. In response to such analysis, the Bank seeks to adjust its assets and liabilities to diminish the future possible adverse effects of extreme changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES
Liquidity is the ability of the Bank to have sufficient cash reserves and cash equivalents to meet current and future loan commitments and reasonable deposit withdrawals. Management monitors its liquidity requirements so as to meet reasonable funding needs. The Bank's principal sources of liquidity are customer deposits, amortization and repayment of loan principal, interest and dividends on loans and investments, maturity or sale of investment securities, collateralized borrowings from the Federal Home Loan Bank and proceeds from the sale of loans. In addition to the aforementioned sources of funds, the Bank, as a member of the Depositors Insurance Fund, has the ability to borrow from the Fund for short-term cash needs by pledging certain assets.

The Company and the Bank are required to meet certain minimum regulatory capital requirements. Banks that are highly rated must maintain a minimum leverage ratio of Tier 1 (or core) capital to total assets of at least 3.00%. All other banks must maintain a minimum leverage ratio that is at least 4.00%. Banks are also required to maintain minimum risk-based capital ratios of Tier 1 and qualifying total capital to risk-weighted assets of 4.00% and 8.00%, respectively.

Tier 1 capital or core capital consists of common stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year.

The Company had a Tier 1 leverage ratio of 6.01%, a risk-weighted Tier 1 ratio of 12.31% and a total risk-based capital ratio of 13.56% at December 31, 1996. The Bank had a Tier 1 leverage ratio of 6.04%, a risk-weighted Tier 1 ratio of 12.38% and a total risk-based capital ratio of 13.64% at December 31, 1996.

NON-PERFORMING ASSETS
The Bank considers loans to be non-performing when doubt exists as to the ultimate collection of interest or principal. Such loans are placed on non-accrual status and related accrued interest is charged off against current period interest income. In addition, the Bank considers certain restructured loans to be non-performing until the borrower demonstrates a sustained payment performance usually for a minimum of six months.

The following table sets forth the Bank's non-performing assets at December 31, 1996, 1995, and 1994:


                                  1996      1995     1994
                                  ----      ----     ----
                                   (Dollars in thousands)
Non-performing loans:
 Mortgage loans                    $3,816   $4,725   $2,198
 Commercial loans                      45       37       30
 Consumer loans                         2       14       26
                                   ------   ------   ------
                                    3,863    4,776    2,254
Other real estate owned, net          493      571    3,310
                                   ------   ------   ------
Non-performing assets              $4,356   $5,347   $5,564
                                   ======   ======   ======

At December 31, 1996, there were no individual non-performing assets with a balance greater than $1.0 million.

Included in OREO at December 31, 1994 are properties that have been substantively repossessed, totaling $2.5 million. Prior to the Bank's adoption of SFAS 114, a troubled real estate loan was deemed an in-substance foreclosure when it was determined that the borrower had little or no equity in the underlying collateral and the Bank expected repayment only from the sale or operation of the collateral. Property that has been acquired by foreclosure or substantively repossessed was valued at the lower of the loan balance or the fair value of the property less estimated costs to sell. With the adoption of SFAS 114 on January 1, 1995, $2.5 million of loans previously classified as OREO were reclassified as non-performing loans. At December 31, 1996, $85,000 of these loans were included in non-performing loans. The decline in the balance of such loans is primarily due to actual foreclosures of the properties securing these loans. If prior periods had been restated for the adoption of SFAS 114, non-performing loans would have amounted to $4.7 million at December 31, 1994. Additionally, the Bank of Taunton transaction resulted in the Bank's acquisition of $599,000 in non-performing assets. No non-performing assets were acquired at the time of the Branch Acquisitions.

Non-accrual loans amounted to $3.9 million, $4.8 million and $2.3 million at December 31, 1996, 1995, and 1994, respectively. For December 31, 1996, interest income that would have been recorded if the non-accrual loans had been current was $357,000 and the interest income that was included in net income for the period was $261,000. Included in non-performing loans were troubled debt restructurings which amounted to $2.3 million, $1.3 million, and $1.2 million at December 31, 1996, 1995, and 1994, respectively. For 1996, interest income that would have been recorded under the original terms of the restructured loans was $222,000. Interest income that was recognized for the same period amounted to $64,000. In addition, the Bank had troubled debt restructurings totaling $355,000, $631,000 and $1.0 million at December 31, 1996, 1995, and 1994, respectively, that were accounted for on the accrual basis as they performed under the restructured terms for a reasonable period, and the current interest rate approximates a market interest rate. A troubled debt restructuring is a loan on which the Bank has reduced the rate of interest to a below-market rate or has forgiven all or part of the interest income or part of the principal balance of the loan due to the borrower's financial condition, including reduced cash flow, reduced collateral value or other conditions that impair the borrower's ability to repay the loan according to the original terms.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses has been established to absorb reasonably foreseeable losses inherent in the loan portfolio. The provision to and the level of the allowance are evaluated on a periodic basis by management and the Board of Directors. These provisions were the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. Considering this review, the Bank establishes the adequacy of its allowance and necessary additions are charged to earnings through the provision for loan losses. The allowance is an estimate. Ultimate losses may vary from current estimates and additions to the allowance may be necessary. In addition, regulatory agencies, as part of the examination process, review the Bank's allowance and may require the Bank to provide additions to the allowance based on their assessment, which may differ from management's.

The Bank's allowance for loan losses at December 31, 1996 and 1995, was $4.7 million and $3.8 million, respectively. The Bank's ratio of its allowance for loan losses to total loans and loans held for sale at December 31, 1996 and 1995 was 1.7% and 2.8%, respectively. The Bank's ratio of its allowance for loan losses to non-performing loans at December 31, 1996 and 1995 was 122.1% and 79.8%, respectively.

Management believes the allowance for loan losses was adequate at December 31, 1996, to absorb reasonably foreseeable loan losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional charge-offs and an increase in the allowance for loan losses could result.

IMPACT OF INFLATION
The consolidated financial statements and the consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles that require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS
In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan." The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. SFAS 114 is applicable to all creditors and to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities.

SFAS 114 also limits the classification of loans as in-substance foreclosures to situations where the creditor actually receives physical possession of the debtor's assets. This provision resulted in the reclassification of certain loans accounted for as in-substance foreclosures from other real estate owned to loans. In practice, most such loans would be considered by the Bank to be non-performing. If SFAS 114 had been in effect at December 31, 1994, loans would have increased by $2.5 million and other real estate owned would have decreased by the same amount in the balance sheet. The Bank adopted SFAS 114 on January 1, 1995 and reclassified $2.5 million of in-substance foreclosures to loans. At December 31, 1996, $85,000 of these loans were included in non-performing loans. The $2.4 million decline in the balance of such loans is primarily due to actual foreclosures of the properties securing these loans. The adoption of SFAS 114 had no significant effect on the Bank's income statement during 1996 or 1995.

In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to remain with the accounting in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The disclosure requirements of this Statement are effective for the Company's consolidated financial statements for the year ended December 31, 1996. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 13.)

In November 1995, the FASB issued a guide to implementation of SFAS 115. In that guidance, the FASB allowed enterprises to reassess the appropriateness of their classification of securities and make necessary reclassifications by December 31, 1995. As a result of this implementation guidance, the Bank reclassified all of its investment securities as available for sale in the fourth quarter of 1995. This resulted in the reclassification of $54.0 million of investment securities. The Bank believes this reclassification will allow greater flexibility in its asset/liability and liquidity management.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The accounting and reporting standards of this Statement are based on a financial components approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes only financial and servicing assets it controls and liabilities it has incurred. Liabilities incurred will be initially recognized at fair value, if practicable. Financial assets are derecognized when control has been surrendered, and liabilities are derecognized when extinguished. The determination of whether control over a financial asset has been surrendered is based on meeting specific criteria as defined in the Statement.

The Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and impacts the accounting for various transactions including the servicing of financial assets, securitizations, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, and transfers of receivables with recourse.

The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied on a prospective basis. In December 1996, the FASB voted to defer for one year the provisions of the Statement that relate to secured borrowings and collateral.

Management is currently evaluating the impacts of the Statement on its secured borrowings such as repurchase agreements but does not expect, based on the general terms of its current agreements, that the Statement will significantly change its accounting for similar transactions in the future. Other provisions of the Statement will not, in management's opinion, have a significant impact on the consolidated financial statements.

                          Consolidated Balance Sheets



                                                                                                   December 31,
                                                                                             -----------------------
                                                                                                1996         1995
                                                                                                ----         ----
                                                                                              (Dollars in thousands)
ASSETS
Cash and cash equivalents                                                                        $12,478     $11,303
Investment securities (Notes 3 and 9)                                                            192,517     166,709
Loans held for sale                                                                               25,612       5,272
Loans                                                                                            250,911     133,591
  Less allowance for loan losses                                                                 (4,716)     (3,813)
                                                                                              ----------  ----------
    Loans, net (Notes 4, 9, and 15)                                                              246,195     129,778
                                                                                              ----------  ----------
Other real estate owned, net (Note 5)                                                                493         571
Banking premises and equipment, net (Note 6)                                                      13,034       3,578
Accrued interest receivable                                                                        2,888       2,104
Deferred income taxes (Note 7)                                                                       550       1,826
Intangible assets (Note 2)                                                                         1,338       1,508
Due from broker                                                                                        -         938
Other assets                                                                                       1,028         853
                                                                                              ----------  ----------
      Total assets                                                                              $496,133    $324,440
                                                                                              ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)                                                                               $336,238    $174,583
Borrowed funds (Note 9)                                                                          123,920     126,245
Mortgagors' escrow accounts                                                                          973         494
Accrued interest payable                                                                           1,114         843
Accrued expenses (Note 12)                                                                         1,941       1,653
Other liabilities                                                                                    883         945
                                                                                              ----------  ----------
      Total liabilities                                                                          465,069     304,763
                                                                                              ----------  ----------
Commitments and contingencies (Note 10)

Stockholders' equity (Notes 2, 11, 13, 14, and 17):
  Serial preferred stock - par value $0.10 per share; authorized
    10,000,000 shares, none issued                                                                     -           -
  Common stock - par value $0.10 per share; authorized 20,000,000 shares;
    issued and outstanding 3,562,970 and 2,324,007 shares                                            356         232
  Additional paid-in capital                                                                      22,967      14,015
  Retained earnings                                                                                8,562       5,870
                                                                                              ----------  ----------
                                                                                                  31,885      20,117
  Net unrealized loss on securities available for sale, after tax effects (Notes 3 and 7)          (821)       (440)
                                                                                              ----------  ----------
    Total stockholders' equity                                                                    31,064      19,677
                                                                                              ----------  ----------
    Total liabilities and stockholders' equity                                                  $496,133    $324,440
                                                                                              ==========  ==========

See accompanying notes to consolidated financial statements.

                       Consolidated Statements of Income


                                                                         Years Ended December 31,
                                                                ------------------------------------------
                                                                     1996          1995           1994
                                                                     ----          ----           ----
                                                               (Dollars in thousands, except per share data)
Interest and dividend income:
  Interest and fees on loans                                           $19,993       $11,183        $9,439
  Interest on short-term investments                                       154           152            52
  Interest and dividends on investment securities                       13,614         8,394         4,802
                                                                  ------------  ------------  ------------
    Total interest and dividend income                                  33,761        19,729        14,293
                                                                  ------------  ------------  ------------
Interest expense:
  Interest on deposits                                                  10,435         5,531         3,918
  Interest on borrowed funds                                             8,160         5,618         2,641
                                                                  ------------  ------------  ------------
    Total interest expense                                              18,595        11,149         6,559
                                                                  ------------  ------------  ------------
Net interest income                                                     15,166         8,580         7,734
Provision for loan losses (Note 4)                                          75           525           807
                                                                  ------------  ------------  ------------
Net interest income, after provision for loan losses                    15,091         8,055         6,927
                                                                  ------------  ------------  ------------
Other income:
  Customer service fees                                                  1,573           995           789
  Losses on sales of investment securities, net                            (19)         (231)           (1)
  Gains on sales of loans,  net                                          2,100           793            99
  Gains on sales of banking premises and equipment                         162             -             -
  Miscellaneous                                                            215           198           146
                                                                  ------------  ------------  ------------
    Total other income                                                   4,031         1,755         1,033
                                                                  ------------  ------------  ------------
Operating expenses:
  Salaries and employee benefits (Notes 12 and 13)                       7,644         3,499         2,420
  Occupancy and equipment (Notes 6 and 10)                               1,469           734           589
  Data processing                                                          950           241           291
  Professional fees                                                        614           430           451
  Other real estate owned, net (Note 5)                                     59           142           935
  Other general and administrative                                       2,942         1,741         1,540
                                                                  ------------  ------------  ------------
    Total operating expenses                                            13,678         6,787         6,226
                                                                  ------------  ------------  ------------
Income before income taxes                                               5,444         3,023         1,734
Provision (benefit) for income taxes (Note 7)                            1,885           829          (240)
                                                                  ------------  ------------  ------------
Net income                                                              $3,559        $2,194        $1,974
                                                                  ============  ============  ============

Weighted average equivalent shares outstanding- primary              3,259,794     2,413,922     2,338,274
Weighted average equivalent shares outstanding- fully diluted        3,267,890     2,523,135     2,338,274
Net income per share:
  Primary                                                                $1.09         $0.91         $0.84
  Fully diluted                                                           1.09          0.87          0.84

See accompanying notes to consolidated financial statements.

           Consolidated Statements of Changes in Stockholders' Equity



                                                              Years Ended December 31, 1996, 1995, and 1994
                                                        -------------------------------------------------------------
                                                                                          Net Unrealized
                                                                                          Gain (Loss) on
                                                                  Additional                Securities
                                                         Common     Paid-in     Retained    Available
                                                         Stock      Capital     Earnings     for Sale        Total
                                                        --------  ----------   ---------  --------------   ---------
                                                                       (Dollars in thousands)
Balance at December 31, 1993                                $230    $13,900      $1,795              $46      $15,971
Net income                                                     -          -       1,974                -        1,974
Exercise of stock warrants                                     -          4           -                -            4
Change in net unrealized gain (loss) on
  securities available for sale, after tax effects             -          -           -             (974)        (974)
                                                        --------   --------   ---------       ----------    ---------
Balance at December 31, 1994                                 230     13,904       3,769             (928)      16,975
Net income                                                     -          -       2,194                -        2,194
Exercise of stock warrants                                     2         99           -                -          101
Exercise of stock options                                      -         12           -                -           12
Cash dividends declared ($.04 per share)                       -          -         (93)               -          (93)
Change in net unrealized gain (loss) on
  securities available for sale, after tax effects             -          -           -              488          488
                                                        --------   --------   ---------       ----------    ---------
Balance at December 31, 1995                                 232     14,015       5,870             (440)      19,677
Net income                                                     -          -       3,559                -        3,559
Exercise of stock warrants                                    18        887           -                -          905
Exercise of stock options                                      9        625           -                -          634
Issuance of common stock                                      97      7,440           -                -        7,537
Cash dividends declared ($0.27 per share)                      -          -        (867)               -         (867)
Change in net unrealized gain (loss) on
  securities available for sale, after tax effects             -          -           -             (381)        (381)
                                                        --------   --------   ---------       ----------    ---------
Balance at December 31, 1996                                $356    $22,967      $8,562            $(821)     $31,064
                                                        ========   ========   =========       ==========    =========

See accompanying notes to consolidated financial statements.

                     Consolidated Statements of Cash Flows


                                                                                                      Years Ended December 31,
                                                                                                   -----------------------------
                                                                                                     1996       1995       1994
                                                                                                     ----       ----       ----
                                                                                                        (Dollars in thousands)
Cash flows from operating activities:
  Net income                                                                                         $3,559     $2,194     $1,974
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Provision for loan losses                                                                            75        525        807
    Depreciation and amortization                                                                     1,516        420        503
    Gains on sales of banking premises and equipment                                                   (162)         -          -
    Losses on sales of investment securities, net                                                        19        231          1
    Loans originated for sale                                                                      (173,082)   (28,200)    (6,422)
    Principal balance of loans sold                                                                 152,742     22,927      9,716
    Write-downs, provisions, and net gain on sales of other real estate owned, net                     (145)      (140)       407
    Deferred tax (benefit) provision                                                                  1,500        826       (274)
    Change in other assets, net of other  liabilities                                                  (435)      (263)       214
                                                                                                -----------  ---------  ---------
      Net cash provided (used) by operating activities                                              (14,413)    (1,480)     6,926
                                                                                                -----------  ---------  ---------
Cash flows from investing activities:
  Cash and cash equivalents received through acquisitions                                            20,664     24,054          -
  Proceeds from sales of investment securities available for sale                                    82,983     76,529     18,987
  Proceeds from maturities of investment securities available for sale                                2,000          -      1,450
  Proceeds from maturities of investment securities held to maturity                                      -          -      1,500
  Proceeds from amortization of mortgage-backed securities                                           38,779     19,714     13,302
  Purchase of investment securities available for sale                                             (149,545)  (158,220)   (41,273)
  Purchase of investment securities held to  maturity                                                     -       (995)   (34,851)
  Loan (originations and purchases) amortization and payoffs, net                                    (1,772)    (5,161)    (6,148)
  Proceeds from sale of other real estate owned                                                       1,118      1,755      2,757
  Disbursements for other real estate owned                                                               -        (15)      (160)
  Payments received on other real estate owned                                                            -          -        576
  Proceeds from sale of banking premises and equipment                                                  424          -          -
  Additions to banking premises and equipment, net                                                   (1,929)    (1,455)      (199)
                                                                                                -----------  ---------  ---------
      Net cash used in investing  activities                                                         (7,278)   (43,794)   (44,059)
                                                                                                -----------  ---------  ---------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                                                16,952        381     (3,257)
  Net (decrease) increase in borrowings with maturities of three months or less                     (52,295)    10,065     20,630
  Proceeds from issuance of borrowings with maturities in excess of three months                     99,520     62,600     24,950
  Repayment of borrowings with maturities in excess of three months                                 (49,550)   (24,000)    (3,000)
  Increase (decrease) in mortgagors' escrow accounts                                                     30        (41)        80
  Proceeds from issuance of common stock                                                              7,537          -          -
  Proceeds from exercise of stock warrants and options                                                1,539        113          4
  Cash dividends                                                                                       (867)       (93)         -
                                                                                                -----------  ---------  ---------
      Net cash provided by financing  activities                                                     22,866     49,025     39,407
                                                                                                -----------  ---------  ---------
Net increase in cash and cash equivalents                                                             1,175      3,751      2,274
Cash and cash equivalents at beginning of year                                                       11,303      7,552      5,278
                                                                                                -----------  ---------  ---------
Cash and cash equivalents at end of year                                                            $12,478    $11,303     $7,552
                                                                                                ===========  =========  =========
Supplementary information:
  Interest paid on deposit accounts and borrowed funds                                              $18,324    $10,900     $6,312
  Income taxes paid (refunded), net                                                                      25         35        (42)
  Transfers from loans to other real estate  owned                                                      895      1,361      2,184
  Transfer from other real estate owned to banking premises and equipment                                 -        150          -
  Transfers from other real estate owned to loans                                                         -      2,460          -
  Transfers from investment securities available for sale to investment
    securities held to maturity                                                                           -          -     17,108
  Transfers from investment securities held to maturity to investment
    securities held for sale                                                                              -     53,963          -
  Increase (decrease) in due from broker                                                               (938)       938          -
  Assets acquired in acquisitions of bank and branches                                              124,845     16,622          -
  Liabilities assumed in acquisitions of bank and branches                                          145,509     40,676          -

See accompanying notes to consolidated financial statements.

                   Notes to Consolidated Financial Statements


1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION
The consolidated financial statements include the accounts of People's Bancshares, Inc. (the "Company") and its wholly owned subsidiary, People's Savings Bank of Brockton (the "Bank"). The Bank formed the Company as a subsidiary of the Bank on March 31, 1995 and completed a reorganization on February 8, 1996, where the Company became the Bank's parent company. The Bank's wholly owned subsidiaries PECO Inc., Longworth Inc., and G.B.L., Inc. engage primarily in the management and sale of other real estate owned. People's Mortgage Corporation, organized in March 1995, engages in mortgage banking and PSB Security Corporation I, organized in February 1996, engages in the purchase and sale of investment securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the valuation reserve on deferred tax assets.

BUSINESS
The Bank provides a variety of financial services to individuals and small businesses through its fourteen offices in southeastern Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

RECLASSIFICATIONS
Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include amounts due from banks and short-term investments purchased with maturities of three months or less.

INVESTMENT SECURITIES
Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments classified as "available for sale" are reflected at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effects.

Restricted equity securities are reflected at cost. Purchase premiums and discounts are amortized to earnings by a method that approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are computed by the specific identification method.

In November 1995, the Financial Accounting Standards Board ("FASB") issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, the amortized cost of securities held to maturity that were transferred to available for sale amounted to $54.0 million, and the related unrealized loss amounted to $626,000.

For regulatory purposes, unrealized gains or losses on debt securities available for sale, after tax effects, are not recognized in capital.

LOANS
The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in southeastern Massachusetts. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and construction markets and general economic sectors.

Interest on loans is recognized on a simple interest basis and is not accrued on loans which are impaired or when in the judgment of management the ultimate collectibility of principal or interest is doubtful. Interest income previously accrued on such loans is reversed against current period interest income. Interest on nonaccrual and impaired loans is recorded on a cash basis.

Net deferred loan fees or costs and loan premiums are amortized as an adjustment of the related loan yields using the level interest method. Loans, as reported, have been adjusted by undisbursed amounts on loans in process, net deferred loan fees or costs, loan premiums, and the allowance for loan losses.

Mortgage loans held for sale are carried at the lower of aggregate cost or market value, based upon commitments from investors to purchase loans. Net unrealized losses are recognized in a valuation allowance by charges to earnings, when applicable. Gains and losses on the sale of loans are recognized at the time of sale based upon the difference between the selling price and the carrying value of the loans sold. The Bank sells only whole loans servicing released and, accordingly, does not record mortgage servicing rights.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses has been established to absorb foreseeable losses inherent in the loan portfolio. The provisions for loan losses and the level of the allowance are evaluated periodically by management and the Board of Directors. These provisions are the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. Considering this review, the Bank establishes the adequacy of its allowance and necessary additions are charged to earnings through the provision for loan losses. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an estimate. Ultimate losses may vary from current estimates and future additions to the allowance may become necessary. In addition, regulatory agencies, as an integral part of their examination process, review the Bank's allowance and may require the Bank to provide additions to the allowance based on their assessment, which may differ from management's.

The Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan," on January 1, 1995. Under this statement, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. An insignificant delay or insignificant shortfall in the amount of payments does not constitute impairment. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. All of the Bank's loans that have been identified as impaired have been measured by the fair value of existing collateral. Impaired loans are considered non-accrual loans and are charged off when management believes the collectibility of the loan balance is unlikely.

SFAS 114 is not applicable to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment and loans that are measured at fair value. Accordingly, the Bank has not applied SFAS 114 to its consumer loans which are collectively evaluated for impairment or to loans held for sale.

SFAS 114 also limits the classification of loans as in-substance foreclosures to situations where the creditor actually receives physical possession of the debtor's assets. Accordingly, upon adoption of SFAS 114, the Bank transferred loans previously classified as in-substance foreclosures in the amount of $2.5 million to its impaired loan portfolio. In practice, most such loans are considered by the Bank to be non-performing.

The adoption of SFAS 114 had no effect on the Bank's assessment of the overall adequacy of the allowance for loan losses. The restatement of previously issued financial statements to conform with SFAS 114 is expressly prohibited.

OTHER REAL ESTATE OWNED
Other real estate owned ("OREO") is held for sale. OREO is recorded at the lower of cost or fair value less estimated selling costs and an allowance for losses and consists of properties acquired by foreclosure or by deed-in-lieu of foreclosure. In years prior to 1995, loans meeting the in-substance foreclosure criteria were classified as foreclosed real estate. A troubled real estate loan was deemed an in-substance foreclosure when it was determined that the borrower had little or no equity in the underlying collateral and the Bank expected repayment only from the sale or operation of the collateral. On January 1, 1995, upon adoption of SFAS 114, $2.5 million of in-substance foreclosed assets were reclassified to loans.

OREO properties are initially recorded at the lower of cost or estimated fair value less disposition costs. Costs to administer OREO properties are expensed.

BANKING PREMISES AND EQUIPMENT
Land is carried at cost. Buildings, leasehold improvements, and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter. The costs of maintenance and repairs are charged to earnings when incurred. Major expenditures for betterments are capitalized and depreciated.

INTANGIBLE ASSETS
Intangible assets are comprised of organizational costs, deposit premium intangible, and goodwill. Organizational costs and goodwill are amortized using straight-line amortization methods over 5 and 15 years, respectively. Deposit premium intangibles are amortized over 8 years using accelerated amortization methods.

RETIREMENT PLAN
The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

STOCK COMPENSATION PLANS
In October, 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to remain with the accounting in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The disclosure requirements of this Statement are effective for the Company's consolidated financial statements for the year ended December 31, 1996. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 13.)

INCOME TAXES
Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

EARNINGS PER SHARE
Earnings per share of common stock is computed using the weighted average equivalent number of shares outstanding during each period. Primary earnings per share computations include common stock and dilutive common stock equivalents attributable to outstanding stock options and warrants. Fully diluted earnings per share computations reflect the higher market price of the Company's common stock at the end of the period and the assumed further dilution applicable to outstanding stock options and warrants.

RECENT ACCOUNTING PRONOUNCEMENT
In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The accounting and reporting standards of this Statement are based on a financial components approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes only financial and servicing assets it controls and liabilities it has incurred. Liabilities incurred will be initially recognized at fair value, if practicable. Financial assets are derecognized when control has been surrendered, and liabilities are derecognized when extinguished. The determination of whether control over a financial asset has been surrendered is based on meeting specific criteria as defined in the Statement.

The Statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, and impacts the accounting for various transactions including the servicing of financial assets, securitizations, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, and transfers of receivables with recourse.

The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied on a prospective basis. In December 1996, the FASB voted to defer for one year the provisions of the Statement that relate to secured borrowings and collateral.

Management is currently evaluating the impacts of the Statement on its secured borrowings such as repurchase agreements but does not expect, based on the general terms of its current agreements, that the Statement will significantly change its accounting for similar transactions in the future. Other provisions of the Statement will not, in management's opinion, have a significant impact on the consolidated financial statements.

2 - ACQUISITIONS
On May 10, 1995, the Bank acquired the Bank of Taunton, A Co-operative Bank ("Bank of Taunton"). The acquisition was effected pursuant to the Plan of Voluntary Supervisory Conversion and Acquisition dated January 24, 1995. Simultaneously with the conversion the Bank of Taunton merged into the Bank and the acquisition was accounted for as a purchase. Bank of Taunton's assets amounted to $17.8 million at acquisition and no goodwill resulted from the transaction.

The Bank assumed $9.7 million in deposits from Haymarket Co-operative Bank in July 1995, and assumed $13.0 million in deposits from the purchase of a branch of the First National Bank of Boston, N.A. located in Mansfield, Massachusetts in September 1995. On March 31, 1995, the Bank purchased the assets of Minuteman Funding Corporation, a mortgage broker located in Andover, Massachusetts and transferred the acquired assets to People's Mortgage Corporation, a newly established wholly owned subsidiary of the Bank.

On March 8, 1996, the Bank acquired five branches ("Branch Acquisitions") from Fleet Bank N.A. and Shawmut Bank N.A. ("Fleet/Shawmut"). At the closing of the Branch Acquisitions on March 8, 1996, the Bank assumed the Fleet/Shawmut Deposits and paid Fleet/Shawmut a premium on the Fleet/Shawmut Deposits. The Fleet/Shawmut Deposits totaled $144.7 million. There were no intangible assets resulting from the Fleet/Shawmut Branch Acquisition as $6.6 million of the purchase premium was allocated to fixed assets and $4.2 million of the purchase premium was allocated to residential mortgages based on the fair value of the assets.

In the Branch Acquisitions, the Bank acquired certain first mortgage residential, commercial and commercial real estate and consumer loans of Fleet/Shawmut (the "Fleet/Shawmut Loans"), as well as the real property owned or leased by Fleet and Shawmut for operation of the Fleet/Shawmut Branches and related automated teller machines, furniture, equipment and other fixed operating assets (the "Fleet/Shawmut Assets").

The Bank acquired the Fleet/Shawmut Loans at face value and the Fleet/Shawmut Assets at a specific purchase price with the exception of furniture, equipment and other fixed assets, which were acquired at book value. The Bank acquired an aggregate of approximately $113.7 million of Fleet/Shawmut Loans. The total purchase price of the Fleet/Shawmut Assets was $1.8 million.

To enable the Company to comply with applicable minimum equity capital or other regulatory requirements following the Branch Acquisitions, the Company offered shares of its common stock at $8.875 per share in a rights offering to shareholders of record as of February 8, 1996 and "standby" purchasers. The Company completed the offering on March 8, 1996 raising net proceeds of $7.5 million through the sale of 968,352 shares.

Intangible assets were recorded as a result of the organization costs of forming People's Mortgage Corporation and People's Bancshares, Inc. as well as the acquisition of Minuteman Funding Corporation, the deposits of the Haymarket Bank branch, and the deposits of Bank of Boston's Mansfield Branch. At December 31, 1996, intangible assets amounted to $1,338,000. Amortization of intangibles amounted to $249,000, $87,000, and $31,000 for 1996, 1995, and
1994, respectively.

3 - INVESTMENT SECURITIES
The following table summarizes investment securities:


                                                       December 31,
                                                  ---------------------
                                                    1996         1995
                                                    ----         ----
                                                  (Dollars in thousands)
Securities available for sale, at fair value        $184,195    $160,582
Restricted equity securities:
  Federal Home Loan Bank of Boston                     7,018       4,823
  Massachusetts Savings Bank Life Insurance            1,304       1,304
                                                    --------    --------
                                                    $192,517    $166,709
                                                    ========    ========

At December 31, 1996, a debt security issued by the FHLB with a carrying value of $1,500,000, a fair value of $1,455,000, and accrued interest receivable of $8,000, has been pledged as collateral for the Bank's treasury, tax and loan accounts. At December 31, 1996, mortgage-backed securities with an amortized cost of $37,520,000, a fair value of $37,345,000, and accrued interest receivable of $273,000 have been pledged as collateral on securities sold under agreements to repurchase.

The following tables summarize the amortized cost and estimated fair value of investment securities:


                                                  December 31, 1996
                                   -----------------------------------------------
                                                 Gross        Gross
                                   Amortized   Unrealized   Unrealized      Fair
                                      Cost       Gains        Losses       Value
                                   ---------   ----------   ----------   ---------
                                              (Dollars in thousands)
Available for sale:
  U.S. Government and federal
    agency obligations              $  2,500         $  -     $   (85)    $  2,415
  Mortgage-backed securities         181,998          315      (1,513)     180,800
  Corporate debt securities            1,000            -         (20)         980
                                    --------         ----     --------    --------
    Total securities available
      for sale                      $185,498         $315     $(1,618)    $184,195
                                    ========         ====     ========    ========

                                                 December 31, 1995
                                  -----------------------------------------------
                                                Gross        Gross
                                  Amortized   Unrealized   Unrealized      Fair
                                     Cost       Gains        Losses       Value
                                  ---------   ----------   ----------   ---------
                                               (Dollars in thousands)
Available for sale:
  U.S. Government and federal
    agency obligations             $  4,499        $  -      $(104)     $  4,395
  Mortgage-backed securities        155,781         260       (799)      155,242
  Corporate debt securities           1,000           -        (55)          945
                                   --------        ----      ------     --------
    Total securities available
      for sale                     $161,280        $260      $(958)     $160,582
                                   ========        ====      ======     ========

The following table summarizes the amortized cost and estimated fair value of investment securities by contractual maturity:

                                           December 31, 1996
                                          --------------------
                                          Amortized     Fair
                                            Cost        Value
                                          ---------    -------
                                        (Dollars in thousands)
After 1 year through 5 years              $  3,500    $  3,395
Mortgage-backed securities                 181,998     180,800
                                          --------    --------
                                          $185,498    $184,195
                                          ========    ========

For the years ended December 31, 1996, 1995, and 1994, proceeds from sales of securities available for sale amounted to $82,983,000, $76,529,000 and $18,987,000, respectively. Gross realized gains amounted to $273,000, $364,000 and $185,000 in 1996, 1995, and 1994, respectively and gross realized losses amounted to $292,000, $595,000, and $186,000 in 1996, 1995, and 1994,
respectively.

4 - LOANS, NET

A summary of the balances of loans follows:


                                                            December 31,
                                                       -----------------------
                                                         1996           1995
                                                         ----           ----
                                                        (Dollars in thousands)
Mortgage loans:
  Residential 1 - 4 family                              $160,730       $ 67,641
  Residential multi-family                                11,217          9,366
  Commercial real estate                                  44,149         30,019
  Construction                                             7,359          8,459
  Equity lines of credit                                  10,297          7,274
                                                        --------       --------
                                                         233,752        122,759
  Less undisbursed amount on loans in process            (1,450)        (3,623)
  Deferred loan origination costs (fees), net               (49)             57
                                                        --------       --------
    Total mortgage loan                                  232,253        119,193
                                                        --------       --------
Other loans:
  Retail installment sale contracts                        1,830          2,620
  Consumer                                                 6,161          2,423
  Commercial lines of credit                               5,622          3,462
  Commercial                                               4,838          5,597
  Education                                                  207            296
                                                        --------       --------
    Total other loans                                     18,658         14,398
                                                        --------       --------
      Total loans                                        250,911        133,591
  Allowance for loan losses                              (4,716)        (3,813)
                                                        --------       --------
      Loans, net                                        $246,195       $129,778
                                                        ========       ========

An analysis of the allowance for loan losses follows:

                                                    Years Ended December 31,
                                                   ---------------------------
                                                    1996       1995      1994
                                                    ----       ----      ----
                                                      (Dollars in thousands)
Balance at beginning of year                      $3,813     $3,194     $3,654
Provision for loan losses                             75        525        807
Loans charged off                                 (1,131)    (1,196)    (1,610)
Recoveries                                           307        143        343
Allowance for loan losses
  acquired in acquisition                          1,652      1,147          -
                                                  -------    ------     ------
Balance at end of year                            $4,716     $3,813     $3,194
                                                  ======     ======     ======

At December 31, 1996 and 1995, premiums on residential mortgage loans acquired in acquisitions included in loans, net amounted to $4,655,000 and $995,000, repectively. Amortization of premiums amounted to $404,000 and $36,000 for 1996 and 1995, respectively.

At December 31, 1996 and 1995, the recorded investment in impaired loans (see
Note 1) totaled $3.9 million and $4.8 million, respectively with a related valuation allowance of $567,000 and $681,000, respectively. There were no impaired loans which did not have a valuation allowance.

For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans amounted to $4.8 million and $5.8 million, respectively. The Bank recognized $261,000 and $182,000, respectively of interest income on impaired loans, during the period that they were impaired, on the cash basis.

Non-accrual loans totaled $3.9 million, $4.8 million, and $2.3 million at December 31, 1996, 1995, and 1994, respectively, including $2.3 million, $1.3 million, and $1.2 million of restructured loans, respectively. Interest earned but not accrued on such loans amounted to $357,000, $629,000 and $334,000 at December 31, 1996, 1995, and 1994, respectively. Restructured loans on accrual totaled $355,000, $631,000, and $1.0 million at December 31, 1996, 1995, and
1994, respectively.

Interest income that would have been recorded under the original terms of restructured loans and the interest income actually recognized is as follows:

                                                    Years Ended December 31,
                                                   ---------------------------
                                                    1996       1995      1994
                                                    ----       ----      ----
                                                      (Dollars in thousands)
Interest income that would
  have been recorded                                $222       $202      $230
Interest income recognized                            64         99       126
                                                    ----       ----      ----
Interest income foregone                            $158       $103      $104
                                                    ====       ====      ====

The Bank is not committed to lend additional funds to borrowers whose loans are considered impaired or have been modified in connection with troubled debt restructurings.

5 - OTHER REAL ESTATE OWNED, NET

A summary of other real estate owned is as follows:


                                                  December 31,
                                                ---------------
                                                 1996     1995
                                                 ----     ----
                                             (Dollars in thousands)
Undeveloped land                                 $ 75     $ 75
Residential real estate                           418      436
Commercial real estate                              -       75
                                                  ---      ---
                                                  493      586
Allowance for losses                                -      (15)
                                                  ---     ----
                                                 $493     $571
                                                 ====     ====

OREO expenses include the following:


                                                      Years Ended December 31,
                                                    ---------------------------
                                                     1996        1995      1994
                                                     ----        ----      ----
                                                      (Dollars in thousands)
Net gain on sales of real estate                     $(145)     $(184)     $(20)
Write-downs to net realizable value                      -         44       362
Provision for losses                                     -          -        65
Operating expenses, net of rental income               204        282       528
                                                     -----      -----      ----
                                                     $  59      $ 142      $935
                                                     =====      =====      ====

An analysis of the allowance for losses on OREO is as follows:

                                                     Years Ended December 31,
                                                    ---------------------------
                                                    1996        1995       1994
                                                    ----        ----       ----
                                                      (Dollars in thousands)
Balance at beginning of year                        $ 15       $ 273      $ 634
  Provision for losses                                 -           -         65
  Charge-offs                                        (15)       (318)      (426)
  Allowance acquired in acquisition                    -          60          -
                                                    ----       -----      -----
Balance at end of year                              $  -       $  15      $ 273
                                                    ====       =====      =====

6 - BANKING PREMISES AND EQUIPMENT, NET
A summary of the cost, accumulated depreciation and amortization, and estimated useful lives of banking premises and equipment follows:


                                             December 31,
                                          -------------------        Estimated
                                            1996        1995       Useful Lives
                                            ----        ----     ----------------
                                       (Dollars in thousands)
Land                                      $ 1,417    $    892
Buildings                                   8,472       1,581    20 to 39 years
Leasehold improvements                      1,370         909    Terms of lease
Furniture and equipment                     4,376       2,251     5 to 10 years
                                          -------    --------
                                           15,635       5,633
Less accumulated depreciation
and amortization                           (2,601)     (2,055)
                                          -------    --------
                                          $13,034    $  3,578
                                          =======    ========

Depreciation and amortization expense for the years ended December 31, 1996, 1995, and 1994 amounted to $546,000, $268,000, and $259,000, respectively.

7 - INCOME TAXES
Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                     Years Ended December 31,
                                                    ---------------------------
                                                     1996       1995      1994
                                                     ----       ----      ----
                                                      (Dollars in thousands)
Current:
  Federal                                           $1,059    $    -      $  50
  State                                                124         3         34
  Utilization of loss carryforwards                   (635)        -       (50)
  Utilization of tax credits                          (163)        -          -
                                                    ------    ------      -----
    Total current                                      385         3         34
                                                    ------    ------      -----
Deferred:
  Federal                                            1,469       819        473
  State                                                167       417         95
                                                    ------    ------      -----
    Total deferred                                   1,636     1,236        568
                                                    ------    ------      -----
Changes in valuation reserve                          (136)     (410)      (842)
                                                    ------    ------      -----
Income tax provision (benefit)                      $1,885    $  829      $(240)
                                                    ======    ======      =====


The components of the net deferred tax asset are as follows:



                                                       December 31,
                                                -----------------------------
                                                   1996                1995
                                                   ----                ----
                                                   (Dollars in thousands)
Deferred tax asset:
  Federal                                          $ 2,270           $ 3,219
  State                                                745               780
                                                   -------           -------
                                                     3,015             3,999
Valuation reserve on asset                            (159)             (311)
                                                   -------           -------
                                                     2,856             3,688
                                                   -------           -------
Deferred tax liability:
  Federal                                           (1,714)           (1,384)
  State                                               (592)             (478)
                                                   -------           -------
                                                    (2,306)           (1,862)
                                                   -------           -------
Net deferred tax asset                             $   550           $ 1,826
                                                   =======           =======


The tax effects of each type of  item that gives rise to deferred taxes are:

                                                            December 31,
                                                   -----------------------------
                                                      1996               1995
                                                      ----               ----
                                                      (Dollars in thousands)
Allowance for loan losses                            $ 542             $1,096
Federal net operating losses                             -                635
Federal tax credits                                    370                471
Other tax loss carryovers                              221                308
Deferred pension expense                               261                251
Unrealized loss on securities available for sale       482                258
Investment in limited partnership                     (710)              (661)
Other investments                                     (483)              (483)
Other, net                                              26                262
                                                     -----             ------
                                                       709              2,137
Valuation reserve                                     (159)              (311)
                                                     -----             ------
Net deferred tax asset                               $ 550             $1,826
                                                     =====             ======


A summary of the change in the net deferred tax asset is as follows:

                                                     Years Ended December 31,
                                                    ---------------------------
                                                     1996       1995       1994
                                                     ----       ----       ----
                                                      (Dollars in thousands)
Balance at beginning of year                       $ 1,826    $ 2,035     $1,085
  Deferred tax provision                            (1,636)    (1,236)      (568)
  Deferred tax benefit (liability)
    on unrealized gains and losses
    on securities available for sale                   224       (389)       676
  Deferred tax resulting
    from acquisition                                     -      1,006          -
  Utilization of valuation reserve                     136        410        842
                                                   -------     ------     ------
Balance at end of year                             $   550     $1,826     $2,035
                                                   =======     ======     ======


A summary of the change in the valuation reserve is as follows:

                                                      Years Ended December 31,
                                                     ---------------------------
                                                      1996       1995      1994
                                                      ----       ----      ----
                                                       (Dollars in thousands)
Balance at beginning of year                         $ 311      $ 628     $1,317
Benefit generated by
  current year's operations                              -         47        153
Valuation reserve resulting
  from acquisition                                       -         46          -
Change in assumptions due to anticipation
  of future income                                    (136)      (410)      (842)
Benefits expired unutilized                            (16)         -          -
                                                     -----      -----     ------
Balance at end of year                               $ 159      $ 311     $  628
                                                     =====      =====     ======

At December 31, 1996, for federal income tax purposes, general business credit carryforwards of $280,000, and alternative minimum tax credits of $90,000 are available to offset future years' income taxes. The general business credit carryforwards will expire in varying amounts in the years 2007 through 2010. The alternative minimum tax credits do not expire.

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rate are summarized as follows:

                                                    Years Ended December 31,
                                                   ---------------------------
                                                    1996       1995      1994
                                                    ----       ----      ----
                                                      (Dollars in thousands)
Tax at statutory rate of 34%                      $1,851      $1,028    $ 590
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit            130         277       60
  Utilization of deferred tax asset valuation
    reserve due to change in assumptions             (34)       (410)    (817)
Other, net                                           (62)        (66)     (73)
                                                  ------      ------    -----
Income tax provision (benefit)                    $1,885      $  829    $(240)
                                                  ======      ======    =====


The federal income tax reserve for loan losses at the Bank's base year is approximately $2,020,000. If any portion of the reserve is used for purposes other than to absorb loan losses approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $825,000 has not been provided.


8 - DEPOSITS
A summary of deposit balances, by type, follows:

                                                        December 31,
                                                -----------------------------
                                                  1996                 1995
                                                  ----                 ----
                                                    (Dollars in thousands)
Demand                                          $ 37,899            $ 16,120
NOW                                               42,009              21,061
Savings                                           95,464              54,230
Money market                                      21,190              10,321
                                                --------            --------
  Total non-certificate accounts                 196,562             101,732
                                                --------            --------
Term certificates of $100,000 or more             36,922              12,583
Term certificates less than $100,000             102,754              60,268
                                                --------            --------
  Total certificate accounts                     139,676              72,851
                                                --------            --------
  Total deposits                                $336,238            $174,583
                                                ========            ========

 A summary of certificate accounts, by maturity, follows:

                                       December 31, 1996            December 31, 1995
                                  --------------------------    --------------------------
                                                  Weighted                     Weighted
                                     Amount     Average Rate     Amount      Average Rate
                                  ----------    ------------    --------     ------------
                                                   (Dollars in thousands)
Within 1 year                     $106,809          5.40%       $45,038         5.41%
Over 1 year to 3 years              28,050          5.94         23,381         6.55
Over 3 years to 5 years              4,702          6.29          4,432         6.45
Over 5 years                           115          6.76              -            -
                                  --------          ----        -------         ----
                                  $139,676          5.54        $72,851         5.84
                                  ========          ====        =======         ====


9 - BORROWED FUNDS
The following summarizes borrowed funds:

                                                        December 31,
                                                -----------------------------
                                                  1996                 1995
                                                  ----                 ----
                                                    (Dollars in thousands)
Securities sold under agreements
  to repurchase                                 $ 34,670            $ 37,775
Federal Home Loan Bank advances                   89,250              88,470
                                                --------            --------
                                                $123,920            $126,245
                                                ========            ========

The amount of securities collateralizing the agreements to repurchase remains in investment securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The mortgage-backed securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the investments in the normal course of their operations, and have agreed to resell substantially identical investments at the maturities of the agreements to the Bank. The repurchase agreements have original maturities of under one year. The highest month-end balance for 1996 and 1995 was $44,740,000 and $37,775,000 respectively. The average balances of repurchase agreements during 1996 and 1995 were $32,103,000 and $18,767,000, respectively, and the weighted average interest rates were 5.28% and 5.77% at December 31, 1996 and 1995, respectively. For the years ended December 31, 1996, 1995, and 1994 interest expense on repurchase agreements was $1.7 million, $1.1 million, and $318,000, respectively.

The Bank has an available line of credit of $10 million with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. Advances on the line of credit amounted to $3.4 million and $4.8 million at December 31, 1996 and 1995, respectively and are included in the table below. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. government and federal agency securities. A summary of FHLB advances by maturity follows:

                                       December 31, 1996            December 31, 1995
                                  --------------------------    --------------------------
                                                  Weighted                     Weighted
                                     Amount     Average Rate     Amount      Average Rate
                                   ---------    ------------    ---------    ------------
                                    (Dollars in thousands)
Within 1 year, including
  variable rate demand advances     $68,750        5.61%        $46,970         5.70%
Over 1 year to 3 years               20,500        5.72          41,500         5.77
                                    -------        ----         -------         ----
                                    $89,250        5.64         $88,470         5.73
                                    =======        ====         =======         ====


For the years ended December 31, 1996, 1995, and 1994, interest expense on FHLB advances was $6.5 million, $4.5 million, and $2.3 million, respectively.

10 - COMMITMENTS AND CONTINGENCIES
In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the consolidated financial statements.

SPECIAL TERMINATION AGREEMENTS
The Company has severance agreements with certain officers that provide for a lump-sum severance payment under certain circumstances following a "change in control" as defined in the agreements.

LOAN COMMITMENTS
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit, and standby letters of credits. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding, the contract amounts of which represent credit risk:


                                                        December 31,
                                                -----------------------------
                                                  1996                 1995
                                                  ----                 ----
                                                    (Dollars in thousands)
Commercial lines of credit                          $16,222            $4,345
Commitments to grant loans                           27,502            17,388
Unadvanced funds on equity lines of credit           11,855             7,641
Standby letters of credit                               411                58


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Funds disbursed under these financial instruments are generally collateralized by real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding as of December 31, 1996, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.


OPERATING LEASE COMMITMENTS
Under terms of noncancelable lease agreements for banking premises and equipment future minimum rent commitments are as follows:



Years Ending December 31,                   (Dollars in thousands)
-------------------------
  1997                                                $   227
  1998                                                    137
  1999                                                     33
                                                      -------
                                                      $   397
                                                      =======

The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 1996, 1995, and 1994, amounted to $302,000, $120,000, and $96,000, respectively.

OTHER CONTINGENCIES
In the ordinary course of business, the Company is involved in various legal claims that, in the opinion of management, will not have a material effect on the Company's consolidated financial position.

11 - STOCKHOLDERS' EQUITY

MINIMUM REGULATORY CAPITAL REQUIREMENTS
The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notifications from the Federal Reserve Board and the Federal Deposit Insurance Corporation categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notifications that management believes have changed the Company's or Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1996 are also presented in the table.

                                                                                                        Minimum
                                                                                                       To Be Well
                                                                                 For Minimum        Capitalized Under
                                                                                   Capital          Prompt Corrective
                                                           Actual             Adequacy Purposes     Action Provisions
                                                    ---------------------    --------------------  --------------------
                                                    Amount       Ratio        Amount       Ratio    Amount    Ratio
                                                                         (Dollars in thousands)
Total Capital to Risk Weighted Assets:
  Consolidated                                       $33,671      13.56%      $19,858       8.0%     $24,822    10.0%
  People's Savings Bank of Brockton                   33,857      13.64        19,858       8.0       24,822    10.0

Tier 1 Capital to Risk Weighted Assets:
  Consolidated                                        30,547      12.31         9,929       4.0       14,893     6.0
  People's Savings Bank of Brockton                   30,733      12.38         9,929       4.0       14,893     6.0

Tier 1 Capital to Average Assets:
  Consolidated                                        30,547       6.01        20,348-      4.0-      25,435     5.0
                                                                               25,435       5.0
  People's Savings Bank of Brockton                   30,733       6.04        20,340-      4.0-      25,425     5.0
                                                                               25,425       5.0


STOCK WARRANTS
As a result of a class action suit brought by certain shareholders, the Bank agreed in 1992 to issue stock warrants for 230,000 shares of common stock. The warrants were exercisable at $5.00 per share and expired in December 1996. During the years ended December 31, 1996, 1995 and 1994, stock warrants for 181,191, 20,296 and 711 shares were exercised, respectively. As of December 31, 1996, no warrants were outstanding.

12 - EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Company has a qualified defined benefit plan providing pension benefits through membership in the Savings Banks Employees Retirement Association. Each employee becomes a participant in the plan once they attain age 21 and complete one year of service, consisting of at least 1,000 hours, beginning with their initial employment date. Each participant becomes 100% vested when they have been credited with three years of such service.

An analysis of net periodic pension cost for the plan years ended October 31, 1996, 1995, and 1994 follows:


                                                    1996       1995      1994
                                                    ----       ----      ----
                                                      (Dollars in thousands)
Service cost-benefits earned
  during the period                                  $106       $104       $132
Interest cost on projected benefits                   125        141        127
Actual return on plan assets                         (294)      (334)       (95)
Net amortization and deferral                         (8)        (8)        (8)
Net loss (gain)                                       113        177       (23)
                                                  -------     ------     ------
                                                      $42        $80       $133
                                                  =======     ======     ======


Total pension expense for the years ended December 31, 1996, 1995, and 1994 amounted to $38,000, $95,000, and $126,000, respectively.

According to the Association's actuary, a reconciliation of the funded status of the plan follows:

                                                         October 31,
                                                  -------------------------
                                                  1996                 1995
                                                  ----                 ----
                                                    (Dollars in thousands)
Plan assets at fair value                          $2,273            $1,945
Projected benefit obligation                        1,915             1,778
                                                 --------          --------
Excess of plan assets over projected
  benefit obligation                                  358               167
Unamortized net surplus since
  adoption of SFAS 87                                (130)             (138)
Unrecognized net gain                                (908)             (667)
                                                 --------          --------
Pension liability                                   $(680)            $(638)
                                                 ========          ========

The accumulated benefit obligation (substantially all vested) at October 31, 1996, amounted to $1,428,000, which was less than the fair value of plan assets at that date. For the plan years ended October 31, 1996, 1995, and 1994, actuarial assumptions include an assumed discount rate on benefit obligations of 7.5%, 7%, and 8%, respectively and an expected long term rate of return on plan assets of 8%, 8%, and 7%, respectively. An annual salary increase of 5% was used for 1996 and 4% was used for 1995 and 1994.

401(K) PLAN
The Company has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under terms of the plan the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. The Company's contribution is based upon the achievement of several goals such as cost containment or levels of pre-tax income that are set during the first quarter of each year. The Company's expense for this plan for the years ended December 31, 1996, 1995, and 1994 was $36,000, $42,000, and $28,000,
respectively.

13 - STOCK OPTION PLANS
At December 31, 1996, the Company has three stock-based compensation plans which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for the plans. Accordingly, no compensation cost has been recognized for its stock plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                                  Years Ended December 31,
                                                  -------------------------
                                                  1996                 1995
                                                  ----                 ----
                                                    (Dollars in thousands
                                                    except per share data)
Net income      As reported                         $3,559            $2,194
                Pro forma                           $3,404            $2,109

Primary earnings per share
                As reported                          $1.09             $0.91
                Pro forma                            $1.04             $0.87
Fully diluted earnings per share
                As reported                          $1.09             $0.87
                Pro forma                            $1.04             $0.84


Under the 1995 Employee and Director Stock Option Plans and 1996 Stock Option and Incentive Plan, the Company may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of
2.75 and 2.78 percent; expected volatility of 36 and 44 percent, risk-free interest rates of 7.0 and 6.6 percent and expected lives of ten years.

A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994, and changes during the years then ended, is presented below:


                                          1996                    1995                1994
                                   --------------------     -----------------   -------------------
                                               Weighted              Weighted             Weighted
                                                Average               Average              Average
                                               Exercise              Exercise             Exercise
                                   Shares        Price      Shares     Price     Shares     Price
                                   ------        -----      ------     -----     ------     -----
                                        (In thousands, except weighted average exercise price)
Shares under option:
  Outstanding at
    beginning of year                 200        $5.52        169       $5.17       87      $4.12
  Granted                              63         9.56         35        7.11       91       6.06
  Exercised                           (89)        7.09         (3)       4.25        -          -
  Canceled                             (2)        9.50         (1)       6.13       (9)      4.00
  Outstanding at                     ----                     ---                   ---
    end of year                       172        $6.09        200       $5.52      169      $5.17
                                     ----                     ---                   ---
Options exercisable
  at year-end                         172        $6.09        199       $5.52      169      $5.17

Weighted-average fair value of
  options granted during the year                $3.78                  $3.30                 N/A

Information pertaining to options outstanding at December 31, 1996 is as follows:

                                            Options Outstanding
                                 -----------------------------------------
                                                  Weighted
                                                   Average      Weighted
                                                  Remaining      Average
           Range of                 Number       Contractual    Exercise
       Exercise Prices           Outstanding        Life          Price
       ---------------          -------------   ------------   ----------
                                (In thousands)
        $4.00 - $6.00                   79         7.2 years        $4.60
         6.10 -  9.88                   93         8.2 years         7.35
                                   -------
  Outstanding at end of year           172         7.7 years        $6.09
                                   =======

14 - EMPLOYEES' STOCK OWNERSHIP PLAN
The Company has an Employee Stock Ownership Plan (the "ESOP") for eligible employees that is funded by the Company's contributions of cash or common stock. Benefits may be paid in shares of common stock or in cash. There was no ESOP expense during 1996, 1995, and 1994. Shares held by the ESOP were 27,212 and 29,941 at December 31, 1996 and 1995, respectively, all of which were allocated.

15 - RELATED PARTY TRANSACTIONS
In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Such loans totaled $2,618,000 at December 31, 1996, and $2,756,000 at December 31, 1995. During 1996, total principal additions were $182,000 and total principal payments were $312,000. Principal officers who resigned during 1996 had loans outstanding totaling $8,000 at December 31, 1995.

16 - FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair values.

Investment securities: Fair values for these investments, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: Fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For installment loans and loans that reprice frequently at market rates, the fair values are based on carrying values. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The carrying value of loans held for sale approximates fair values.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed funds: The carrying amounts of federal funds purchased and borrowings under repurchase agreements maturing within 90 days approximate their fair values. The fair values of Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

                                                        December 31,
                                         -----------------------------------------
                                               1996                  1995
                                         -------------------  --------------------
                                         Carrying      Fair    Carrying     Fair
                                          Amount      Value     Amount     Value
                                                  (Dollars in thousands)
Financial assets:
  Cash and cash equivalents               $12,478    $12,478    $11,303    $11,303
  Securities available for sale           184,195    184,195    160,582    160,582
  Restricted stock                          8,322      8,322      6,127      6,127
  Loans held for sale                      25,612     25,612      5,272      5,272
  Loans, net                              246,195    247,896    129,778    132,774
  Accrued interest receivable               2,888      2,888      2,104      2,104

Financial liabilities:
  Deposits                                336,238    336,738    174,583    176,636
  Borrowed funds                          123,920    123,577    126,245    126,351
  Accrued interest payable                  1,114      1,114        843        843

The estimated fair values of off-balance-sheet financial instruments at December 31, 1996 and 1995 are immaterial.

17 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES
Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans and advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 1996, the Bank's retained earnings available for the payment of dividends was approximately $8,617,000 and funds available for loans and advances amounted to $3,073,000. Accordingly, $22,502,000 of the Company's equity in the net assets of the Bank was restricted at December 31, 1996.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY
Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEET

                                                                  December 31,1996
                                                                  ----------------
                                                                   (In thousands)

Assets
------
Cash and due from banks                                                       $50
Investment in common stock of People's Savings Bank of Brockton            31,119

Organization costs, net of accumulated amortization                           186
                                                                       ----------
      Total assets                                                        $31,355
                                                                       ==========
Liabilities and Stockholders' Equity
------------------------------------
Accrued expenses                                                               $2
Due to People's Savings Bank of Brockton                                      289
                                                                       ----------
       Total liabilities                                                      291
                                                                       ----------
Stockholders' equity:
  Serial preferred stock                                                        -
  Common stock                                                                356
  Additional paid-in capital                                               22,967
  Retained earnings                                                         8,562
                                                                       ----------
                                                                           31,885
Net unrealized loss on securities
  available for sale, after tax effects                                      (821)
                                                                       ----------
    Total stockholder's equity                                             31,064
                                                                       ----------
      Total liabilities and stockholders' equity                          $31,355
                                                                       ==========

                              STATEMENT OF INCOME

                                                                  For the Period
                                                                February 8, 1996 to
                                                                  December 31,1996
                                                                -------------------
                                                                   (In thousands)
Income:
  Dividends from People's Savings Bank of Brockton                           $751
    Total income                                                              751
                                                                       ----------
Operating expenses                                                             41
Amortization of organization costs                                             42
                                                                       ----------
    Total operating expenses                                                   83
                                                                       ----------
Income before income taxes and equity in
  undistributed income of People's Savings Bank of Brockton                   668
Applicable income tax benefit                                                 (28)
                                                                       ----------
                                                                              696
Equity in undistributed income of
  People's Savings Bank of Brockton                                         2,662
                                                                       ----------

    Net income                                                             $3,358
                                                                       ==========


                            STATEMENT OF CASH FLOWS

                                                                  For the Period
                                                                February 8, 1996 to
                                                                  December 31,1996
                                                                -------------------
                                                                   (In thousands)
Cash flows from operating activities:
    Net income                                                             $3,358
                                                                       ----------
  Adjustments to reconcile net income
  to net cash provided by operating activities:
    Equity in undistributed income of People's
      Savings Bank of Brockton                                             (2,662)
    Amortization of organization costs                                         42
    Increase in accrued expenses                                                2
    Increase in due to People's Savings Bank of Brockton                      289
                                                                       ----------
       Net cash provided by operating activities                            1,029
                                                                       ----------
Cash flows from investing activities:
  Organization costs                                                         (228)
                                                                       ----------
      Net cash used for investing activities                                 (228)
                                                                       ----------
Cash flows from financing activities:
  Cash dividends paid on common stock                                        (751)
                                                                       ----------
      Net cash used for financing activities                                 (751)
                                                                       ----------
Net increase in cash and cash equivalents                                      50
Cash and cash equivalents, beginning of period                                  -
                                                                       ----------
Cash and cash equivalents, end of period                                      $50
                                                                       ==========

19 - QUARTERLY DATA  (UNAUDITED)

Quarterly consolidated operating results are summarized as follows:

                                                               1996
                                             -----------------------------------------
                                             Fourth      Third      Second       First
                                            Quarter     Quarter     Quarter     Quarter
                                            --------    -------     --------    --------
                                           (Dollars in thousands, except per share data)
Interest and dividend income                 $9,222      $9,274      $8,656      $6,609
Interest expense                              4,911       5,097       4,932       3,655
                                             ------      ------      ------      ------
Net interest income                           4,311       4,177       3,724       2,954
Provision for loan losses                         -           -           -          75
                                             ------      ------      ------      ------
Net interest income, after
  provision for loan losses                   4,311       4,177       3,724       2,879
Other income                                    960         892       1,284         895
Operating expenses                            3,902       3,619       3,477       2,680
                                             ------      ------      ------      ------
Income before income taxes                    1,369       1,450       1,531       1,094
Provision for income taxes                      438         476         564         407
                                             ------      ------      ------      ------
Net income                                     $931        $974        $967        $687
                                             ======      ======      ======      ======
Net income per share - primary                $0.28       $0.28       $0.28       $0.25
                                             ======      ======      ======      ======

                                                               1995
                                             -----------------------------------------
                                             Fourth      Third      Second       First
                                            Quarter     Quarter     Quarter     Quarter
                                            --------    -------     --------    --------
                                           (Dollars in thousands, except per share data)
Interest and dividend income                 $5,450      $5,430      $4,717      $4,132
Interest expense                              3,189       3,059       2,687       2,214
                                             ------      ------      ------      ------
Net interest income                           2,261       2,371       2,030       1,918
Provision for loan losses                        75         150         150         150
                                             ------      ------      ------      ------
Net interest income, after
  provision for loan losses                   2,186       2,221       1,880       1,768
Other income                                    604         585         323         243
Operating expenses                            1,893       1,885       1,570       1,439
                                             ------      ------      ------      ------
Income before income taxes                      897         921         633         572
Provision for income taxes                      246         276         159         148
                                             ------      ------      ------      ------
Net income                                     $651        $645        $474        $424
                                             ======      ======      ======      ======
Net income per share - primary                $0.27       $0.26       $0.20       $0.18
                                             ======      ======      ======      ======


Fluctuations in the quarterly results are due primarily to the effect of fluctuating provisions for loan losses, and the seasonality of the mortgage-banking subsidiary. Earnings have also fluctuated due to the timing of recognition of tax benefits. Additionally, during 1996 and 1995 the Bank completed several acquisitions that significantly affected operating results.

                          Independent Auditors' Report

To the Board of Directors and Stockholders of People's Bancshares, Inc.:


We have audited the consolidated balance sheets of People's Bancshares, Inc. and its subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and its subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.









/s/ Wolf & Company, P.C.

Boston, Massachusetts
January  24, 1997

BOARD OF DIRECTORS

Frederick W. Adami, III Esq.
  Attorney,
  Adami, Reed, & Kaiser
Virginia M. Burke
  Retired, Regional Public Affairs Manager,
  NYNEX
Benjamin Cavallo
  Partner,
  Cavallo & Signoriello Insurance Agency
John R. Eaton
  President,
  Thompson, Eaton & Boyden Insurance
     Agency, Inc.
S. David Goldberg, Esq.
  Attorney
Terrence Gomes
  Dean of Faculty & Instruction,
  Massasoit Community College
Fred W. Green
  President,
  F. W. Green Associates
Dr. Loring C. Johnson
  Orthodontist
Richard D. Matthews
  President and Treasurer,
  R.D. Matthews Construction Co., Inc.
Gerald R. Rodman
  Retired Vice President & Partner,
  Rodman Ford Sales
Davis H. Scudder
  Treasurer,
  Scudder Bros. Fuel Co., Inc.
Stanley D. Siskind
  Retired, First Vice President,
  Rix Dunnington, Inc.

OFFICERS

PEOPLE'S BANCSHARES, INC.
Colin C. Blair
  Chief Financial Officer and Treasurer

PEOPLE'S SAVINGS BANK OF BROCKTON
Colin C. Blair
  Chief Financial Officer and Treasurer
Donna L. Boulanger
  Senior Lending Officer
Charles R. Leyton
  Credit Administration Officer
Maureen A. Gregory
  Branch Administrator
Jean M. Levesque
  Comptroller

PEOPLE'S MORTGAGE CORPORATION
John J. Kiernan, Jr.
  President
James F. Ryder
  Executive Vice President
George M. Custodio
  Chief Financial Officer

INDEPENDENT AUDITORS

Wolf & Company, P.C.
One International Place
Boston, Massachusetts 02110

SHAREHOLDER INFORMATION

Stock Listing: People's Bancshares, Inc. common stock is quoted on the NASDAQ National Market System. Current price information on the Company's stock may be found in major daily newspaper stock tables.

Trading Symbol: "PBKB"

The following table sets forth the high and low closing prices for the period indicated:


                                                    High      Low
                                                   -------  -------
1996
First Quarter                                        $10.50    $8.50
Second Quarter                                       10.125     8.75
Third Quarter                                         10.50     9.00
Fourth Quarter                                       11.625    10.00

1995
First Quarter                                        $6.375   $4.625
Second Quarter                                         7.25     5.50
Third Quarter                                         8.125     6.75
Fourth Quarter                                        10.50    7.375

At December 31, 1996 there were approximately 750 stockholders of record.

The most recent quarterly dividend was declared by the Bank on January 29, 1997, totaled $0.09 per share and was paid on March 14, 1997. The Bank declared and paid a quarterly dividend of $0.05, $0.07, $0.07, and $0.08 per share on the first, second, third, and fourth quarters of 1996. The Bank declared and paid a quarterly dividend of $0.04 per share in the fourth quarter of 1995. This was the first dividend paid since 1990. The dividend payout ratio was 24.36% and 4.24% in 1996 and 1995, respectively. There were no dividends paid out in the years ended December 31, 1994, 1993, 1992, or 1991.

Annual Meeting: The Annual Meeting of Stockholders of People's Bancshares, Inc. will be held on Tuesday, May 13, 1997

ANNUAL REPORT ON FORM 10-K: PEOPLE'S BANCSHARES, INC.'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SHAREHOLDER RELATIONS DEPARTMENT.

Transfer Agent: Our Transfer Agent is responsible for our shareholder records, issuance of stock certificates, and distribution of our dividends and the IRS form 1099. Your requests, as shareholders, concerning these matters are most efficiently answered by corresponding directly with State Street Bank and Trust Co. at the following address:

     State Street Bank and Trust Co.
     c/o BFDS
     Shareholder Communications
     P.O. Box 8200
     Boston, MA  02266-8200
     1-800-426-5523

For additional information about People's Bancshares, Inc., please contact:

     Shareholder Relations Department
     People's Bancshares, Inc.
     P.O. Box 1468
     Brockton, Massachusetts 02403
     (508) 588-6600

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission