Form 10-K, Exhibit 13
period 1997-12-31
PEOPLES BANCSHARES INC
filed 1998-03-31
CIK 77371

                                                                   EXHIBIT 13

                              TO OUR SHAREHOLDERS


We are pleased to present the 1997 Annual Report for People's Bancshares, Inc. This year marked the fifth consecutive year of growth and profitability allowing us to achieve a record 16.65% return on average equity in 1997. Operating results for 1997 were strongly influenced by the Company's issuance of 1.38 million shares of trust preferred stock, a 10% common stock repurchase, increased earning assets, and the increased contribution of People's Mortgage Corporation ("PMC") to our profitability. As a result, net income in 1997 increased to $5.1 million or $1.47 per diluted share compared to $3.6 million or $1.09 per diluted share in 1996. Annual dividends paid to common shareholders increased from $0.27 in 1996 to $0.42 in 1997.

Pre-tax income increased by $2.6 million or 48% in 1997. This improvement was a result of a $3.1 million increase in net interest income and a $2.0 million increase in gains on loan sales. The increase in net interest income was primarily attributable to a 29% increase in average earning assets and the increase in loan sale gains was generated by a 52% increase in mortgage loan originations at PMC. These increases to income were partially offset by a $2.7 million increase in operating expenses primarily attributable to PMC's growing operations. People's continued to successfully manage non-performing assets which represented 0.52% of total assets at December 31, 1997, compared to 0.88% of total assets at December 31, 1996.

In addition to these positive financial achievements, there were several business developments that occurred in 1997. We received regulatory approval to close our former headquarters facility located at 221 Main Street, Brockton, MA. Subsequent to the approval, the building was donated to the 21st Century Corporation, a non-profit group concerned with the economic growth and revitalization of downtown Brockton. We also have petitioned for regulatory approval to close our branch in East Taunton, Massachusetts. Additionally, in 1997 we opened PMC branches in Wellesley and Norwell, Massachusetts to increase our presence in the Greater Boston area and its southern suburbs.

We would like to take this opportunity to extend our sincere thanks to our customers and shareholders for their continued support. Finally, I would like to thank every member of our staff and our Board of Directors for their efforts to enhance shareholder value during 1997.

Very truly yours,

/s/ Richard S. Straczynski

Richard S. Straczynski
President & Chief Executive Officer

AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND
NET YIELD ON AVERAGE EARNING ASSETS

(Dollars in thousands)

                                                           YEAR ENDED DECEMBER 31, 1997
                                                     ----------------------------------------
                                                                    INTEREST
                                                      AVERAGE       INCOME/            YIELD/
                                                      BALANCE       EXPENSE             RATE
                                                     --------       --------           ------
ASSETS
Loans and loans held for sale(1):
   Real estate                                       $278,678        $22,100            7.93%
   Other loans                                         33,553          3,197            9.53
                                                     --------        -------
      Total loans                                     312,231         25,297            8.10
Short-term investments                                  7,057            374            5.30
Investment securities(2)                              267,855         18,829            7.03
                                                     --------        -------
      Total interest-earning assets                   587,143         44,500            7.58
                                                                     -------
Allowance for loan losses                              (4,380)
Other real estate owned, net                              520
Other assets                                           31,754
                                                     --------
      Total assets                                   $615,037
                                                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
   NOW                                               $ 40,007            494            1.23
   Savings                                             92,336          2,369            2.57
   Money market                                        26,849            905            3.37
   Time                                               144,033          8,017            5.57
                                                     --------        -------
      Total interest-bearing deposits                 303,225         11,785            3.89
   Borrowed funds                                     242,263         14,400            5.94
                                                     --------        -------
      Total interest-bearing liabilities              545,488         26,185            4.80
                                                                     -------
Demand deposits                                        34,818
Other liabilities                                       3,907
                                                     --------
      Total liabilities                               584,213
Stockholders' equity                                   30,824
                                                     --------
      Total liabilities and stockholders' equity     $615,037
                                                     ========

      Net interest income                                            $18,315
                                                                     =======
Weighted average interest rate spread                                                   2.78%
Net yield on average interest-earning assets                                            3.12%

(1) Non-accrual loan balances and interest received on such loans are included in this table.

(2) Average balances of investment securities are based upon amortized cost.

                 YEAR ENDED DECEMBER 31, 1996                                   YEAR ENDED DECEMBER 31, 1995
                 ----------------------------                                   ----------------------------
                             INTEREST                                                       INTEREST
       AVERAGE               INCOME/             YIELD/               AVERAGE               INCOME/             YIEL
       BALANCE               EXPENSE             RATE                 BALANCE               EXPENSE             RATE
      ---------             ---------           ------               ---------             ---------           -----


      $ 210,422             $  17,129           8.14%                $ 111,516             $   9,926           8.90%
         30,321                 2,864           9.45                    15,363                 1,257           8.18
      ---------             ---------                                ---------             ---------
        240,743                19,993           8.30                   126,879                11,183           8.81
          2,798                   154           5.50                     2,168                   152           7.01
        210,962                13,614           6.45                   130,453                 8,394           6.43
      ---------             ---------                                ---------             ---------
        454,503                33,761           7.43                   259,500                19,729           7.60
                            ---------                                                      ---------
         (4,613)                                                        (3,608)
            961                                                            827
         28,183                                                         15,360
      ---------                                                      ---------
      $ 479,034                                                      $ 272,079
      =========                                                      =========


      $  36,828                   518           1.41                 $  17,041                   250           1.47
         89,003                 2,407           2.70                    48,814                 1,346           2.76
         14,880                   437           2.94                    11,219                   325           2.90
        125,422                 7,073           5.64                    64,856                 3,610           5.57
      ---------             ---------                                ---------             ---------
        266,133                10,435           3.92                   141,930                 5,531           3.90
        146,483                 8,160           5.57                    97,498                 5,618           5.76
      ---------             ---------                                ---------             ---------
        412,616                18,595           4.51                   239,428                11,149           4.66
                            ---------                                                      ---------
         33,542                                                         11,758
          5,552                                                          2,062
      ---------                                                      ---------
        451,710                                                        253,248
         27,324                                                         18,831
      ---------                                                      ---------
      $ 479,034                                                      $ 272,079
      =========                                                      =========

                            $  15,166                                                      $   8,580
                            =========                                                      =========
                                                2.92%                                                          2.94%
                                                3.34%                                                          3.31%

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share data)

                                                                                       AT DECEMBER 31,
                                                              ---------------------------------------------------------------------
                                                                  1997             1996             1995             1994
                                                              -----------      -----------      -----------      -----------
CONSOLIDATED BALANCE SHEET DATA:
   Total assets                                               $   762,910      $   496,133      $   324,440      $   231,566
   Investment securities                                          304,713          192,517          166,709          103,621
   Loans, net                                                     382,407          246,195          129,778          111,103
   Deposits                                                       355,083          336,238          174,583          134,345
   Borrowed funds                                                 356,550          123,920          126,245           77,580
   Stockholders' equity                                            30,136           31,064           19,677           16,975


                                                                                 YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------------
                                                                  1997             1996             1995             1994
                                                              -----------      -----------      -----------      -----------

CONSOLIDATED OPERATING DATA:
   Interest and dividend income                               $    44,500      $    33,761      $    19,729      $    14,293
   Interest expense                                                26,185           18,595           11,149            6,559
                                                              -----------      -----------      -----------      -----------
   Net interest income                                             18,315           15,166            8,580            7,734
   Provision for loan losses                                          100               75              525              807
                                                              -----------      -----------      -----------      -----------
   Net interest income, after provision for loan losses            18,215           15,091            8,055            6,927
   Other income                                                     6,197            4,031            1,755            1,033
   Operating expenses                                              16,347           13,678            6,787            6,226
                                                              -----------      -----------      -----------      -----------
   Income before income taxes                                       8,065            5,444            3,023            1,734
   Provision (benefit) for income taxes                             2,934            1,885              829             (240)
                                                              -----------      -----------      -----------      -----------
   Net income                                                 $     5,131      $     3,559      $     2,194      $     1,974
                                                              ===========      ===========      ===========      ===========

PER SHARE DATA:
   Weighted average shares outstanding assuming dilution        3,500,048        3,267,890        2,523,135        2,338,274
   Weighted average shares outstanding                          3,446,299        3,196,436        2,313,399        2,300,224
   Diluted earnings per share                                 $      1.47      $      1.09      $      0.87      $      0.84
   Basic earnings per share                                          1.49             1.11             0.95             0.86
   Cash dividends paid per share                                     0.42             0.27             0.04              -
   Book value per common share                                       9.16             8.72             8.47             7.38

SELECTED FINANCIAL RATIOS:
   Return on average assets                                          0.83%            0.74%            0.81%            0.95%
   Return on average equity                                         16.65            13.03            11.65            11.80
   Weighted average interest rate spread                             2.78             2.92             2.94             3.62
   Average equity to average assets                                  5.01             5.70             6.92             8.09
   Allowance for loan losses to non-performing loans(2)            110.20           122.08            79.84            67.76
   Allowance for loan losses to total loans                          1.11             1.88             2.85             2.79
   Efficiency ratio(1)                                              65.29            68.10            62.89            60.34
   Efficiency ratio of the Company excluding mortgage
   banking subsidiary(1):                                           59.94            60.84            57.33              N/A


                                                               AT DECEMBER 31,
                                                              ----------------
                                                                      1993
                                                                  -----------
CONSOLIDATED BALANCE SHEET DATA:
   Total assets                                                   $   190,661
   Investment securities                                               64,671
   Loans, net                                                         107,906
   Deposits                                                           137,602
   Borrowed funds                                                      35,000
   Stockholders' equity                                                15,971


                                                           YEARS ENDED DECEMBER 31,
                                                           ------------------------
                                                                      1993
                                                                  -----------

CONSOLIDATED OPERATING DATA:
   Interest and dividend income                                   $    12,057
   Interest expense                                                     4,998
                                                                  -----------
   Net interest income                                                  7,059
   Provision for loan losses                                            1,492
                                                                  -----------
   Net interest income, after provision for loan losses                 5,567
   Other income                                                         1,368
   Operating expenses                                                   6,920
                                                                  -----------
   Income before income taxes                                              15
   Provision (benefit) for income taxes                                (1,038)
                                                                  -----------
   Net income                                                     $     1,053
                                                                  ===========

PER SHARE DATA:
   Weighted average shares outstanding assuming dilution            2,330,000
   Weighted average shares outstanding                              2,300,000
   Diluted earnings per share                                     $      0.45
   Basic earnings per share                                              0.46
   Cash dividends paid per share                                          -
   Book value per common share                                           6.94

SELECTED FINANCIAL RATIOS:
   Return on average assets                                              0.62%
   Return on average equity                                              6.77
   Weighted average interest rate spread                                 4.26
   Average equity to average assets                                      9.23
   Allowance for loan losses to non-performing loans(2)                 55.99
   Allowance for loan losses to total loans                              3.27
   Efficiency ratio(1)                                                   69.58
   Efficiency ratio of the Company excluding mortgage
   banking subsidiary 1:                                                  N/A

1 Equals non-interest expense excluding provisions for loan losses, OREO expenses, and non-recurring expenses divided by net interest income and other income, excluding securities gains.
2  Periods prior to 1995 are restated to reflect the adoption of SFAS 114.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRELIMINARY NOTE IN REGARD TO FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects", and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the registrant's actual results to differ materially from those contemplated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results."

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

The following important factors, among others, could cause actual results to differ materially from those contemplated by forward-looking statements made in this annual report or presented elsewhere by management from time to time. A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the Bank's continued ability to originate loans, fluctuation of interest rates, real estate market conditions in the Bank's lending areas, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, changing regulatory requirements and new tax or other state and national legislation.

The following analysis of the Bank's consolidated results of operations and financial condition should be read in conjunction with the consolidated financial statements and accompanying notes included in this report.

GENERAL

The Company. People's Bancshares, Inc. (the "Company") is a unitary bank holding company subject to the Bank Holding Company Act ("BHC"), the principal business of which consists of the business of People's Savings Bank of Brockton (the "Bank"). The only significant assets of the Company are the capital stock of the Bank and the Company's equity interest in People's Bancshares Capital Trust, a Delaware business trust (the "Trust") formed in 1997. Although the Company is a legal entity separate from the Bank and the Trust, the Company itself is not engaged in any business activities. The Trust issued $13.8 million of trust preferred securities to the public on June 26, 1997 to purchase subordinated debentures from the Company.

The Bank. The Bank was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, the Bank converted to a Massachusetts chartered savings bank in stock form. The Bank is engaged principally in the business of attracting deposits from individuals, businesses and governments, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and investments, consisting primarily of mortgage-backed securities. The Bank and its mortgage banking subsidiary originate loans for investment with the exception of residential mortgage loans. The Bank originates 1-4 family residential loans primarily for sale in the secondary market, generally with the servicing rights of such loans. The Bank sold 92%, 93% and 78% of its 1-4 family residential loan originations in 1997, 1996 and 1995, respectively. Loan sales are made from loans originated by the Bank's mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), on which PMC has obtained purchase commitments from investors prior to funding.

The Bank actively manages the purchase and sale of investments and loans which are serviced by third parties. These purchases are funded by FHLB advances, repurchase agreements and municipal deposits. Such leveraged assets amounted to $414.0 million and $147.6 million at December 31, 1997 and 1996, respectively. The Bank's revenues are derived principally from interest on its loans, interest and dividends on its investment securities, customer fees, and gains on residential mortgage loan sales. The Bank's primary sources of funds are customer deposits, amortization and repayment of loan and investment principal, interest and dividends on loans and investments, maturity or sale of investment securities, collateralized borrowings and proceeds from the sale of loans. The Bank offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposits and various retirement accounts.

The Bank has eight wholly-owned subsidiaries. PMC, which was organized in February 1995, acts as the mortgage banking subsidiary of the Bank. PSB Security Corporation I, II, and III, organized in February 1996, are "security corporations" for Massachusetts tax purposes, and are subject to a more favorable tax rate on income derived from securities held in them. Currently, only PSB Security Corporation I is active. The remaining subsidiaries of the Bank are primarily engaged in the management and sale of foreclosed real estate.

OVERVIEW

Operating results for 1997, 1996 and 1995 were influenced by the Company's issuance of trust preferred securities through the Trust; a 10% common stock repurchase; the increase in earning assets through loan originations, loan purchases, investment purchases and the acquisition of nine branches in four transactions; the continued growth in residential mortgage loan originations generated by PMC; and increased income tax provisions. Average earning assets increased 126% from $259.5 million in 1995 to $587.1 million in 1997. Mortgage loan originations increased 295% from $88.3 million in 1995 to $349.7 million in 1997. Finally, the Company recognized an income tax provision of $829,000 in 1995 compared to an income tax provision of $2.9 million in 1997. It is within this context that the Company's operating results should be analyzed.

Net income amounted to $5.1 million or $1.47 per diluted share for the year ended December 31, 1997, compared to $3.6 million or $1.09 per diluted share for the year ended December 31, 1996. Basic earnings per share was $1.49 for the year ended December 31, 1997 compared to $1.11 for the year ended December 31, 1996. Income before income taxes increased by $2.6 million or 48%, to $8.1 million for the year ended December 31, 1997 from $5.4 mil-lion for the year ended December 31, 1996. Tax expense amounted to $2.9 million for the year ended December 31, 1997 compared to tax expense of $1.9 million for the year ended December 31, 1996.

The improvement in pre-tax income for 1997 was due to an increase of $3.1 million or 21% in net interest income, and a $2.2 million or 54% increase in other income, offset by a $2.7 million increase in operating expenses.

The increase in net interest income was primarily attributable to a substantial increase in average earning assets which accounted for 84% of the increase in the net interest margin. The positive contributions to the net interest margin of increased interest rates earned on average investments and decreased rates paid on average deposits was sufficient to offset the negative effects of decreased yields earned on average loans and increased rates paid on average borrowed funds. Net interest margins were adversely effected by the amortization of premiums associated with purchased loans, mortgage-backed securities and loans acquired in branch acquisitions due to increased prepayments on 1-4 family residential loans. The adverse effect of amortization of such premiums on diluted earnings per share were as follows for 1997, 1996 and 1995:

                                      1997       1996         1995
                                    -------     -------     -------
First quarter                       $  0.02     $  0.05     $  0.02
Second quarter                         0.03        0.08           -
Third quarter                          0.04        0.02        0.01
Fourth quarter                         0.09        0.01        0.03
                                    -------     -------     -------
                                    $  0.18     $  0.16     $  0.06
                                    =======     =======     =======

The total premiums on purchased 1-4 family residential loans, mortgage-backed securities, and loans acquired in branch acquisitions amounted to $8.0 million and $7.5 million at December 31, 1997 and 1996, respectively.

The increase in other income was due to a $2.0 million increase in gains on sales of loans, and a $280,000 increase in gains on sales of securities. The increase in gains on loan sales was the result of residential mortgage originations increasing 52% during 1997. This is attributable to the continued growth of the Bank's mortgage banking subsidiary. PMC's results of operations are volatile and highly influenced by the interest rate environment. Generally, PMC will be more profitable during periods of low or declining interest rates. During 1997, 1996, and 1995 PMC has made the following contributions (charges) to diluted earnings per share.


                    1997      1996       1995
                   ------    ------     ------
First quarter      $0.04     $(0.01)       N/A
Second quarter      0.01       0.01      (0.04)
Third quarter       0.07      (0.04)      0.01
Fourth quarter      0.05        -        (0.04)
                   -----     ------     ------
                   $0.17     $(0.04)    $(0.07)
                   =====     ======     ======


Operating expenses other than OREO expenses increased $2.5 million primarily due to a $1.1 million increase in salaries and benefits expenses, a $424,000 increase in occupancy expenses, a $234,000 increase in data processing expenses, and a $514,000 increase in other general and administrative expenses. These increases were primarily attributable to the growing operations of the Bank's mortgage banking subsidiary and a full year of operations for five new branches acquired in March 1996. At December 31, 1997, PMC had 75 employees compared to 68 and 46 at December 31, 1996 and 1995, respectively.

Assets at December 31, 1997 totaled $762.9 million compared to $496.1 million at December 31, 1996. The increase in total assets of $266.8 million or 54% is largely attributable to the Bank's continued use of borrowed funds to generate additional interest income by investing the proceeds in mortgage-backed securities and purchasing 1-4 family residential loans. During 1997, the Bank purchased $146.6 million of 1-4 family residential loans that are being serviced by third parties.

The allowance for loan losses at December 31, 1997 totaled $4.3 million or 1.11% of total loans compared to $4.7 million or 1.88% at year-end 1996. The allowance for loan losses as a percentage of non-performing loans amounted to 110% at December 31, 1997, compared to 122% at December 31, 1996. Non-performing assets decreased to $4.0 million or 0.52% of total assets at December 31, 1997, compared to $4.4 million or 0.88% of total assets at December 31, 1996.

The Bank's book value per share at December 31, 1997 was $9.16 per share compared to $8.72 per share at December 31, 1996.

1997 DEVELOPMENTS

On June 26, 1997, the Company raised total proceeds of $13.8 million in a sale of subordinated debentures to People's Bancshares Capital Trust which funded the purchase in a public offering of 1,380,000 trust preferred securities with a liquidation value of $10 each. Using interest payments made by the Company on the debentures, the Trust pays quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities will be cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in June 2027 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002. This subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 1997, all such subordinated debt currently is included in total risk-based capital.

On July 17, 1997, the Company repurchased 355,000 common shares or 10% of its outstanding stock as of June 30, 1997, at an average cost of $17.50 in an open market transaction under a repurchase program announced on July 15, 1997.

GOVERNMENT REGULATION

The Company has been incorporated as a business corporation under Massachusetts law. Thus, the Company is subject to regulation by the Secretary of the Commonwealth of Massachusetts and the rights of its stockholders are governed by Massachusetts corporate law. As a bank holding company, the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the BHC Act. As a state chartered savings bank whose deposits are insured by the FDIC, the Bank is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the Commissioner of Banks of Massachusetts (the "Commissioner").

In granting approval of the reorganization in which the Bank became a wholly-owned subsidiary of the Company, the Commissioner included a provision which requires the Bank and the Company to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner has indicated to the Bank that this minimum capital requirement is not related to the Bank's financial condition, but instead reflects the policy of the Commissioner to impose minimum capital requirements with respect to all one-bank holding company formations. The approval also provides that if the Bank's Tier 1 leverage capital ratio is below 4.00%, the Bank must seek Commissioner approval before paying dividends to the Company. The Bank's Tier 1 leverage capital ratio was 5.26% as of December 31, 1997.

FINANCIAL CONDITION

Cash and cash equivalents increased $18.2 million during 1997. The Bank's short-term investment portfolio increased to $16.9 million at December 31, 1997 from $10,000 at December 31, 1996.

Investment securities, consisting primarily of mortgage-backed securities, increased $112.2 million during 1997 as the Bank deployed borrowed and deposit funds to leverage its capital position. This continued the execution of the Bank's strategy begun in 1993 to maximize the Bank's return on equity by deploying unused funds into investments having minimal credit risk. Under this strategy, mortgage-backed securities purchases are structured to realize rate spreads between the mortgage-backed securities and funding liabilities while matching the expected maturities of the securities to the funding provided by repurchase agreements and FHLB advances.

These transactions had the effect of lowering certain financial ratios such as the Tier 1 leverage capital ratio, return on assets, the weighted average interest rate spread, and the net yield on average interest-earning assets, because they substantially increased the average asset base used in such computations. On the other hand, this strategy resulted in substantial benefits to pre-tax income and return on equity.

When interest rates decline, mortgage refinancings increase, which results in accelerated principal repayments. When interest rates increase, prepayments decrease, which results in longer expected average lives. Net spreads may increase or decrease depending on the repricing characteristics of the mortgage-backed securities and the related funding liabilities.

Loans and loans held for sale increased $134.9 million, or 49%, to $411.4 million at December 31, 1997, from $276.5 million at December 31, 1996. Contributing to this increase was the purchase of $146.6 million of residential real estate loans. People's Mortgage Corporation increased the Bank's 1-4 family residential loan originations to $349.7 million for 1997 compared to $229.4 million for 1996. These loans were mostly sold to investors resulting in net gains of $4.1 million for 1997 compared to $2.1 million for 1996.

The allowance for loan losses was $4.3 million, or 1.11% of total loans at December 31, 1997, compared to $4.7 million, or 1.88% of total loans at December 31, 1996. The allowance for loan losses amounted to 110% of non-performing loans at December 31, 1997, compared to 122% of non-performing loans at December 31, 1996. During 1996, the Bank acquired $1.7 million of loan loss allowance from the branch acquisitions. Non-performing loans totaled $3.9 million at December 31, 1997 and 1996. Foreclosed real estate amounted to $111,000 at December 31, 1997, compared to $493,000 at December 31, 1996.

Deposits increased $18.8 million during 1997 primarily as a result of the growth of municipal deposit products which increased from $23.7 million at December 31, 1996 to $57.4 million at December 31, 1997. Non-certificate accounts excluding municipal deposits decreased from $190.1 million at December 31, 1996 to $179.8 million at December 31, 1997. Borrowed funds increased $232.6 million during 1997 to fund the purchase of mortgage loans and mortgage-backed securities.

At December 31, 1997, there were $332,000 in net unrealized gains, after tax effects, on investment securities available for sale compared to $821,000 in net unrealized losses, after tax effects, at December 31, 1996. Without these net unrealized gains and losses, book value per share would have been $9.06 at December 31, 1997, and $8.95 at December 31, 1996. The small net increase in book value per share during 1997 was primarily attributable to the repurchase of 355,000 shares of treasury stock at a significant premium to book value which offset the increase resulting from 1997 net income.

RESULTS OF OPERATIONS

Net interest income increased to $18.3 million in 1997, from $15.2 million in 1996 and $8.6 million in 1995.

Interest and dividend income amounted to $44.5 million in 1997, compared to $33.8 million in 1996 and $19.7 million in 1995. The increases in interest and dividend income in 1997 and 1996 were due to $132.6 million and $195.0 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the deployment of borrowed and deposit funds in purchased mortgage loans and mortgage-backed securities and branch acquisitions in 1996 and 1995.

Interest and fees on loans increased to $25.3 million in 1997 from $20.0 million in 1996 and $11.2 million in 1995, primarily as a result of a higher volume of average loans outstanding. The yield on average loans was adversely affected as a result of falling interest rates and the resulting effect of prepayments on purchased and acquired loans premiums.

Interest and dividends from investment securities increased to $18.8 million in 1997, from $13.6 million in 1996, and $8.4 million in 1995. The increases in 1997 and 1996 were due to an increase in funds invested in investment securities and increasing yields on average investments. The yield earned increased despite falling mortgage loan interest rates due to the investment in higher yielding agency and trust preferred securities in 1997. Interest on short-term investments amounted to $374,000 in 1997, $154,000 in 1996, and $152,000 in
1995.

Interest expense amounted to $26.2 million in 1997, $18.6 million in 1996, and $11.1 million in 1995. The Bank's average cost of funds was 4.80% in 1997, compared to 4.51% in 1996, and 4.66% in 1995. Interest on deposits increased to $11.8 million for 1997 from $10.4 million for 1996 and $5.5 million for 1995. The increase in deposit interest expense for 1997, was due to a $37.1 million increase in average interest-bearing deposits offset by a 3 basis point decrease in deposit yield paid compared to 1996. Deposit interest expense increased by $4.9 million in 1996 compared to 1995. The 1996 increase was attributable to the $124.2 million increase in average interest-bearing deposits.

Interest on borrowed funds increased to $14.4 million for 1997, from $8.2 million for 1996 and $5.6 million in 1995. The increase in interest expense on borrowed funds for 1997 was due to a $95.8 million increase in average borrowed funds and a 37 basis point increase in yield paid on borrowed funds compared to the same period in 1996. As mentioned above, the Bank has leveraged its capital by borrowing funds and investing in mortgage-backed securities and purchasing residential real estate loans. Interest expense on borrowed funds increased $2.5 million in 1996 over 1995 as the Bank increased average borrowed funds by $49.0 million offset by a decrease in average rates paid by 19 basis points.

The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.


RATE-VOLUME ANALYSIS
(Dollars in thousands)

                                                     1997 COMPARED TO 1996                   1996 COMPARED TO 1995
                                                      INCREASE (DECREASE)                     INCREASE (DECREASE)
                                            -----------------------------------      -----------------------------------
                                                                 VARIANCE                                VARIANCE
                                                                  DUE TO                                  DUE TO
                                                          ---------------------                   ----------------------
                                             TOTAL                                    TOTAL
                                             CHANGE        VOLUME        RATE         CHANGE       VOLUME        RATE
                                            --------      --------     --------      --------     --------     --------
INCOME FROM INTEREST-EARNING ASSETS
Loans and loans held for sale:
    Real estate                             $  4,971      $  5,423     $   (452)     $  7,203     $  7,768     $   (565)
    Other                                        333           308           25         1,607        1,732         (125)
                                            --------      --------     --------      --------     --------     --------
      Total loans                              5,304         5,731         (427)        8,810        9,500         (690)
                                            --------      --------     --------      --------     --------     --------
Short-term investments                           220           226           (6)            2           39          (37)
Investment securities                          5,215         3,918        1,297         5,220        5,195           25
                                            --------      --------     --------      --------     --------     --------
    Total interest and dividend income        10,739         9,875          864        14,032       14,734         (702)
                                            --------      --------     --------      --------     --------     --------

EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits:
    NOW                                          (24)           42          (66)          268          279          (11)
    Savings                                      (38)           88         (126)        1,061        1,087          (26)
    Money market                                 468           395           73           112          107            5
    Time                                         944         1,037          (93)        3,463        3,415           48
                                            --------      --------     --------      --------     --------     --------
      Total interest on deposits               1,350         1,562         (212)        4,904        4,888           16
Borrowed funds                                 6,240         5,660          580         2,542        2,735         (193)
                                            --------      --------     --------      --------     --------     --------
      Total interest expense                   7,590         7,222          368         7,446        7,623         (177)
                                            --------      --------     --------      --------     --------     --------
Net interest income                         $  3,149      $  2,653     $    496      $  6,586     $  7,111     $   (525)
                                            ========      ========     ========      ========     ========     ========


PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb reasonably foreseeable loan losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional provisions could be necessary.

The provision for loan losses was $100,000 in 1997, $75,000 in 1996, and $525,000 in 1995. These provisions were the result of the Bank's internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

OTHER INCOME

The Bank's other income totaled $6.2 million in 1997, $4.0 million in 1996, and $1.8 million in 1995. Customer service fees amounted to $1.5 million in 1997, $1.6 million in 1996, and $995,000 in 1995, respectively. The increase in 1996 was due to an increase in the Bank's deposit customer base as a result of nine branches acquired during 1995 and 1996. Gains on sales of loans increased to $4.1 million in 1997, from $2.1 million in 1996 and $793,000 in 1995. The increase in 1997 and 1996 is attributable to the increasing volume generated by the Bank's mortgage banking subsidiary.

In 1997, the Bank sold investments for net gains of $261,000 compared to net losses of $19,000 and $231,000 in 1996 and 1995, respectively.

OPERATING EXPENSES

Operating expenses totaled $16.3 million in 1997, $13.7 million in 1996, and $6.8 million in 1995. The Bank's efficiency ratio (operating expenses, exclusive of expenses associated with OREO and non-recurring expenses, divided by net interest income and non-interest income, exclusive of securities gains) was 65.3%, 68.1%, and 62.9% for 1997, 1996, and 1995, respectively. The 1997 decrease is attributable to the improved profitability of PMC. The 1996 increase is attributable to operating losses generated by PMC and the Branch Acquisitions.

Salaries and benefits expense amounted to $8.7 million in 1997, $7.6 million in 1996, and $3.5 million in 1995. The 1997 and 1996 increase is primarily attributable to the growth of PMC and the significant increase in mortgage origination volume. Occupancy and equipment expenses amounted to $1.9 million in 1997, $1.5 million in 1996, and $734,000 in 1995. The increases were primarily due to nine branches acquired during 1996 and 1995 and to the opening of five PMC offices during 1997, 1996 and 1995.

Data processing fees increased to $1.2 million in 1997 compared to $950,000 in 1996 and $241,000 in 1995. The 1997 and 1996 increases were attributable to branch acquisitions and the Bank's outsourcing of item processing. Professional fees amounted to $858,000 in 1997, $614,000 in 1996, and $430,000 in 1995. The
Bank uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $264,000 in 1997, $206,000 in 1996 and $100,000 in 1995. Other professional fees amounted to $594,000, $408,000, and $330,000 for 1997, 1996, and 1995, respectively.

The Bank incurred OREO expenses totaling $245,000 in 1997, $59,000 in 1996, and $142,000 in 1995. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $246,000, $204,000, and $282,000 for 1997, 1996, and 1995, respectively. The Bank recognized net gains on sales of OREO, after write-downs, of $1,000, $145,000 and $140,000 in 1997, 1996 and 1995,
respectively. Due to the level of non-performing loans at December 31, 1997, foreclosures are likely to continue in 1998. The level of OREO expenses cannot be reasonably estimated since the holding period for OREO is difficult to predict and depends upon the nature of the foreclosed property and opportunities for disposition.

Other general and administrative expenses amounted to $3.5 million in 1997, $2.9 million in 1996, and $1.7 million in 1995. Amortization of intangible assets amounted to $235,000 in 1997 from, $249,000 in 1996 and $87,000 in 1995. The
Bank's advertising expense was $577,000 in 1997, $717,000 in 1996, and $402,000 in 1995. The 1996 expense reflected added costs of breaking into new markets acquired as a result of the branch acquisitions. Insurance expense amounted to $99,000 in 1997, $103,000 in 1996, and $92,000 in 1995. Finally, various other categories of other operating expenses increased to $2.5 million during 1997 compared to $1.8 million and $960,000 in 1996 and 1995, respectively, due to the Bank's increase in size, non-recurring charges in 1997 associated with the branch closings, and the growing operations of PMC.

INCOME TAXES

The Bank recorded income tax expense of $2.9 million in 1997 compared to $1.9 million and $829,000 for 1996 and 1995, respectively.

In prior years, the Bank had significant available income tax benefits, which were not expected to be realized because of the Bank's then significant operating losses, as well as the general economic conditions that existed in its market area. As a result of its subsequent return to operating profitability, reduction in non-performing assets, strengthened financial condition, and expectation of future taxable income, the Bank recognized $136,000 and $410,000 of these income tax benefits against future income expected to be earned prior to the expiration date of such tax benefits during 1996 and 1995, respectively. In 1997, the Bank recognized an additional $45,000 as a result of generating income qualifying for capital gain treatment.

If economic conditions deteriorate whereby the anticipated future earnings do not materialize, the recognition of these income tax benefits will be reversed to the extent unrealized. At December 31, 1997, there were $114,000 of additional income tax benefits that could be recognized if future earnings during the carryforward period exceed the amount anticipated by the Bank. However, based upon the nature of the remaining tax benefits available for future realization at December 31, 1997, the Bank anticipates that no such benefits will actually be recognized after December 31, 1997. The available tax benefits that the Bank anticipates will not be recognized relate to state tax loss carryforwards and federal tax capital loss carryforwards.

CASH FLOWS

Cash flows from operating activities during 1997, 1996 and 1995 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions for loan losses and write-downs of other real estate owned, (2) the effects of deferred tax provisions, benefits, and recognition of tax assets under SFAS 109, (3) depreciation and amortization, and (4) loans originated for sale and subsequently sold. Operating activities resulted in cash inflows of $7.0 million in 1997 and cash outflows of $14.4 million and $1.5 million in 1996 and 1995, respectively.

The Bank's deployment of cash flows, provided by increased deposits in 1997 and 1996, borrowed funds in 1997, 1996 and 1995, and the issuance of subordinated debentures in 1997, into investment securities, primarily mortgage-backed securities, and mortgage loans was the primary reason for the Bank's positive cash flows from financing activities and negative cash flows from investing activities. This corresponds with the Bank's strategy of using borrowed funds to leverage its capital profitably.

The Bank deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $109.2 million, $25.8 million, and $63.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank also deployed cash flows into loan purchases and originations, net of amortization and payoffs of $137.3 million, $1.8 million, and $5.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. This largely explains the Bank's net cash flows used in investing activities of $246.0 million, $7.3 million, and $43.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

The Bank funded the investment and loan purchases through increases in deposits of $18.8 million and $17.0 million in 1997 and 1996 and borrowed funds, net of repayments amounting to $232.6 million in 1997 and $48.7 million in 1995. This largely explains the Bank's net cash flows provided by financing activities of $257.2 million, $22.9 million, and $49.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank also funded these investment purchases through the deployment of $20.7 million and $24.1 million in cash received during acquisition transactions in 1996 and 1995, respectively.

During 1997, 1996 and 1995, the Bank experienced net cash inflows from deposits of $18.8 million, $17.0 million and $381,000. The increase in 1997 and 1996 is primarily the result of municipal deposit products.

During 1996, the Bank assumed liabilities in branch acquisition transactions of $145.5 million. In 1995, the Bank assumed liabilities in acquisition transactions amounting to $40.7 million.

ASSET/LIABILITY MANAGEMENT

The earnings of most banking institutions are influenced by interest rate fluctuations because their balance sheets, both assets and liabilities, are predominately interest-bearing. The objective of the Bank's asset/liability management is to prudently minimize the interest rate risk of its assets and liabilities. Nonetheless, the Bank, by its very nature, will always be in the business of taking on interest rate risk. It is the responsibility of the Bank's Investment Committee, under the authority of the Board of Directors, to oversee the Bank's management of interest rate risk.

One of the tools used by management to monitor interest rate sensitivity is gap analysis. Gap analysis involves comparing the difference or "gap" between interest-earning assets and interest-bearing liabilities that mature or reprice during a specific period of time. These differences are a primary component of the risk to net interest income. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitivity liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net income. Conversely, during a period of falling interest rates, a negative gap position theoretically would tend to result in an increase in net interest income. In addition, the Bank analyzes the cumulative amount of the excess or deficiency of rate-sensitive assets over rate-sensitive liabilities during a specified period of time. At December 31, 1997, the cumulative one-year gap was a negative $72.2 million or 9.47% of total assets.

Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. The following table shows the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, for the intervals indicated and the instruments' fair values at December 31, 1997. Mortgage-backed securities are allocated based upon expected maturities. Adjustable rate loans tied to prime and adjustable rate mortgage products tied to one and three year U.S. Treasury Notes are included in the table based on their next repricing date. Of the products tied to U.S. Treasury Notes there are caps for life time and period adjustments of 6% and 2% respectively. There are no prepayment assumptions included in this schedule. NOW, savings, and money market deposit accounts are allocated with FDIC guidelines for interest rate risk management.

INTEREST RATE SENSITIVITY ANALYSIS

(Dollars in thousands)                                                  AT  DECEMBER 31, 1997
                                    ------------------------------------------------------------------------------------------------
                                    ONE YEAR        1-2           2-3           3-4          4-5           OVER 5
                                    OR LESS        YEARS         YEARS         YEARS         YEARS         YEARS         TOTAL
                                    --------      --------      --------      --------      --------      --------      --------
INTEREST SENSITIVE ASSETS:
Short-term investments              $ 16,934      $      -      $      -      $      -      $      -      $      -      $ 16,934
    Average interest rate               6.00%            -             -             -             -             -          6.00%
Investment securities                103,280           967         9,648        13,113             -       162,359       289,367
    Average interest rate               7.90%         9.13%         7.32%         8.58%            -          7.20%         7.52%
Adjustable-rate loans                155,564        17,770        90,248        10,232         3,410         2,062       279,286
    Average interest rate               7.93%         7.50%         6.94%         8.14%         8.14%         8.68%         7.60%
Fixed-rate loans                      27,894         3,913         3,035         3,311         6,150        87,844       132,147
    Average interest rate               7.81%         9.09%         8.77%         8.97%         8.97%         7.96%         8.05%
                                    --------      --------      --------      --------      --------      --------      --------
    Total                           $303,672      $ 22,650      $102,931      $ 26,656      $  9,560      $252,265      $717,734
                                    ========      ========      ========      ========      ========      ========      ========

INTEREST SENSITIVE LIABILITIES:
NOW                                 $  8,118      $  4,054      $  4,054      $  4,054      $  4,054      $ 16,256      $ 40,590
    Average interest rate               1.00%         1.00%         1.00%         1.00%         1.00%         1.00%         1.00%
Savings                               17,617         8,808         8,808         8,808         8,808        35,234        88,083
    Average interest rate               2.56%         2.56%         2.56%         2.56%         2.56%         2.56%         2.56%
Money market                          19,632         3,228         3,227             -             -             -        26,087
    Average interest rate               2.92%         2.82%         2.82%            -             -             -          2.82%
Term deposits                        140,205        15,206         6,118         2,011         1,706           118       165,364
    Average interest rate               5.50%         5.87%         6.29%         5.83%         6.07%         6.85%         5.57%
Borrowed funds                       190,350       123,500        42,700             -             -             -       356,550
    Average interest rate               5.71%         5.84%         5.96%            -             -             -          5.79%
Subordinated debentures                    -             -             -             -             -        13,800        13,800
    Average interest rate                  -             -             -             -             -          9.76%         9.76%
                                    --------      --------      --------      --------      --------      --------      --------
    Total                           $375,922      $154,796      $ 64,907      $ 14,873      $ 14,568      $ 65,408      $690,474
                                    ========      ========      ========      ========      ========      ========      ========


(Dollars in thousands)           AT  DECEMBER 31, 1997
                                    ------------
                                       FAIR
                                       VALUE
                                     --------
INTEREST SENSITIVE ASSETS:
Short-term investments               $ 16,934
    Average interest rate
Investment securities                 289,889
    Average interest rate
Adjustable-rate loans                 275,132
    Average interest rate
Fixed-rate loans                      132,773
    Average interest rate
                                     --------
    Total                            $714,728
                                     ========

INTEREST SENSITIVE LIABILITIES:
NOW                                  $ 40,590
    Average interest rate
Savings                                88,083
    Average interest rate
Money market                           26,087
    Average interest rate
Term deposits                         165,658
    Average interest rate
Borrowed funds                        356,010
    Average interest rate
Subordinated debentures                14,760
    Average interest rate
                                     --------
    Total                            $691,188
                                     ========


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

The Bank further enhances this analysis by using a computer based asset/liability management simulation model. This model measures changes in net interest income by projecting the future composition of the Bank's interest-earning assets and interest-bearing liabilities and assessing the effect of rising, flat, and declining interest rate scenarios within a two year horizon. The simulation model allows the Bank to measure the effects of changing interest rate environments on net interest margins, net income, capital, and liquidity. In response to such analysis, the Bank seeks to adjust its assets and liabilities to diminish the future possible adverse effects of extreme changes in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Bank to have sufficient cash reserves and cash equivalents to meet current and future loan commitments and reasonable deposit withdrawals. Management monitors its liquidity requirements so as to meet reasonable funding needs. The Bank's principal sources of liquidity are customer deposits, amortization and repayment of loan and investment principal, interest and dividends on loans and investments, maturity or sale of investment securities, and collateralized borrowings from the Federal Home Loan Bank and proceeds from the sale of loans. In addition to the aforementioned sources of funds, the Bank, as a member of the Depositors Insurance Fund, has the ability to borrow from the Fund for short-term cash needs by pledging certain assets.

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

Tier 1 capital or core capital consists of common stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year. Subordinated debt may also be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital.

The Company had a Tier 1 leverage ratio of 5.25%, a risk-weighted Tier 1 ratio of 9.27% and a total risk-based capital ratio of 11.23% at December 31, 1997. The Company had a Tier 1 leverage ratio of 6.01%, a risk-weighted Tier 1 ratio of 12.31% and a total risk-based capital ratio of 13.56% at December 31, 1996.

The Bank had a Tier 1 leverage ratio of 5.26%, a risk-weighted Tier 1 ratio of 9.38% and a total risk-based capital ratio of 10.43% at December 31, 1997. The Bank had a Tier 1 leverage ratio of 6.04%, a risk-weighted Tier 1 ratio of 12.38% and a total risk-based capital ratio of 13.64% at December 31, 1996.

NON-PERFORMING ASSETS

The Bank considers loans to be non-performing when doubt exists as to the ultimate collection of interest or principal. Such loans are placed on non-accrual status and related accrued interest is charged off against current period interest income. In addition, the Bank considers certain restructured loans to be non-performing until the borrower demonstrates a sustained payment performance, usually for a minimum of six months.

The following table sets forth the Bank's non-performing assets at December 31, 1997, 1996, and 1995:

                                  1997       1996       1995
                                 ------     ------     ------
                                     (Dollars in thousands)
Non-performing loans:
    Mortgage loans               $3,832     $3,816     $4,725
    Commercial loans                 59         45         37
    Consumer loans                    3          2         14
                                 ------     ------     ------
                                  3,894      3,863      4,776
Other real estate owned, net        111        493        571
                                 ------     ------     ------
Non-performing assets            $4,005     $4,356     $5,347
                                 ======     ======     ======

At December 31, 1997, there were no individual non-performing assets with a balance greater than $1.0 million.

Non-accrual and impaired loans amounted to $3.9 million, $3.9 million and $4.8 million at December 31, 1997, 1996, and 1995, respectively. The average investment in impaired loans amounted to $3.8 million, $4.8 million and $5.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income recognized on a cash basis on impaired loans amounted to $171,000, $261,000 and $182,000 for the years ended December 31, 1997, 1996, and
1995.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses has been established to absorb reasonably foreseeable losses inherent in the loan portfolio. The provision to and the level of the allowance are evaluated on a periodic basis by management and the Board of Directors. The provision is the result of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and present and prospective economic conditions based on facts then known.

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

The Bank's allowance for loan losses at December 31, 1997 and 1996, was $4.3 million and $4.7 million, respectively. The Bank's ratio of its allowance for loan losses to total loans at December 31, 1997 and 1996 was 1.11% and 1.88%, respectively. The Bank's ratio of its allowance for loan losses to non-performing loans at December 31, 1997 and 1996 was 110.2% and 122.1%, respectively.

Management believes the allowance for loan losses was adequate at December 31, 1997, to absorb reasonably foreseeable loan losses in the loan portfolio. If the economy or real estate values in the Bank's market area decline, additional charge-offs and an increase in the allowance for loan losses could result.

IMPACT OF INFLATION

The consolidated financial statements and the consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles that require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do no necessarily move in the same direction or in the same magnitude as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company will adopt these disclosure requirements beginning in the first quarter of 1998.

In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined how the adoption of SFAS No. 131 will impact the Company's financial reporting.

YEAR 2000 ISSUE

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that use date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company will utilize both internal and external resources to identify, correct or reprogram and test the systems and software for Year 2000 compliance. The Company has initiated formal communications with all of its significant processing vendors to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. Although the Company cannot currently estimate the extent to which any failure to process date information correctly could have a material adverse effect on the Company's business, operations or financial condition, management believes that, if not adequately addressed, such delays, errors or failures could have a significant adverse impact on the financial condition and results of operations of the Company.

Monitoring and managing the Year 2000 project will result in additional direct and indirect costs to the Company. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products and implementing any necessary contingency plans. Management expects the cost of achieving Year 2000 compliance to be immaterial, if as expected, the Company's third party data service provider is able to achieve Year 2000 compliance. Actual costs will be charged to earnings as incurred. Such costs have not been material to date.

CONSOLIDATED BALANCE SHEETS


                                                                                                              DECEMBER 31,
                                                                                                           -----------------
                                                                                                          1997           1996
                                                                                                       ---------      ---------
ASSETS                                                                                                    (Dollars in thousands)
Cash and due from banks                                                                                $  13,759      $  12,468
Short-term investments                                                                                    16,934             10
                                                                                                       ---------      ---------
    Total cash and cash equivalents                                                                       30,693         12,478
Investment securities (Notes 3 and 9)                                                                    304,713        192,517
Loans held for sale                                                                                       24,735         25,612
Loans                                                                                                    386,698        250,911
    Less allowance for loan losses                                                                        (4,291)        (4,716)
                                                                                                       ---------      ---------
      Loans, net (Notes 4, 9 and 16)                                                                     382,407        246,195
                                                                                                       ---------      ---------
Other real estate owned, net (Note 5)                                                                        111            493
Banking premises and equipment, net (Note 6)                                                              12,940         13,034
Accrued interest receivable                                                                                4,435          2,888
Intangible assets (Note 2)                                                                                 1,148          1,338
Other assets (Notes 7 and 10)                                                                              1,728          1,578
                                                                                                       ---------      ---------
      Total assets                                                                                     $ 762,910      $ 496,133
                                                                                                       =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)                                                                                      $ 355,083      $ 336,238
Borrowed funds (Note 9)                                                                                  356,550        123,920
Mortgagors' escrow accounts                                                                                1,114            973
Accrued expenses and other liabilities (Notes 7 and 13)                                                    6,227          3,938
Subordinated debentures (Note 10)                                                                         13,800              -
                                                                                                       ---------      ---------
      Total liabilities                                                                                  732,774        465,069
                                                                                                       ---------      ---------

Commitments and contingencies (Note 11)

Stockholders' equity (Notes 2, 12, 14, 15 and 18):
    Serial preferred stock - par value $0.10 per share; authorized
      10,000,000 shares, none issued                                                                           -              -
    Common stock - par value $0.10 per share; authorized 20,000,000
      shares; issued and outstanding 3,643,686 and 3,562,970 shares                                          364            356
    Additional paid-in capital                                                                            23,400         22,967
    Retained earnings                                                                                     12,253          8,562
                                                                                                       ---------      ---------
                                                                                                          36,017         31,885
    Treasury stock, at cost - 355,000 shares                                                              (6,213)             -
    Net unrealized gain (loss) on securities available for sale, after tax effects (Notes 3 and 7)           332           (821)
                                                                                                       ---------      ---------
      Total stockholders' equity                                                                          30,136         31,064
                                                                                                       ---------      ---------
      Total liabilities and stockholders' equity                                                       $ 762,910      $ 496,133
                                                                                                       =========      =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME


                                                                                        YEARS ENDED DECEMBER 31,
                                                                             --------------------------------------------
                                                                                1997             1996             1995
                                                                             -----------     -----------      -----------
                                                                             (Dollars in thousands, except per share data)
Interest and dividend income:
   Interest and fees on loans                                                $    25,297     $    19,993      $    11,183
   Interest on short-term investments                                                374             154              152
   Interest and dividends on investment securities                                18,829          13,614            8,394
                                                                             -----------     -----------      -----------
      Total interest and dividend income                                          44,500          33,761           19,729
                                                                             -----------     -----------      -----------
Interest expense:
   Interest on deposits                                                           11,785          10,435            5,531
   Interest on borrowed funds                                                     14,400           8,160            5,618
                                                                             -----------     -----------      -----------
      Total interest expense                                                      26,185          18,595           11,149
                                                                             -----------     -----------      -----------
Net interest income                                                               18,315          15,166            8,580
Provision for loan losses (Note 4)                                                   100              75              525
                                                                             -----------     -----------      -----------
Net interest income, after provision for loan losses                              18,215          15,091            8,055
                                                                             -----------     -----------      -----------
Other income:
   Customer service fees                                                           1,526           1,573              995
   Gains (losses) on sales of securities available for sale, net (Note 3)            261             (19)            (231)
   Gains on sales of loans,  net                                                   4,135           2,100              793
   Gains on sales of banking premises and equipment, net                               -             162                -
   Miscellaneous                                                                     275             215              198
                                                                             -----------     -----------      -----------
      Total other income                                                           6,197           4,031            1,755
                                                                             -----------     -----------      -----------
Operating expenses:
   Salaries and employee benefits (Note 13)                                        8,711           7,644            3,499
   Occupancy and equipment (Notes 6 and 11)                                        1,893           1,469              734
   Data processing                                                                 1,184             950              241
   Professional fees                                                                 858             614              430
   Other real estate owned, net (Note 5)                                             245              59              142
   Other general and administrative                                                3,456           2,942            1,741
                                                                             -----------     -----------      -----------
      Total operating expenses                                                    16,347          13,678            6,787
                                                                             -----------     -----------      -----------
Income before income taxes                                                         8,065           5,444            3,023
Provision for income taxes (Note 7)                                                2,934           1,885              829
                                                                             -----------     -----------      -----------
Net income                                                                   $     5,131     $     3,559      $     2,194
                                                                             ===========     ===========      ===========

Weighted average shares outstanding- assuming dilution for stock options       3,500,048       3,267,890        2,523,135
Weighted average shares outstanding                                            3,446,299       3,196,436        2,313,399

Net income per share:
   Diluted earnings per share                                                $      1.47     $      1.09      $      0.87
   Basic earnings per share                                                         1.49            1.11             0.95

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                            NET UNREALIZED
                                                                                                            GAIN (LOSS) ON
                                                                       ADDITIONAL                            SECURITIES
                                                            COMMON     PAID-IN      RETAINED     TREASURY     AVAILABLE
                                                            STOCK      CAPITAL      EARNINGS       STOCK      FOR SALE      TOTAL
                                                           --------    --------     --------     --------     --------    --------
                                                                                    (Dollars in thousands)

Balance at December 31, 1994                               $    230    $ 13,904     $  3,769     $      -     $   (928)   $ 16,975
Net income                                                        -           -        2,194            -            -       2,194
Exercise of stock warrants                                        2          99            -            -            -         101
Exercise of stock options                                         -          12            -            -            -          12
Cash dividends paid ($.04 per share)                              -           -          (93)           -            -         (93)
Change in net unrealized gain (loss) on
   securities available for sale, after tax effects               -           -            -            -          488         488
                                                           --------    --------     --------     --------     --------    --------
Balance at December 31, 1995                                    232      14,015        5,870            -         (440)     19,677
Net income                                                        -           -        3,559            -            -       3,559
Exercise of stock warrants                                       18         887            -            -            -         905
Exercise of stock options                                         9         625            -            -            -         634
Issuance of common stock                                         97       7,440            -            -            -       7,537
Cash dividends paid ($0.27 per share)                             -           -         (867)           -            -        (867)
Change in net unrealized gain (loss)
   on securities available for sale, after tax effects            -           -            -            -         (381)       (381)
                                                           --------    --------     --------     --------     --------    --------

Balance at December 31, 1996                                    356      22,967        8,562            -         (821)     31,064
Net income                                                        -           -        5,131            -            -       5,131
Purchase of treasury stock                                        -           -            -       (6,213)           -      (6,213)
Exercise of stock options                                         8         433            -            -            -         441
Cash dividends paid ($0.42 per share)                             -           -       (1,440)           -            -      (1,440)
Change in net unrealized gain (loss)
   on securities available for sale, after tax effects            -           -            -            -        1,153       1,153
                                                           --------    --------     --------     --------     --------    --------
Balance at December 31, 1997                               $    364    $ 23,400     $ 12,253     $ (6,213)    $    332    $ 30,136
                                                           ========    ========     ========     ========     ========    ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                       YEARS ENDED DECEMBER 31,
                                                                                               -----------------------------------
                                                                                                  1997         1996       1995
                                                                                               ---------    ---------    ---------
                                                                                                      (Dollars in thousands)
Cash flows from operating activities:
  Net income                                                                                   $   5,131    $   3,559    $   2,194
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
    Provision for loan losses                                                                        100           75          525
    Depreciation and amortization                                                                    429        1,516          420
    Gains on sales of banking premises and equipment                                                   -         (162)           -
    (Gains) losses on sales of securities available for sale, net                                   (261)          19          231
    Loans originated for sale                                                                   (270,627)    (173,082)     (28,200)
    Principal balance of loans sold                                                              271,504      152,742       22,927
    Write-downs, and net gain on sales of other real estate owned, net                                (1)        (145)        (140)
    Deferred tax provision                                                                           902        1,500          826
    Change in other assets, net of other liabilities                                                (181)        (435)        (263)
                                                                                               ---------    ---------    ---------
      Net cash provided (used) by operating activities                                             6,996      (14,413)      (1,480)
                                                                                               ---------    ---------    ---------
  Cash flows from investing activities:
    Cash and cash equivalents received through acquisitions                                            -       20,664       24,054
    Proceeds from sales of securities available for sale                                         316,904       82,983       76,529
    Proceeds from maturities of securities available for sale                                      4,275        2,000            -
    Proceeds from amortization of mortgage-backed securities                                      32,021       38,779       19,714
    Purchase of securities available for sale                                                   (419,245)    (149,545)    (158,220)
    Purchase of securities held to maturity                                                      (43,193)           -         (995)
    Loan (originations and purchases) amortization and payoffs, net                             (137,345)      (1,772)      (5,161)
    Proceeds from sale of other real estate owned                                                  1,470        1,118        1,740
    Proceeds from sale of banking premises and equipment                                               -          424            -
    Additions to banking premises and equipment, net                                                (848)      (1,929)      (1,455)
                                                                                               ---------    ---------    ---------
      Net cash used in investing  activities                                                    (245,961)      (7,278)     (43,794)
                                                                                               ---------    ---------    ---------
  Cash flows from financing activities:
    Net increase in deposits                                                                      18,845       16,952          381
    Net (decrease) increase in borrowings with maturities of three months or less                 15,950      (52,295)      10,065
    Proceeds from issuance of borrowings with maturities in excess of three months               319,200       99,520       62,600
    Repayment of borrowings with maturities in excess of three months                           (102,520)     (49,550)     (24,000)
    Increase (decrease) in mortgagors' escrow accounts                                               141           30          (41)
    Proceeds from issuance of common stock                                                             -        7,537            -
    Proceeds from exercise of stock warrants and options                                             441        1,539          113
    Proceeds from issuance of subordinated debentures                                             12,776            -            -
    Payments to acquire treasury stock                                                            (6,213)           -            -
    Cash dividends                                                                               (1,440)        (867)         (93)
                                                                                               ---------    ---------    ---------
      Net cash provided by financing activities                                                  257,180       22,866       49,025
                                                                                               ---------    ---------    ---------
Net increase in cash and cash equivalents                                                         18,215        1,175        3,751
Cash and cash equivalents at beginning of year                                                    12,478       11,303        7,552
                                                                                               ---------    ---------    ---------
Cash and cash equivalents at end of year                                                       $  30,693    $  12,478    $  11,303
                                                                                               =========    =========    =========
Supplementary information:
  Interest paid                                                                                $  24,876    $  18,324    $  10,900
  Income taxes paid, net                                                                           2,093           25           35
  Transfers from loans to other real estate owned                                                  1,087          895        1,361
  Change in due to/from broker, net                                                                  163         (938)         938
  Assets acquired in acquisitions of bank and branches                                                 -      124,845       16,622
  Liabilities assumed in acquisitions of bank and branches                                             -      145,509       40,676


 See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of People's Bancshares, Inc. (the "Company") and its wholly owned subsidiaries, People's Savings Bank of Brockton (the "Bank") and People's Bancshares Capital Trust (the "Trust"). The Bank formed the Company as a subsidiary of the Bank on March 31, 1995 and completed a reorganization on February 8, 1996, where the Company became the Bank's parent company. The Trust issued $13.8 million trust preferred securities on June 26, 1997 to raise funds to purchase subordinated debentures from the Company. The Bank's active wholly owned subsidiaries, People's Mortgage Corporation ("PMC"), organized in March 1995, engages in mortgage banking and PSB Security Corporation I, organized in February 1996, engages in the purchase and sale of investment securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

BUSINESS

The Bank provides a variety of financial services to individuals and small businesses through its fourteen offices in southeastern Massachusetts. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans. PMC acts as the mortgage banking subsidiary.

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

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. An insignificant delay or insignificant shortfall in the amount of payments does not constitute impairment. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the fair value of the collateral. Impaired loans are considered non-accrual loans and are charged off when management believes the collectibiltiy of the loan balance is unlikely.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.


OTHER REAL ESTATE OWNED

Other real estate owned ("OREO") is held for sale and consists of properties acquired by foreclosure or by deed-in-lieu of foreclosure.

OREO properties are initially recorded at the lower of cost or estimated fair value less disposition costs. Costs to administer OREO properties are expensed. Valuations are periodically performed by management and provisions for losses are charged to other real estate owned expenses if the carrying value of a property exceeds its fair value less estimated disposition costs.

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

INTANGIBLE ASSETS

Intangible assets are comprised of organizational costs, deposit premium intangibles, and goodwill. Organizational costs and goodwill are amortized using straight-line amortization methods over 5 and 15 years, respectively. Deposit premium intangibles are amortized over 8 years using accelerated amortization methods.

RETIREMENT PLAN

The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

STOCK COMPENSATION PLANS

In October, 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 14.)

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

EARNINGS PER SHARE

In February 1997, FASB issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. The Statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior-period earnings per share data presented. Accordingly, the Company has restated all earnings per share data presented herein.

For the years ended December 31, 1996 and 1995, options applicable to 12,000 shares and 23,500 shares, respectively, were anti-dilutive and excluded from the diluted earnings per share computations. For the year ended December 31, 1997 no options were anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company will adopt these disclosure requirements beginning in the first quarter of 1998.

In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined how the adoption of SFAS No. 131 will impact the Company's financial reporting.

2 - ACQUISITIONS

On May 10, 1995, the Bank acquired the Bank of Taunton, A Co-operative bank ("Bank of Taunton"). The acquisition was accounted for as a purchase. Bank of Taunton's assets amounted to $17.8 million at acquisition and no goodwill resulted from the transaction.

The Bank assumed $9.7 million in deposits from Haymarket Co-operative Bank in July 1995, and assumed $13.0 million in deposits from the purchase of a branch of the Bank of Boston located in Mansfield, Massachusetts in September 1995. On March 31, 1995, the Bank purchased assets of Minuteman Funding Corporation, a mortgage broker located in Andover, Massachusetts and transferred the acquired assets to People's Mortgage Corporation, a newly established wholly owned subsidiary of the Bank.

On March 8, 1996, the Bank acquired five branches ("Branch Acquisitions") from Fleet Bank N.A. and Shawmut Bank N.A. ("Fleet/Shawmut"). At the closing of the Branch Acquisitions on March 8, 1996, the Bank assumed the Fleet/Shawmut deposits and paid Fleet/Shawmut a premium on the Fleet/Shawmut deposits. The Fleet/Shawmut deposits totaled $144.7 million. There were no intangible assets resulting from the Branch Acquisition as $6.6 million of the purchase premium was allocated to fixed assets and $4.2 million of the purchase premium was allocated to residential mortgages based on the fair value of the assets.

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

Intangible assets were recorded as a result of the organization costs of forming People's Mortgage Corporation and People's Bancshares, Inc. as well as the acquisition of Minuteman Funding Corporation, the deposits of the Haymarket Bank Branch, and the deposits of Bank of Boston's Mansfield Branch. At December 31, 1997, intangible assets amounted to $1,148,000. Amortization of intangibles amounted to $235,000, $249,000 and $87,000 for 1997, 1996 and 1995 respectively.

3 - INVESTMENT SECURITIES

The following table summarizes investment securities:

                                                        DECEMBER 31,
                                                   ---------------------
                                                     1997          1996
                                                   --------     --------
                                                   (Dollars in thousands)
Securities available for sale, at fair value       $245,636     $184,195
Securities held to maturity, at amortized cost       44,253            -
Restricted equity securities:
   Federal Home Loan Bank of Boston                  13,520        7,018
   Massachusetts Savings Bank Life Insurance          1,304        1,304
                                                   --------     --------
                                                   $304,713     $192,517
                                                   ========     ========


At December 31, 1997, a debt security issued by the Federal Home Loan Bank of Boston ("FHLB") with an amortized cost of $712,000, a fair value of $719,000, and accrued interest receivable of $1,000, has been pledged as collateral for the Bank's treasury, tax and loan accounts. At December 31, 1997, investment securities with an amortized cost of $116,989,000, a fair value of $117,110,000, and accrued interest receivable of $1,056,000 have been pledged as collateral on securities sold under agreements to repurchase.

The following tables summarize the amortized cost and estimated fair value of investment securities:

                                                                       DECEMBER 31, 1997
                                                      ------------------------------------------------
                                                                    GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                                        COST        GAINS        LOSSES         VALUE
                                                      --------     --------     --------      --------
                                                                      (Dollars in thousands)

Available for sale:
   U.S. Government and federal agency obligations     $ 27,919     $     25     $      -      $ 27,944
   Mortgage-backed securities                          202,047          662         (357)      202,352
   Corporate debt securities                            15,148          230          (38)       15,340
                                                      --------     --------     --------      --------
      Total securities available for sale             $245,114     $    917     $   (395)     $245,636
                                                      ========     ========     ========      ========

Held to maturity:
   U.S. Government and federal agency obligations     $ 44,253     $    186     $      -      $ 44,439
                                                      --------     --------     --------      --------
      Total securities held to maturity               $ 44,253     $    186     $      -      $ 44,439
                                                      ========     ========     ========      ========


                                                                       DECEMBER 31, 1996
                                                      ------------------------------------------------
                                                                    GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                                        COST        GAINS        LOSSES         VALUE
                                                      --------     --------     --------      --------
                                                                      (Dollars in thousands)
Available for sale:
   U.S. Government and federal agency obligations     $  2,500     $      -     $    (85)     $  2,415
   Mortgage-backed securities                          181,998          315       (1,513)      180,800
   Corporate debt securities                             1,000            -          (20)          980
                                                      --------     --------     --------      --------
      Total securities available for sale             $185,498     $    315     $ (1,618)     $184,195
                                                      ========     ========     ========      ========


The amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1997 is as follows:

                                   HELD TO MATURITY         AVAILABLE FOR SALE
                                 ----------------------------------------------
                                 AMORTIZED      FAIR       AMORTIZED     FAIR
                                   COST        VALUE         COST       VALUE
                                 --------     --------     --------    --------
                                              (Dollars in thousands)
After 1 year to 5 years          $     -       $     -     $  1,000    $    988
After 5 years to 10 years              -             -       13,537      13,543
Over 10 years                     44,253        44,439       28,530      28,753
Mortgage-backed securities             -             -      202,047     202,352
                                 -------       -------     --------    --------
                                 $44,253       $44,439     $245,114    $245,636
                                 =======       =======     ========    ========



For the years ended December 31, 1997, 1996, and 1995, proceeds from sales of securities available for sale amounted to $316,904,000, $82,983,000 and $76,529,000, respectively. Gross realized gains amounted to $1,201,000, $273,000 and $364,000 in 1997, 1996, and 1995, respectively and gross realized losses amounted to $940,000, $292,000, and $595,000 in 1997, 1996, and 1995,
respectively.

In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, the amortized cost of securities held to maturity that were transferred to available for sale amounted to $54.0 million, and the related unrealized loss amounted to $626,000.

4 - LOANS, NET

A summary of the balances of loans follows:

                                                           DECEMBER 31,
                                                   ------------------------
                                                      1997           1996
                                                   ---------      ---------
                                                     (Dollars in thousands)
Mortgage loans:
   Residential 1 - 4 family                        $ 293,402      $ 160,730
   Residential multi-family                           11,030         11,217
   Commercial real estate                             44,714         44,149
   Construction                                       11,162          7,359
   Equity lines of credit                             10,152         10,297
                                                   ---------      ---------
                                                     370,460        233,752
                                                   ---------      ---------
   Deferred loan origination fees, net                  (113)           (49)
   Less undisbursed amount on loans in process        (2,239)        (1,450)
                                                   ---------      ---------
      Total mortgage loans                           368,108        232,253
                                                   ---------      ---------
Other loans:
   Retail installment sale contracts                     915          1,830
   Consumer                                            5,007          6,161
   Commercial lines of credit                          6,089          5,622
   Commercial                                          6,433          4,838
   Education                                             146            207
                                                   ---------      ---------

       Total other loans                              18,590         18,658
                                                   ---------      ---------
       Total loans                                   386,698        250,911
Allowance for loan losses                             (4,291)        (4,716)
                                                   ---------      ---------
       Loans, net                                  $ 382,407      $ 246,195
                                                   =========      =========


An analysis of the allowance for loan losses follows:

                                                               YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1997         1996         1995
                                                         -------      -------      -------
                                                              (Dollars in thousands)
Balance at beginning of year                             $ 4,716      $ 3,813      $ 3,194
   Provision for loan losses                                 100           75          525
   Loans charged off                                        (727)      (1,131)      (1,196)
   Recoveries                                                202          307          143
   Allowance for loan losses acquired in acquisition           -        1,652        1,147
                                                         -------      -------      -------
Balance at end of year                                   $ 4,291      $ 4,716      $ 3,813
                                                         =======      =======      =======

At December 31, 1997 and 1996, premiums on residential mortgage loans purchased or acquired in acquisitions included in loans, net amounted to $6,152,000 and $4,655,000, respectively. Amortization of premiums amounted to $615,000 and $404,000 and $36,000 for 1997, 1996 and 1995, respectively.

The following is a summary of information pertaining to impaired and nonaccrual loans:

                                                         DECEMBER 31,
                                                    --------------------
                                                     1997           1996
                                                    ------        ------
                                                    (Dollars in thousands)
Impaired loans without a valuation allowance        $    -        $   85
Impaired loans with a valuation allowance            3,894         3,778
                                                    ------        ------
    Total impaired loans                            $3,894        $3,863
                                                    ======        ======
Valuation allowance allocated to impaired loans     $  576        $  567
                                                    ======        ======
Non-accrual loans                                   $3,894        $3,863
                                                    ======        ======


                                                       YEARS ENDED DECEMBER 31,
                                                    ----------------------------
                                                     1997          1996        1995
                                                    ------        ------     ------
                                                         (Dollars in thousands)
Average investment in impaired loans                $3,764        $4,752     $5,834
                                                    ======        ======     ======
Interest income recognized on impaired loans        $  171        $  261     $  182
                                                    ======        ======     ======
Interest income recognized on a cash basis
  on impaired loans                                 $  171        $  261     $  182
                                                    ======        ======     ======

No additional funds are committed to be advanced in connection with impaired loans.

5 - OTHER REAL ESTATE OWNED, NET

A summary of other real estate owned is as follows:

                                      DECEMBER 31,
                                    --------------
                                    1997      1996
                                    ----     ----
                                (Dollars in thousands)
Undeveloped land                    $  -     $ 75
Residential real estate              111      418
                                    ----     ----
                                    $111     $493
                                    ====     ====


OREO expenses include the following:

                                                     YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1997       1996       1995
                                                   -----      -----      -----
                                                       (Dollars in thousands)
Net gain on sales of real estate                   $ (15)     $(145)     $(184)
Write-downs to net realizable value                   14          -         44
Operating expenses, net of rental income             246        204        282
                                                   -----      -----      -----
                                                   $ 245      $  59      $ 142
                                                   =====      =====      =====

An analysis of the allowance for losses on OREO is as follows:

                                            YEARS ENDED DECEMBER 31,
                                          ---------------------------
                                               1996       1995
                                               -----      -----
                                             (Dollars in thousands)
Balance at beginning of year                   $  15      $ 273
  Charge-offs                                    (15)      (318)
  Allowance acquired in acquisition                -         60
                                               -----      -----
Balance at end of year                         $   -      $  15
                                               =====      =====


6 - BANKING PREMISES AND EQUIPMENT, NET

A summary of the cost, accumulated depreciation and amortization, and estimated useful lives of banking premises and equipment follows:

                                                        DECEMBER 31,
                                                   ----------------------
                                                                                 ESTIMATED
                                                     1997          1996         USEFUL LIVES
                                                   --------      --------      ---------------
                                                   (Dollars in thousands)
Land                                               $  1,452      $  1,417            -
Buildings                                             8,482         8,472      20 to 39 years
Leasehold improvements                                1,218         1,370      Terms of lease
Furniture and equipment                               4,860         4,376      5 to 10 years
                                                   --------      --------
                                                     16,012        15,635
Less accumulated depreciation and amortization       (3,072)       (2,601)
                                                   --------      --------
                                                   $ 12,940      $ 13,034
                                                   ========      ========


Depreciation and amortization expense for the years ended December 31, 1997, 1996, and 1995 amounted to $951,000, $546,000, and $268,000, respectively.

7 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                   --------------------------------------
                                                     1997             1996          1995
                                                   -------           -------      -------
                                                              (Dollars in thousands)
Current:
   Federal                                         $ 2,184           $ 1,059      $     -
   State                                               257               124            3
   Utilization of operating loss carry forwards          -              (635)           -
   Utilization of tax credits                         (409)             (163)           -
                                                   -------           -------      -------
    Total current                                    2,032               385            3
                                                   -------           -------      -------
Deferred:
   Federal                                             799             1,469          819
   State                                               148               167          417
                                                   -------           -------      -------
    Total deferred                                     947             1,636        1,236
                                                   -------           -------      -------
Changes in valuation reserve                           (45)             (136)        (410)
                                                   -------           -------      -------
Income tax provision                               $ 2,934           $ 1,885      $   829
                                                   =======           =======      =======


The components of the net deferred tax asset (liability) are as follows:

                                                 DECEMBER 31,
                                           --------------------
                                             1997         1996
                                           -------      -------
                                          (Dollars in thousands)
Deferred tax asset:
   Federal                                 $ 1,862      $ 2,270
   State                                       805          745
                                           -------      -------
                                             2,667        3,015
Valuation reserve on asset                    (114)        (159)
                                           -------      -------
                                             2,553        2,856
                                           -------      -------
Deferred tax liability:
   Federal                                  (2,649)      (1,714)
   State                                      (928)        (592)
                                           -------      -------
                                            (3,577)      (2,306)
                                           -------      -------
Net deferred tax asset (liability)         $(1,024)     $   550
                                           =======      =======

The tax effects of each type of item that gives rise to deferred taxes are as follows:

                                                                DECEMBER 31,
                                                           --------------------
                                                             1997         1996
                                                           -------      -------
                                                          (Dollars in thousands)
Allowance for loan losses                                  $   121      $   542
Federal tax credits                                              -          370
Other tax loss carryovers                                      155          221
Deferred pension expense                                       326          261
Unrealized (gain)loss on securities available for sale        (190)         482
Investment in limited partnership                             (863)        (710)
Other investments                                             (534)        (483)
Other, net                                                      75           26
                                                           -------      -------
                                                              (910)         709
Valuation reserve                                             (114)        (159)
                                                           -------      -------
Net deferred tax asset  (liability)                        $(1,024)     $   550
                                                           =======      =======

A summary of the change in the net deferred tax asset (liability) is as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            1997         1996         1995
                                                          -------      -------      -------
                                                          (Dollars in thousands)
Balance at beginning of year                              $   550      $ 1,826      $ 2,035
  Deferred tax provision                                     (947)      (1,636)      (1,236)
  Deferred tax benefit (liability) on unrealized
    (gains) losses on securities available for sale          (672)         224         (389)
  Deferred tax resulting from acquisition                       -            -        1,006
  Utilization of valuation reserve                             45          136          410
                                                          -------      -------      -------
Balance at end of year                                    $(1,024)     $   550      $ 1,826
                                                          =======      =======      =======


A summary of the change in the valuation reserve is as follows:

                                                     YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1997      1996       1995
                                                   -----      -----      -----
                                                      (Dollars in thousands)

Balance at beginning of year                       $ 159      $ 311      $ 628
Benefit generated by current year's operations         -          -         47
Valuation reserve resulting from acquisition           -          -         46
Change in assumptions due to
  anticipation of future income                      (45)      (136)      (410)
Benefits expired                                       -        (16)         -
                                                   -----      -----      -----
Balance at end of year                             $ 114      $ 159      $ 311
                                                   =====      =====      =====

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rate are summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                   ---------------------------------
                                                    1997         1996         1995
                                                   -------      -------      -------
                                                        (Dollars in thousands)
Tax at statutory rate of 34%                       $ 2,742      $ 1,851      $ 1,028
Increase (decrease) resulting from:
   State taxes, net of federal tax benefit             267          130          277
   Utilization of deferred tax asset valuation
      reserve due to change in assumptions             (45)         (34)        (410)
Other, net                                             (30)         (62)         (66)
                                                   -------      -------      -------
Income tax provision                               $ 2,934      $ 1,885      $   829
                                                   =======      =======      =======

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

8 - DEPOSITS

A summary of deposit balances, by type, follows:

                                                 December 31,
                                          ----------------------
                                           1997         1996
                                          --------     --------
                                          (Dollars in thousands)

Demand                                    $ 34,959     $ 37,899
NOW                                         40,590       42,009
Savings                                     88,083       95,464
Money market                                26,087       21,190
                                          --------     --------
   Total non-certificate accounts          189,719      196,562
                                          --------     --------
Term certificates of $100,000 or more       66,732       36,922
Term certificates less than $100,000        98,632      102,754
                                          --------     --------
   Total certificate accounts              165,364      139,676
                                          --------     --------
   Total deposits                         $355,083     $336,238
                                          ========     ========


Municipal deposits amounted to $57.4 million and $23.7 million at December 31, 1997 and 1996, respectively.

A summary of certificate accounts, by maturity, follows:

                               DECEMBER 31, 1997       DECEMBER 31, 1996
                            ----------------------  -----------------------
                                        WEIGHTED                 WEIGHTED
                             AMOUNT   AVERAGE RATE    AMOUNT   AVERAGE RATE
                            --------  ------------   --------  ------------
                                       (Dollars in thousands)
Within 1 year               $140,205      5.50%      $106,809     5.40%
Over 1 year to 3 years        21,324      5.97         28,050     5.94
Over 3 years to 5 years        3,717      5.95          4,702     6.29
Over 5 years                     118      6.80            115     6.76
                            --------                 --------
                            $165,364      5.57       $139,676     5.54
                            ========                 ========


9 - BORROWED FUNDS

The following summarizes borrowed funds:

                                                         DECEMBER 31,
                                                   ---------------------
                                                    1997          1996
                                                   --------     --------
                                                    (Dollars in thousands)
Securities sold under agreements to repurchase     $ 96,050     $ 34,670
Federal Home Loan Bank advances                     260,500       89,250
                                                   --------     --------
                                                   $356,550     $123,920
                                                   ========     ========

The amount of securities collateralizing the agreements to repurchase remains in investment securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The mortgage-backed securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the investments in the normal course of their operations, and have agreed to resell substantially identical investments at the maturities of the agreements to the Bank. The highest month-end balance for 1997 and 1996 was $96,050,000 and $44,740,000, respectively. The average balances of repurchase agreements during 1997 and 1996 were $73,734,000 and $32,103,000, respectively. For the years ended December 31, 1997, 1996, and 1995 interest expense on repurchase agreements was $4.4 million, $1.7 million, and $1.1 million, respectively. A summary of securities sold under agreements to repurchase by maturity follows:

                                   DECEMBER 31, 1997      DECEMBER 31, 1996
                                ----------------------  ----------------------
                                            WEIGHTED                WEIGHTED
                                 AMOUNT   AVERAGE RATE   AMOUNT   AVERAGE RATE
                                --------  ------------  --------  ------------
                                         (Dollars in thousands)
Within 1 year                   $17,850       5.81%      $34,670      5.28%
Over 1 year through 3 years      45,500       5.78             -         -
After 3 years                    32,700       6.10             -         -
                                -------                  -------
                                $96,050       5.90       $34,670      5.28
                                =======                  =======

The Bank has an available line of credit of $15 million with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. Advances on the line of credit amounted to $3.4 million at December 31, 1996, and are included in the table below. There were no outstanding advances under the line of credit at December 31, 1997. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities. A summary of FHLB advances by maturity follows:

                                    DECEMBER 31, 1997      DECEMBER 31, 1996
                                 ----------------------  ----------------------
                                             WEIGHTED                WEIGHTED
                                  AMOUNT   AVERAGE RATE   AMOUNT   AVERAGE RATE
                                 --------  ------------  --------  ------------
                                       (Dollars in thousands)
Within 1 year, including
  variable rate demand advances  $160,500     5.71%      $ 68,750      5.61%
Over 1 year through 3 years        26,000     6.06         20,500      5.72
After 3 years                      74,000     5.71              -         -
                                 --------                --------
                                 $260,500     5.75       $ 89,250      5.64
                                 ========                ========

For the years ended December 31, 1997, 1996, and 1995 interest expense on FHLB advances was $9.3 million, $6.5 million, and $4.5 million, respectively.

10 - SUBORDINATED DEBENTURES

On June 26, 1997, the Company raised net proceeds of $12.8 million in a sale of $13.8 million of subordinated debentures to People's Bancshares Capital Trust which funded the purchase through a public offering of 1,380,000 trust preferred securities with a liquidation value of $10 each. Using interest payments made by the Company on the debentures, the Trust pays quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities will be cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in June 2027 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002. This subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 1997, all such subordinated debt is included in total risk-based capital. For the year ended December 31, 1997 interest expense on subordinated debentures amounted to $709,000. Deferred debt financing costs of $1,007,000 are included in other assets at December 31, 1997. These costs are being amortized over the life of the debentures. Amortization of deferred debt financing costs for 1997 was $17,000 and is included in interest expense.

11 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the consolidated financial statements.

SPECIAL TERMINATION AGREEMENTS

The Company has severance agreements with certain officers that provide for a lump-sum severance payment under certain circumstances following a "change in control" as defined in the agreements.

LOAN COMMITMENTS

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit, and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding, the contract amounts of which represent credit risk:

                                                    DECEMBER 31,
                                               -------------------
                                                 1997        1996
                                               -------     -------
                                              (Dollars in thousands)
Commercial lines of credit                     $13,082     $16,222
Commitments to grant loans                      40,033      27,502
Unadvanced funds on equity lines of credit      10,426      11,855
Standby letters of credit                          485         411


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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding as of December 31, 1997, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.


OPERATING LEASE COMMITMENTS

Under terms of noncancelable lease agreements for banking premises and equipment future minimum rent commitments are as follows:

YEARS ENDING DECEMBER 31,         (DOLLARS IN THOUSANDS)
-------------------------
      1998                                $288
      1999                                 165
      2000                                 123
      2001                                  36
      2002                                  36
      Thereafter                             6
                                          ----
                                          $654
                                          ====

The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 1997, 1996, and 1995, amounted to $333,000, $302,000, and $120,000, respectively.

OTHER CONTINGENCIES

In the ordinary course of business, the Company is involved in various legal claims that, in the opinion of management, will not have a material effect on the Company's consolidated financial position or results of operations.


12 - STOCKHOLDERS' EQUITY

MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are also presented in the tables.

                                                                                               MINIMUM
                                                                                             TO BE WELL
                                                                         MINIMUM          CAPITALIZED UNDER
                                                                         CAPITAL          PROMPT CORRECTIVE
                                                   ACTUAL              REQUIREMENT        ACTION PROVISIONS
                                            ------------------    --------------------    -----------------
                                             AMOUNT     RATIO      AMOUNT      RATIO       AMOUNT     RATIO
                                            -------    -------    -------     -------     -------     -----
DECEMBER 31, 1997                                                (Dollars in thousands)
Total Capital to Risk Weighted Assets:
    Consolidated                            $46,749     11.23%    $33,293       8.0%      $   N/A      N/A%
    Bank                                     42,870     10.43      32,889       8.0        41,112     10.0
Tier 1 Capital to Risk Weighted Assets:
    Consolidated                             38,593      9.27      16,647       4.0           N/A      N/A
    Bank                                     38,579      9.38      16,445       4.0        24,667      6.0
Tier 1 Capital to Average Assets:
    Consolidated                             38,593      5.25      29,432       4.0           N/A      N/A
    Bank                                     38,579      5.26      29,344       4.0        36,680      5.0
DECEMBER 31, 1996
Total Capital to Risk Weighted Assets:
    Consolidated                             33,671     13.56      19,858       8.0%          N/A      N/A
    Bank                                     33,857     13.64      19,858       8.0        24,822     10.0
Tier 1 Capital to Risk Weighted Assets:
    Consolidated                             30,547     12.31       9,929       4.0           N/A      N/A
    Bank                                     30,733     12.38       9,929       4.0        14,893      6.0
Tier 1 Capital to Average Assets:
    Consolidated                             30,547      6.01      20,348       4.0           N/A      N/A
    Bank                                     30,733      6.04      20,340       4.0        25,425      5.0


STOCK WARRANTS

As a result of a class action suit brought by certain shareholders, the Bank agreed in 1992 to issue stock warrants for 230,000 shares of common stock. The warrants were exercisable at $5.00 per share and expired in December 1996. During the years ended December 31, 1996 and 1995, stock warrants for 181,191 and 20,296 shares were exercised, respectively.


13 - EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank has a qualified defined benefit plan providing pension benefits through membership in the Savings Banks Employees Retirement Association (the "Association"). Each employee becomes a participant in the plan once they attain age 21 and complete one year of service, consisting of at least 1,000 hours, beginning with their initial employment date. Each participant becomes 100% vested when they have been credited with three years of such service.

An analysis of net periodic pension cost for the plan years ended October 31, 1997, 1996, and 1995 follows:

                                                    1997      1996       1995
                                                   -----      -----      -----
                                                     (Dollars in thousands)
Service cost-benefits earned during the period     $ 181      $ 106      $ 104
Interest cost on projected benefits                  144        125        141
Actual return on plan assets                        (343)      (294)      (334)
Net amortization and deferral                         (8)        (8)        (8)
Net loss                                             125        113        177
                                                   -----      -----      -----
                                                   $  99      $  42      $  80
                                                   =====      =====      =====

Total pension expense for the years ended December 31, 1997, 1996, and 1995 amounted to $128,000, $38,000, and $95,000, respectively.

According to the Association's actuary, a reconciliation of the funded status of the plan follows:

                                                           OCTOBER 31,
                                                      --------------------
                                                       1997          1996
                                                      -------      -------
                                                     (Dollars in thousands)
Plan assets at fair value                             $ 2,095      $ 2,273
Projected benefit obligation                            2,330        1,915
                                                      -------      -------
Excess (deficiency) of plan assets over
 projected benefit obligation                            (235)         358
Unamortized net surplus since adoption of SFAS 87        (122)        (130)
Unrecognized net gain                                    (422)        (908)
                                                      -------      -------
Pension liability                                     $  (779)     $  (680)
                                                      =======      =======


The accumulated benefit obligation (substantially all vested) at October 31, 1997, amounted to $1,464,000, which was less than the fair value of plan assets at that date. For the plan years ended October 31, 1997, 1996, and 1995, actuarial assumptions include an assumed discount rate on benefit obligations of 7.25%, 7.5%, and 7%, respectively and an expected long term rate of return on plan assets of 8% for all years. An annual salary increase of 5% was used for 1997, and 1996, and 4% was used for 1995.

401(K) PLAN

The Company has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under the terms of the plan, the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. The Company's expense for this plan for the years ended December 31, 1997, 1996, and 1995 was $214,000, $36,000, and $42,000, respectively.

14 - STOCK OPTION PLANS

At December 31, 1997, the Company has three stocked-based compensation plans which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for the plans. Accordingly, no compensation cost has been recognized for its stock plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                     YEARS ENDED  DECEMBER 31,
                                                     -------------------------
                                                  1997        1996       1995
                                                -------     -------    -------
                                  (Dollars in thousands, except per share data)
Net income                     As reported      $  5,131    $  3,559   $  2,194
                               Pro forma        $  4,884    $  3,404   $  2,109
Basic earnings per share       As reported      $   1.49    $   1.11   $   0.95
                               Pro forma        $   1.42    $   1.06   $   0.91
Diluted earnings per share     As reported      $   1.47    $   1.09   $   0.87
                               Pro forma        $   1.40    $   1.04   $   0.84


Under the 1995 Employee and Director Stock Option Plans and the 1996 Stock Option and Incentive Plan, the Company may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                     YEARS ENDED DECEMBER 31,
                                ------------------------------
                                  1997       1996       1995
                                --------   --------   --------
Dividend yield                     2.88%      2.75%      2.78%
Expected life                   10 years   10 years   10 years
Expected volatility                  24%        36%        44%
Risk-free interest rate             6.5%       7.0%       6.6%


A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years then ended, is as follows:

                                                1997                 1996                1995
                                        -------------------  -------------------  --------------------
                                                   WEIGHTED             WEIGHTED              WEIGHTED
                                                   AVERAGE              AVERAGE               AVERAGE
                                                   EXERCISE             EXERCISE              EXERCISE
                                        SHARES      PRICE     SHARES     PRICE     SHARES      PRICE
                                        ------     --------   ------    --------   ------     --------
                                           (In thousands, except weighted average exercise price)
Shares under option:
    Outstanding at beginning of year      172      $ 6.09      200       $5.52      169         $5.17
    Granted                                94       14.56       63        9.56       35          7.11
    Exercised                             (81)       5.75      (89)       7.09       (3)         4.25
    Canceled                                -           -       (2)       9.50       (1)         6.13
                                          ---                  ---                  ---
    Outstanding at end of year            185      $10.55      172       $6.09      200         $5.52
                                          ===                  ===                  ===

Options exercisable at year-end           165      $10.09      172       $6.09      199         $5.52
Weighted-average fair value of
    options granted during the year                $ 4.69                $3.78                  $3.30


Information pertaining to options outstanding at December 31, 1997 is as follows:

                                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                --------------------------------------------  -------------------------
                                                 WEIGHTED AVERAGE   WEIGHTED                  WEIGHTED
                                                    REMAINING       AVERAGE                    AVERAGE
       RANGE of                     NUMBER         CONTRACTUAL     EXERCISE      NUMBER       EXERCISE
    EXERCISE PRICES               OUTSTANDING         LIFE           PRICE     EXERCISABLE      PRICE
    ---------------             --------------     ----------     ----------  --------------  --------
                                (In thousands)                                (In thousands)
    $4.00 - $9.25                     61           6.2 years       $ 4.88          61           4.88
    $9.50 - $20.00                   124           9.3 years        13.31         104          13.11
                                     ---                                          ---
Outstanding at end of year           185           8.2 years       $10.55         165         $10.09
                                     ===                                          ===


15 - EMPLOYEES' STOCK OWNERSHIP PLAN

The Company has an Employee Stock Ownership Plan (the "ESOP") for eligible employees that is funded by the Company's contributions of cash or common stock. Benefits may be paid in shares of common stock or in cash. There was no ESOP expense during 1997, 1996, and 1995. Shares held by the ESOP were 24,351 and 27,212 at December 31, 1997 and 1996, respectively, all of which were allocated.


16 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates. Such loans totaled $2,502,000 at December 31, 1997 and $2,618,000 at December 31, 1996. During
1997, total principal additions were $580,000 and total principal payments were $270,000. Directors who resigned during 1997 had loans outstanding totaling $426,000 at December 31, 1996.


17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

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

Subordinated debentures: Fair value for subordinated debentures is based on the quoted market price of the trust preferred securities underlying the subordinated debentures.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:

                                                     DECEMBER 31,
                                    -----------------------------------------------
                                            1997                      1996
                                    ---------------------     ---------------------
                                    CARRYING      FAIR        CARRYING       FAIR
                                     AMOUNT       VALUE        AMOUNT        VALUE
                                    --------    ---------     --------     --------
                                               (Dollars in thousands)
Financial assets:
  Cash and cash equivalents         $ 30,693     $ 30,693     $ 12,478     $ 12,478
  Securities available for sale      245,636      245,636      184,195      184,195
  Securities held to maturity         44,253       44,439            -            -
  Restricted stock                    14,824       14,824        8,322        8,322
  Loans held for sale                 24,735       24,735       25,612       25,612
  Loans, net                         382,407      383,170      246,195      247,896
  Accrued interest receivable          4,435        4,435        2,888        2,888

Financial Liabilities:
  Deposits                           355,083      355,377      336,238      336,738
  Borrowed funds                     356,550      356,010      123,920      123,577
  Accrued interest payable             2,423        2,423        1,114        1,114
  Subordinated debentures             13,800       14,760            -            -

The estimated fair values of off-balance-sheet financial instruments at December 31, 1997 and 1996 are immaterial.

18 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans and advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 1997, the Bank's retained earnings available for the payment of dividends was approximately $10,603,000 and funds available for loans and advances amounted to $3,968,000. Accordingly, $29,072,000 of the Company's equity in the net assets of the Bank was restricted at December 31, 1997.

In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank's capital to be reduced below applicable minimum capital requirements.

19 - SEGMENT  INFORMATION

The Company is comprised of the Bank and the mortgage banking subsidiary. Summarized data for the Company's mortgage banking operations for the years ended December 31, 1997 and 1996 and the period from March 31, 1995 to December 31, 1995 is as follows:


                                                PERIODS ENDED DECEMBER 31,
                                           -----------------------------------
                                             1997          1996          1995
                                           -------       -------        ------
                                                     (In thousands)
Net interest and dividend income           $ 1,509       $   696        $    -
Net gain on sale of mortgage loans           4,119         2,190           675
Other income                                   160           146            75
                                           -------       -------        ------
Total income                                 5,788         3,032           750
Operating expenses                           4,766         3,239         1,016
                                           -------       -------        ------
Income (loss) before income tax              1,022          (207)         (266)
Income tax expense (benefit)                   431       $   (66)          (89)
                                           -------       -------        ------
Net income (loss)                          $   591       $  (141)       $ (177)
                                           =======       =======        ======
Total assets                               $26,731       $27,707        $6,246
                                           =======       =======        ======
Depreciation expense                       $    93       $    55        $   11
                                           =======       =======        ======
Capital expenditures                       $   211       $   208        $  253
                                           =======       =======        ======

20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEETS

                                                        DECEMBER 31,
                                                   -----------------------
                                                     1997           1996
                                                   --------      --------
                                                       (In thousands)
Assets
Cash and cash equivalents                          $     62      $     50
Securities available for sale                         3,214             -
Investment in common stock of
  People's Savings Bank of Brockton                  39,675        31,119
Investment in common stock of
  People's Bancshares Capital Trust                     427             -
Organization costs, net of
  accumulated amortization                              140           186
Deferred debt financing costs and other assets        1,083             -
                                                   --------      --------
  Total assets                                     $ 44,601      $ 31,355
                                                   ========      ========
Liabilities and Stockholders' Equity
Accrued expenses                                   $     15      $      2
Due to People's Savings Bank of Brockton                223           289
Subordinated debentures                              14,227             -
                                                   --------      --------
  Total liabilities                                  14,465           291
Stockholders' equity:
  Serial preferred stock                                  -             -
  Common stock                                          364           356
  Additional paid-in capital                         23,400        22,967
  Retained earnings                                  12,253         8,562
                                                   --------      --------
                                                     36,017        31,885

Treasury stock, at cost - 355,000 shares             (6,213)            -
Net unrealized gain (loss) on securities
  available for sale, after tax effects                 332          (821)
                                                   --------      --------
   Total stockholders' equity                        30,136        31,064
                                                   --------      --------
  Total liabilities and stockholders' equity       $ 44,601      $ 31,355
                                                   ========      ========

                               STATEMENTS OF INCOME

                                                                   FOR THE PERIOD
                                               YEAR ENDED       FEBRUARY 8, 1996 TO
                                            DECEMBER 31, 1997     DECEMBER 31,1996
                                            -----------------     ----------------
                                                        (In thousands)
Income:
  Dividends from People's Savings Bank           $ 3,565                $   751
    of Brockton
  Dividends from People's Bancshares                  21                      -
    Capital Trust
  Interest on investment securities                   77                      -
  Interest on short-term investments                 157                      -
                                                 -------                -------
     Total income                                  3,820                    751
                                                 -------                -------
Expenses:
  Interest on subordinated debentures                731                      -
  Operating expenses                                 134                     41
  Amortization of organization costs                  46                     42
                                                 -------                -------
   Total operating expenses                          911                     83
                                                 -------                -------
  Income before income taxes and equity in
    undistributed income of People's Savings
    Bank of Brockton                               2,909                    668
  Income tax benefit                                (223)                   (28)
                                                 -------                -------
                                                   3,132                    696
Equity in undistributed income of
  People's Savings Bank of Brockton                1,999                  2,662
                                                 -------                -------
    Net income                                   $ 5,131                $ 3,358
                                                 =======                =======

                             STATEMENTS OF CASH FLOWS

                                                                           FOR THE PERIOD
                                                       YEAR ENDED       FEBRUARY 8, 1996 TO
                                                    DECEMBER 31, 1997    DECEMBER 31, 1996
                                                    -----------------   -------------------

Cash flows from operating activities:
  Net income                                           $  5,131              $  3,358
Adjustments to reconcile net income
  to net cash provided by operating activities:
  Equity in undistributed income of People's
   Savings Bank of Brockton                              (1,999)               (2,662)
  Amortization of organization costs                         46                    42
  Increase (decrease) in accrued expenses                    (2)                    2
  Increase (decrease) in due to bank subsidiary             (66)                  289
  Increase in other assets                                  (63)                    -
                                                       --------              --------
   Net cash provided by operating activities              3,047                 1,029
                                                       --------              --------
Cash flows from investing activities:
  Investments in subsidiaries                            (5,856)                    -
  Purchase of investment securities                      (3,174)                    -
  Organization costs                                          -                  (228)
                                                       --------              --------
   Net cash used by investing activities                 (9,030)                 (228)
                                                       --------              --------
Cash flows from financing activities:
  Proceeds from exercise of stock options                   441                     -
  Payments for issuance of subordinated debentures       13,207                     -
  Payments to acquire treasury stock                     (6,213)                    -
  Cash dividends paid on common stock                    (1,440)                 (751)
                                                       --------              --------
   Net cash provided (used) by financing activities       5,995                  (751)
                                                       --------              --------
Net increase in cash and cash equivalents                    12                    50
Cash and cash equivalents, beginning of period               50                     -
                                                       --------              --------
Cash and cash equivalents, end of period               $     62              $     50
                                                       ========              ========

21 - QUARTERLY DATA (UNAUDITED)

Quarterly consolidated operating results are summarized as follows:

                                                                              1997
                                                         -------------------------------------------
                                                         FOURTH       THIRD       SECOND      FIRST
                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                         -------     -------     -------     -------
                                                        (Dollars in thousands, except per share data)
Interest and dividend income                             $13,090     $11,394     $10,286     $ 9,729
Interest expense                                           8,438       6,764       5,668       5,315
                                                         -------     -------     -------     -------
Net interest income                                        4,652       4,630       4,618       4,414
Provision for loan losses                                    100           -           -           -
                                                         -------     -------     -------     -------
Net interest income, after provision for loan losses       4,552       4,630       4,618       4,414
Other income                                               2,054       1,526       1,335       1,282
Operating expenses                                         4,520       4,240       3,938       3,648
                                                         -------     -------     -------     -------
Income before income taxes                                 2,086       1,916       2,015       2,048
Provision for income taxes                                   758         697         738         741
                                                         -------     -------     -------     -------
Net income                                               $ 1,328     $ 1,219     $ 1,277     $ 1,307
                                                         =======     =======     =======     =======
Diluted earnings per share                               $  0.40     $  0.36     $  0.35     $  0.36
Basic earnings per share                                    0.40        0.37        0.36        0.36


                                                                           1996
                                                         -------------------------------------------
                                                         FOURTH       THIRD       SECOND      FIRST
                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                         -------     -------     -------     -------
                                                        (Dollars in thousands, except per share data)
Interest and dividend income                             $9,222      $9,274      $8,656      $6,609
Interest expense                                          4,911       5,097       4,932       3,655
                                                         ------      ------      ------      ------
Net interest income                                       4,311       4,177       3,724       2,954
Provision for loan losses                                     -           -           -          75
                                                         ------      ------      ------      ------
Net interest income, after provision for loan losses      4,311       4,177       3,724       2,879
Other income                                                960         892       1,284         895
Operating expenses                                        3,902       3,619       3,477       2,680
                                                         ------      ------      ------      ------
Income before income taxes                                1,369       1,450       1,531       1,094
Provision for income taxes                                  438         476         564         407
                                                         ------      ------      ------      ------
Net income                                               $  931      $  974      $  967      $  687
                                                         ======      ======      ======      ======
Diluted earnings per share                               $ 0.28      $ 0.28      $ 0.28      $ 0.25
Basic earnings per share                                   0.27        0.29        0.29        0.26

Fluctuations in the quarterly results are due primarily to the effect of fluctuating provisions for loan losses, the seasonality of the mortgage-banking subsidiary and various non-recurring expenses. Additionally, during March 1996, the Bank completed the Branch Acquisitions, which significantly affected operating results. Non-recurring expenses related to the Branch Acquisitions amounted to $223,000, $70,000, $50,000 and $3,000 for the first through fourth quarters of 1996, respectively. The Company also had non-recurring severance costs of $292,000 in the fourth quarter of 1996 and non-recurring restructuring charges of $268,000 associated with the proposed closing of two branches in the fourth quarter of 1997.

INDEPENDENT AUDITORS' REPORT








To the Board of Directors and Stockholders of People's Bancshares, Inc.:


We have audited the consolidated balance sheets of People's Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.











Boston, Massachusetts
January 23, 1998

BOARD OF DIRECTORS                                    OFFICERS

                                                      PEOPLE'S BANCSHARES, INC.

Frederick W. Adami, III Esq.                          Richard S. Straczynski

  Attorney,                                             President & Chief Executive Officer

  Reed, Adami, & Kaiser                               Colin C. Blair

Virginia M. Burke                                       Chief Financial Officer

  Retired, Regional Public Affairs Manager,           PEOPLE'S SAVINGS BANK OF BROCKTON

  NYNEX                                               Richard S. Straczynski

Benjamin Cavallo                                        President & Chief Executive Officer

  Partner,                                            Colin C. Blair

  Cavallo & Signoriello Insurance Agency                Chief Financial Officer

John R. Eaton                                         George M. Custodio

  Executive Vice President,                             Treasurer

  Cushman & Eaton Insurance Agency, Inc.              Donna L. Boulanger

Terrence Gomes                                          Senior Lending Officer

  Dean of Faculty & Instruction,                      Charles R. Leyton

  Massasoit Community College                           Credit Administration Officer

Fred W. Green                                         Maureen A. Gregory

  President,                                            Branch Administrator

  F. W. Green Associates                              Jean M. Levesque

Dr. Loring C. Johnson                                   Comptroller

  Orthodontist                                        PEOPLE'S MORTGAGE CORPORATION

Richard D. Matthews                                   Richard S. Straczynski

  President and Treasurer,                              Chief Executive Officer

  R.D. Matthews Construction Co., Inc.                John J. Kiernan, Jr.

Scott W. Ramsay                                         President

  Senior Vice President/Retail                        Colin C. Blair

  Shaws Supermarkets                                    Chief Financial Officer

Gerald R. Rodman                                      James F. Ryder

  Retired Vice President & Partner,                     Executive Vice President

  Rodman Ford Sales                                   Andrew A. Brown

Davis H. Scudder                                        Comptroller

  Executive Vice President Treasurer,                 INDEPENDENT AUDITORS

  Scudder Bros. Fuel Co., Inc.                        Wolf & Company, P.C.

Stanley D. Siskind                                    One International Place

  Retired, First Vice President,                      Boston, Massachusetts 02110

  Rix Dunnington, Inc.                                SHAREHOLDER INFORMATION

Richard S. Straczynski                                Stock Listing: People's Bancshares, Inc. common stock
                                                      is quoted on the NASDAQ National Market System.
  President & Chief Executive Officer,                Current price information on the Company's stock may
                                                      be found in major daily newspaper stock tables.
  People's Bancshares, Inc.
                                                      Trading Symbol: "PBKB"

The following table sets forth the high and low closing prices for the period indicated:

                                           HIGH                 LOW

1997

   First Quarter                          $13.125             $10.375

   Second Quarter                          15.50               11.50

   Third Quarter                           20.75               15.00

   Fourth Quarter                          25.25               17.00

1996

   First Quarter                          $10.50              $ 8.50

   Second Quarter                          10.125               8.75

   Third Quarter                           10.50                9.00

   Fourth Quarter                          11.625              10.00


At February 28, 1998, there were approximately 680 stockholders of record.

The most recent quarterly dividend was declared by the Company on January 28, 1998, totaled $0.12 per share and was paid on February 28, 1998. The Company declared and paid a quarterly dividend of $0.09, $0.11, $0.11, and $0.11 per share in the first, second, third and fourth quarters of 1997. The Company declared and paid a quarterly dividend of $0.05, $0.07, $0.07, and $0.08 per share in the first, second, third and fourth quarters of 1996. The dividend payout ratio was 28.2%, 24.3%, and 4.2% in 1997, 1996 and 1995, respectively.

Annual Meeting: The Annual Meeting of Stockholders of People's Bancshares, Inc. will be held on Tuesday, May 19, 1998.

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
1-800-426-5523

For additional information about People's Bancshares, Inc., please contact:

Shareholder Relations Department
People's Bancshares, Inc.
P.O. Box 3203
New Bedford, Massachusetts 02741-3203
(888) 222-9839


This Annual Report has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission.