Form 10-K, Exhibit 13
period 1998-12-31
PEOPLES BANCSHARES INC
filed 1999-03-31
CIK 77371

                                                                     EXHIBIT 13
                              TO OUR SHAREHOLDERS


We are pleased to present the 1998 Annual Report for People's Bancshares, Inc. This year marked a record year of growth and profitability allowing us to achieve a record 23.33% return on average equity in 1998. Operating results for 1998 were strongly influenced by increased earning assets and the increased contribution of People's Mortgage Corporation ("PMC") to our profitability. As a result, net income in 1998 increased 48% to $7.6 million or $2.25 per diluted share compared to $5.1 million or $1.47 per diluted share in 1997. Annual dividends per share paid to common shareholders increased from $0.42 in 1997 to $0.58 in 1998.

Pre-tax income increased by $4.1 million or 51% in 1998. This improvement was a result of a $4.2 million increase in net interest income and a $2.3 million increase in gains on loan sales. The increase in net interest income was primarily attributable to a 40% increase in average earning assets and the increase in loan sale gains was generated by a 97% increase in mortgage loan originations at PMC. These increases to income were partially offset by a $2.9 million increase in operating expenses primarily attributable to PMC's growing operations. People's continued to successfully manage non-performing assets which represented 0.17% of total assets at December 31, 1998, compared to 0.52% of total assets at December 31, 1997. Our allowance to non-performing loans ratio stood at 321% at December 31, 1998 compared to 110% at December 31, 1997.

In addition to these positive financial achievements, I am proud to inform you that on February 1, 1999, we opened a new full service banking office at 220 Oak Street in Brockton replacing our former Westgate Mall, Brockton location. We also opened three PMC branches, two in Rhode Island and one in East Springfield, MA. These serve to symbolize our enthusiasm toward ongoing growth and commitment to providing valuable products and exceptional service to our customers.

An issue for all businesses continues to be the "Year 2000" computer challenge, and it has not been any different at People's. We have been diligent in our efforts since 1997 to eliminate potential Y2K problems. We have a dedicated, highly trained team of individuals from across our organization working with outside professional consultants as well as federal banking regulators to address Y2K issues. We have also been closely monitoring the progress of third party software providers to ensure that our support systems continue to provide our customers with the products and service they have come to expect from People's. I am confident that we will be prepared for the date change, and our contingency planning will minimize any unexpected events stemming from outside sources.

On a sad note, it is with regret that I inform you of the passing of Gerald Rodman, Director of People's Bancshares since 1994 and a valued member of our Board. He was Partner and Founder of Rodman Ford Sales and was very well known for his philanthropy and strong sense of community. His insight and guidance will be sorely missed.

We would like to take this opportunity to extend our sincere thanks to our customers and shareholders for their continued support. Finally, I would like to thank every member of our staff and our Board of Directors for their efforts to enhance shareholder value during 1998.

Very truly yours,
                                         [Picture of Richard S. Straczynski]


/s/ Richard S. Straczynski

Richard S. Straczynski
President & Chief Executive Officer

AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND
NET YIELD ON AVERAGE EARNING ASSETS
(Dollars in thousands)


                                                              YEAR ENDED DECEMBER 31, 1998
                                                       ----------------------------------------
                                                                       INTEREST
                                                        AVERAGE         INCOME/          YIELD/
                                                        BALANCE         EXPENSE           RATE
                                                       --------        --------          ------

ASSETS

Loans and loans held for sale (1):
   Real estate                                         $440,896         $32,532           7.38%
   Other loans                                           40,459           3,845           9.50
                                                       --------         -------
      Total loans                                       481,355          36,377           7.56
Short-term investments                                    5,547             303           5.46
Investment securities (2)                               335,552          25,112           7.48
                                                       --------         -------
      Total interest-earning assets                     822,454          61,792           7.51
                                                                        -------
Allowance for loan losses                                (4,512)
Other real estate owned, net                                 93
Other assets                                             35,518
                                                       --------
      Total assets                                     $853,553
                                                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
   NOW                                                 $ 42,436             405           0.95
   Savings                                               93,092           2,423           2.60
   Money market                                          34,295           1,413           4.12
   Time                                                 198,749          10,998           5.53
                                                       --------         -------
      Total interest-bearing deposits                   368,572          15,239           4.13
   Borrowed funds                                       413,253          24,002           5.81
                                                       --------         -------
      Total interest-bearing liabilities                781,825          39,241           5.02
Demand deposits                                          33,853
Other liabilities                                         5,235
                                                       --------
      Total liabilities                                 820,913
Stockholders' equity                                     32,640
                                                       --------
      Total liabilities and stockholders' equity       $853,553
                                                       ========

      Net interest income                                              $22,551
                                                                       =======
Weighted average interest rate spread                                                     2.49%
Net yield on average interest-earning assets                                              2.74%

(1) Non-accrual loan balances and interest received on such loans are included in this table.

(2)  Average balances of investment securities are based upon amortized cost.

      YEAR ENDED DECEMBER 31, 1997
----------------------------------------
                 INTEREST
AVERAGE          INCOME/          YIELD/
BALANCE          EXPENSE           RATE
--------         --------         ------


$278,678         $22,100          7.93%
  33,553           3,197          9.53
--------         -------
 312,231          25,297          8.10
   7,057             374          5.30
 267,855          18,829          7.03
--------         -------
 587,143          44,500          7.58
                 -------
  (4,380)
     520
  31,754
--------
$615,037
========



$ 40,007             494          1.23
  92,336           2,369          2.57
  26,849             905          3.37
 144,033           8,017          5.57
--------         -------
 303,225          11,785          3.89
 242,263          14,400          5.94
--------         -------
 545,488          26,185          4.80
                 -------
  34,818
   3,907
--------
 584,213
  30,824
--------
$615,037
========

                 $18,315
                 =======

                                  2.78%
                                  3.12%




      YEAR ENDED DECEMBER 31, 1996
----------------------------------------
                 INTEREST
AVERAGE          INCOME/          YIELD/
BALANCE          EXPENSE           RATE
--------         --------         ------


$210,422         $17,129          8.14%
  30,321           2,864          9.45
--------         -------
 240,743          19,993          8.30
   2,798             154          5.50
 210,962          13,614          6.45
--------         -------
 454,503          33,761          7.43
                 -------
  (4,613)
     961
  28,183
--------
$479,034
========




$ 36,828             518          1.41
  89,003           2,407          2.70
  14,880             437          2.94
 125,422           7,073          5.64
--------         -------
 266,133          10,435          3.92
 146,483           8,160          5.57
--------         -------
 412,616          18,595          4.51
  33,542         -------
   5,552
--------
 451,710
  27,324
--------
$479,034
========

                  $15,166
                  =======

                                   2.92%
                                   3.34%

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)


                                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------------------------------------------------
                                                                1998           1997          1996          1995           1994
                                                             --------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
   Total assets                                              $  944,640     $  762,910    $  496,133    $  324,440    $   231,566
   Investment securities and interest bearing deposits          378,382        289,889       184,195       160,582         98,489
   Restricted equity securities                                  19,841         14,824         8,322         6,127          5,132
   Loans, net                                                   423,778        382,407       246,195       129,778        111,103
   Deposits                                                     470,887        355,083       336,238       174,583        134,345
   Borrowed funds                                               416,900        356,550       123,920       126,245         77,580
   Subordinated debentures                                       13,800         13,800            --            --             --
   Stockholders' equity                                          34,667         30,136        31,064        19,677         16,975

CONSOLIDATED OPERATING DATA:
   Interest and dividend income                              $   61,792     $   44,500    $   33,761    $   19,729    $    14,293
   Interest expense                                              39,241         26,185        18,595        11,149          6,559
                                                             ----------     ----------    ----------    ----------    -----------
   Net interest income                                           22,551         18,315        15,166         8,580          7,734
   Provision for loan losses                                        600            100            75           525            807
                                                             ----------     ----------    ----------    ----------    -----------
   Net interest income, after provision for loan losses          21,951         18,215        15,091         8,055          6,927
   Other income                                                   9,457          6,197         4,031         1,755          1,033
   Operating expenses                                            19,238         16,347        13,678         6,787          6,226
                                                             ----------     ----------    ----------    ----------    -----------
   Income before income taxes
      and cumulative effect of accounting change                 12,170          8,065         5,444         3,023          1,734
   Provision (benefit) for income taxes                           4,370          2,934         1,885           829           (240)
                                                             ----------     ----------    ----------    ----------    -----------
   Income before cumulative effect of accounting change           7,800          5,131         3,559         2,194          1,974
   Cumulative effect of accounting change for organization
      costs, net of tax                                            (186)            --            --            --             --
                                                             ----------     ----------    ----------    ----------    -----------
   Net income                                                $    7,614     $    5,131    $    3,559    $    2,194    $     1,974
                                                             ==========     ==========    ==========    ==========    ===========

PER SHARE DATA:
   Weighted average shares outstanding assuming dilution      3,384,877      3,500,048     3,267,890     2,523,135      2,338,274
   Weighted average shares outstanding                        3,310,943      3,446,299     3,196,436     2,313,399      2,300,224
   Diluted earnings per share                                $     2.25     $     1.47    $     1.09    $     0.87    $      0.84
   Basic earnings per share                                        2.30           1.49          1.11          0.95           0.86
   Cash dividends paid per share                                   0.58           0.42          0.27          0.04             --
   Book value per common share                                    10.44           9.16          8.72          8.47           7.38

SELECTED FINANCIAL RATIOS:
   Return on average assets                                        0.89%          0.83%         0.74%         0.81%          0.95%
   Return on average equity                                       23.33          16.65         13.03         11.65          11.80
   Weighted average interest rate spread                           2.49           2.78          2.92          2.94           3.62
   Average equity to average assets                                3.82           5.01          5.70          6.92           8.09
   Allowance for loan losses to non-performing loans 2           320.76         110.20        122.08         79.84          67.76
   Allowance for loan losses to total loans                        1.14           1.11          1.88          2.85           2.79
   Efficiency ratio 1                                             57.67          63.39         68.10         62.89          60.34
   Efficiency ratio of the Company excluding mortgage
      banking subsidiary 1                                        53.20          58.55         60.84         57.33            N/A

(1) Equals non-interest expense divided by net interest income excluding provisions for loan losses, OREO expenses, non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures.

(2)  Periods prior to 1995 are restated to reflect the adoption of SFAS 114.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRELIMINARY NOTE IN REGARD TO FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results."

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

GENERAL

The Company. People's Bancshares, Inc. (the "Company") is a unitary bank holding company subject to the Bank Holding Company Act ("BHC"), the principal business of which consists of the business of People's Savings Bank of Brockton (the "Bank"). The only significant assets of the Company are the capital stock of the Bank and the Company's equity interest in People's Bancshares Capital Trust, a Delaware business trust (the "Trust") formed in 1997. Although the Company is a legal entity separate from the Bank and the Trust, the Company itself is not engaged in any business activities. The Trust issued $13.8 million of trust preferred securities to the public on June 26, 1997 to purchase subordinated debentures from the Company. The Bank. The Bank was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, the Bank converted to a Massachusetts chartered savings bank in stock form. The Bank is engaged principally in the business of attracting deposits from individuals, businesses and governments, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and investments, consisting primarily of mortgage-backed securities and trust preferred securities. The Bank originates loans for investment with the exception of residential mortgage loans. The Bank and its mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), originate 1-4 family residential loans primarily for sale in the secondary market, generally with the servicing rights of such loans. The Company sold 97%, 92% and 93% of its 1-4 family residential loan originations in 1998, 1997, and 1996, respectively. Loan sales are made from loans originated by PMC, on which PMC has obtained purchase commitments from investors prior to funding. The Bank actively manages the purchase and sales of investments and loans which are serviced by third parties. These purchases are funded by FHLB advances, repurchase agreements and municipal deposits. Such leveraged assets amounted to $558.5 million and $414.0 million at December 31, 1998 and 1997, respectively. The Bank's revenues are derived principally from interest on its loans, interest and dividends on its investment securities, customer fees, and gains on residential mortgage loan sales. The Bank's primary sources of funds are customer deposits, amortization and repayment of loan and investment principal, interest and dividends on loans and investments, maturity or sale of investment securities, collateralized borrowings and proceeds from the sale of loans. The Bank offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposits and various retirement accounts.

The Bank has eight wholly-owned subsidiaries. PMC, which was organized in March 1995, acts as the mortgage banking subsidiary of the Bank. PSB Security Corporation I, II, and III, organized in February 1996, are "security corporations" for Massachusetts state income tax purposes, and are subject to a more favorable tax rate on income derived from securities held in them. PSB Security Corporation I was active until December 31, 1998 and PSB Security Corporations II & III were activated in January 1999. The remaining subsidiaries of the Bank are primarily engaged in the management and sale of foreclosed real estate.

OVERVIEW

Operating results were influenced by the Company's write-off of $920,000 of goodwill and organization costs in 1998; the issuance of trust preferred securities through the Trust, and a 10% common stock repurchase in 1997; and the acquisition of five branches in 1996. From 1996 to 1998, earning assets have increased significantly and there has been continued growth in residential mortgage loan originations generated by PMC. Average earning assets increased 81% from $454.5 million in 1996 to $822.5 million in 1998. Mortgage loan originations increased 200% from $229.4 million in 1996 to $688.9 million in 1998. It is within this context of rapid change and growth that the Company's operating results should be analyzed. Net income amounted to $7.6 million or $2.25 per diluted share for the year ended December 31, 1998, compared to $5.1 million or $1.47 per diluted share for the year ended December 31, 1997 and $3.6 million or $1.09 per diluted share for December 31, 1996. Basic earnings per share was $2.30 for the year ended December 31, 1998 compared to $1.49 and $1.11 for the years ended December 31, 1997 and 1996, respectively. Income before income taxes increased to $12.2 million for the year ended December 31, 1998 from $8.1 million for the year ended December 31, 1997 and $5.4 million for the year ended December 31, 1996. Tax expense amounted to $4.3 million for the year ended December 31, 1998 compared to tax expense of $2.9 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively.

The improvement in pre-tax income for 1998 was due to an increase of $4.2 million or 23% in net interest income, and a $3.3 million or 53% increase in other income, offset by a $2.9 million increase in operating expenses. The improvement for 1997 was due to an increase of $3.1 million or 21% in net interest income and a $2.2 million or 54% increase in other income offset by a $2.7 million increase in operating expenses.

The 1998 increase in net interest income was primarily attributable to a substantial increase in average earning assets which accounted for 103% of the increase in the net interest margin. The positive contributions to the net interest margin of increased interest rates earned on average investments and decreased rates paid on average borrowings was not sufficient to offset the negative effects of decreased yields earned on average loans and increased rates paid on average deposit funds. Net interest margins were adversely effected by the amortization of premiums associated with purchased loans, mortgage-backed securities and loans acquired in branch acquisitions due to increased prepayments of 1-4 family residential loans. The adverse effect of amortization of such premiums on diluted earnings per share was as follows for 1998, 1997, and 1996:

                  1998       1997       1996
                 ---------------------------
First quarter    $0.19      $0.02      $0.05
Second quarter    0.20       0.03       0.08
Third quarter     0.09       0.04       0.02
Fourth quarter    0.09       0.09       0.01
                 -----      -----      -----
                 $0.57      $0.18      $0.16
                 =====      =====      =====

The total premiums on purchased 1-4 family residential loans, mortgage-backed securities, and loans acquired in branch acquisitions amounted to $10.1 million and $8.0 million at December 31, 1998 and 1997, respectively.

The 1998 increase in other income was due to a $2.3 million increase in gains on sales of loans, and a $1.2 million increase in gains on sales of securities. The increase in gains on loan sales was the result of residential mortgage originations increasing 97% during 1998. This is attributable to the continued growth of the Bank's mortgage banking subsidiary as well as a residential mortgage refinancing boom. PMC's results of operations are volatile and highly influenced by the interest rate environment. Generally, PMC will be more profitable during periods of low or declining interest rates. During 1998, 1997, and 1996 PMC has made the following contributions (charges) to diluted earnings per share.

                  1998       1997      1996
                 ---------------------------
First quarter    $0.11      $0.04     $(0.01)
Second quarter    0.09       0.01       0.01
Third quarter     0.14       0.07      (0.04)
Fourth quarter    0.17       0.05         --
                 -----      -----     ------
                 $0.51      $0.17     $(0.04)
                 =====      =====     ======

Operating expense other than OREO expense increased $3.2 million in 1998 primarily due to a $1.8 million increase in salaries and benefits expense, and a $1.2 million increase in other general and administrative expense. These increases were primarily attributable to the growing operations of the Bank's mortgage banking subsidiary. At December 31, 1998, PMC had 107 employees compared to 75 and 68 at December 31, 1997 and 1996, respectively. Also, the Company wrote-off $475,000 in impaired goodwill associated with an underperforming branch and expensed 1998 start-up costs of PMC branches of $153,000 that was capitalizable under prior accounting treatment.

Assets at December 31, 1998 totaled $944.6 million compared to $762.9 million at December 31, 1997. The increase in total assets of $181.7 million or 24% is largely attributable to the Bank's continued use of borrowed funds and municipal deposits to generate additional interest income by investing the proceeds in mortgage-backed and trust preferred securities and purchasing 1-4 family residential loans. During 1998, the Bank purchased $174.7 million of 1-4 family residential loans that are serviced by third parties.

The allowance for loan losses at December 31, 1998, totaled $4.9 million or 1.14% of total loans compared to $4.3 million or 1.11% at year-end 1997. The allowance for loan losses as a percentage of non-performing loans amounted to 321% at December 31, 1998, compared to 110% at December 31, 1997. Non-performing assets decreased to $1.6 million or 0.17% of total assets at December 31, 1998, compared to $4.0 million or 0.52% of total assets at December 31, 1997. The Bank's book value per share at December 31, 1998 amounted to $10.44 per share compared to $9.16 per share at December 31, 1997. The Company announced a second stock repurchase plan on September 1, 1998 allowing the repurchase of up to 10% of its currently outstanding common stock over an eighteen month period.
No stock has been repurchased under this plan as of December 31, 1998.

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

In granting approval of the reorganization in which the Bank became a wholly-owned subsidiary of the Company, the Commissioner included a provision which requires the Bank and the Company to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner has indicated to the Bank that this minimum capital requirement is not related to the Bank's financial condition, but instead reflects the policy of the Commissioner to impose minimum capital requirements with respect to all one-bank holding company formations. The approval also provides that if the Bank's Tier 1 leverage capital ratio is below 4.00%, the Bank must seek Commissioner approval before paying dividends to the Company. The Bank's Tier 1 leverage capital ratio was 5.18% as of December 31, 1998.

FINANCIAL CONDITION

Cash and cash equivalents increased $5.1 million during 1998.

Investment securities, including interest-bearing deposits and restricted equity securities, consisting primarily of mortgage-backed and trust preferred securities, increased $93.5 million during 1998 as the Bank deployed borrowed and deposit funds to leverage its capital position. This continued the execution of the Bank's strategy begun in 1993 to maximize the Bank's return on equity by deploying wholesale funding into investments having minimal credit risk. Under this strategy, investment securities and residential real estate loan purchases are structured to realize rate spreads between the investments and loans and funding liabilities while matching the expected maturities of the securities and loans to the funding provided by repurchase agreements and FHLB advances.

These transactions had the effect of lowering certain financial ratios such as the Tier 1 leverage capital ratio, return on average assets, the weighted average interest rate spread, and the net yield on average interest-earning assets, because they substantially increase the average asset base used in such computations. On the other hand, this strategy resulted in substantial benefits to pre-tax income and return on equity.

When interest rates decline, mortgage refinancings increase, which results in accelerated principal repayments and purchase premium write-offs. When interest rates increase, prepayments decrease, which results in longer expected average lives. Net spreads may increase or decrease depending on the repricing characteristics of the investments and the related funding liabilities.

Loans and loans held for sale increased $81.1 million, or 20%, to $492.6 million at December 31, 1998, from $411.4 million at December 31, 1997. Contributing to this increase was the purchase of $174.7 million of residential real estate loans. People's Mortgage Corporation increased the Bank's 1-4 family residential loans originations to $688.9 million for 1998 compared to $349.7 million for 1997. These loans were mostly sold to investors resulting in net gains of $6.5 million for 1998 compared to $4.1 million for 1997.

The allowance for loan losses was $4.9 million, or 1.14% of total loans at December 31, 1998, compared to $4.3 million, or 1.11% of total loans at December 31, 1997. The allowance for loan losses amounted to 321% of non-performing loans at December 31, 1998, compared to 110% of non-performing loans at December 31, 1997. Non-performing loans totaled $1.5 million and $3.9 million at December 31, 1998 and 1997, respectively. Foreclosed real estate amounted to $105,000 at December 31, 1998, compared to $111,000 at December 31, 1997.

Deposits increased $115.8 million during 1998 primarily a result of the growth of municipal deposit products which increased from $57.4 million at December 31, 1997 to $141.6 million at December 31, 1998. Non-certificate accounts, excluding municipal non-certificate deposits, increased from $179.8 million at December 31, 1997 to $193.4 million at December 31, 1998. Borrowed funds increased $60.4 million during 1998 to fund the purchase of mortgage loans, mortgage-backed securities, and trust preferred securities.

At December 31, 1998, there were $1.1 million in net unrealized losses, after tax effects, on investment securities available for sale compared to $332,000 in net unrealized gains, after tax effects, at December 31, 1997. Without these net unrealized gains and losses, book value per share would have been $10.78 at December 31, 1998, and $9.06 at December 31, 1997.

RESULTS OF OPERATIONS

Net interest income increased to $22.6 million in 1998, from $18.3 million in 1997, and $15.2 million in 1996.

Interest and dividend income amounted to $61.8 million in 1998, compared to $44.5 million in 1997, and $33.8 million in 1996. The increases in interest and dividend income in 1998 and 1997 were due to $235.3 million and $132.6 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the deployment of borrowed and deposit funds into purchased mortgage loans, mortgage-backed securities and trust preferred securities and the impact of branch acquisitions in 1996.

Interest and fees on loans increased to $36.4 million in 1998, from $25.3 million in 1997, and $20.0 million in 1996, primarily as a result of a higher volume of average loans outstanding. The yield on average loans was adversely affected as a result of falling interest rates and the resulting effect of prepayments on purchased and acquired loans' premiums.

Interest and dividends from investment securities increased to $25.1 million in 1998, from $18.8 million in 1997, and $13.6 million in 1996. The increases in 1998, 1997, and 1996 were due to an increase in funds invested in investment securities and increasing yields on average investments. The yield earned increased despite falling mortgage loan interest rates due to the investment in higher yielding agency and trust preferred securities in 1998 and 1997. Interest on short-term investments amounted to $303,000 in 1998, $374,000 in 1997, and $154,000 in 1996.

Interest expense amounted to $39.2 million in 1998, $26.2 million in 1997, and $18.6 million in 1996. The Bank's average cost of funds was 5.02% in 1998, compared to 4.80% in 1997, and 4.51% in 1996. Interest on deposits increased to $15.2 million for 1998, from $11.8 million for 1997, and $10.4 million for 1996. The increase in deposit interest expense in 1998 was due to a $65.3 million increase in average interest-bearing deposits and a 24 basis point increase in deposit yield paid compared to 1997. Deposit interest expense increased by $1.4 million in 1997 compared to 1996. The 1997 increase was attributable to the $37.1 million increase in average interest-bearing deposits offset by a 3 basis point decrease in deposit yield paid compared to 1996. The increase in average balances and yields in 1998 reflect the continued expansion of municipal deposit products.

Interest on borrowed funds increased to $24.0 million for 1998, from $14.4 million for 1997, and $8.2 million in 1996. The increase in interest expense on borrowed funds for 1998 was due to a $171.0 million increase in average borrowed funds offset by a 13 basis point decrease in yield paid on borrowed funds compared to the same period in 1997. As mentioned above, the Bank has leveraged its capital by borrowing funds and investing in mortgage-backed and trust preferred securities and purchasing residential real estate loans. Interest expense on borrowed funds increased $6.2 million in 1997 over 1996 as the Bank increased average borrowed funds by $95.8 million and increased average rates paid by 37 basis points.

The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

RATE-VOLUME ANALYSIS
(Dollars in thousands)

                                              1998 COMPARED TO 1997        1997 COMPARED TO 1996
                                               INCREASE (DECREASE)          INCREASE (DECREASE)
                                          ----------------------------   -------------------------
                                                        VARIANCE                     VARIANCE
                                                         DUE TO                       DUE TO
                                            TOTAL   ------------------    TOTAL   ----------------
                                           CHANGE    VOLUME     RATE     CHANGE    VOLUME   RATE
                                          --------  --------  --------   -------  -------  -------
INCOME FROM INTEREST-EARNING ASSETS
Loans and loans held for sale
  Real estate                             $ 10,432  $ 12,065  $ (1,633)  $ 4,971  $ 5,423  $ (452)
  Other                                        648       656        (8)      333      308      25
                                          --------  --------  --------   -------  -------  ------
    Total loans                             11,080    12,721    (1,641)    5,304    5,731    (427)
Short-term investments                         (71)      (82)       11       220      226      (6)
Investment securrities                       6,283     5,004     1,279     5,215    3,918   1,297
                                          --------  --------  --------   -------  -------  ------
    Total interest and dividend income      17,292    17,643      (351)   10,739    9,875     864
                                          --------  --------  --------   -------  -------  ------

EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits
  NOW                                          (89)       29      (118)      (24)      42     (66)
  Savings                                       54        20        34       (38)      88    (126)
  Money market                                 508       282       226       468      395      73
  Time                                       2,981     3,027       (46)      944    1,037     (93)
                                          --------  --------  --------   -------  -------  ------
    Total interest on deposits               3,454     3,358        96     1,350    1,562    (212)
                                          --------  --------  --------   -------  -------  ------
Borrowed funds                               9,602     9,938      (336)    6,240    5,660     580
                                          --------  --------  --------   -------  -------  ------
    Total interest expense                  13,056    13,296      (240)    7,590    7,222     368
                                          --------  --------  --------   -------  -------  ------
Net interest income                       $  4,236  $  4,347  $   (111)  $ 3,149  $ 2,653  $  496
                                          ========  ========  ========   =======  =======  ======

PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb estimated losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional provisions could be necessary.

The provision for loan losses was $600,000 in 1998, $100,000 in 1997, and $75,000 in 1996. These provisions were the result of the Bank's internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known.

OTHER INCOME

The Bank's other income totaled $9.5 million in 1998, $6.2 million in 1997, and $4.0 million in 1996. Customer service fees amounted to $1.4 million in 1998, $1.5 million in 1997, and $1.6 million in 1996. Gains on sales of loans increased to $6.5 million in 1998, from $4.1 million in 1997, and $2.1 million in 1996. The increase in 1998 and 1997 is attributable to the increasing volume generated by the Bank's mortgage banking subsidiary.

In 1998, the Bank sold investments for net gains of $1.4 million, compared to net gains of $261,000 in 1997, and net losses of $19,000 in 1996.

OPERATING EXPENSES

Operating expenses totaled $19.2 million in 1998, $16.3 million in 1997, and $13.7 million in 1996. The Company's efficiency ratio (non-interest expense divided by net interest income excluding provisions for loan losses, OREO expenses, non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures) was 57.7%, 63.4%, and 68.1% for 1998, 1997, and 1996, respectively. The steady decrease is attributable to the improved profitability of PMC.

Salaries and benefits expense amounted to $10.5 million in 1998, $8.7 million in 1997, and $7.6 million in 1996. The 1998 and 1997 increases were primarily attributable to the growth of PMC and the significant increase in mortgage origination volume. Occupancy and equipment expenses amounted to $2.2 million in 1998, $1.9 million in 1997, and $1.5 million in 1996. The increases were primarily due to the operations of six new PMC offices opened from 1996 to 1998.

Data processing fees increased to $1.3 million in 1998, compared to $1.2 million in 1997, and $950,000 in 1996. The 1997 increase was attributable to the 1996 branch acquisitions and the Bank's outsourcing of item processing. Professional fees amounted to $734,000 in 1998, $858,000 in 1997, and $614,000 in 1996. The
Bank uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $185,000 in 1998, $264,000 in 1997, and $206,000 in 1996. Other professional fees amounted to $549,000, $594,000, and $408,000 for 1998, 1997, and 1996, respectively. The
Bank recognized OREO income totaling $29,000 in 1998, and net OREO expenses totaling $245,000 in 1997, and $59,000 in 1996. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $42,000, $246,000, and $204,000 for 1998, 1997, and 1996, respectively. The Bank recognized net gains on sales of OREO, after write-downs, of $71,000, $1,000, and $145,000 in 1998, 1997, and 1996, respectively.

The Bank recognized OREO income totaling $29,000 in 1998, and net OREO expense totaling $245,000 in 1997, and $59,000 in 1996. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $42,000, $246,000, and $204,000 for 1998, 1997, and 1996, respectively. The Bank recognized net gains on sales of OREO, after write-downs, of $71,000, $1,000, and $145,000 in 1998, 1997, and 1996, respectively.

Other general and administrative expenses amounted to $4.6 million in 1998, $3.5 million in 1997, and $2.9 million in 1996. Amortization of intangible assets amounted to $113,000 in 1998 compared to $235,000 in 1997, and $249,000 in 1996.
Impaired goodwill of $475,000 related to an underperforming branch was written off in 1998 and 1998 organizational costs of $153,000 were expensed in accordance with new accounting treatment. The Bank's advertising expense was $729,000 in 1998, $577,000 in 1997, and $717,000 in 1996. The 1998 increase reflects new marketing initiatives for new and existing deposit and loan products. The 1996 expense reflected added costs of breaking into new markets acquired as a result of the branch acquisitions. Insurance expense amounted to $89,000 in 1998, $99,000 in 1997, and $103,000 in 1996. Finally various other categories of other operating expenses increased to $3.1 million during 1998, compared to $2.5 million, and $1.8 million in 1997 and 1996, respectively, due to the Company's increase in size, non-recurring charges in 1997 associated with branch closings, and the growing operations of PMC.

Income Taxes

The Company recorded income tax expense of $4.4 million in 1998, compared to $2.9 million and $1.9 million for 1997 and 1996, respectively.

In prior years, the Bank had significant available income tax benefits, which were not expected to be realized because of the Bank's then significant operating losses, as well as general economic conditions that existed in its market area. As a result of its subsequent return to operating profitability, reduction in non-performing assets, strengthened financial condition, and expectation of future taxable income, the Bank recognized $136,000 of these income tax benefits against future income expected to be earned prior to the expiration date of such tax benefits during 1996. In 1997 and 1998, the Bank recognized an additional $45,000 and $57,000, respectively, as a result of generating income qualifying for capital gain treatment.

Cash Flows

Cash flows from operating activities during 1998, 1997 and 1996 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions for loan losses, (2) net gains (losses) on sales of securities, (3) depreciation and amortization, (4) loans originated for sale and subsequently sold, and (5) the effects of deferred tax provisions and benefits. Operating activities resulted in cash outflows of $33.3 million in 1998, cash inflows of $7.6 million in 1997 and cash outflows of $14.0 million in 1996.

The Bank's deployment of cash flows, provided by increased deposits in 1998, 1997, and 1996, and borrowed funds in 1998, 1997, and 1996, and the issuance of subordinated debentures in 1997 into investment securities, primarily mortgage-backed and trust preferred securities, and mortgage loans were the primary reasons for the Bank's positive cash flows from financing activities and negative cash flows from investing activities. This corresponds with the Bank's strategy of using borrowed funds to leverage its capital profitably.

The Bank deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $89.2 million, $109.2 million, and $25.8 million for the years ended December 31, 1998, 1997, and 1996, respectively. The Bank also deployed cash flows into loan purchases and originations, net of amortization and payoffs of $53.9 million, $138.0 million, and $2.2 million for the years ended December 31, 1998, 1997, and 1996, respectively. This largely explains the Bank's net cash flows used in investing activities of $136.4 million, $246.6 million, and $7.7 million for the years ended December 31, 1998, 1997, and 1996, respectively.

The Bank funded the investment and loan purchases through increases in deposits of $115.8 million, $18.8 million, and $17.0 million in 1998, 1997, and 1996, respectively, and borrowed funds, net of repayments amounting to $60.3 million, $232.6 million, and $48.7 million in 1998, 1997, and 1996, respectively. This largely explains the Bank's net cash flows provided by financing activities of $174.8 million, $257.2 million, and $22.9 million for the years ended December 31, 1998, 1997, and 1996, respectively.

During 1998, 1997, and 1996, the Bank experienced net cash inflows from deposits of $115.8 million, $18.8 million, and $17.0 million, respectively. The increase is primarily the result of municipal deposit products.

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

One of the tools used by management to monitor interest rate sensitivity is gap analysis. Gap analysis involves comparing the difference or "gap" between interest-earning assets and interest-bearing liabilities that mature or reprice during a specific period of time. These differences are a primary component of the risk to net interest income. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitivity liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap theoretically would tend to adversely affect net income. Conversely, during a period of falling interest rates, a negative gap position theoretically would tend to result in an increase in net interest income. In addition, the Bank analyzes the cumulative amount of the excess or deficiency of rate-sensitive assets over rate-sensitive liabilities during a specified period of time. At December 31, 1998, the cumulative one-year gap was a positive $81.7 million or 8.64% of total assets.

Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. The following table shows the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, for the intervals indicated and the instruments' fair values at December 31, 1998. Mortgage-backed securities are allocated based upon expected maturities. Adjustable rate loans tied to prime and adjustable rate mortgage products tied to one and three year U.S. Treasury Notes are included in the table based on their next repricing date. Of the products tied to U.S. Treasury Notes there are caps for life time and period adjustments of 6% and 2%, respectively. There are no prepayment assumptions included in this schedule. NOW, savings, and money market deposit accounts are allocated with FDIC guidelines for interest rate risk management. Based upon current management expectations, borrowings are allocated on their call dates, or if callable in 1999, the maturity date is used.

                       INTEREST RATE SENSITIVITY ANALYSIS
                             (Dollars in thousands)



                                                                      AT DECEMBER 31, 1998
                               ----------------------------------------------------------------------------------------------------
                                 ONE YEAR       1-2         2-3          3-4           4-5       OVER 5                     FAIR
                                 OR LESS       YEARS       YEARS        YEARS         YEARS       YEARS        TOTAL        VALUE
                               ----------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Short-term investments         $  16,016    $     --     $     --     $     --      $     --     $      --    $  16,016   $  16,016
  Average interest rate             4.84%         --           --           --            --            --         4.84%
Interest bearing deposits          2,084          --           --           --            --            --        2,084       2,084
  Average interest rate             5.26%         --           --           --            --            --         5.26%
Investment securities            157,861      33,686        7,305       17,012         8,960       151,519      376,298     375,864
  Average interest rate             7.76%       7.29%        7.32%        9.30%         7.95%         8.52%        8.09%
Adjustable-rate loans            125,655      54,015       12,765       30,169        30,169        35,514      288,287     282,264
  Average interest rate             7.75%       7.01%        7.40%        7.39%         7.39%         6.77%        7.40%
Fixed-rate loans                  67,005       3,506        6,552        8,001         8,000       111,212      204,276     205,828
  Average interest rate             6.99%       8.41%        8.77%        8.44%         8.52%         7.58%        7.64%
                               ---------    --------     --------     --------      --------     ---------    ---------   ---------
Total                          $ 368,576    $ 91,207     $ 26,622     $ 55,182      $ 47,129     $ 298,245    $ 886,961   $ 879,972
                               =========    ========     ========     ========      ========     =========    =========   =========

INTEREST SENSITIVE LIABILITIES:
NOW                            $   9,781   $   4,892     $  4,892    $   4,892      $  4,892     $  19,566     $  48,915  $  48,915
  Average interest rate              .80%        .80%         .80%         .80%          .80%          .80%          .80%
Savings                           19,165       9,583        9,583        9,583         9,583        38,332        95,829     95,829
  Average interest rate             2.00%       2.00%        2.00%        2.00%         2.00%         2.00%         2.00%
Money market                      28,284       4,714        4,714           --            --            --        37,712     37,712
  Average interest rate             2.25%       2.25%        2.25%          --            --            --          2.25%
Term deposits                    218,986      17,762        4,683        2,638         1,520           140       245,729    246,540
  Average interest rate             5.14%       5.67%        5.76%        5.99%         5.78%         6.72%         5.21%
Borrowed funds                    10,700     101,200       65,500       89,000        26,000       124,500       416,900    423,763
  Average interest rate             5.78%       5.91%        5.51%        5.61%         5.49%         5.14%         5.53%
Subordinated debentures               --          --           --           --            --        13,800        13,800     14,145
  Average interest rate               --          --           --           --            --          9.76%         9.76%        --
                               ---------   ---------     --------    ---------      --------     ---------     ---------  ---------
Total                          $ 286,916   $ 138,151     $ 89,372    $ 106,113      $ 41,995     $ 196,338     $ 858,885  $ 866,904
                               =========   =========     ========    =========      ========     =========     =========  =========


Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

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

Tier 1 capital or core capital consists of common stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and excludes unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year. Subordinated debt may also be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital.

The Company had a Tier 1 leverage ratio of 5.05%, a risk-weighted Tier 1 ratio of 8.94%, and a total risk-based capital ratio of 10.22% at December 31, 1998. The Company had a Tier 1 leverage ratio of 5.25%, a risk-weighted Tier 1 ratio of 9.27%, and a total risk-based capital ratio of 11.23% at December 31, 1997.

The Bank had a Tier 1 leverage ratio of 5.18%, a risk-weighted Tier 1 ratio of 9.15%, and a total risk-based capital ratio of 10.07% at December 31, 1998. The Bank had a Tier 1 leverage ratio of 5.26%, a risk-weighted Tier 1 ratio of 9.38%, and a total risk-based capital ratio of 10.43% at December 31, 1997.

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

The following table sets forth the Bank's non-performing assets at December 31, 1998, 1997, and 1996:

                                   1998     1997     1996
                                  -------------------------
                                    (Dollars in thousands)

    Non-performing loans:
      Mortgage loans              $ 1,383  $ 3,832  $ 3,816
      Commercial loans                121       59       45
      Consumer loans                   13        3        2
                                  -------  -------  -------
                                    1,517    3,894    3,863
    Other real estate owned, net      105      111      493
                                  -------  -------  -------
    Non-performing assets         $ 1,622  $ 4,005  $ 4,356
                                  =======  =======  =======

At December 31, 1998, there were no individual non-performing assets with a balance greater than $1.0 million.

Non-accrual and impaired loans amounted to $1.5 million, $3.9 million and $3.9 million at December 31, 1998, 1997, and 1996, respectively. The average investment in impaired loans amounted to $2.7 million, $3.8 million and $4.8 million for the years ended December 31, 1998, 1997, and 1996, respectively. Interest income recognized on a cash basis on impaired loans amounted to $103,000, $171,000, and $261,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses has been established to absorb estimated losses inherent in the loan portfolio. The provision to and the level of the allowance are evaluated on a periodic basis by management and the Board of Directors. The provision is the result of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known.

Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. After considering this review, the Bank establishes the adequacy of its allowance and necessary additions are charged to earnings through the provision for loan losses. The allowance is an estimate. Ultimate losses may vary from current estimates and additions to the allowance may be necessary. In addition, regulatory agencies, as part of the examination process, review the Bank's allowance and may require the Bank to provide additions to the allowance based on their assessment, which may differ from management's.

The Bank's allowance for loan losses at December 31, 1998 and 1997, was $4.9 million and $4.3 million, respectively. The Bank's ratio of its allowance for loan losses to total loans at December 31, 1998 and 1997 was 1.14% and 1.11%, respectively. The Bank's ratio of its allowance for loan losses to non-performing loans at December 31, 1998 and 1997 was 320.8% and 110.2%, respectively.

Management believes the allowance for loan losses was adequate at December 31, 1998 to absorb estimated losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional charge-offs and an increase in the allowance for loan losses could result.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by generally accepted accounting principles. The Company has adopted these disclosure requirements for all periods presented herein.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designed as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

YEAR 2000 ISSUE

The Year 2000 (Y2K) issue exists because many computer systems and applications currently use the two-digit date fields to designate a year. As the century date change occurs, date sensitive systems recognize the year 2000 as 1900, or, not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. In the discussion that follows, systems refers to the Company's information technology systems and non-information technology systems.

This section contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions which are predictions of or indicate future events and trends which do not relate to historical matters identify forward-looking statements. The Company's readiness for the Y2K, and the eventual effects of the Y2K on the Company may be materially different than currently projected. This may be due to, among other things, unanticipated delays and expenses in the completion of the Company's Y2K initiative, the failure of its proposed contingency plans, if such contingency plans become necessary, to achieve their desired results and the failure of third parties with whom the Company has a significant business relationship to achieve Y2K readiness.

To become Y2K compliant, the Company is following the Y2K project management guidelines provided by the Federal Financial Institutions Examination Council (FFIEC) interagency statement. The statement outlines five project management phases essential to Y2K preparedness. The five phases and the Company's status in its efforts in completing each follows:

* AWARENESS AND ASSESSMENT PHASES: The Company has completed these initial phases for all systems.

* RENOVATION PHASE: Approximately 3% of the Company's systems are in the renovation/replacement phase.

* VALIDATION PHASE: Approximately 17% of the Company's hardware and software systems are in the testing/validation phase.

* IMPLEMENTATION PHASE: In this phase, systems should be certified as Y2K compliant and be accepted by the Company. Approximately 3% of the systems are in the implementation phase. Currently, 78% of the Company's systems are Y2K compliant.

Essentially all reprogramming efforts have been completed as of December 31, 1998. The Company has formed an internal task force, the Y2K Committee, which meets monthly to monitor the progress of the Company's Y2K plan. An outside consultant meets with the head of the Y2K Committee each month to ensure compliance with the Y2K Committee' s schedule.

The Company has initiated formal communications with all of its significant processing vendors to determine the extent to which the Company is vulnerable to the failure of those vendors to become Y2K compliant. All critical vendors are contacted monthly regarding their compliance programs. Based on communications to date, the Company does not anticipate any Y2K problems with respect to critical vendors. Other vendors that the Company determined were less critical were contacted via letter in the assessment phase.

Actual costs for implementing the Company's Y2K plan totaled $44,000 for the year ending December 31, 1998. These costs were charged to earnings as incurred. The Company expects that future costs relating to the implementation of the Y2K plan will not exceed $100,000.

Based on the phases of the Y2K plan completed to date, if the Company is unable to fully implement its Y2K Plan in a timely manner, there is a risk that some internal systems will fail, in which case the Company plans to utilize the systems that are in working order until the non-working systems can be replaced. Noncompliance by third party vendors would have a greater impact on the Company. The Company has developed a contingency plan. The contingency plan will be continually monitored and revised, if necessary, due to changes in the status of critical third parties. The Company's contract with its primary third party data processing service bureau, BISYS, states that if the BISYS system currently used by the Company is not ready for Y2K, the Company's operations will be converted to another BISYS system which is currently fully Year 2000 compliant at no cost to the Company. The Company does not anticipate that this conversion will be necessary.

CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                        ----------------------
                                                           1998         1997
                                                        ----------------------
                                                        (Dollars in thousands)
ASSETS
Cash and due from banks                                 $  19,794    $  13,759
Short-term investments                                     16,016       16,934
                                                        ---------    ---------
  Total cash and cash equivalents                          35,810       30,693
Interest-bearing deposits                                   2,084           --
Securities available for sale                             189,739      245,636
Securities held to maturity
  (fair value of $186,125 in 1998 and $44,439 in 1997)    186,559       44,253
Restricted equity securities, at cost                      19,841       14,824
Loans held for sale                                        63,918       24,735
Loans, net of allowance for loan losses of $4,866
  in 1998 and $4,291 in 1997                              423,778      382,407
Other real estate owned, net                                  105          111
Banking premises and equipment, net                        13,927       12,940
Accrued interest receivable                                 6,418        4,435
Intangible assets                                             509        1,148
Other assets                                                1,952        1,728
                                                        ---------    ---------
    Total assets                                        $ 944,640    $ 762,910
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                $ 470,887    $ 355,083
Borrowed funds                                            416,900      356,550
Mortgagors' escrow accounts                                 1,408        1,114
Accrued expenses and other liabilities                      6,978        6,227
Subordinated debentures                                    13,800       13,800
                                                        ---------    ---------
    Total liabilities                                     909,973      732,774
                                                        =========    =========
Commitments and contingencies

Stockholders' equity:
  Serial preferred stock, $0.10 par value,
    10,000,000 shares authorized, none issued                  --           --
  Common stock, $0.10 par value, 20,000,000 shares
    authorized; issued 3,675,218 and 3,643,686 shares         368          364
  Additional paid-in capital                               23,683       23,400
  Retained earnings                                        17,948       12,253
  Accumulated other comprehensive income (loss)            (1,119)         332
  Treasury stock, at cost -- 355,000 shares                (6,213)      (6,213)
                                                        ---------    ---------
    Total stockholders' equity                             34,667       30,136
                                                        ---------    ---------
    Total liabilities and stockholders' equity          $ 944,640    $ 762,910
                                                        =========    =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                          YEARS ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                                                    1998            1997            1996
                                                               ---------------------------------------------
                                                               (Dollars in thousands, except per share data)
Interest and dividend income:
  Interest and fees on loans                                      $ 36,377         $ 25,297       $ 19,993
  Interest on short-term investments                                   303              374            154
  Interest and dividends on investment securities                   25,112           18,829         13,614
                                                                  --------         --------       --------
     Total interest and dividend income                             61,792           44,500         33,761
                                                                  --------         --------       --------
Interest expense:
  Interest on deposits                                              15,239           11,785         10,435
  Interest on borrowed funds                                        24,002           14,400          8,160
                                                                  --------         --------       --------
     Total interest expense                                         39,241           26,185         18,595
                                                                  --------         --------       --------
Net interest income                                                 22,551           18,315         15,166
Provision for loan losses                                              600              100             75
                                                                  --------         --------       --------
Net interest income, after provision for loan losses                21,951           18,215         15,091
                                                                  --------         --------       --------
Other income:
  Customer service fees                                              1,390            1,526          1,573
  Gains (losses) on sales of securities available for sale, net      1,440              261            (19)
  Gains on sales of loans, net                                       6,481            4,135          2,100
  Gains on sales of banking premises and equipment, net                 --               --            162
  Miscellaneous                                                        146              275            215
                                                                  --------         --------       --------
     Total other income                                              9,457            6,197          4,031
                                                                  --------         --------       --------
Operating expenses:
  Salaries and employee benefits                                    10,508            8,711          7,644
  Occupancy and equipment                                            2,163            1,893          1,469
  Data processing                                                    1,250            1,184            950
  Professional fees                                                    734              858            614
  Other real estate owned, net                                         (29)             245             59
  Other general and administrative                                   4,612            3,456          2,942
                                                                  --------         --------       --------
     Total operating expenses                                       19,238           16,347         13,678
                                                                  --------         --------       --------
Income before income taxes and cumulative effect of
   accounting change                                                12,170            8,065          5,444
Provision for income taxes                                           4,370            2,934          1,885
                                                                  --------         --------       --------
Income before cumulative effect of accounting change                 7,800            5,131          3,559
Cumulative effect of accounting change for organization costs,
   net of tax                                                         (186)              --             --
                                                                  --------         --------       --------
Net income                                                        $  7,614         $  5,131       $  3,559
                                                                  ========         ========       ========
Weighted average shares outstanding - assuming dilution for
   stock options                                                 3,384,877        3,500,048      3,267,890
Weighted average shares outstanding                              3,310,943        3,446,299      3,196,436

Net income per share:
  Diluted earnings per share                                        $ 2.25           $ 1.47         $ 1.09
  Basic earnings per share                                            2.30             1.49           1.11


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDER'S EQUITY

                                                                      YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                                                -----------------------------------------------------------
                                                                                             ACCUMULATED
                                                                        ADDITIONAL              OTHER
                                                                COMMON   PAID-IN   RETAINED  COMPREHENSIVE TREASURY
                                                                 STOCK   CAPITAL   EARNINGS  INCOME (LOSS)  STOCK    TOTAL
                                                                -----------------------------------------------------------
                                                                                    (Dollars in thousands)

Balance at December 31, 1995                                      $ 232  $ 14,015  $  5,870  $   (440)  $     --   $ 19,677
                                                                                                                   --------
Comprehensive income:
  Net income                                                         --        --     3,559        --         --      3,559
  Change in net unrealized gain (loss) on securities available
  for sale, net of reclassification adjustment and tax effects       --        --        --      (381)        --       (381)
                                                                                                                   --------
     Total comprehensive income                                                                                       3,178
                                                                                                                   --------
Exercise of stock warrants                                           18       887        --        --         --        905
Issuance of common stock                                             97     7,440        --        --         --      7,537
Cash dividends paid ($0.27 per share)                                --        --      (867)       --         --       (867)
Exercise of stock options                                             9       625        --        --         --        634
                                                                  -----  --------  --------  --------   --------   --------
Balance at December 31, 1996                                        356    22,967     8,562      (821)        --     31,064
                                                                                                                   --------
Comprehensive income:
   Net income                                                        --        --     5,131        --         --      5,131
   Change in net unrealized gain (loss) on securities available
   for sale, net of reclassification adjustment and tax effects      --        --        --     1,153         --      1,153
                                                                                                                   --------
     Total comprehensive income                                                                                       6,284
                                                                                                                   --------
Purchase of treasury stock                                           --        --        --        --     (6,213)    (6,213)
Cash dividends paid ($0.42 per share)                                --        --    (1,440)       --         --     (1,440)
Exercise of stock options                                             8       433        --        --         --        441
                                                                  -----  --------  --------  --------   --------   --------
Balance at December 31, 1997                                        364    23,400    12,253       332     (6,213)    30,136
                                                                                                                   --------
Comprehensive income:
   Net income                                                        --        --     7,614        --         --      7,614
   Change in net unrealized gain (loss) on securities available
   for sale, net of reclassification adjustment and tax effects      --        --        --    (1,451)        --     (1,451)
                                                                                                                   --------
     Total comprehensive income                                                                                       6,163
                                                                                                                   --------
Cash dividends paid ($0.58 per share)                                --        --    (1,919)       --         --     (1,919)
Exercise of stock options                                             4       283        --        --         --        287
                                                                  -----  --------  --------  --------   --------   --------
Balance at December 31, 1998                                      $ 368  $ 23,683  $ 17,948  $ (1,119)  $ (6,213)  $ 34,667
                                                                  =====  ========  ========  ========   ========   ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                             1998       1997        1996
                                                                         ---------------------------------
                                                                                (Dollars in thousands)
Cash flows from operating activities:
Net income                                                               $   7,614   $   5,131   $   3,559
Adjustments to reconcile net income to net cash provided (used)
by operating activities:
  Provision for loan losses                                                    600         100          75
  Depreciation and amortization                                              1,671       1,137       1,227
  Net amortization (accretion) on securities and purchased loans            (2,650)        (93)        693
  Gains on sales of banking premises and equipment                              --          --        (162)
  (Gains) losses on sales of securities available for sale, net             (1,440)       (261)         19
  Gains on sales of other real estate owned, net                               (71)         (1)       (145)
  Deferred tax provision (benefit)                                            (472)        902       1,500
  Net change in:
      Loans held for sale                                                  (39,183)        877     (20,340)
      Other assets, net of other  liabilities                                  642        (181)       (435)
                                                                         ---------   ---------   ---------
  Net cash provided (used) by operating activities                         (33,289)      7,611     (14,009)
                                                                         ---------   ---------   ---------
Cash flows from investing activities:
  Cash and cash equivalents received through acquisitions                       --          --      20,664
  Net change in interest-bearing deposits                                   (2,084)         --          --
  Activity in securities available for sale:
      Sales                                                                271,266     316,904      82,983
      Maturities, prepayments and calls                                     28,215       4,275       2,000
      Purchases                                                           (343,971)   (412,743)   (147,350)
  Activity in securities held to maturity:
      Purchases                                                           (164,376)    (43,193)         --
      Maturities, prepayments and calls                                     36,007          --          --
  Purchases of restricted equity securities                                 (5,017)     (6,502)     (2,195)
  Proceeds from amortization of mortgage-backed securities                  90,803      32,021      38,779
  Proceeds from sales of purchased loans                                     8,268          --          --
  Loan originations and purchases net of amortization and payoffs          (53,904)   (137,960)     (2,176)
  Proceeds from sales of other real estate owned                               418       1,470       1,118
  Proceeds from sale of banking premises and equipment                          --          --         424
  Additions to banking premises and equipment, net                          (2,035)       (848)     (1,929)
                                                                         ---------   ---------   ---------
      Net cash used in investing  activities                              (136,410)   (246,576)     (7,682)
                                                                         ---------   ---------   ---------
Cash flows from financing activities:
  Net increase in deposits                                                 115,804      18,845      16,952
  Net (decrease) increase in borrowings with maturities of three
    months or less                                                         (28,850)     15,950     (52,295)
  Proceeds from issuance of borrowings with maturities in excess
    of three months                                                        264,700     319,200      99,520
  Repayment of borrowings with maturities in excess of three months       (175,500)   (102,520)    (49,550)
  Increase in mortgagors' escrow accounts                                      294         141          30
  Proceeds from issuance of common stock                                        --          --       7,537
  Proceeds from exercise of stock options and warrants                         287         441       1,539
  Net proceeds from issuance of subordinated debentures                         --      12,776          --
  Payments to acquire treasury stock                                            --      (6,213)         --
  Cash dividends                                                            (1,919)     (1,440)       (867)
                                                                         ---------   ---------   ---------
      Net cash provided by financing activities                            174,816     257,180      22,866
                                                                         ---------   ---------   ---------
Net increase in cash and cash equivalents                                    5,117      18,215       1,175
Cash and cash equivalents at beginning of year                              30,693      12,478      11,303
                                                                         ---------   ---------   ---------
Cash and cash equivalents at end of year                                 $  35,810   $  30,693   $  12,478
                                                                         =========   =========   =========
Supplementary information:
  Interest paid                                                          $ 38,973    $ 24,876    $  18,324
  Income taxes paid, net                                                    4,286       2,093           25
  Transfers from loans to other real estate owned                             341       1,087          895
  Change in due to/from broker, net                                           262         163         (938)
  Assets acquired in acquisitions of branches                                  --          --      124,845
  Liabilities assumed in acquisitions of branches                              --          --      145,509


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of People's Bancshares, Inc. (the "Company") and its wholly owned subsidiaries, People's Savings Bank of Brockton (the "Bank") and People's Bancshares Capital Trust (the "Trust"). The Bank formed the Company as a subsidiary of the Bank on March 31, 1995 and completed a reorganization on February 8, 1996, where the Company became the Bank's parent company. The Trust issued $13.8 million of trust preferred securities on June 26, 1997 to raise funds to purchase subordinated debentures from the Company. The Bank's active wholly owned subsidiaries, People's Mortgage Corporation ("PMC"), organized in March 1995, engages in mortgage banking and PSB Security Corporation I, II and III organized in February 1996, engage in the purchase and sale of investment securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

BUSINESS

The Bank provides a variety of financial services to individuals and small businesses through its offices in southeastern Massachusetts. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans. PMC acts as the mortgage banking subsidiary.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks and short-term investments purchased with maturities of three months or less.

INTEREST-BEARING DEPOSITS

Interest-bearing deposits mature within one year and are carried at cost.

INVESTMENT SECURITIES

Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). For regulatory purposes, unrealized gains or losses on debt securities available for sale, after tax effects, are not recognized in capital.

Restricted equity securities include Federal Home Loan Bank stock and Massachusetts Savings Bank Life Insurance stock. Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are recorded on the trade date and are computed by the specific identification method.

LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Net unrealized losses are recognized in a valuation allowance by charges to earnings, when applicable. Gains and losses on the sale of loans are recognized at the time of sale based upon the difference between the selling price and the carrying value of the loans sold. The Company sells only whole loans servicing released and, accordingly, records only cash gains.

LOANS

The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in southeastern Massachusetts. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and construction markets and general economic sectors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, loan premiums, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Net deferred loan fees or costs and loan premiums are amortized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries are credited to the allowance. The allowance for loan losses is evaluated periodically by management and the Board of Directors and is based upon management's review of the collectibility of the loans in light of the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

INTANGIBLE ASSETS

Intangible assets are comprised of deposit premium intangibles and goodwill. Goodwill is amortized using straight-line amortization method over 15 years. Deposit premium intangibles are amortized over 8 years using accelerated amortization methods. (See Note 2.)

RETIREMENT PLAN

The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

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

EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

COMPREHENSIVE INCOME

The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity.

The components of other comprehensive income and related tax effects are as follows:

                                        YEARS ENDED DECEMBER 31,
                                       --------------------------
                                         1998      1997    1996
                                       --------------------------
                                          (Dollars in thousands)
Unrealized holding gains (losses)
  on available-for-sale securities     $   (842)  $ 2,086  $ (624)
Reclassification adjustment for
  (gains) losses realized in income      (1,440)     (261)     19
                                       --------   -------  ------
Net unrealized gains (losses)            (2,282)    1,825    (605)
Tax effect                                  831      (672)    224
                                       --------   -------  ------
Net-of-tax amount                      $ (1,451)  $ 1,153  $ (381)
                                       ========   =======  ======

RECENT ACCOUNTING PRONOUNCEMENTS

In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by generally accepted accounting principles. The Company has adopted these disclosure requirements for all periods presented herein.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

2 - ACQUISITIONS

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

Intangible assets were recorded as a result of the organization costs of forming People's Mortgage Corporation and People's Bancshares, Inc. as well as the 1995 acquisitions of Minuteman Funding Corporation, the deposits of the Haymarket Bank Branch, and the deposits of the Bank of Boston's Mansfield Branch. At December 31, 1998 and 1997, intangible assets amounted to $509,000 and $1,148,000. Amortization of intangibles amounted to $113,000, $235,000 and $249,000 for 1998, 1997, and 1996, respectively.

Impaired goodwill related to an underperforming branch of $475,000 was written off in 1998 and the Company elected to early adopt the provisions of the Accounting Standards Executive Committee ("ACSEC") Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities to be expensed as incurred instead of being capitalized and amortized. As a result, the Company wrote-off organization costs of $292,000 effective January 1, 1998. The effect of the accounting change for the year ended December 31, 1998, was to decrease income before income taxes by $153,000 and net income by $97,000.

3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and estimated fair value of investment securities:

                                                     DECEMBER 31, 1998
                                        -------------------------------------------
                                                     GROSS       GROSS
                                        AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                           COST      GAINS       LOSSES     VALUE
                                        -------------------------------------------
                                                  (Dollars in thousands)

Available for sale:
  Mortgage-backed securities            $ 155,880    $  76     $ (2,048)  $ 153,908
  Trust preferred securities               35,620      557         (346)     35,831
                                        ---------    -----     --------   ---------
  Total securities available for sale   $ 191,500    $ 633     $ (2,394)  $ 189,739
                                        =========    =====     ========   =========
Held to maturity:
  U.S. Government and federal
    agency obligations                  $  73,844    $ 321     $     --   $  74,165
  Mortgage-backed securities               14,408       54           (9)     14,453
  Trust preferred securities               93,807      517       (1,317)     93,007
  Corporate debt securities                 4,500       --           --       4,500
                                        ---------    -----     --------   ---------
    Total securities held to maturity   $ 186,559    $ 892     $ (1,326)  $ 186,125
                                        =========    =====     ========   =========


                                                     DECEMBER 31, 1997
                                        -------------------------------------------
                                                     GROSS       GROSS
                                        AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                           COST      GAINS       LOSSES     VALUE
                                        -------------------------------------------
                                                  (Dollars in thousands)
Available for sale:
  U.S. Government and federal
    agency obligations                  $   27,919    $  25      $   --   $  27,944
  Mortgage-backed securities               202,047      662        (357)    202,352
  Trust preferred securities                14,148      230         (25)     14,353
  Corporate debt securities                  1,000       --         (13)        987
                                         ---------    -----      ------   ---------
    Total securities available for sale  $ 245,114    $ 917      $ (395)  $ 245,636
                                         =========    =====      ======   =========
Held to maturity:
  U.S. Government and federal
    agency obligations                   $  44,253    $ 186      $   --   $  44,439
                                         =========    =====      ======   =========

At December 31, 1998 and 1997, U.S. Government obligations with a carrying value of $1,300,000 and $719,000, respectively were pledged as collateral for the Bank's treasury, tax and loan accounts. At December 31, 1998 and 1997, investment securities with a carrying value of $125,934,000 and $117,110,000, respectively, were pledged as collateral on securities sold under agreements to repurchase.

The amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1998, is as follows:

                                         AVAILABLE FOR SALE     HELD TO MATURITY
                                       --------------------------------------------
                                       AMORTIZED     FAIR     AMORTIZED      FAIR
                                          COST       VALUE      COST         VALUE
                                       ---------------------------------------------
                                                 (Dollars in thousands)
After 5 years to 10 years              $      --   $      --  $   6,639   $   6,636
Over 10 years                             35,620      35,831    165,512     165,036
                                       ---------   ---------  ---------   ---------
                                          35,620      35,831    172,151     171,672
Mortgage-backed securities               155,880     153,908     14,408      14,453
                                       ---------   ---------  ---------   ---------
                                       $ 191,500   $ 189,739  $ 186,559   $ 186,125
                                       =========   =========  =========   =========

For the years ended December 31, 1998, 1997, and 1996, proceeds from sales of securities available for sale amounted to $271,266,000, $316,904,000, and $82,983,000, respectively. Gross realized gains amounted to $1,950,000, $1,201,000, and $273,000 in 1998, 1997, and 1996, respectively, and gross realized losses amounted to $510,000, $940,000, and $292,000, in 1998, 1997, and
1996, respectively.

4 - LOANS, NET

A summary of the balances of loans follows:


                                                DECEMBER 31,
                                          -----------------------
                                             1998         1997
                                          -----------------------
                                           (Dollars in thousands)
Mortgage loans:
 Residential 1-4 family                   $ 321,612     $ 293,402
 Residential multi-family                    11,264        11,030
 Commercial real estate                      54,104        44,714
 Construction                                20,118        11,162
 Equity lines of credit                      10,197        10,152
                                            417,295       370,460
                                          ---------     ---------
Deferred loan origination fees, net             (56)         (113)
Undisbursed amount on loans in process       (4,975)       (2,239)
                                          ---------     ---------
   Total mortgage loans                     412,264       368,108
                                          ---------     ---------
Other loans:
 Retail installment sale contracts              375           915
 Consumer                                     4,806         5,007
 Commercial lines of credit                   5,030         6,089
 Commercial                                   6,098         6,433
 Education                                       71           146
                                          ---------     ---------
   Total other loans                         16,380        18,590
                                          ---------     ---------
   Total loans                              428,644       386,698
Allowance for loan losses                    (4,866)       (4,291)
                                          ---------     ---------
   Loans, net                             $ 423,778     $ 382,407
                                          =========     =========

An analysis of the allowance for loan losses follows:


                                        YEARS ENDED DECEMBER 31,
                                       --------------------------
                                         1998     1997     1996
                                       --------------------------
                                         (Dollars in thousands)
Balance at beginning of year           $ 4,291  $ 4,716   $ 3,813
 Provision for loan losses                 600      100        75
 Loans charged off                        (575)    (727)   (1,131)
 Recoveries                                550      202       307
 Allowance for loan losses
   acquired in acquisition                  --       --     1,652
                                       -------  -------   -------
Balance at end of year                 $ 4,866  $ 4,291   $ 4,716
                                       =======  =======   =======

At December 31, 1998 and 1997, premiums on residential mortgage loans purchased or acquired in acquisitions included in loans, net amounted to $5,338,000 and $6,152,000, respectively. Amortization of premiums amounted to $2,807,000, $615,000, and $404,000 for 1998, 1997, and 1996, respectively.

The following is a summary of information pertaining to impaired and non-accrual loans:

                                                     DECEMBER 31,
                                                ----------------------
                                                   1998      1997
                                                ----------------------
                                                (Dollars in thousands)
Impaired loans without a valuation allowance      $    47   $    --
Impaired loans with a valuation allowance           1,470     3,894
                                                  -------   -------
   Total impaired loans                           $ 1,517   $ 3,894
                                                  =======   =======
Valuation allowance allocated to impaired loans   $   230   $   576
                                                  =======   =======
Non-accrual loans                                 $ 1,517   $ 3,894
                                                  =======   =======

                                             YEARS ENDED DECEMBER 31,
                                            --------------------------
                                             1998      1997     1996
                                            --------------------------
                                              (Dollars in thousands)
Average investment in impaired loans        $ 2,675   $ 3,764  $ 4,752
                                            =======   =======  =======
Interest income recognized on
  impaired loans                            $   103   $   171  $   261
                                            =======   =======  =======
Interest income recognized on
  a cash basis on impaired loans            $   103   $   171  $   261
                                            =======   =======  =======

No additional funds are committed to be advanced in connection with impaired loans.

5 - OTHER REAL ESTATE OWNED, NET

Other real estate owned consists of $105,000 and $111,000 of residential real estate at December 31, 1998 and 1997. OREO expenses (income) include the following:

                                           YEARS ENDED DECEMBER 31,
                                           ------------------------
                                            1998    1997     1996
                                           ------------------------
                                             (Dollars in thousands)
Net gain on sales                           $ (71)   $ (15)  $ (145)
Write-downs to net realizable value            --       14       --
Operating expenses, net of rental income       42      246      204
                                            -----    -----   ------
                                            $ (29)   $ 245   $   59
                                            =====    =====   ======

6 - BANKING PREMISES AND EQUIPMENT, NET

A summary of the cost, accumulated depreciation and amortization, and estimated useful lives of banking premises and equipment follows:


                                   DECEMBER 31,
                            ----------------------  ESTIMATED
                                1998      1997     USEFUL LIVES
                            ------------------------------------
                            (Dollars in thousands)

Land                          $  1,391  $  1,452
Buildings                        8,411     8,482  20 to 39 years
Leasehold improvements           1,245     1,218  Terms of lease
Furniture and equipment          6,309     4,860  5 to 10 years
Construction-in-progress           601        --
                              --------    ------
                              $ 17,957    16,012
Less accumulated depreciation
  and amortization              (4,030)   (3,072)
                              --------  --------
                              $ 13,927  $ 12,940
                              ========  ========

Construction-in-progress includes land and improvements for a branch which will be completed in February 1999. An estimated $230,000 is needed to complete the construction.

Depreciation and amortization expense for the years ended December 31, 1998, 1997, and 1996 amounted to $1.1 million, $951,000, and $546,000, respectively.

Under terms of noncancelable lease agreements in effect at December 31, 1998 for banking premises and equipment, future minimum rent commitments are as follows:

      Years Ended December 31,          Amount
      ----------------------------------------
                                (Dollars in thousands)
              1999                      $ 315
              2000                        264
              2001                         78
              2002                         36
              2003                          6
                                        -----
                                        $ 699
                                        =====

The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 1998, 1997, and 1996, amounted to $436,000, $333,000, and $302,000, respectively.

7 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:



                                        YEARS ENDED DECEMBER 31,
                                       -------------------------
                                        1998      1997     1996
                                       -------------------------
                                        (Dollars in thousands)
Current:
  Federal                              $ 4,315   $ 2,184  $ 1,059
  State                                    582       257      124
  Utilization of operating
   loss carryforwards                       --        --     (635)
  Utilization of tax credits               (55)     (409)    (163)
                                       -------   -------  -------
    Total current                        4,842     2,032      385
                                       -------   -------  -------
Deferred:
  Federal                                 (331)      799    1,469
  State                                    (84)      148      167
                                       -------   -------  -------
    Total deferred                        (415)      947    1,636
                                       -------   -------  -------
Changes in valuation reserve               (57)      (45)    (136)
                                       -------   -------  -------
Income tax provision before effect of
  accounting change                      4,370     2,934    1,885
Effect of change in accounting for
  organization costs                      (106)       --       --
                                       -------   -------  -------
Income tax provision                   $ 4,264   $ 2,934  $ 1,885
                                       =======   =======  =======

The components of the net deferred tax asset (liability) are as follows:


                                         DECEMBER 31,
                                   ----------------------
                                      1998       1997
                                   ----------------------
                                   (Dollars in thousands)
Deferred tax asset:
  Federal                            $ 2,489   $  1,862
  State                                  752        805
                                     -------   --------
                                       3,241      2,667
Valuation reserve on asset               --        (114)
                                     -------   --------
                                       3,241      2,553
                                     -------   --------
Deferred tax liability:
  Federal                             (2,123)    (2,649)
  State                                 (733)      (928)
                                     -------   --------
                                      (2,856)    (3,577)
                                     -------   --------
Net deferred tax asset (liability)   $   385   $ (1,024)
                                     =======   ========


The tax effects of each type of item that gives rise to deferred taxes are:

                                          DECEMBER 31,
                                    ----------------------
                                        1998       1997
                                    ----------------------
                                    (Dollars in thousands)
Allowance for loan losses              $ 937   $    121
Deferred pension expense                 245        326
Unrealized (gain) loss on securities
 available for sale                      641       (190)
Investment in limited partnership       (944)      (863)
Other investments                       (534)      (534)
Depreciation                            (323)      (208)
Tax loss carryovers                       --        155
Other, net                               363        283
                                       -----   --------
                                         385       (910)
Valuation reserve                         --       (114)
                                       -----   --------
Net deferred tax asset (liability)     $ 385   $ (1,024)
                                       =====   ========

A summary of the change in the net deferred tax asset (liability) is as follows:

                                                YEARS ENDED DECEMBER 31,
                                             ------------------------------
                                                1998      1997       1996
                                             ------------------------------
                                                   (Dollars in thousands)
Balance at beginning of year                 $ (1,024)  $    550   $  1,826
  Deferred tax (provision) benefit                415       (947)    (1,636)
  Deferred tax effects on unrealized (gains)
    losses on securities available for sale       831       (672)       224
  Deferred tax resulting from change
    in accounting method                          106         --         --
  Utilization of valuation reserve                 57         45        136
                                             --------   --------   --------
Balance at end of year                       $    385   $ (1,024)  $    550
                                             ========   ========   ========

A summary of the change in the valuation reserve is as follows:


                                   YEARS ENDED DECEMBER 31,
                                   ------------------------
                                     1998     1997   1996
                                   ------------------------
                                    (Dollars in thousands)
Balance at beginning of year        $ 114    $ 159   $ 311
Change in assumptions due to
  anticipation of future income       (57)     (45)   (136)
Benefits expired                      (57)      --     (16)
                                    -----    -----   -----
Balance at end of year              $  --    $ 114   $ 159
                                    =====    =====   =====

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                            YEARS ENDED DECEMBER 31,
                                            ------------------------
                                             1998     1997     1996
                                            ------------------------
Statutory federal tax rate                   34.0%    34.0%   34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit     2.8      3.3     2.4
  Other, net                                 (0.9)    (0.9)   (1.8)
                                             ----     ----    ----
Effective tax rates                          35.9%    36.4%   34.6%
                                             ====     ====    ====

The federal income tax reserve for loan losses at the Bank's base year is $2,020,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $825,000 has not been provided.

8 - DEPOSITS

A summary of deposit balances, by type, follows:

                                             DECEMBER 31,
                                       ----------------------
                                           1998        1997
                                       ----------------------
                                       (Dollars in thousands)
Demand                                 $  42,702    $  34,959
NOW                                        48,915      40,590
Savings                                    95,829      88,083
Money market                               37,712      26,087
                                        ---------   ---------
  Total non-certificate accounts          225,158     189,719
                                        ---------   ---------
Term certificates of $100,000 or more     134,842      66,732
Term certificates less than $100,000      110,887      98,632
                                        ---------   ---------
  Total certificate accounts              245,729     165,364
                                        ---------   ---------
  Total deposits                        $ 470,887   $ 355,083
                                        =========   =========

Municipal deposits amounted to $141.6 million and $57.4 million at December 31, 1998 and 1997, respectively.

A summary of certificate accounts, by maturity, follows:

                              DECEMBER 31, 1998     DECEMBER 31, 1997
                           ----------------------------------------------
                                       WEIGHTED                WEIGHTED
                             AMOUNT  AVERAGE RATE  AMOUNT    AVERAGE RATE
                           ----------------------------------------------
                                     (Dollars in thousands)
Within 1 year              $ 218,983      5.15%   $ 140,205       5.50%
Over 1 year to 3 years        22,445      5.69       21,324       5.97
Over 3 years to 5 years        4,171      5.88        3,717       5.95
Over 5 years                     130      6.80          118       6.80
                           ---------              ---------
                           $ 245,729      5.21%   $ 165,364       5.57%
                           =========              =========

9 - BORROWED FUNDS

The following summarizes borrowed funds:

                                                       DECEMBER 31,
                                                  ----------------------
                                                      1998       1997
                                                  ----------------------
                                                  (Dollars in thousands)
Securities sold under agreements to repurchase    $  96,900   $  96,050
Federal Home Loan Bank advances                     320,000     260,500
                                                  ---------   ---------
                                                  $ 416,900   $ 356,550
                                                  =========   =========


The amount of securities collateralizing the agreements to repurchase remains in investment securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the securities in the normal course of their operations, and have agreed to resell substantially identical securities at the maturities of the agreements to the Bank. The highest month-end balance for 1998 and 1997 was $123,400,000 and $96,050,000, respectively. The average balances of repurchase agreements during 1998 and 1997 were $104,395,000 and $73,734,000, respectively. For the years ended December 31, 1998, 1997, and 1996 interest expense on repurchase agreements was $6.1 million, $4.4 million, and $1.7 million, respectively. A summary of fixed rate securities sold under agreements to repurchase by maturity follows:

                                DECEMBER 31, 1998     DECEMBER 31, 1997
                              -------------------------------------------
                                        WEIGHTED              WEIGHTED
                               AMOUNT  AVERAGE RATE  AMOUNT  AVERAGE RATE
                              -------------------------------------------
                                          (Dollars in thousands)
Within 1 year                 $  8,700     5.74%    $ 17,850     5.81%
Over 1 year through 3 years     31,500     5.85       45,500     5.78
Over 3 years through 5 years    32,700     6.10       32,700     6.10
Over five years                 24,000     5.21           --       --
                              --------              --------
                              $ 96,900     5.77%    $ 96,050     5.90%
                              ========              ========

Certain securities sold under agreements to repurchase have call options. Under these options $45.0 million is callable in 1999, $32.7 million is callable in 2000, and $10.5 million is callable in 2001.

The Bank has an available line of credit of $15 million with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. There were no outstanding advances under the line of credit at December 31, 1998 or 1997. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of certain U.S. Government and federal agency securities. A summary of fixed rate FHLB advances by maturity follows:


                                    DECEMBER 31, 1998       DECEMBER 31, 1997
                                 ----------------------------------------------
                                              WEIGHTED               WEIGHTED
                                   AMOUNT   AVERAGE RATE   AMOUNT  AVERAGE RATE
                                 ----------------------------------------------
                                          (Dollars in thousands)
Within 1 year                    $   2,000      5.94%    $ 160,500       5.71%
Over 1 year through 3 years         35,000      5.68        26,000       6.06
Over 3 years through 5 years        74,000      5.71        74,000       5.71
Over five years                    209,000      5.32            --         --
                                 ---------               ---------
                                 $ 320,000      5.45%    $ 260,500       5.75%
                                 =========               =========

Certain FHLB advances have call options. Under these options $174.0 million is callable in 1999, $25.0 million is callable in 2000, $47.0 million is callable in 2001, $26.0 million is callable in 2003 and $13.0 million is callable in 2005.

For the years ended December 31, 1998, 1997, and 1996 interest expense on FHLB advances was $16.5 million, $9.3 million, and $6.5 million, respectively.

10 -- SUBORDINATED DEBENTURES

On June 26, 1997, the Company raised net proceeds of $12.8 million in a sale of $13.8 million of subordinated debentures to People's Bancshares Capital Trust which funded the purchase through a public offering of 1,380,000 trust preferred securities with a liquidation value of $10 each. Using interest payments made by the Company on the debentures, the Trust pays quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities will be cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in June 2027 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002. This subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 1998, all such subordinated debt is included in total risk-based capital. For the years ended December 31, 1998 and 1997 interest expense on subordinated debentures amounted to $1.4 million and $709,000, respectively. Deferred debt financing costs of $984,000 and $1,007,000 are included in other assets at December 31, 1998 and 1997, respectively. These costs are being amortized over the life of the debentures. Amortization of deferred debt financing costs for 1998 and 1997 were $35,000 and $17,000, respectively, and are included in interest expense.

11 -- OTHER COMMITMENTS AND CONTINGENCIES

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

The following financial instruments were outstanding, the contract amounts of which represent credit risk:

                                                 DECEMBER 31,
                                           ----------------------
                                               1998      1997
                                           ----------------------
                                           (Dollars in thousands)
Commitments to grant loans                   $ 44,358 $ 40,033
Undistributed amount on loans in process        4,975    2,239
Unfunded commitments under lines of credit     24,119   23,508
Standby letters of credit                         745      485

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding as of December 31, 1998, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.

BORROWING COMMITMENT

The Bank has a commitment with the FHLB to borrow $10.0 million at 3.99% settling on March 22, 1999.

OTHER CONTINGENCIES

In the ordinary course of business, the Company is involved in various legal claims that, in the opinion of management, will not have a material effect on the Company's consolidated financial position or results of operations.

12 - STOCKHOLDERS' EQUITY

MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1998, and 1997 are also presented in the table.

                                                                                 MINIMUM
                                                                               TO BE WELL
                                                                 MINIMUM    CAPITALIZED UNDER
                                                                 CAPITAL    PROMPT CORRECTIVE
                                               ACTUAL          REQUIREMENT  ACTION PROVISIONS
                                         ----------------------------------------------------
                                           AMOUNT   RATIO    AMOUNT   RATIO   AMOUNT   RATIO
                                         ----------------------------------------------------
                                                          (Dollars in thousands)
DECEMBER 31, 1998
Total Capital to Risk-Weighted Assets:
  Consolidated                           $ 53,942   10.22%  $ 42,222   8.0%  $    N/A    N/A%
  Bank                                     53,278   10.07     42,313   8.0     52,892   10.0
Tier 1 Capital to Risk-Weighted Assets:
  Consolidated                             47,205    8.94     21,111   4.0        N/A    N/A
  Bank                                     48,412    9.15     21,157   4.0     31,735    6.0
Tier 1 Capital to Average Assets:
  Consolidated                             47,205    5.05     37,390   4.0        N/A    N/A
  Bank                                     48,412    5.18     37,367   4.0     46,709    5.0

DECEMBER 31, 1997
Total Capital to Risk-Weighted Assets:
  Consolidated                           $ 46,749   11.23%  $ 33,293   8.0%  $    N/A    N/A%
  Bank                                     42,870   10.43     32,889   8.0     41,112   10.0
Tier 1 Capital to Risk-Weighted Assets:
  Consolidated                             38,593    9.27     16,647   4.0        N/A    N/A
  Bank                                     38,579    9.38     16,445   4.0     24,667    6.0
Tier 1 Capital to Average Assets:
  Consolidated                             38,593    5.25     29,432   4.0        N/A    N/A
  Bank                                     38,579    5.26     29,344   4.0     36,680    5.0


13 - EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

                                                    PLAN YEARS ENDED
                                                       OCTOBER 31,
                                                 ----------------------
                                                    1998        1997
                                                 ----------------------
                                                 (Dollars in thousands)
Change in benefit obligation:
  Benefit obligation at beginning of year          $ 2,059    $ 1,915
  Service cost                                         404        181
  Interest cost                                        149        144
  Actuarial loss                                       383        346
  Benefits paid                                       (174)      (527)
                                                   -------    -------
 Benefit obligation at end of year                   2,821      2,059
                                                   -------    -------
Change in plan assets:
  Fair value of plan assets at beginning of year     2,095      2,273
  Actual return on plan assets                         185        349
  Employer contribution                                521       --
  Benefits paid                                       (174)      (527)
                                                   -------    -------
  Fair value of plan assets at end of year           2,627      2,095
                                                   -------    -------
Funded status                                          194)        36
Unrecognized net actuarial gain                       (299)      (692)
Unamortized net surplus since adoption of SFAS
  No. 87                                              (115)      (123)
                                                   -------    -------
Accrued pension costs                              $  (608)   $  (779)
                                                   =======    =======

The components of net periodic pension cost are as follows:


                                    PLAN YEARS ENDED OCTOBER 31,
                                    ----------------------------
                                       1998    1997    1996
                                    ----------------------------
                                      (Dollars in thousands)
Service cost                           $ 404   $ 181  $  106
Interest cost                            149     144     125
Expected return on plan assets          (167)   (182)   (294)
Amortization of transition asset          (8)     (8)     (8)
Recognized net actuarial (gain) loss     (28)    (36)    113
                                       -----   -----  ------
                                       $ 350   $  99  $   42
                                       =====   =====  ======

Total pension expense for the years ended December 31, 1998, 1997, and 1996 amounted to $362,000, $128,000, and $38,000, respectively. The accumulated benefit obligation (substantially all vested) at October 31, 1998, amounted to $1,847,000 which was less than the fair value of plan assets at that date.

For the plan years ended October 31, 1998, 1997, and 1996, actuarial assumptions include an assumed discount rate on benefit obligations of 7.25%, 7.50%, and 7.5%, respectively and an expected long term rate of return on plan assets of 8% for all years. An annual salary increase of 4% was used for 1998 and 5% was used for 1997 and 1996.

401(K) PLAN

The Company has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under terms of the plan the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. The Company's expense for this plan for the years ended December 31, 1998, 1997, and 1996 was $272,000, $214,000, and $36,000, respectively.

14 - STOCK OPTION PLANS

At December 31, 1998, the Company has three stock-based compensation plans. Under the 1995 Employee and Director Stock Option Plans and the 1996 Stock Option and Incentive Plan, the Company may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years.

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

                                            YEARS ENDED DECEMBER 31,
                                            -------------------------
                                              1998     1997    1996
                                            -------------------------
                                             (Dollars in thousands,
                                             except per share data)
Net income                   As reported    $ 7,614  $ 5,131  $ 3,559
                             Pro forma      $ 7,220  $ 4,884  $ 3,404

Basic earnings per share     As reported    $  2.30  $  1.49  $  1.11
                             Pro forma      $  2.18  $  1.42  $  1.06
Diluted earnings per share   As reported    $  2.25  $  1.47  $  1.09
                             Pro forma      $  2.13  $  1.40  $  1.04

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                               YEARS ENDED DECEMBER 31,
                             --------------------------
                               1998      1997     1996
                             --------------------------
Dividend yield                 2.31%     2.88%    2.75%
Expected life                9 years  10 years 10 years
Expected volatility              34%       24%      36%
Risk-free interest rate         5.5%      6.5%     7.0%

A summary of the status of the Company's stock option plans as of December 31, 1998, 1997, and 1996, and changes during the years then ended, is presented below:

                                    1998               1997                1996
                             ------------------------------------------------------
                                       WEIGHTED           WEIGHTED         WEIGHTED
                                       AVERAGE            AVERAGE          AVERAGE
                                       EXERCISE           EXERCISE         EXERCISE
                              SHARES    PRICE     SHARES   PRICE   SHARES   PRICE
                             ------------------------------------------------------
                             (In thousands, except weighted average exercise price)
Shares under option:
  Outstanding at
    beginning of year           185     $ 10.55    172     $  6.09   200   $ 5.52
  Granted                        90       24.00     94       14.56    63     9.56
  Exercised                     (31)       9.09    (81)       5.75   (89)    7.09
  Canceled                       --          --     --          --    (2)    9.50
                                ---     -------    ---     -------   ---   ------
  Outstanding at end of year    244     $ 15.72    185     $ 10.55   172   $ 6.09
                                ===     =======    ===     =======   ===   ======
Options exercisable
  at year-end                   186     $ 13.68    165     $ 10.09   172   $ 6.09
Shares reserved for
  future grants                 119                209               303
Weighted-average
  fair value of options
  granted during the year               $  9.28            $  4.69         $ 3.78

Information pertaining to options outstanding at December 31, 1998, is as follows:

                          OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                  --------------------------------------------------------
                            WEIGHTED AVERAGE  WEIGHTED            WEIGHTED
                               REMAINING      AVERAGE             AVERAGE
RANGE OF             NUMBER   CONTRACTUAL     EXERCISE   NUMBER   EXERCISE
EXERCISE PRICES   OUTSTANDING    LIFE          PRICE   EXERCISABLE  PRICE
--------------------------------------------------------------------------
                (In thousands)                       (In thousands)
 $4.00 -- 14.50      139      7.1 years       $  9.91     129     $  9.57
$14.75 -- 24.00      105      9.4 years         23.47      57       23.02
                     ---                                  ---
Outstanding at
  end of year        244      8.1 years       $ 15.72     186     $ 13.68
                     ===                                  ===

15 - EMPLOYEES' STOCK OWNERSHIP PLAN

The Company has an Employee Stock Ownership Plan (the "ESOP") for eligible employees that was funded by the Company. Benefits may be paid in shares of common stock or in cash. There was no ESOP expense during 1998, 1997, and 1996. Shares held by the ESOP were 1,087 and 24,351 at December 31, 1998 and 1997, respectively, all of which were allocated.

16 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Such loans totaled $2,647,000 at December 31, 1998, and $2,502,000 at December 31, 1997. During 1998, total principal additions were $888,000 and total principal payments were $743,000.

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

Investment securities: Fair values for these investments, excluding interest-bearing deposits and restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of interest-bearing deposits and restricted equity securities approximate fair values.

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

Borrowed funds: The carrying amounts of borrowings under repurchase agreements maturing within 90 days approximate their fair values. The fair values of all other borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

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

The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

                                                 DECEMBER 31,
                                 ------------------------------------------
                                          1998                 1997
                                 ------------------------------------------
                                  CARRYING     FAIR     CARRYING    FAIR
                                   AMOUNT      VALUE     AMOUNT     VALUE
                                 ------------------------------------------
                                            (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents      $  35,810  $  35,810  $  30,693  $  30,693
  Interest-bearing deposits          2,084      2,084         --         --
  Securities available for sale    189,739    189,739    245,636    245,636
  Securities held to maturity      186,559    186,125     44,253     44,439
  Restricted equity securities      19,841     19,841     14,824     14,824
  Loans held for sale               63,918     63,918     24,735     24,735
  Loans, net                       423,778    424,174    382,407    383,170
  Accrued interest receivable        6,418      6,418      4,435      4,435

Financial liabilities:
  Deposits                         470,887    471,698    355,083    355,377
  Borrowed funds                   416,900    423,763    356,550    356,010
  Accrued interest payable           2,691      2,691      2,423      2,423
  Subordinated debentures           13,800     14,145     13,800     14,760

The estimated fair values of off-balance-sheet financial instruments at December 31, 1998 and 1997 are immaterial.


18 -- RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans and advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 1998, the Bank's retained earnings available for the payment of dividends was approximately $16.8 million and funds available for loans and advances amounted to $4.7 million. Accordingly, $30.5 million of the Company's equity in the net assets of the Bank was restricted at December 31, 1998.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

19 -- SEGMENT INFORMATION

The Company has two reportable segments, the Bank and the mortgage company. The Bank segment attracts deposits from individuals, businesses and governments, and invests those funds in residential and commercial mortgages and consumer, commercial and construction loans. The mortgage company segment originates 1-4 family residential loans primarily for sale in the secondary market.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes excluding nonrecurring gains or losses.

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

The Company derives a significant portion of its revenues from interest income, and interest expense is the most significant expense. Management analyzes the segments based on pre-tax income and therefore the segments are reported below using pre-tax income for the years ended December 31. The Company does not allocate income taxes to the segments.

                                                 MORTGAGE
                                    ----------------------------------
                                      BANK       COMPANY      TOTAL
                                    ----------------------------------
DECEMBER 31, 1998
Net interest income,
  after provision for loan losses   $  19,724   $  2,227   $    21,951
Other income                            2,972      6,485         9,457
Operating expense                      12,766      6,472        19,238
                                    ---------   --------   -----------
Income before income taxes          $   9,930   $  2,240   $    12,170
                                    =========   ========   ===========
Total assets                        $ 939,168   $ 71,580   $ 1,010,748
                                    =========   ========   ===========
Depreciation expense                $     884   $    166   $     1,050
                                    =========   ========   ===========
Capital expenditures                $   1,265   $    770   $     2,035
                                    =========   ========   ===========

DECEMBER 31, 1997
Net interest income,
  after provision for loan losses   $  16,957   $  1,258   $    18,215
Other income                            2,073      4,124         6,197
Operating expense                      11,987      4,360        16,347
                                    ---------   --------   -----------
Income before income taxes          $   7,043   $  1,022   $     8,065
                                    =========   ========   ===========
Total assets                        $ 760,327   $ 26,731   $   787,058
                                    =========   ========   ===========
Depreciation expense                $     858   $     93   $       951
                                    =========   ========   ===========
Capital expenditures                $     637   $    211   $       848
                                    =========   ========   ===========

DECEMBER 31, 1996
Net interest income,
  after provision for loan losses   $  14,517   $    574   $    15,091
Other income                            1,883      2,148         4,031
Operating expense                      10,749      2,929        13,678
                                    ---------   --------   -----------
Income (loss) before income taxes   $   5,651   $   (207)  $     5,444
                                    =========   ========   ===========
Total assets                        $ 495,428   $ 27,707   $   523,135
                                    =========   ========   ===========
Depreciation expense                $     491   $     55   $       546
                                    =========   ========   ===========
Capital expenditures                $   1,721   $    208   $     1,929
                                    =========   ========   ===========

The following reconciles the above tables to the amounts shown on the consolidated financial statements for the years ended December 31:


                                              1998         1997       1996
                                           -----------------------------------
Total assets:
  Total assets for reportable segments     $ 1,010,748   $ 787,058   $ 523,135
   Elimination of intersegment assets          (66,108)    (24,148)    (27,002)
                                           -----------   ---------   ---------
                                           $   944,640   $ 762,910   $ 496,133
                                           ===========   =========   =========

20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEETS

                                                       DECEMBER 31,
                                                  ----------------------
                                                      1998      1997
                                                  ----------------------
                                                  (Dollars in thousands)
ASSETS
Cash and cash equivalents                          $     50   $     62
Securities available for sale                            --      3,214
Investment in common stock of Bank                   47,293     39,675
Investment in common stock of Trust                     427        427
Due from Bank                                           137         --
Organization costs, net of accumulated amortization      --        140
Deferred debt financing costs and other assets          987      1,083
                                                   --------   --------
    Total assets                                   $ 48,894   $ 44,601
                                                   ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                   $     --   $     15
Due to Bank                                              --        223
Subordinated debentures                              14,227     14,227
                                                   --------   --------
    Total liabilities                                14,227     14,465
                                                   --------   --------
Stockholders' equity:
  Serial preferred stock                                 --         --
  Common stock                                          368        364
  Additional paid-in capital                         23,683     23,400
  Retained earnings                                  17,948     12,253
  Accumulated other comprehensive income (loss)      (1,119)       332
  Treasury stock, at cost -- 355,000 shares          (6,213)    (6,213)
                                                   --------   --------
    Total stockholders' equity                       34,667     30,136
                                                   --------   --------
    Total liabilities and stockholders' equity     $ 48,894   $ 44,601
                                                   ========   ========

                              STATEMENTS OF INCOME

                                                    YEARS ENDED
                                                    DECEMBER 31,    FOR THE PERIOD
                                                 ------------------ FEB. 8, 1996 TO
                                                  1998       1997    DEC. 31, 1996
                                                 ----------------------------------
                                                       (Dollars in thousands)
INCOME:
  Dividends from Bank                              $ 2,943    $ 3,565    $   751
  Dividends from Trust                                  42         21         --
  Interest on investment securities                    115         77         --
  Interest on short-term investments                    10        157         --
  Gains on sale of securities available for sale        65         --         --
                                                   -------    -------    -------
     Total income                                    3,175      3,820        751
                                                   -------    -------    -------
EXPENSES:
  Interest on subordinated debentures                1,423        731         --
  Operating expenses                                   158        134         41
  Amortization of organization costs                    --         46         42
                                                   -------    -------    -------
     Total operating expenses                        1,581        911         83
                                                   -------    -------    -------
  Income before income taxes                         1,594      2,909        668
  Income tax benefit                                  (458)      (223)       (28)
                                                   -------    -------    -------
  Income before cumulative effect
   of accounting change                              2,052      3,132        696
  Cumulative effect of accounting change
   for organization costs, net of tax                  (89)        --         --
                                                   -------    -------    -------
  Income before equity in undistributed
   income of Bank                                    1,963      3,132        696
  Equity in undistributed income of Bank             5,651      1,999      2,662
                                                   -------    -------    -------
     Net income                                    $ 7,614    $ 5,131    $ 3,358
                                                   =======    =======    =======

                            STATEMENTS OF CASH FLOWS

                                                    YEARS ENDED
                                                    DECEMBER 31,    FOR THE PERIOD
                                                 ------------------ FEB. 8, 1996 TO
                                                  1998       1997    DEC. 31, 1996
                                                 ----------------------------------

Cash flows from operating activities:
  Net income                                      $ 7,614   $ 5,131    $ 3,358
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed income of Bank           (5,651)   (1,999)    (2,662)
  Amortization/write-off of organization costs        140        46         42
  Gains on sales of securities available for sale     (65)       --         --
  Increase (decrease) in accrued expenses              --        (2)         2
  Increase (decrease) in due to Bank                 (360)      (66)       289
  Decrease (increase) in other assets                  68       (63)       --
                                                  -------   -------    -------
  Net cash provided by operating activities         1,746     3,047      1,029
                                                  -------   -------    -------
Cash flows from investing activities:
  Investments in subsidiaries                      (1,297)   (5,856)        --
  Purchase of securities available for sale          (519)   (3,174)        --
  Sales of securities available for sale            1,690        --         --
  Organization costs                                   --       --        (228)
                                                  -------   -------    -------
     Net cash used for investing activities          (126)   (9,030)      (228)
                                                  -------   -------    -------
Cash flows from financing activities:
  Proceeds from exercise of stock options             287       441         --
  Proceeds from issuance of subordinated
   debentures                                          --    13,207         --
  Payments to acquire treasury stock                   --    (6,213)        --
  Cash dividends paid on common stock              (1,919)   (1,440)      (751)
                                                  -------   -------    -------
     Net cash provided (used) by financing
     activities                                    (1,632)    5,995       (751)
                                                  -------   -------    -------
Net change in cash and cash equivalents               (12)       12         50
Cabsh and cash equivalents,
  beginning of period                                  62        50         --
                                                  -------   -------    -------
Cash and cash equivalents, end of period          $    50   $    62    $    50
                                                  =======   =======    =======

21 - QUARTERLY DATA (UNAUDITED)

Quarterly consolidated operating results are summarized as follows:

                                                       1998
                                   ---------------------------------------------
                                      FOURTH     THIRD     SECOND     FIRST
                                      QUARTER   QUARTER    QUARTER   QUARTER
                                   ---------------------------------------------
                                   (Dollars in thousands, except per share data)
Interest and dividend income          $ 17,299  $ 16,091  $ 14,669   $ 13,733
Interest expense                        10,740    10,146     9,450      8,905
                                      --------  --------  --------   --------
Net interest income                      6,559     5,945     5,219      4,828
Provision for loan losses                  150       150       150        150
                                      --------  --------  --------   --------
Net interest income,
 after provision for loan losses         6,409     5,795     5,069      4,678
Other income                             2,760     2,918     2,092      1,687
Operating expenses                       5,091     5,242     4,831      4,074
                                      --------  --------  --------   --------
Income before income taxes               4,078     3,471     2,330      2,291
Provision for income taxes               1,460     1,233       844        833
                                      --------  --------  --------   --------
Income before cumulative
  effect of accounting change            2,618     2,238     1,486      1,458
Cumulative effect of accounting change
  for organization costs, net of tax        --        --        --       (186)
                                      --------  --------  --------   --------
Net income                            $  2,618  $  2,238  $  1,486   $  1,272
                                      ========  ========  ========   ========
Diluted earnings per share            $   0.78  $   0.66  $   0.44   $   0.38
Basic earnings per share                  0.79      0.68      0.45       0.39

                                                     1997
                                 ---------------------------------------------
                                    FOURTH     THIRD      SECOND     FIRST
                                    QUARTER   QUARTER     QUARTER   QUARTER
                                 ---------------------------------------------
                                 (Dollars in thousands, except per share data)
Interest and dividend income       $ 13,090  $ 11,394    $ 10,286  $ 9,729
Interest expense                      8,438     6,764       5,668    5,315
                                   --------  --------    --------  -------
Net interest income                   4,652     4,630       4,618    4,414
Provision for loan losses               100        --          --       --
                                   --------  --------    --------  -------
Net interest income,
  after provision for loan losses     4,552     4,630       4,618    4,414
Other income                          2,054     1,526       1,335    1,282
Operating expenses                    4,520     4,240       3,938    3,648
                                   --------  --------    --------  -------
Income before income taxes            2,086     1,916       2,015    2,048
Provision for income taxes              758       697         738      741
                                   --------  --------    --------  -------
Net income                         $  1,328  $  1,219    $  1,277  $ 1,307
                                   ========  ========    ========  =======
Diluted earnings per share         $   0.40  $   0.36    $   0.35  $  0.36
Basic earnings per share               0.40      0.37        0.36     0.36

Fluctuations in the quarterly results are due primarily to the effect of the seasonality of the mortgage-banking subsidiary, gains on sales of investments and various non-recurring expenses. The Company had non-recurring charges of $72,000 and $114,000 in the first and second quarter of 1998, respectively, related to prepayment penalties incurred on early retirement of debt. In the third quarter of 1998 the Company wrote-off $475,000 of goodwill and expensed $75,000 related to the closing of a branch. The Company had non-recurring charges of $268,000 associated with the closing of two branches in the fourth quarter of 1997.

ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective internal control structure over financial reporting, including controls over the safeguarding of assets, presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed the Company's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1998, People's Bancshares, Inc. and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.

/s/ Richard S. Straczynski                   /s/ Colin C. Blair
-------------------------------------       ------------------------------------
Richard S. Straczynski                      Colin C. Blair
President and Chief Executive Officer       Chief Financial Officer

INDEPENDENT AUDITORS' REPORTS

To the Board of Directors and Stockholders of People's Bancshares, Inc.:

We have audited the consolidated balance sheets of People's Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the Accounting Standards Executive Committee Statement of Position 98-5, "Reporting the Costs of Start-Up Activities," effective January 1, 1998.



Boston, Massachusetts
January 26, 1999




To the Board of Directors and Stockholders of People's Bancshares, Inc.

We have examined management's assertion that People's Bancshares, Inc. and subsidiaries maintained an effective internal control structure over financial reporting, including controls over the safeguarding of assets, as of December 31, 1998, included in the accompanying report on ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING, presented in conformity with both generally accepted accounting principles and call report instructions.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that People's Bancshares, Inc. and subsidiaries maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1998, is fairly stated, in all material respects, based on INTERNAL CONTROL -- INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission.


Boston, Massachusetts
January 26, 1999


BOARD OF DIRECTORS                                     OFFICERS


Frederick W. Adami, III Esq.                           PEOPLE'S BANCSHARES, INC.
  Attorney,
  Adami, Reed, & Kaiser                                Richard S. Straczynski
                                                         President & Chief Executive Officer
Virginia M. Burke
  Retired, Regional Public Affairs Manager,            Colin C. Blair
  NYNEX                                                  Chief Financial Officer

Benjamin Cavallo
  Partner,                                             PEOPLE'S SAVINGS BANK OF BROCKTON
  Cavallo & Signoriello Insurance Agency
                                                       Richard S. Straczynski
John R. Eaton                                            President & Chief Executive Officer
  Executive Vice President,
  Cushman & Eaton Insurance Agency, Inc.               Colin C. Blair
                                                         Chief Financial Officer
Terrence Gomes
  Vice President & Dean of Faculty & Instruction,      George M. Custodio
  Massasoit Community College                            Treasurer

Dr. Loring C. Johnson                                  Donna L. Boulanger
  Orthodontist                                           Senior Lending Officer

Richard D. Matthews                                    Maureen A. Gregory
  President and Treasurer,                               Branch Administrator
  R.D. Matthews Construction Co., Inc.
                                                       Jean M. Levesque
Scott W. Ramsay                                          Comptroller
  Senior Vice President/Retail
  Shaws Supermarkets
                                                       PEOPLE'S MORTGAGE CORPORATION
Davis H. Scudder
  Executive Vice President                             Richard S. Straczynski
  Treasurer,                                             Chief Executive Officer
  Scudder Bros. Fuel Co., Inc.
                                                       John J. Kiernan, Jr.
Stanley D. Siskind                                       President
  Retired, First Vice President,
  Rix Dunnington, Inc.                                 Colin C. Blair
                                                         Chief Financial Officer
Richard S. Straczynski
  President & Chief Executive Officer,                 James F. Ryder
  People's Bancshares, Inc.                              Executive Vice President

SHAREHOLDER INFORMATION                                Andrew A. Brown
                                                         Comptroller
Stock Listing: People's Bancshares, Inc.
common stock is quoted on the NASDAQ National          INDEPENDENT AUDITORS
Market System. Current price information on the
Company's stock may be found in major daily            Wolf & Company, P.C.
newspaper stock tables.                                One International Place
                                                       Boston, Massachusetts 02110
Trading Symbol: "PBKB"

The following table sets forth the high and low closing prices for the period indicated:

                      HIGH      LOW
1998                -----------------
  First Quarter     $ 26.00  $ 19.625
  Second Quarter      27.75    23.00
  Third Quarter       24.25    15.00
  Fourth Quarter      21.25    15.875
1997
  First Quarter     $ 13.125 $ 10.375
  Second Quarter      15.50    11.50
  Third Quarter       20.75    15.00
  Fourth Quarter      25.25    17.00

At December 31, 1998 there were approximately 620 stockholders of record.

The most recent quarterly dividend was declared by the Company on February 8, 1999, totaled $0.19 per share and was paid on March 16, 1999. The Company declared and paid a quarterly dividend of $0.12, $0.13, $0.14, and $0.19 per share in the first, second, third and fourth quarters of 1998. The Company declared and paid a quarterly dividend of $0.09, $0.11, $0.11, and $0.11 per share in the first, second, third and fourth quarters of 1997. The dividend payout ratio was 25.2%, 28.2%, and 24.3%, in 1998, 1997 and 1996, respectively.

Annual Meeting: The Annual Meeting of Stockholders of People's Bancshares, Inc. will be held on Tuesday, May 18, 1999.

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