Form 10-K, Exhibit 13
period 1999-12-31
PEOPLES BANCSHARES INC
filed 2000-03-30
CIK 77371

                                                                      EXHIBIT 13

                              TO OUR SHAREHOLDERS


We are pleased to present the 1999 Annual Report for People's Bancshares, Inc. This year marked another record year of growth and profitability, allowing us to achieve a record 24.82% return on average equity in 1999. Net income in 1999 increased 23% to $9.4 million or $2.77 per diluted share, compared to $7.6 million or $2.25 per diluted share in 1998. Annual dividends paid per share to common shareholders increased 40% to $0.81 in 1999 from $0.58 in 1998.


Pre-tax income increased by $1.8 million or 15% in 1999. This improvement was a result of a $5.3 million increase in net interest income. The increase in net interest income was primarily attributable to a 19% increase in average earning assets. People's continued to successfully manage non-performing assets, that represented 0.07% of total assets at December 31, 1999, compared to 0.17% of total assets at December 31, 1998. Our allowance to non-performing loans ratio stood at 814% at December 31, 1999 compared to 321% at December 31, 1998.

In addition to our positive financial results, I would like to highlight some of our strategic initiatives that were accomplished during the year. Improvements to People's branch franchise included the relocation of our Westgate Mall Office to 220 Oak Street, Brockton, MA and our Taunton Plaza Office to its new site on Route 44, Taunton. Both of these new locations offer greater visibility and growth potential.

As a community bank, we recognize the importance of technology and the need for alternative banking channels. During the year, we introduced "People's Call-24" telephone banking system and People's On-Line Branch at www.peoplessavingsbank.com. These systems allow our customers to access their accounts, pay their bills, and do their banking anywhere, anytime, 24 hours a day, 7 days a week.

During 1999, our mortgage subsidiary, People's Mortgage Corporation, successfully completed its acquisition of Allied Bancshares Mortgage Group based in Maryland. Within the first ninety days, we completed a conversion of all computer systems, followed by consolidation of all department to PMCOs headquarters at 580 Washington Street, South Easton, MA. While the residential mortgage industry has seen significant contraction, we expect to be well-positioned to take advantage of a more traditional market in the months ahead.

The initiatives mentioned above were successfully completed simultaneously with our planning and preparations for the Year 2000 ("Y2K") computer challenge. I am especially pleased to report that the Bank's journey into the Year 2000 was an uneventful one.

On a sad note, it is with regret that I inform you of the passing of Virginia Burke, Director of People's Bancshares since 1994 and a valued member of our Board. Virginia was a retired NYNEX Regional Public Relations Manager. Her presence, insight and guidance will be sorely missed.

I would like to take this opportunity to extend our sincere thanks to our customers and shareholders for their continued support and confidence in People's. Finally, I would like to thank every member of our staff and our Board of Directors for their tireless efforts to enhance shareholder value throughout 1999.

                                          [PHOTO OF RICHARD S. STRACZYNSKI]


Very truly yours,

/s/ Richard S. Straczynski

Richard S. Straczynski
President & Chief Executive Officer

AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND
NET YIELD ON AVERAGE EARNING ASSETS
(Dollars in thousands)

                                                           YEAR ENDED DECEMBER 31, 1999
                                                     ---------------------------------------
                                                                      INTEREST
                                                       AVERAGE         INCOME/        YIELD/
                                                       BALANCE         EXPENSE        RATE
                                                     ---------------------------------------
ASSETS
Loans and loans held for sale(1):
   Real estate                                       $   402,882       $30,154         7.48%
   Other loans                                            50,532         4,517         8.94
                                                     -----------       -------
      Total loans                                        453,414        34,671         7.65
Short-term investments                                     4,920           256         5.20
Investment securities(2)                                 517,900        38,419         7.42
                                                     -----------       -------
      Total interest-earning assets                      976,234        73,346         7.51
Allowance for loan losses                                 (4,611)      -------
Other real estate owned, net                                 117
Other assets                                              36,344
                                                     -----------
      Total assets                                   $ 1,008,084
                                                     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
   NOW                                               $    45,987           372         0.81
   Savings                                                97,097         2,348         2.42
   Money market                                           36,710         1,399         3.81
   Time                                                  305,619        15,891         5.20
                                                     -----------       -------
      Total interest-bearing deposits                    485,413        20,010         4.12
   Borrowed funds                                        445,355        25,535         5.73
                                                     -----------       -------
      Total interest-bearing liabilities                 930,768        45,545         4.89
Demand deposits                                           35,641       -------
Other liabilities                                          3,933
                                                     -----------
      Total liabilities                                  970,342
Stockholders' equity                                      37,742
                                                     -----------
      Total liabilities and stockholders' equity     $ 1,008,084
                                                     ===========

      Net interest income                                              $27,801
                                                                       =======

Weighted average interest rate spread                                                  2.62%

Net yield on average interest-earning assets                                           2.85%


(1) Non-accrual loan balances and interest received on such loans are included in this table.

(2)  Average balances of investment securities are based upon amortized cost.


    YEAR ENDED DECEMBER 31, 1998                 YEAR ENDED DECEMBER 31, 1998
-------------------------------------       -------------------------------------
                          INTEREST                          INTEREST
AVERAGE        INCOME/        YIELD/         AVERAGE        INCOME/        YIELD/
BALANCE        EXPENSE         RATE          BALANCE        EXPENSE         RATE
-------------------------------------       -------------------------------------
$ 440,896       $32,532         7.38%       $ 278,678       $22,100         7.93%
   40,459         3,845         9.50           33,553         3,197         9.53
---------       -------                     ---------       -------
  481,355        36,377         7.56          312,231        25,297         8.10
    5,547           303         5.46            7,057           374         5.30
  335,552        25,112         7.48          267,855        18,829         7.03
---------       -------                     ---------       -------
  822,454        61,792         7.51          587,143        44,500         7.58
   (4,512)      -------                        (4,380)      -------
       93                                         520
   35,518                                      31,754
---------                                   ---------
$ 853,553                                   $ 615,037
=========                                   =========



$  42,436           405         0.95        $  40,007           494         1.23
   93,092         2,423         2.60           92,336         2,369         2.57
   34,295         1,413         4.12           26,849           905         3.37
  198,749        10,998         5.53          144,033         8,017         5.57
---------       -------                     ---------       -------
  368,572        15,239         4.13          303,225        11,785         3.89
  413,253        24,002         5.81          242,263        14,400         5.94
---------       -------                     ---------       -------
  781,825        39,241         5.02          545,488        26,185         4.80
   33,853       -------                        34,818       -------
    5,235                                       3,907
---------                                   ---------
  820,913                                     584,213
   32,640                                      30,824
---------                                   ---------
$ 853,553                                   $ 615,037
=========                                   =========
                $22,551                                     $18,315
                =======                                     =======
                                 2.49%                                      2.78%
                                 2.74%                                      3.12%



SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)


                                                                                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------------------------------------
                                                                      1999            1998          1997         1996        1995
                                                                  ------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
   Total assets                                                   $ 1,071,176    $   944,640    $  762,910   $  496,133   $  324,440
   Investment securities and interest bearing deposits                572,565        378,382       289,889      184,195      160,582
   Restricted equity securities                                        21,701         19,841        14,824        8,322        6,127
   Loans, net                                                         413,215        423,778       382,407      246,195      129,778
   Deposits                                                           561,614        470,887       355,083      336,238      174,583
   Borrowed funds                                                     447,950        416,900       356,550      123,920      126,245
   Subordinated debentures                                             13,800         13,800        13,800           --           --
   Stockholders' equity                                                40,864         34,667        30,136       31,064       19,677

CONSOLIDATED OPERATING DATA:
   Interest and dividend income                                   $    73,346    $    61,792    $   44,500   $   33,761   $   19,729
   Interest expense                                                    45,545         39,241        26,185       18,595       11,149
                                                                  -----------    -----------    ----------   ----------   ----------
   Net interest income                                                 27,801         22,551        18,315       15,166        8,580
   Provision (credit) for loan losses                                    (850)           600           100           75          525
                                                                  -----------    -----------    ----------   ----------   ----------
   Net interest income, after provision (credit) for loan losses       28,651         21,951        18,215       15,091        8,055
   Other income                                                         9,042          9,457         6,197        4,031        1,755
   Operating expenses                                                  23,718         19,238        16,347       13,678        6,787
                                                                  -----------    -----------    ----------   ----------   ----------
   Income before income taxes
      and cumulative effect of accounting change                       13,975         12,170         8,065        5,444        3,023
   Provision for income taxes                                           4,609          4,370         2,934        1,885          829
   Income before cumulative effect of accounting change                 9,366          7,800         5,131        3,559        2,194
   Cumulative effect of accounting change for organization
      costs, net of tax                                                    --           (186)           --           --           --
                                                                  -----------    -----------    ----------   ----------   ----------
   Net income                                                     $     9,366    $     7,614    $    5,131   $    3,559   $    2,194
                                                                  ===========    ===========    ==========   ==========   ==========
PER SHARE DATA:
   Weighted average shares outstanding assuming dilution            3,386,279      3,384,877     3,500,048    3,267,890    2,523,135
   Weighted average shares outstanding                              3,327,668      3,310,943     3,446,299    3,196,436    2,313,399
   Diluted earnings per share                                     $      2.77    $      2.25    $     1.47   $     1.09   $     0.87
   Basic earnings per share                                              2.81           2.30          1.49         1.11         0.95
   Cash dividends paid per share                                         0.81           0.58          0.42         0.27         0.04
   Book value per share                                                 12.27          10.44          9.16         8.72         8.47

SELECTED FINANCIAL RATIOS:
   Return on average assets                                              0.93%          0.89%         0.83%        0.74%       0.81%
   Return on average equity                                             24.82          23.33         16.65        13.03        11.65
   Weighted average interest rate spread                                 2.62           2.49          2.78         2.92         2.94
   Average equity to average assets                                      3.74           3.82          5.01         5.70         6.92
   Allowance for loan losses to non-performing loans                   814.31         320.76        110.20       122.08        79.84
   Allowance for loan losses to total loans                              0.98           1.14          1.11         1.88         2.85
   Efficiency ratio (1)                                                 60.32          57.67         63.39        68.10        62.89
   Efficiency ratio of the Company excluding mortgage
      banking subsidiary (1)                                            48.32          53.20         58.55        60.84        57.33


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

GENERAL

The Company. People's Bancshares, Inc. (the "Company") is a unitary bank holding company subject to the Bank Holding Company Act ("BHC"), the principal business of which consists of the business of People's Savings Bank of Brockton (the "Bank"). The only significant assets of the Company are the capital stock of the Bank and the Company's equity interest in People's Bancshares Capital Trust, a Delaware business trust (the "Trust") formed in 1997. Although the Company is a legal entity separate from the Bank and the Trust, the Company itself is not engaged in any business activities. The Trust issued $13.8 million of trust preferred securities to the public on June 26, 1997 and used the proceeds to purchase subordinated debentures from the Company.

The Bank. The Bank was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, the Bank converted to a Massachusetts chartered savings bank in stock form. The Bank is engaged principally in the business of attracting deposits from individuals, businesses and governments, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and investments, consisting primarily of mortgage-backed securities and trust preferred securities. The Bank originates loans for investment with the exception of residential mortgage loans. The Bank and its mortgage banking subsidiary originate 1-4 family residential loans primarily for sale in the secondary market, generally with the servicing rights of such loans. The Bank sold 97%, 97%, and 92% of its 1-4 family residential loan originations in 1999, 1998, and 1997, respectively. Loan sales are made from loans originated by the Bank's mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), on which PMC has obtained purchase commitments from investors prior to funding.

The Bank actively manages the purchase and sales of investments and loans which are serviced by third parties. These purchases are funded by FHLB advances, repurchase agreements and municipal deposits. Such leveraged assets amounted to $661.3 million and $558.5 million at December 31, 1999 and 1998, respectively. The Bank's revenues are derived principally from interest on its loans, interest and dividends on its investment securities, customer fees, and gains on residential mortgage loan sales. The Bank's primary sources of funds are customer deposits, amortization and repayment of loan and investment principal, interest and dividends on loans and investments, maturity or sale of investment securities, collateralized borrowings and proceeds from the sale of loans. The Bank offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposits and various retirement accounts.

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

OVERVIEW

Operating results were influenced by the Company's purchase of the assets of Allied Bancshares Mortgage Group, LLC ("Allied") in September 1999, credits to the provision for loan losses of $850,000 in 1999, write-off of $920,000 of goodwill and organization costs in 1998, and the issuance of trust preferred securities through the Trust, and a 10% common stock repurchase in 1997. From 1997 to 1999, earning assets have increased significantly and there has been continued growth in residential mortgage loan originations generated by PMC. Average earning assets increased 66% from $587.1 million in 1997 to $976.2 million in 1999. Mortgage loan originations increased 74% from $349.7 million in 1997 to $610.1 million in 1999. It is within this context of rapid change and growth that the Company's operating results should be analyzed.

Net income amounted to $9.4 million or $2.77 per diluted share for the year ended December 31, 1999, compared to $7.6 million or $2.25 per diluted share for the year ended December 31, 1998 and $5.1 million or $1.47 per diluted share for the year ended December 31, 1997. Basic earnings per share was $2.81 for the year ended December 31, 1999, compared to $2.30 for the year ended December 31, 1998, and $1.49 for the year ended December 31, 1997. Income before income taxes increased to $14.0 million for the year ended December 31, 1999 from $12.2 million for the year ended December 31, 1998 and $8.1 million for the year ended December 31, 1997. Tax expense amounted to $4.6 million for the year ended December 31, 1999 compared to tax expense of $4.4 million and $2.9 million for the years ended December 31, 1998 and 1997, respectively.

The improvement in pre-tax income for 1999 was due to an increase of $5.3 million or 23% in net interest income, and $850,000 in credits to the provision for loan losses, offset by a $415,000 or 4% decrease in other income, and a $4.5 million or 23% increase in operating expenses. The improvement in 1998 pre-tax income was due to an in-crease of $4.2 million or 23% in net interest income and a $3.3 million or 53% increase in other income offset by a $2.9 million increase in operating expenses.

The 1999 increase in net interest income was primarily attributable to a substantial increase in average earning assets which accounted for 76% of the increase in the net interest margin. The improvement in the net interest margin was primarily a result of a decrease in rates paid on average borrowings and deposits. Yields earned on average loans increased slightly and were offset by a decrease in yields earned on average investments. Net interest margins were adversely affected by the amortization of premiums associated with purchased loans, mortgage-backed securities and loans acquired in branch acquisitions due to increased prepayments of 1-4 family residential loans. The effect of amortization expense of such premiums on diluted earnings per share was as follows for 1999, 1998, and 1997:

                     1999    1998    1997
                    ---------------------
First quarter       $0.15   $0.19   $0.02
Second quarter       0.13    0.20    0.03
Third quarter        0.09    0.09    0.04
Fourth quarter       0.07    0.09    0.09
                    -----   -----   -----
                    $0.44   $0.57   $0.18
                    =====   =====   =====

The Company purchases 1-4 family residential loans and mortgage-backed securities to provide a "macro" hedge to PMC's operations in lieu of maintaining a servicing portfolio and servicing assets. The total premiums on purchased 1-4 family residential loans, mortgage-backed securities, and loans acquired in branch acquisitions amounted to $7.3 million and $10.1 million at December 31, 1999 and 1998, respectively. Amortization expense to average purchased loans, mortgage backed securities and acquired loans was 1.02%, 1.36%, and 0.43% for the years ended December 31, 1999, 1998 and 1997, respectively.

The 1999 decrease in other income was due to a $1.4 million decrease in gains on sales of securities, offset by a $1.0 million increase in gains on sales of loans. Gains on loan sales increased despite residential mortgage originations decreasing 11% during 1999. This is attributable to the timing of gains, which are recorded when sales are funded by the investor. Loans funded increased approximately $28 million in 1999. Also, the average gain on loans sold increased approximately 19 basis points. PMC's results of operations are volatile and highly influenced by the interest rate environment. Generally, PMC will be more profitable during periods of low or declining interest rates. During 1999, 1998, and 1997 PMC, excluding non-recurring items made the following contributions to diluted earnings per share.

                     1999    1998    1997
                    ---------------------
First quarter       $0.02   $0.11   $0.04
Second quarter       0.01    0.09    0.01
Third quarter        0.01    0.14    0.07
Fourth quarter        --     0.17    0.05
                    -----   -----   -----
                    $0.04   $0.51   $0.17
                    =====   =====   =====

Operating expense other than OREO expense increased $4.4 million in 1999 primarily due to a $3.1 million increase in salaries and benefits expense, and a $413,000 increase in other general and administrative expense. These increases were primarily attributable to the growing operations of the Bank's mortgage banking subsidiary and the purchase of Allied on September 1, 1999. At December 31, 1999, PMC had 203 employees compared to 107 and 75 at December 31, 1998 and 1997, respectively. The Company's intent in purchasing Allied was to eliminate most of Allied's back-office costs while retaining most of Allied's commission-based originators.

Assets at December 31, 1999 totaled $1.1 billion compared to $944.6 million at December 31, 1998. The increase in total assets of $126.5 million or 13% is largely attributable to the Bank's continued use of borrowed funds and municipal deposits to generate additional interest income by investing the proceeds in mortgage-backed and trust preferred securities and purchasing 1-4 family residential loans. During 1999, the Bank purchased $48.0 million of 1-4 family residential loans that are serviced by third parties.

The allowance for loan losses at December 31, 1999, totaled $4.1 million or 0.98% of total loans compared to $4.9 million or 1.14% at year-end 1998. The allowance for loan losses as a percentage of non-performing loans amounted to 814% at December 31, 1999, compared to 321% at December 31, 1998. Non-performing assets decreased to $788,000 or 0.07% of total assets at December 31, 1999, compared to $1.6 million or 0.17% of total assets at December 31, 1998. Net recoveries were $80,000 in 1999 compared to net charge-offs of $25,000 and $525,000 for 1998 and 1997, respectively. Net charge-offs (recoveries) as a percentage of average loans were (0.02)%, 0.01%, and 0.17% for 1999, 1998, and 1997, respectively.

The Bank's book value per share at December 31, 1999 amounted to $12.27 per share compared to $10.44 per share at December 31, 1998. The Company announced a stock repurchase plan on September 1, 1998 allowing the repurchase of up to 10% of its currently outstanding common stock over an eighteen month period. The Company repurchased 3,000 shares of its common stock during 1999.

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

In granting approval of the reorganization in which the Bank became a wholly-owned subsidiary of the Company, the Commissioner included a provision which requires the Bank and the Company to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner has indicated to the Bank that this minimum capital requirement is not related to the Bank's financial condition, but instead reflects the policy of the Commissioner to impose minimum capital requirements with respect to all one-bank holding company formations. The approval also provides that if the Bank's Tier 1 leverage capital ratio is below 4.00%, the Bank must seek Commissioner approval before paying dividends to the Company. The Bank's Tier 1 leverage capital ratio was 5.09% as of December 31, 1999.

FINANCIAL CONDITION

Cash and cash equivalents decreased $23.9 million during 1999 primarily due to a $16.0 million decrease in short-term investments.

Investment securities, including interest bearing deposits and restricted equity securities, consisting primarily of mortgage-backed and trust preferred securities, increased $196.0 million during 1999 as the Bank deployed borrowed and deposit funds to leverage its capital position. This continued the execution of the Bank's strategy begun in 1993 to maximize the Bank's return on equity by deploying wholesale funding into investments having minimal credit risk. Under this strategy, investment securities and residential real estate loan purchases are structured to realize rate spreads between the investments and loans and funding liabilities while matching the expected maturities of the securities and loans to the funding provided by repurchase agreements and FHLB advances.

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

When interest rates decline, mortgage refinancings increase, which results in accelerated principal repayments and purchase premium amortization. When interest rates increase, prepayments decrease, which results in longer expected average lives. Net spreads may increase or decrease depending on the repricing characteristics of the mortgage-backed securities and the related funding liabilities.

Loans and loans held for sale decreased $51.6 million, or 10%, to $441.0 million at December 31, 1999, from $492.6 million at December 31, 1998. This decrease was primarily due to the $40.2 million decrease in loans held for sale. People's Mortgage Corporation's 1-4 family residential loans originations decreased to $610.1 million for 1999 compared to $688.9 million for 1998. These loans were mostly sold to investors resulting in net gains of $7.5 million for 1999 compared to $6.5 million for 1998.

The allowance for loan losses was $4.1 million, or 0.98% of total loans at December 31, 1999, compared to $4.9 million, or 1.14% of total loans at December 31, 1998. The allowance for loan losses amounted to 814% of non-performing loans at December 31, 1999, compared to 321% of non-performing loans at December 31, 1998. Non-performing loans totaled $503,000 and $1.5 million at December 31, 1999 and 1998. Foreclosed real estate consisting of residential real estate amounted to $285,000 at December 31, 1999, compared to $105,000 at December 31, 1998.

Deposits increased $90.7 million during 1999 primarily as a result of the growth of municipal deposit products which grew from $141.6 million at December 31, 1998 to $199.5 million at December 31, 1999 and certificate accounts which increased $42.1 million to $178.0 million at December 31, 1999 from $135.9 million at December 31, 1998. Non-certificate accounts, excluding municipal deposits, decreased from $193.4 million at December 31, 1998 to $184.1 million at December 31, 1999. Borrowed funds increased $31.1 million during 1999 to fund the purchase of mortgage loans, mortgage-backed securities, and trust preferred securities.

At December 31, 1999, there were $1.6 million in accumulative other comprehensive losses on investment securities compared to $1.1 million in accumulated other comprehensive losses at December 31, 1998. Without the accumulated other comprehensive losses, book value per share would have been $12.75 at December 31, 1999, and $10.78 at December 31, 1998.

RESULTS OF OPERATIONS

Net interest income increased to $27.8 million in 1999, from $22.6 million in 1998, and $18.3 million in 1997.

Interest and dividend income amounted to $73.3 million in 1999, compared to $61.8 million in 1998, and $44.5 million in 1997. The increases in interest and dividend income in 1999 and 1998 were due to $153.8 million and $235.3 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the deployment of borrowed and deposit funds into purchased mortgage loans, mortgage-backed securities and trust preferred securities.

Interest and fees on loans amounted to $34.7 million in 1999, $36.4 million in 1998, and $25.3 million in 1997. The decrease in 1999 was primarily as a result of decreased average loans outstanding offset slightly by increased yields on loans. The increase in 1998 was primarily as a result of a higher volume of average loans outstanding. The yield on average loans was adversely affected as a result of falling interest rates and the resulting effect of prepayments on purchased and acquired loans" premiums in 1998 and to a lesser degree in 1999.

Interest and dividends from investment securities increased to $38.4 million in 1999, from $25.1 million in 1998, and $18.8 million in 1997. The increases in 1999 and 1998 were due to an increase in funds invested in investment securities and increasing yields on average investments in 1998. Yields on average investments decreased slightly in 1999. The yield earned in 1999 decreased due to decreased yields on mortgage-backed securities and yields on trust preferred securities remaining flat. Interest on short-term investments amounted to $256,000 in 1999, $303,000 in 1998, and $374,000 in 1997.

Interest expense amounted to $45.5 million in 1999, $39.2 million in 1998, and $26.2 million in 1997. The Bank's average cost of funds was 4.89% in 1999, compared to 5.02% in 1998, and 4.80% in 1997. Interest on deposits increased to $20.0 million for 1999, from $15.2 million for 1998, and $11.8 million for 1997. The increase in deposit interest expense in 1999 was due to a $116.8 million increase in average interest-bearing deposits. Deposit interest expense increased by $3.5 million in 1998 compared to 1997. The 1998 increase was attributable to the $65.3 million increase in average interest-bearing deposits and a 24 basis point increase in deposit yield paid compared to 1997. The increase in average balances in 1999 and 1998 reflect the continued expansion of municipal deposit products.

Interest on borrowed funds increased to $25.5 million for 1999, from $24.0 million for 1998, and $14.4 million in 1997. The increase in interest expense on borrowed funds for 1999 was due to a $32.1 million increase in average borrowed funds offset by an 8 basis point decrease in yield paid on borrowed funds compared to the same period in 1998. As mentioned above, the Bank has leveraged its capital by borrowing funds and investing in mortgage-backed and trust preferred securities and purchasing residential real estate loans. Interest expense on borrowed funds increased $9.6 million in 1998 over 1997 as the Bank increased average borrowed funds by $171.1 million offset by decreased average rates paid on borrowed funds of 13 basis points.

The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

RATE-VOLUME ANALYSIS
(Dollars in thousands)


                                                            1999 COMPARED TO 1998              1998 COMPARED TO 1997
                                                             INCREASE (DECREASE)                INCREASE (DECREASE)
                                                      ----------------------------------  ------------------------------
                                                                          VARIANCE                        VARIANCE
                                                                           DUE TO                          DUE TO
                                                       TOTAL       ---------------------   TOTAL    --------------------
                                                       CHANGE        VOLUME      RATE      CHANGE     VOLUME     RATE
                                                      --------      --------   --------   --------   --------   -------
INCOME FROM INTEREST-EARNING ASSETS
Loans and loans held for sale:
         Real estate                                  $ (2,378)     $ (2,839)  $    461   $ 10,432   $ 12,065   $(1,633)
         Other                                             672           911       (239)       648        656        (8)
                                                      --------      --------   --------   --------   --------   -------
                  Total loans                           (1,706)       (1,928)       222     11,080     12,721    (1,641)
Short-term investments                                     (47)          (33)       (14)       (71)       (82)       11
Investment securities                                   13,307        13,621       (314)     6,283      5,004     1,279
                                                      --------      --------   --------   --------   --------   -------
                  Total interest and dividend income    11,554        11,660       (106)    17,292     17,643      (351)
                                                      --------      --------   --------   --------   --------   -------

EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits:
         NOW                                               (33)           32        (65)       (89)        29      (118)
         Savings                                           (75)          101       (176)        54         20        34
         Money market                                      (14)           96       (110)       508        282       226
         Time                                            4,893         5,593       (700)     2,981      3,027       (46)
                                                      --------      --------   --------   --------   --------   -------
                  Total interest on deposits             4,771         5,822     (1,051)     3,454      3,358        96
Borrowed funds                                           1,533         1,846       (313)     9,602      9,938      (336)
                                                      --------      --------   --------   --------   --------   -------
                  Total interest expense                 6,304         7,668     (1,364)    13,056     13,296      (240)
                                                      --------      --------   --------   --------   --------   -------
Net interest income                                   $  5,250      $  3,992   $  1,258   $  4,236   $  4,347   $  (111)
                                                      ========      ========   ========   ========   ========   =======

PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge (credit) to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb estimated losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional provisions could be necessary.

The provision (credit) for loan losses was ($850,000) in 1999, $600,000 in 1998, and $100,000 in 1997. These provisions (credits) were the result of the Bank's internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known.

In 1999, credits to the allowance for loan losses amounted to $850,000. A continuing trend of decreased non-performing loans and local real estate conditions favorably affecting asset quality resulted in the Bank's unallocated portion of the allowance to exceed the Bank's upper limit.

OTHER INCOME

The Bank's other income totaled $9.0 million in 1999, $9.5 million in 1998, and $6.2 million in 1997. Customer service fees amounted to $1.3 million in 1999, $1.4 million in 1998, and $1.5 million in 1997. Gains on sales of loans increased to $7.5 million in 1999, from $6.5 million in 1998, and $4.1 million in 1997. Despite decreased residential mortgage loan originations in 1999, gains on sales of loans increased due to the timing of gains, which are recorded when sales occur and an increase in the average gain on loans sold by approximately 19 basis points. Loan fundings increased $28 million in 1999. The 1998 increase was attributable to the increased residential mortgage loan origination volume.

In 1999, the Bank sold investments for net gains of $36,000, compared to net gains of $1.4 million in 1998 and $261,000 in 1997.

OPERATING EXPENSES

Operating expenses totaled $23.7 million in 1999, $19.2 million in 1998, and $16.3 million in 1997. The Company's efficiency ratio (non-interest expense divided by net interest income excluding provisions for loan losses, OREO expenses, non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures) was 60.3%, 57.7%, and 63.4% for 1999, 1998, and 1997, respectively. The increase in 1999 is attributable to the purchase of Allied in the third quarter of 1999.

Salaries and benefits expense amounted to $13.6 million in 1999, $10.5 million in 1998, and $8.7 million in 1997. The 1999 and 1998 increases were primarily attributable to the growth of PMC including the purchase of Allied in 1999, and the significant increase in mortgage origination volume in 1998. Occupancy and equipment expenses amounted to $2.8 million in 1999, $2.2 million in 1998, and $1.9 million in 1997. The increases were primarily due to the operations of new PMC offices opened and acquired from 1997 to 1999.

Data processing fees amounted to $1.3 million in 1999, compared to $1.3 million in 1998, and $1.2 million in 1997. Professional fees amounted to $955,000 in 1999, $734,000 in 1998, and $858,000 in 1997. The Bank
uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $190,000 in 1999, $185,000 in 1998, and $264,000 in 1997. Other professional fees amounted to $765,000, $549,000, and $594,000 for 1999, 1998, and 1997, respectively.

The Bank recognized net OREO expense totaling $24,000 in 1999 and $245,000 in 1997, and net OREO income totaling $29,000 in 1998. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $43,000, $42,000, and $246,000 for 1999, 1998, and 1997, respectively. The Bank recognized net gains on sales of OREO, after write-downs, of $19,000, $71,000, and $1,000 in 1999, 1998, and 1997, respectively.

Other general and administrative expenses amounted to $5.0 million in 1999, $4.6 million in 1998, and $3.5 million in 1997. Amortization of intangible assets amounted to $74,000 in 1999 compared to $113,000 in 1998, and $235,000 in 1997.
Impaired goodwill of $475,000 related to an under-performing branch was written off in 1998 and 1998 organization costs of $153,000 were expensed in accordance with new accounting treatment. The Bank's advertising expense was $809,000 in 1999, $729,000 in 1998, and $577,000 in 1997. The 1999 and 1998 increases reflect marketing initiatives for new and existing deposit and loan products. Insurance expense amounted to $98,000 in 1999, $89,000 in 1998, and $99,000 in 1997. Finally other operating expenses increased to $4.0 million during 1999, compared to $3.1 million, and $2.5 million in 1998 and 1997, respectively, due to the Company's increase in size, non-recurring charges in 1999 and 1997 associated with branch closings, and the growing operations of PMC.

INCOME TAXES

The Company recorded income tax expense of $4.6 million in 1999, compared to $4.4 million and $2.9 million for 1998 and 1997, respectively. The Company's effective tax rate was 33.0% in 1999, 35.9% in 1998 and 36% in 1997. The Company's tax rate has declined due to the favorable tax rate on income earned by the Company's security corporations.

CASH FLOWS

Cash flows from operating activities during 1999, 1998 and 1997 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions (credits) for loan losses, (2) net gains on sales of securities, (3) depreciation and amortization, (4) loans originated for sale and subsequently sold, and (5) the effects of deferred tax provisions and benefits. Operating activities resulted in cash inflows of $41.6 million in 1999 and $7.6 million in 1997, and cash outflows of $33.3 million in 1998.

The Bank's deployment of cash flows, provided by increased deposits in 1999, 1998, and 1997, and borrowed funds in 1999, 1998, and 1997, and the issuance of subordinated debentures in 1997 into investment securities, primarily mortgage-backed and trust preferred securities, and mortgage loans were the primary reasons for the Bank's positive cash flows from financing activities and negative cash flows from investing activities. This corresponds with the Bank's strategy of using borrowed funds to leverage its capital profitably.

The Bank deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $190.2 million, $89.2 million, and $109.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. The Bank also deployed cash flows into loan purchases and originations, net of amortization and payoffs of $53.9 million and $138.0 million for the years ended December 31, 1998, and 1997, respectively. Amortization and payoffs outpaced loan purchases and originations in 1999 resulting in cash inflows of $9.6 million. This largely explains the Bank's net cash flows used in investing activities of $184.4 million, $136.4 million, and $246.6 million for the years ended December 31, 1999, 1998, and 1997, respectively.

The Bank funded the investment and loan purchases through increases in deposits of $90.7 million, $115.8 million, and $18.8 million in 1999, 1998, and 1997, respectively, and borrowed funds, net of repayments amounting to $31.1 million, $60.3 million, and $232.6 million in 1999, 1998, and 1997, respectively. The deposit increase is primarily the result of municipal deposit products. This largely explains the Bank's net cash flows provided by financing activities of $118.8 million, $174.8 million, and $257.2 million for the years ended December 31, 1999, 1998, and 1997, respectively.

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

Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its investing, lending and deposit taking activities.

The primary objective of interest-rate risk management is to control the Company's exposure to interest-rate risk within limits approved by the Board of Directors. These limits reflect the Company's tolerance for interest rate risk over both short-term and long-term horizons.

The Company quantifies and measures interest rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over 12 months. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps". Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans and securities). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of borrowers is uncertain, the resultant interest rate sensitivity of mortgage assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

To cope with these uncertainties, management gives careful attention to its assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and based on historical experience have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built into the model. In the case of prepayment of mortgage assets, assumptions used in the model are based upon the most recent Net Present Value model published by the Office of Thrift Supervision.

The Board's limits on interest-rate risk specify that if interest rates were to shift up or down 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10%.

The Company was in compliance with this limit at December 31, 1999. The following table reflects the estimated exposure of the Company's net interest income for the next 12 months assuming a shift of 100 basis points over 12 months in market interest rates. As of December 31, 1999 the simulation model projected a decrease of approximately $0.05 per share based upon a 100 basis point increase in rates ratably over one year compared to a flat rate scenario.


                              100 BASIS POINTS  100 BASIS POINTS
                               RATE INCREASE     RATE DECREASE
                              ----------------------------------
December 31, 1999                  (0.96)%           2.03%


Another tool management uses to monitor interest rate sensitivity is gap analysis. The gap analysis involves comparing the difference or "gap" between interest-earning assets and interest-bearing liabilities that mature or reprice during a specific period of time. Certain shortcomings are inherent in this method of analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

As a result of these shortcomings management now relies on the simulation earnings model to measure earnings at risk over the different rate changes. The simulation model allows management to measure the effects of changing interest rate environments on net interest margins, net income, capital and liquidity and accounts for periodic and lifetime caps, floors and prepayments of its investment portfolios. This method allows management to respond more effectively to interest rate changes and adjust its assets and liabilities to diminish future possible adverse effects of extreme changes in interest rates.

INTEREST RATE SENSITIVITY ANALYSIS
(Dollars in thousands)

                                                                AT DECEMBER 31, 1999
                                 -----------------------------------------------------------------------------------
                                  ONE YEAR    1-2       2-3       3-4       4-5      OVER 5                  FAIR
                                  OR LESS    YEARS     YEARS     YEARS     YEARS      YEARS      TOTAL       VALUE
                                 -----------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Interest bearing deposits        $  5,736   $    90   $    90       $--       $--        $--   $    5,916   $  5,916
         Average interest rate       5.32%     7.14%     7.14%       --        --         --         5.38%
Investment securities              50,740        --       542     9,844     2,072    503,451      566,649    523,086
         Average interest rate       7.43%       --      8.40%     9.70%    7.50%       7.64         7.66%
Adjustable-rate loans             162,026    38,205    35,655    38,369    11,864     11,832      297,951    291,740
         Average interest rate       7.94%     7.20%     7.27%     7.28%     7.85%      7.06         7.63%
Fixed-rate loans                   26,099    19,601    17,478    16,768    12,722     50,373      143,041    138,016
         Average interest rate       8.03%     8.08%     8.16%     8.04%     7.89%      7.68         7.93%
                                 --------   -------   -------   -------   -------   --------   ----------   --------
Total                            $244,601   $57,896   $53,765   $64,981   $26,658   $565,656   $1,013,557   $958,758
                                 ========   =======   =======   =======   =======   ========   ==========   ========

INTEREST SENSITIVE LIABILITIES:
NOW                              $  9,326   $ 4,662   $ 4,662   $ 4,662   $ 4,662   $ 18,649   $   46,623   $ 46,623
         Average interest rate        .81%      .81%      .81%      .81%      .81%       .81          .81%
Savings                            20,687    10,343    10,343    10,343    10,343     41,373      103,432    103,432
         Average interest rate       2.59%     2.59%     2.59%     2.59%     2.59%      2.59         2.59%
Money market                       27,142     4,524     4,524        --        --         --       36,190     36,190
         Average interest rate       3.80%     3.80%     3.80%       --        --         --         3.80%
Term deposits                     313,449    13,291     4,179     7,169       818        223      339,129    339,549
         Average interest rate       5.37%     5.37%     5.72%     5.86%     5.34%      6.22         5.39%
Borrowed funds                    211,450    10,500    18,000        --        --    208,000      447,950    437,741
         Average interest rate       5.43%     5.52%     6.15%       --        --       5.72         5.59%
Subordinated debentures                --        --        --        --        --     13,800       13,800     13,455
         Average interest rate         --        --        --        --        --      10.01        10.01%
                                 --------   -------   -------   -------   -------   --------   ----------   --------
Total                            $582,054   $43,320   $41,708   $22,174   $15,823   $282,045   $  987,124   $976,990
                                 ========   =======   =======   =======   =======   ========   ==========   ========

                                                                AT DECEMBER 31, 1998
                                 -----------------------------------------------------------------------------------
                                  ONE YEAR    1-2        2-3        3-4        4-5     OVER 5                FAIR
                                  OR LESS    YEARS      YEARS      YEARS      YEARS     YEARS      TOTAL     VALUE
                                 -----------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Short-term investments           $ 16,016   $     --   $    --   $     --   $    --   $     --   $ 16,016   $ 16,016
         Average interest rate       4.84%        --        --         --        --         --       4.84%
Interest bearing deposits           2,084         --        --         --        --         --      2,084      2,084
         Average interest rate       5.26%        --        --         --        --         --       5.26%
Investment securities             157,861     33,686     7,305     17,012     8,960    151,519    376,298    375,864
         Average interest rate       7.76%      7.29%     7.32%      9.30%     7.95%      8.52       8.09%
Adjustable-rate loans             125,655     54,015    12,765     30,169    30,169     35,514    288,287    282,264
         Average interest rate       7.75%      7.01%     7.40%      7.39%     7.39%      6.77       7.40%
Fixed-rate loans                   67,005      3,506     6,552      8,001     8,000    111,212    204,276    205,828
         Average interest rate       6.99%      8.41%     8.77%      8.44%     8.52%      7.58       7.64%
                                 --------   --------   -------   --------   -------   --------   --------   --------
Total                            $368,621   $ 91,207   $26,622   $ 55,182   $47,129   $298,245   $886,961   $882,056
                                 ========   ========   =======   ========   =======   ========   ========   ========

INTEREST SENSITIVE LIABILITIES:
NOW                              $  9,781   $  4,892   $ 4,892   $  4,892   $ 4,892   $ 19,566   $ 48,915   $ 48,915
         Average interest rate        .80%       .80%      .80%       .80%      .80%       .80        .80%
Savings                            19,165      9,583     9,583      9,583     9,583     38,332     95,829     95,829
         Average interest rate       2.00%      2.00%     2.00%      2.00%     2.00%      2.00       2.00%
Money market                       28,284      4,714     4,714         --        --         --     37,712     37,712
         Average interest rate       2.25%      2.25%     2.25%        --        --         --       2.25%
Term deposits                     218,986     17,762     4,683      2,638     1,520        140    245,729    246,540
         Average interest rate       5.14%      5.67%     5.76%      5.99%     5.78%      6.72       5.21%
Borrowed funds                     10,700    101,200    65,500     89,000    26,000    124,500    416,900    423,763
         Average interest rate       5.78%      5.91%     5.51%      5.61%     5.49%      5.14       5.53%
Subordinated debentures                --         --        --         --        --     13,800     13,800     14,145
         Average interest rate         --         --        --         --        --       9.76%      9.76%        --
                                 --------   --------   -------   --------   -------   --------   --------   --------
Total                            $286,916   $138,151   $89,372   $106,113   $41,995   $196,338   $858,885   $866,904
                                 ========   ========   =======   ========   =======   ========   ========   ========


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

Tier 1 capital or core capital consists of common stockholders" equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and excludes unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year. Subordinated debt may also be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital.

The Company had a Tier 1 leverage ratio of 5.14%, a risk-weighted Tier 1 ratio of 9.41%, and a total risk-based capital ratio of 10.11% at December 31, 1999. The Company had a Tier 1 leverage ratio of 5.05%, a risk-weighted Tier 1 ratio of 8.94%, and a total risk-based capital ratio of 10.22% at December 31, 1998.

The Bank had a Tier 1 leverage ratio of 5.09%, a risk-weighted Tier 1 ratio of 9.33%, and a total risk-based capital ratio of 10.04% at December 31, 1999. The Bank had a Tier 1 leverage ratio of 5.18%, a risk-weighted Tier 1 ratio of 9.15%, and a total risk-based capital ratio of 10.07% at December 31, 1998.

NON-PERFORMING ASSETS

The Bank considers loans to be non-performing when doubt exists as to the ultimate collection of interest or principal. Such loans are placed on non-accrual status and related accrued interest is charged off against current period interest income. In addition, the Bank considers certain restructured loans to be non-performing until the borrower demonstrates a sustained payment performance, usually for a minimum of six months. The following table sets forth the Bank's non-performing assets at December 31, 1999, 1998, and 1997:

                                 1999      1998      1997
                                --------------------------
                                  (Dollars in thousands)
Non-performing loans:
         Mortgage loans         $  493    $1,383    $3,832
         Commercial loans            8       121        59
         Consumer loans              2        13         3
                                ------    ------    ------
                                   503     1,517     3,894
Other real estate owned, net       285       105       111
                                ------    ------    ------
Non-performing assets           $  788    $1,622    $4,005
                                ======    ======    ======

Non-accrual and impaired loans amounted to $503,000, $1.5 million and $3.9 million at December 31, 1999, 1998, and 1997, respectively. The average investment in impaired loans amounted to $922,000, $2.7 million and $3.8 million for the years ended December 31, 1999, 1998, and 1997, respectively. Interest income recognized on a cash basis on impaired loans amounted to $60,000, $103,000, and $171,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

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

Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. After considering this review, the Bank establishes the adequacy of its allowance and necessary additions/deletions are charged/credited to earnings through the provision for loan losses. The allowance is an estimate. Ultimate losses may vary from current estimates and additions to the allowance may be necessary. In addition, regulatory agencies, as part of the examination process, review the Bank's allowance and may require the Bank to make provisions to the allowance based on their assessment, which may differ from management's.

The Bank's allowance for loan losses at December 31, 1999 and 1998, was $4.1 million and $4.9 million, respectively. The Bank's ratio of its allowance for loan losses to total loans at December 31, 1999 and 1998 was 0.98% and 1.14%, respectively. The Bank's ratio of its allowance for loan losses to non-performing loans at December 31, 1999 and 1998 was 814% and 321%, respectively.

Management believes the allowance for loan losses was adequate at December 31, 1999 to absorb estimated losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional charge-offs and an increase in the allowance for loan losses could result.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

YEAR 2000 ISSUE

The Company's hardware and software systems and its critical vendors performed as expected over the end of the year 1999 and have continued to perform in the year 2000. Additional critical dates associated with the year 2000 project continue through January 1, 2001. The Company will continue to monitor the performance of critical systems and vendors throughout the year 2000 to ensure accurate processing through the additional dates.

Actual costs associated with the Company's Year 2000 project amounted to $31,000 and $44,000 for the years ended December 31, 1999 and 1998, respectively.

CONSOLIDATED BALANCE SHEETS


                                                                                               DECEMBER 31,
                                                                                        -------------------------
                                                                                             1999          1998
                                                                                        -------------------------
                                                                                          (Dollars in thousands)
ASSETS
Cash and due from banks                                                                 $    11,875     $  19,794
Short-term investments                                                                           --        16,016
                                                                                        -----------     ---------
                  Total cash and cash equivalents                                            11,875        35,810
Interest-bearing deposits                                                                     5,916         2,084
Securities available for sale                                                                42,068       189,739
Securities held to maturity (fair value of $481,018 in 1999 and $186,125 in 1998)           524,581       186,559
Restricted equity securities, at cost                                                        21,701        19,841
Loans held for sale                                                                          23,681        63,918
Loans, net of allowance for loan losses of $4,096 in 1999 and $4,866 in 1998                413,215       423,778
Other real estate owned, net                                                                    285           105
Banking premises and equipment, net                                                          16,630        13,927
Accrued interest receivable                                                                   7,051         6,418
Intangible assets                                                                             1,460           509
Other assets                                                                                  2,713         1,952
                                                                                        -----------     ---------
                  Total assets                                                          $ 1,071,176     $ 944,640
                                                                                        ===========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                $   561,614     $ 470,887
Borrowed funds                                                                              447,950       416,900
Mortgagors' escrow accounts                                                                   1,106         1,408
Accrued expenses and other liabilities                                                        5,842         6,978
Subordinated debentures                                                                      13,800        13,800
                                                                                        -----------     ---------
                  Total liabilities                                                       1,030,312       909,973
                                                                                        ===========     =========
Commitments and contingencies

Stockholders' equity:
         Serial preferred stock, $0.10 par value, 10,000,000 shares authorized,
                  none issued                                                                    --            --
         Common stock, $0.10 par value, 20,000,000 shares authorized;
                  issued 3,689,734 and 3,675,218 shares                                         369           368
         Additional paid-in capital                                                          23,776        23,683
         Retained earnings                                                                   24,617        17,948
         Accumulated other comprehensive loss                                                (1,629)       (1,119)
         Treasury stock, at cost - 358,000 shares in 1999 and 355,000 shares in 1998         (6,269)       (6,213)
                                                                                        -----------     ---------
                  Total stockholders' equity                                                 40,864        34,667
                                                                                        -----------     ---------
                  Total liabilities and stockholders' equity                            $ 1,071,176     $ 944,640
                                                                                        ===========     =========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------------------
                                                                                         1999           1998            1997
                                                                                     ------------------------------------------
                                                                                    (Dollars in thousands, except per share data)

Interest and dividend income:
         Interest and fees on loans                                                     $ 34,671     $    36,377     $   25,297
         Interest and dividends on investment securities                                  38,419          25,112         18,829
         Interest on short-term investments                                                  256             303            374
                                                                                     -----------     -----------     ----------
                  Total interest and dividend income                                      73,346          61,792         44,500
                                                                                     -----------     -----------     ----------
Interest expense:
         Interest on deposits                                                             20,010          15,239         11,785
         Interest on borrowed funds and subordinated debentures                           25,535          24,002         14,400
                                                                                     -----------     -----------     ----------
                  Total interest expense                                                  45,545          39,241         26,185
                                                                                     -----------     -----------     ----------
Net interest income                                                                       27,801          22,551         18,315
Provision (credit) for loan losses                                                          (850)            600            100
                                                                                     -----------     -----------     ----------
Net interest income, after provision (credit) for loan losses                             28,651          21,951         18,215
                                                                                     -----------     -----------     ----------
Other income:
         Customer service fees                                                             1,303           1,390          1,526
         Gains on sales of securities available for sale, net                                 36           1,440            261
         Gains on sales of loans,  net                                                     7,502           6,481          4,135
         Miscellaneous                                                                       201             146            275
                                                                                     -----------     -----------     ----------
                  Total other income                                                       9,042           9,457          6,197
                                                                                     -----------     -----------     ----------
Operating expenses:
         Salaries and employee benefits                                                   13,638          10,508          8,711
         Occupancy and equipment                                                           2,803           2,163          1,893
         Data processing                                                                   1,273           1,250          1,184
         Professional fees                                                                   955             734            858
         Other real estate owned, net                                                         24             (29)           245
         Other general and administrative                                                  5,025           4,612          3,456
                                                                                     -----------     -----------     ----------
                  Total operating expenses                                                23,718          19,238         16,347
                                                                                     -----------     -----------     ----------
Income before income taxes and cumulative effect of accounting change                     13,975          12,170          8,065
Provision for income taxes                                                                 4,609           4,370          2,934
Income before cumulative effect of accounting change                                       9,366           7,800          5,131
Cumulative effect of accounting change for organization costs, net of tax of $106             --            (186)            --
                                                                                     -----------     -----------     ----------
Net income                                                                           $     9,366     $     7,614     $    5,131
                                                                                     ===========     ===========     ==========

Weighted average shares outstanding- assuming dilution for stock options               3,386,279       3,384,877      3,500,048
Weighted average shares outstanding                                                    3,327,668       3,310,943      3,446,299

Net income per share:
         Diluted earnings per share                                                  $      2.77     $      2.25     $     1.47
         Basic earnings per share                                                           2.81            2.30           1.49

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                                                      -------------------------------------------------------------
                                                                                                    ACCUMULATED
                                                                              ADDITIONAL               OTHER
                                                                      COMMON   PAID-IN   RETAINED  COMPREHENSIVE TREASURY
                                                                      STOCK    CAPITAL   EARNINGS  INCOME (LOSS)  STOCK    TOTAL
                                                                      -------------------------------------------------------------
                                                                                            (Dollars in thousands)

Balance at December 31, 1996                                          $  356   $22,967   $  8,562    $  (821)   $    --    $ 31,064
                                                                                                                           --------
Comprehensive income:
  Net income                                                              --        --      5,131         --         --       5,131
    Change in net unrealized gain (loss) on securities available
      for sale, net of reclassification adjustment and  tax effects       --        --         --      1,153                  1,153
                                                                                                                           --------
      Total comprehensive income                                                                          --                  6,284
                                                                                                                           --------
Purchase of treasury stock                                                --        --         --         --     (6,213)     (6,213)
Cash dividends paid ($0.42 per share)                                     --        --     (1,440)        --         --      (1,440)
Exercise of stock options                                                  8       433         --         --         --         441
                                                                      ------   -------   --------    -------    -------    --------

Balance at December 31, 1997                                             364    23,400     12,253        332     (6,213)     30,136
                                                                                                                           --------
Comprehensive income:
  Net income                                                              --        --      7,614         --         --       7,614
  Change in net unrealized gain (loss) on securities available
    for sale, net of reclassification adjustment and tax effects          --        --         --     (1,451)        --      (1,451)
                                                                                                                           --------
    Total comprehensive income                                                                                                6,163
Cash dividends paid ($0.58 per share)                                     --        --     (1,919)        --         --      (1,919)
Exercise of stock options                                                  4       283         --         --         --         287
                                                                      ------   -------   --------    -------    -------    --------

Balance at December 31, 1998                                             368    23,683     17,948     (1,119)    (6,213)     34,667
                                                                                                                           --------
Comprehensive income:
  Net income                                                              --        --      9,366         --         --       9,366
  Change in net unrealized gain (loss) on securities available
    for sale, net of reclassification adjustment and tax effects          --        --         --       (510)        --        (510)
                                                                                                                           --------
    Total comprehensive income                                                                                                8,856
                                                                                                                           --------
Purchase of treasury stock                                                --        --         --         --        (56)        (56)
Cash dividends paid ($0.81 per share)                                     --        --     (2,697)        --         --      (2,697)
Exercise of stock options                                                  1        93         --         --         --          94
                                                                      ------   -------   --------    -------    -------    --------
Balance at December 31, 1999                                          $  369   $23,776   $ 24,617    $(1,629)   $(6,269)   $ 40,864
                                                                      ======   =======   ========    =======    =======    ========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                         --------------------------------------
                                                                                            1999         1998         1997
                                                                                         --------------------------------------
                                                                                                  (Dollars in thousands)
Cash flows from operating activities:
         Net income                                                                      $   9,366   $   7,614     $   5,131
         Adjustments to reconcile net income to net cash provided (used) by operating activities:
                  Provision (credit) for loan losses                                          (850)        600           100
                  Depreciation and amortization                                              1,504       1,671         1,137
                  Net accretion on securities and purchased loans                           (5,322)     (2,650)          (93)
                  Gains on sales of securities available for sale, net                         (36)     (1,440)         (261)
                  Gains on sales of other real estate owned, net                               (19)        (71)           (1)
                  Deferred tax provision (benefit)                                            (448)       (472)          902
                  Net change in:
                       Loans held for sale                                                  40,237     (39,183)          877
                       Other assets, net of other  liabilities                              (2,806)        642          (181)
                                                                                         ---------   ---------     ---------
                  Net cash provided (used) by operating activities                          41,626     (33,289)        7,611
                                                                                         ---------   ---------     ---------
Cash flows from investing activities:
         Net change in interest-bearing deposits                                            (3,832)     (2,084)           --
         Activity in securities available for sale:
                  Sales                                                                     70,527     271,266       316,904
                  Maturities, prepayments and calls                                             --      28,215         4,275
                  Purchases                                                                (77,988)   (343,971)     (412,743)
         Activity in securities held to maturity:
                  Purchases                                                               (245,971)   (164,376)      (43,193)
                  Maturities, prepayments and calls                                         11,369      36,007            --
         Purchases of restricted equity securities                                          (1,860)     (5,017)       (6,502)
         Proceeds from amortization of mortgage-backed securities                           57,585      90,803        32,021
         Proceeds from sales of purchased loans                                                 --       8,268            --
         Loan (originations and purchases), net of amortization and payoffs                  9,578     (53,904)     (137,960)
         Proceeds from sale of other real estate owned                                         312         418         1,470
         Additions to banking premises and equipment, net                                   (4,097)     (2,035)         (848)
                                                                                         ---------   ---------     ---------
                  Net cash used in investing  activities                                  (184,377)   (136,410)     (246,576)
                                                                                         ---------   ---------     ---------
Cash flows from financing activities:
         Net increase in deposits                                                           90,727     115,804        18,845
         Net (decrease) increase in borrowings with maturities of three months or less      26,750     (28,850)       15,950
         Proceeds from issuance of borrowings with maturities in excess of three months     43,500     264,700       319,200
         Repayment of borrowings with maturities in excess of three months                 (39,200)   (175,500)     (102,520)
         Increase (decrease) in mortgagors' escrow accounts                                   (302)        294           141
         Proceeds from exercise of stock options                                                94         287           441
         Net proceeds from issuance of subordinated debentures                                  --          --        12,776
         Payments to acquire treasury stock                                                    (56)         --        (6,213)
         Cash dividends                                                                     (2,697)     (1,919)       (1,440)
                                                                                         ---------   ---------     ---------
                  Net cash provided by financing  activities                               118,816     174,816       257,180
                                                                                         ---------   ---------     ---------
Net increase (decrease) in cash and cash equivalents                                       (23,935)      5,117        18,215
Cash and cash equivalents at beginning of year                                              35,810      30,693        12,478
                                                                                         ---------   ---------     ---------
Cash and cash equivalents at end of year                                                 $  11,875   $  35,810     $  30,693
                                                                                         =========   =========     =========
Supplementary information:
         Interest paid                                                                   $  45,477   $  38,973     $  24,876
         Income taxes paid, net                                                              6,292       4,286         2,093
         Transfers from loans to other real estate owned                                       473         341         1,087
         Change in due to/from broker, net                                                      99         262           163
         Transfer of securities from available for sale to held to maturity                150,261          --            --



See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of People's Bancshares, Inc. (the "Company") and its wholly owned subsidiaries, People's Savings Bank of Brockton (the "Bank") and People's Bancshares Capital Trust (the "Trust"). The Trust issued $13.8 million of trust preferred securities on June 26, 1997 to raise funds to purchase subordinated debentures from the Company. The Bank's active wholly owned subsidiaries, People's Mortgage Corporation ("PMC"), organized in March 1995, engages in mortgage banking and PSB Security Corporations II and III organized in February 1996, engage in the purchase and sale of investment securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

INTEREST-BEARING DEPOSITS

Interest bearing deposits mature within one year and are carried at cost.

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

LOANS HELD FOR SALE

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Net unrealized losses are recognized in a valuation allowance by charges to earnings, when applicable. Gains and losses on the sale of loans are recognized at the time of sale based upon the difference between the selling price and the carrying value of the loans sold. The Bank sells only whole loans servicing released and, accordingly, records only cash gains.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries are credited to the allowance. The allowance for loan losses is evaluated periodically by management and the Board of Directors and is based upon management's review of the collectibility of the loans in light of the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, banking industry bench marks for loan loss reserve levels, and present economic conditions based on facts then known. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

BANKING PREMISES AND EQUIPMENT

Land is carried at cost. Buildings, leasehold improvements, and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter.

INTANGIBLE ASSETS

Intangible assets are comprised of deposit premium intangibles, and goodwill. Goodwill is amortized using the straight-line amortization method over 15 years. Deposit premium intangibles are amortized over 5 years using accelerated amortization methods. (See Note 2.)

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

The components of other comprehensive income and related tax effects are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                  -----------------------------------
                                                    1999          1998          1997
                                                  -----------------------------------
                                                        (Dollars in thousands)
Change in unrealized holding (gains) losses
         on available-for-sale securities         $   415       $  (842)      $ 2,086
Unrealized loss on securities
         transferred from available for sale
         to held to maturity                       (1,221)           --            --
Reclassification adjustment for
         (gains) losses realized in income            (36)       (1,440)         (261)
                                                  -------       -------       -------
Net unrealized (gains) losses                        (842)       (2,282)        1,825
Tax effect                                            332           831          (672)
                                                  -------       -------       -------
Net-of-tax amount                                 $  (510)      $(1,451)      $ 1,153
                                                  =======       =======       =======


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

2 - ACQUISITIONS

On September 1, 1999, the Company purchased selected fixed and prepaid assets of Allied Mortgage Group, LLC ("Allied") for $2.2 million or $1.0 million over fair value.

Intangible assets were recorded as a result of the purchase of Allied, the organization costs of forming People's Mortgage Corporation and People's Bancshares, Inc., as well as the 1995 acquisitions of Minuteman Funding Corporation, the deposits of the Haymarket Bank Branch, and the deposits of the Bank of Boston's Mansfield Branch. At December 31, 1999 and 1998, intangible assets amounted to $1.5 million and $509,000. Amortization of intangibles amounted to $75,000, $113,000 and $235,000 for 1999, 1998, and 1997,
respectively.

Impaired goodwill of $475,000, related to an underperforming branch, was written off in 1998 and the Company elected to early adopt the provisions of the Accounting Standards Executive Committee ("ACSEC") Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities to be expensed as incurred instead of being capitalized and amortized. As a result, the Company wrote-off organization costs of $292,000 effective January 1, 1998. The effect of the accounting change for the year ended December 31, 1998, was to decrease income before income taxes by $153,000 and net income by $97,000 or $0.03 per share.

























3 - INVESTMENT SECURITIES

The following tables summarize the amortized cost and estimated fair value of investment securities:

                                                                       DECEMBER 31, 1999
                                                         -----------------------------------------------
                                                                      GROSS       GROSS
                                                         AMORTIZED  UNREALIZED  UNREALIZED         FAIR
                                                            COST      GAINS       LOSSES          VALUE
                                                         -----------------------------------------------
Available for sale:                                                   (Dollars in thousands)
         Mortgage-backed securities                      $ 23,648      $ --      $   (232)      $ 23,416
         Trust preferred securities                         1,991        --          (159)         1,832
         Corporate debt securities                         17,811        --          (991)        16,820
                                                         --------      ----      --------       --------
         Total securities available for sale             $ 43,450      $ --      $ (1,382)      $ 42,068
                                                         ========      ====      ========       ========
Held to maturity:
         U.S. Government and federal
                  agency obligations                     $116,012      $ --      $(16,691)      $ 99,321
         Mortgage-backed securities                       248,096       248        (8,408)       239,936
         Trust preferred securities                       139,433        --       (16,002)       123,431
         Corporate debt securities                         21,040        --        (2,710)        18,330
                                                         --------      ----      --------       --------
                  Total securities held to maturity      $524,581      $248      $(43,811)      $481,018
                                                         ========      ====      ========       ========


                                                                       DECEMBER 31, 1998
                                                         -----------------------------------------------
                                                                      GROSS       GROSS
                                                         AMORTIZED  UNREALIZED  UNREALIZED         FAIR
                                                            COST      GAINS       LOSSES          VALUE
                                                         -----------------------------------------------
Available for sale:                                                   (Dollars in thousands)
         Mortgage-backed securities                      $155,880      $ 76      $(2,048)       $153,908
         Trust preferred securities                        35,620       557         (346)         35,831
                                                         --------      ----      --------       --------
         Total securities available for sale             $191,500      $633      $(2,394)       $189,739
                                                         ========      ====      ========       ========
Held to maturity:
         U.S. Government and federal
                  agency obligations                     $ 73,844      $321      $    --        $ 74,165
         Mortgage-backed securities                        14,408        54           (9)         14,453
         Trust preferred securities                        93,807       517       (1,317)         93,007
         Corporate debt securities                          4,500        --           --           4,500
                                                         --------      ----      --------       --------
                  Total securities held to maturity      $186,559      $892      $(1,326)       $186,125
                                                         ========      ====      ========       ========


At December 31, 1999 and 1998, U.S. Government obligations with a carrying value of $2,000,000 and $1,300,000, respectively were pledged as collateral for the Bank's treasury, tax and loan accounts. At December 31, 1999 and 1998, investment securities with a carrying value of $104,473,000 and $125,934,000, respectively, were pledged as collateral on securities sold under agreements to repurchase.

The amortized cost and estimated fair value of investment securities by contractual maturity at December 31, 1999, is as follows:

                                        AVAILABLE FOR SALE          HELD TO MATURITY
                                      --------------------------------------------------
                                      AMORTIZED       FAIR        AMORTIZED      FAIR
                                         COST         VALUE         COST         VALUE
                                      --------------------------------------------------
                                                     (Dollars in thousands)
Over 1 year through 5 years            $ 4,844      $  4,250      $  5,000      $  4,900
After 5 years to 10 years               13,958        13,409         1,000           930
Over 10 years                            1,000           993       270,485       235,252
                                       -------      --------      --------      --------
                                        19,802        18,652       276,485       241,082
Mortgage-backed securities              23,648        23,416       248,096       239,936
                                       -------      --------      --------      --------
                                       $43,450      $ 42,068      $524,581      $481,018
                                       =======      ========      ========      ========

For the years ended December 31, 1999, 1998, and 1997, proceeds from sales of securities available for sale amounted to $70,527,000, $271,266,000, and $316,904,000, respectively. Gross realized gains amounted to $108,000, $1,950,000, and $1,201,000 in 1999, 1998, and 1997, respectively, and gross realized losses amounted to $72,000, $510,000, and $940,000, in 1999, 1998, and
1997, respectively.

During 1999, securities available for sale with an amortized cost of $150,261,000 and a fair value of $148,741,000 were transferred to securities held to maturity. At December 31, 1999, accumulated other comprehensive income includes net unrealized losses of $1,221,000 on securities transferred from held to maturity to available for sale.

4 - LOANS, NET

A summary of the balances of loans follows:

                                                             DECEMBER 31,
                                                     -------------------------
                                                        1999            1998
                                                     -------------------------
                                                       (Dollars in thousands)
Mortgage loans:
         Residential 1-4 family                      $ 290,195       $ 321,612
         Residential multi-family                        9,455          11,264
         Commercial real estate                         67,018          54,104
         Construction                                   24,387          20,118
         Equity lines of credit                         11,105          10,197
                                                     ---------       ---------
                                                       402,160         417,295
         Deferred loan origination fees, net              (166)            (56)
         Undisbursed amount on loans in process         (5,231)         (4,975)
                                                     ---------       ---------
                  Total mortgage loans                 396,763         412,264
                                                     ---------       ---------
Other loans:
         Retail installment sale contracts                 294             375
         Consumer                                        5,043           4,806
         Commercial lines of credit                      5,614           5,030
         Commercial                                      9,525           6,098
         Education                                          72              71
                                                     ---------       ---------
                  Total other loans                     20,548          16,380
                                                     ---------       ---------
                  Total loans                          417,311         428,644
         Allowance for loan losses                      (4,096)         (4,866)
                                                     ---------       ---------
                  Loans, net                         $ 413,215       $ 423,778
                                                     =========       =========


An analysis of the allowance for loan losses follows:

                                                  YEARS ENDED DECEMBER 31,
                                            -----------------------------------
                                              1999          1998          1997
                                            -----------------------------------
                                                   (Dollars in thousands)
Balance at beginning of year                $ 4,866       $ 4,291       $ 4,716
    Provision (credit) for loan losses         (850)          600           100
    Loans charged off                          (403)         (575)         (727)
    Recoveries                                  483           550           202
                                            -------       -------       -------
Balance at end of year                      $ 4,096       $ 4,866       $ 4,291
                                            =======       =======       =======

At December 31, 1999 and 1998, premiums on residential mortgage loans purchased or acquired in acquisitions included in loans, net amounted to $3,887,000 and $5,338,000, respectively. Amortization of premiums amounted to $1,362,000, $2,807,000, and $615,000 for 1999, 1998, and 1997, respectively. The following is a summary of information pertaining to impaired and nonaccrual loans:

                                                       DECEMBER 31,
                                                  ----------------------
                                                     1999       1998
                                                  ----------------------
                                                  (Dollars in thousands)
Impaired loans without a valuation allowance         $ --      $   47
Impaired loans with a valuation allowance             503       1,470
                                                     ----      ------
    Total impaired loans                             $503      $1,517
                                                     ====      ======
Valuation allowance allocated to impaired loans      $ 61      $  230
                                                     ====      ======
Non accrual loans                                    $503      $1,517
                                                     ====      ======













                                            YEARS ENDED DECEMBER 31,
                                          ----------------------------
                                          1999       1998        1997
                                          ----------------------------
                                             (Dollars in thousands)
Average investment in impaired loans      $922      $2,675      $3,764
                                          ====      ======      ======
Interest income recognized on
    impaired loans                        $ 60      $  103      $  171
                                          ====      ======      ======
Interest income recognized on
    a cash basis on impaired loans        $ 60      $  103      $  171
                                          ====      ======      ======

No additional funds are committed to be advanced in connection with impaired loans.

5 - OTHER REAL ESTATE OWNED, NET

Other real estate owned consists of $285,000 and $105,000 of residential real estate at December 31, 1999 and 1998.

OREO expenses (income) include the following:

                                                YEARS ENDED DECEMBER 31,
                                              ----------------------------
                                              1999        1998        1997
                                              ----------------------------
                                                 (Dollars in thousands)
Net gain on sales                             $(19)      $ (71)      $ (15)
Write-downs to net realizable value             --          --          14
Operating expenses, net of rental income        43          42         246
                                              ----       -----       -----
                                              $ 24       $ (29)      $ 245
                                              ====       =====       =====

6 - BANKING PREMISES AND EQUIPMENT, NET

A summary of the cost, accumulated depreciation and amortization, and estimated useful lives of banking premises and equipment follows:

                                          DECEMBER 31,
                                    -----------------------        ESTIMATED
                                       1999           1998        USEFUL LIVES
                                    --------------------------------------------
                                     (Dollars in thousands)
Land                                $  2,022       $  1,391
Buildings                              9,600          8,411       20 to 39 years
Leasehold improvements                   936          1,245       Terms of lease
Furniture and equipment                9,342          6,309       5 to 10 years
Construction-in-progress                  --            601
                                    --------       --------
                                      21,900         17,957
Less accumulated depreciation
         and amortization             (5,270)        (4,030)
                                    --------       --------
                                    $ 16,630       $ 13,927
                                    ========       ========


Depreciation and amortization expense for the years ended December 31, 1999, 1998, and 1997 amounted to $1.4 million, $1.1 million, and $951,000, respectively.

Under terms of noncancelable lease agreements in effect at December 31, 1999, for banking premises and equipment future minimum rent commitments are as follows:

       YEARS ENDING DECEMBER 31,       AMOUNT
       -----------------------------------------------
                                (Dollars in thousands)
                2000                  $1,147
                2001                     702
                2002                     335
                2003                     239
                2004                     196
          Thereafter                   1,937
                                      ------
                                      $4,556
                                      ======


The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 1999, 1998, and 1997, amounted to $716,000, $436,000, and $333,000, respectively.

7 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                            ------------------------------------
                                              1999          1998          1997
                                            ------------------------------------
                                                  (Dollars in thousands)
Current:
         Federal                            $ 4,800       $ 4,315       $ 2,184
         State                                  257           582           257
         Utilization of tax credits              --           (55)         (409)
                                            -------       -------       -------
                  Total current               5,057         4,842         2,032
                                            -------       -------       -------
Deferred:
         Federal                               (332)         (331)          799
         State                                 (116)          (84)          148
                                            -------       -------       -------
                  Total deferred               (448)         (415)          947
                                            -------       -------       -------
Changes in valuation reserve                     --           (57)          (45)
                                            -------       -------       -------
Income tax provision before effect of
         accounting change                    4,609         4,370         2,934
Effect of change in accounting for
         organization costs                      --          (106)           --
                                            -------       -------       -------
Income tax provision                        $ 4,609       $ 4,264       $ 2,934
                                            =======       =======       =======


The components of the net deferred tax asset are as follows:

                                              DECEMBER 31,
                                        ----------------------
                                          1999          1998
                                        ----------------------
                                        (Dollars in thousands)
Deferred tax asset:
         Federal                        $ 2,793       $ 2,489
         State                              673           752
                                        -------       -------
                                          3,466         3,241
                                        -------       -------
Deferred tax liability:
         Federal                         (1,711)       (2,123)
         State                             (590)         (733)
                                        -------       -------
                                         (2,301)       (2,856)
                                        -------       -------
Net deferred tax asset                  $ 1,165       $   385
                                        =======       =======


The tax effects of each type of item that gives rise to deferred taxes are:

                                            DECEMBER 31,
                                      ----------------------
                                         1999         1998
                                      ----------------------
                                      (Dollars in thousands)
Allowance for loan losses              $   748       $ 937
Deferred pension expense                   480         245
Unrealized loss on securities              973         641
Investment in limited partnership       (1,015)       (944)
Other investments                           --        (534)
Depreciation                               (46)       (323)
Other, net                                  25         363
                                       -------       -----
Net deferred tax asset                 $ 1,165       $ 385
                                       =======       =====


A summary of the change in the net deferred tax asset (liability) is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                          1999         1998          1997
                                                         ----------------------------------
                                                               (Dollars in thousands)
Balance at beginning of year                             $  385      $(1,024)      $   550
         Deferred tax (provision) benefit                   448          415          (947)
         Deferred tax effects on unrealized (gains)
                  losses on securities                      332          831          (672)
         Deferred tax resulting from change
                  in accounting method                       --          106            --
         Utilization of valuation reserve                    --           57            45
                                                         ------      -------       -------
Balance at end of year                                   $1,165      $   385       $(1,024)
                                                         ======      =======       =======


The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   -----------------------------
                                                   1999        1998        1997
                                                   -----------------------------
Statutory federal tax rate                         34.0%       34.0%       34.0%
Increase (decrease) resulting from:
    State taxes, net of federal tax benefit         0.7         2.8         3.3
    Other, net                                     (1.7)       (0.9)       (0.9)
                                                   ----        ----        ----
Effective tax rates                                33.0%       35.9%       36.4%
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

8 - DEPOSITS

A summary of deposit balances, by type, follows:

                                                               DECEMBER 31,
                                                         ----------------------
                                                            1999         1998
                                                         ----------------------
                                                         (Dollars in thousands)
Demand                                                   $ 36,240      $ 42,702
NOW                                                        46,623        48,915
Savings                                                   103,432        95,829
Money market                                               36,190        37,712
                                                         --------      --------
         Total non-certificate accounts                   222,485       225,158
                                                         --------      --------
Term certificates of $100,000 or more                     202,237       134,842
Term certificates less than $100,000                      136,892       110,887
                                                         --------      --------
         Total certificate accounts                       339,129       245,729
                                                         --------      --------
         Total deposits                                  $561,614      $470,887
                                                         ========      ========

Municipal deposits amounted to $199.5 million and $141.6 million at December 31, 1999 and 1998, respectively.

A summary of certificate accounts, by maturity, follows:

                                    DECEMBER 31, 1999 DECEMBER 31, 1998
                             --------------------------------------------------
                                           WEIGHTED                 WEIGHTED
                              AMOUNT     AVERAGE RATE  AMOUNT      AVERAGE RATE
                             --------------------------------------------------
                                          (Dollars in thousands)
Within 1 year                $313,449        5.37%   $218,983         5.15%
Over 1 year to 3 years         17,470        5.45      22,445         5.69
Over 3 years to 5 years         7,987        5.82       4,171         5.88
Over 5 years                      223        6.22         130         6.80
                             --------                --------
                             $339,129        5.39%   $245,729         5.21%
                             ========                ========

9 - BORROWED FUNDS

The following summarizes borrowed funds:

                                                          DECEMBER 31,
                                                    ----------------------
                                                      1999          1998
                                                    ----------------------
                                                    (Dollars in thousands)
Securities sold under agreements to repurchase      $ 74,700      $ 96,900
Federal Home Loan Bank advances                      373,250       320,000
                                                    --------      --------
                                                    $447,950      $416,900
                                                    ========      ========

The amount of securities collateralizing the agreements to repurchase remains in investment securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the securities in the normal course of their operations, and have agreed to resell substantially identical securities at the maturities of the agreements to the Bank. The highest month-end balance for 1999 and

1998 was $96,900,000 and $123,400,000, respectively. The average balances of repurchase agreements during 1999 and 1998 were $87,413,000 and $104,395,000, respectively. For the years ended December 31, 1999, 1998, and 1997 interest expense on repurchase agreements was $5.2 million, $6.1 million, and $4.4 million, respectively. A summary of fixed rate securities sold under agreements to repurchase by maturity follows:

                                  DECEMBER 31, 1999       DECEMBER 31, 1998
                                  ----------------------------------------------
                                             WEIGHTED                 WEIGHTED
                                  AMOUNT   AVERAGE RATE   AMOUNT    AVERAGE RATE
                                  ----------------------------------------------
                                              (Dollars in thousands)
Within 1 year                     $23,500       6.00%    $ 8,700        5.74%
Over 1 year through 3 years        40,700       6.11      31,500        5.85
Over 3 years through 5 years           --         --      32,700        6.10
Over five years                    10,500       5.52      24,000        5.21
                                  -------                -------
                                  $74,700       5.99%    $96,900        5.77%
                                  =======                =======

Certain securities sold under agreements to repurchase have call options. Under these options $64.2 million is callable in 2000, and $10.5 million is callable in 2001.

The amounts at risk under repurchase agreements with counterparties and the weighted average maturity of the repurchase agreements at December 31, 1999 is as follows:

                                         AMOUNT AT          WEIGHTED AVERAGE
                                           RISK                MATURITY
                                         ---------          ----------------
                                    (Dollars in thousands)
Morgan Stanley & Co., Inc.                $16,465               12 months
Salomon Brothers, Inc.                    $12,872               57 months

The Bank has an available line of credit of $15 million with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate that adjusts daily. There were no outstanding advances under the line of credit at December 31, 1999 or 1998. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of certain U.S. Government and federal agency securities. A summary of fixed rate FHLB advances by maturity follows:

                                  DECEMBER 31, 1999      DECEMBER 31, 1998
                                  ----------------------------------------------
                                             WEIGHTED                WEIGHTED
                                   AMOUNT  AVERAGE RATE   AMOUNT   AVERAGE RATE
                                  ----------------------------------------------
                                              (Dollars in thousands)
Within 1 year                     $ 50,250    5.29%     $  2,000       5.94%
Over 1 year through 3 years             --      --        35,000       5.68
Over 3 years through 5 years        20,000    5.29        74,000       5.71
Over five years                    303,000    5.57       209,000       5.32
                                  --------              --------
                                  $373,250    5.52%     $320,000       5.45%
                                  ========              ========

Certain FHLB advances have call options. Under these options $155.0 million is callable in 2000, $47.0 million is callable in 2001, $74.0 million is callable in 2002, and $39.0 million is callable in 2003 and years thereafter.

For the years ended December 31, 1999, 1998, and 1997 interest expense on FHLB advances was $19.0 million, $16.5 million, and $9.3 million, respectively.

10 - SUBORDINATED DEBENTURES

On June 26, 1997, the Company raised net proceeds of $12.8 million in a sale of $13.8 million of subordinated debentures to People's Bancshares Capital Trust which funded the purchase through a public offering of 1,380,000 trust preferred securities with a liquidation value of $10 each. Using interest payments made by the Company on the debentures, the Trust pays quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities will be cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in June 2027 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002. This subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 1999 and 1998, all such subordinated debt is included in total risk-based capital. For the years ended December 31, 1999, 1998, and 1997 interest expense on subordinated debentures amounted to $1.4 million, $1.4 million, and $709,000, respectively. Deferred debt financing costs of $950,000 and $984,000 are included in other assets at December 31, 1999 and 1998, respectively. These costs are being amortized over the life of the debentures. Amortization of deferred debt financing costs for 1999, 1998, and 1997 was $35,000 $35,000, and $17,000,
respectively, and is included in interest expense.

11 - OTHER COMMITMENTS AND CONTINGENCIES

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

The following financial instruments were outstanding, the contract amounts of which represent credit risk:

                                                    DECEMBER 31,
                                               ----------------------
                                                  1999        1998
                                               ----------------------
                                               (Dollars in thousands)
Commitments to grant loans                      $ 52,281    $ 44,358
Undisbursed amount on loans in process             5,231       4,975
Unfunded commitments under lines of credit        11,271      24,119
Standby letters of credit                            635         745

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding as of December 31, 1999, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1999, and 1998 are also presented in the table.

                                                                                                MINIMUM
                                                                                               TO BE WELL
                                                                             MINIMUM        CAPITALIZED UNDER
                                                                             CAPITAL        PROMPT CORRECTIVE
                                                     ACTUAL                REQUIREMENT      ACTION PROVISIONS
                                             ----------------------------------------------------------------
                                              AMOUNT         RATIO     AMOUNT       RATIO   AMOUNT      RATIO
                                             ----------------------------------------------------------------
                                                                    (Dollars in thousands)
DECEMBER 31, 1999
Total Capital to Risk-Weighted Assets:
         Consolidated                        $58,929         10.11%   $46,607        8.0%   $   N/A      N/A%
         Bank                                 58,425         10.04     46,569        8.0     58,211     10.0
Tier 1 Capital to Risk-Weighted Assets:
         Consolidated                         54,833          9.41     23,304        4.0        N/A      N/A
         Bank                                 54,329          9.33     23,285        4.0     34,927      6.0
Tier 1 Capital to Average Assets:
         Consolidated                         54,833          5.14     42,692        4.0        N/A      N/A
         Bank                                 54,329          5.09     42,733        4.0     53,417      5.0

DECEMBER 31, 1998
Total Capital to Risk-Weighted Assets:
         Consolidated                        $53,942         10.22%   $42,222        8.0%   $   N/A      N/A%
         Bank                                 53,278         10.07     42,313        8.0     52,892     10.0
Tier 1 Capital to Risk-Weighted Assets:
         Consolidated                         47,205          8.94     21,111        4.0        N/A      N/A
         Bank                                 48,412          9.15     21,157        4.0     31,735      6.0
Tier 1 Capital to Average Assets:
         Consolidated                         47,205          5.05     37,390        4.0        N/A      N/A
         Bank                                 48,412          5.18     37,367        4.0     46,709      5.0


13 - EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

                                                             PLAN YEARS ENDED
                                                                OCTOBER 31,
                                                          ----------------------
                                                            1999         1998
                                                          ----------------------
                                                          (Dollars in thousands)
Change in benefit obligation:
         Benefit obligation at beginning of year          $ 2,821      $ 2,059
         Service cost                                         550          404
         Interest cost                                        190          149
         Actuarial loss (gain)                               (131)         383
         Benefits paid                                       (124)        (174)
                                                          -------      -------
         Benefit obligation at end of year                  3,306        2,821
                                                          -------      -------
Change in plan assets:
         Fair value of plan assets at beginning of year     2,627        2,095
         Actual return on plan assets                         478          185
         Employer contribution                                  9          521
         Benefits paid                                       (124)        (174)
                                                          -------      -------
         Fair value of plan assets at end of year           2,990        2,627
                                                          -------      -------
Funded status                                                (316)        (194)
Unrecognized net actuarial gain                              (669)        (299)
Unamortized net surplus since adoption of SFAS No. 87        (108)        (115)
                                                          -------      -------
Accrued pension costs                                     $(1,093)     $  (608)
                                                          =======      =======

The components of net periodic pension cost are as follows:

                                       PLAN YEARS ENDED OCTOBER 31,
                                      -----------------------------
                                       1999        1998        1997
                                      -----------------------------
                                          (Dollars in thousands)
Service cost                          $ 550       $ 404       $ 181
Interest cost                           190         149         144
Expected return on plan assets         (210)       (167)       (182)
Amortization of transition asset         (7)         (8)         (8)
Recognized net actuarial gain           (29)        (28)        (36)
                                      -----       -----       -----
                                      $ 494       $ 350       $  99
                                      =====       =====       =====

Total pension expense for the years ended December 31, 1999, 1998, and 1997 amounted to $574,000, $362,000, and $128,000, respectively. The accumulated benefit obligation (substantially all vested) at October 31, 1999, amounted to $2,345,000 which was less than the fair value of plan assets at that date.

For the plan years ended October 31, 1999, 1998, and 1997, actuarial assumptions include an assumed discount rate on benefit obligations of 6.75%, 7.25%, and 7.50%, respectively, and an expected long term rate of return on plan assets of 8% for all years. An annual salary increase of 4% was used for 1999 and 1998 and 5% was used for 1997.

401(k) PLAN

The Company has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under terms of the plan the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. The Company's expense for this plan for the years ended December 31, 1999, 1998, and 1997 was $376,000, $272,000, and $214,000, respectively.

14 - STOCK OPTION PLANS

At December 31, 1999, the Company has three stock-based compensation plans. Under the 1995 Employee and Director Stock Option Plans and the 1996 Stock Option and Incentive Plan, the Company may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years.

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

                                                  YEARS ENDED DECEMBER 31,
                                        --------------------------------------------
                                             1999           1998           1997
                                        --------------------------------------------
                                        (Dollars in thousands, except per share data)
Net income                 As reported      $9,366         $7,614         $5,131
                           Pro forma        $9,124         $7,220         $4,884

Basic earnings per share   As reported      $ 2.81         $ 2.30         $ 1.49
                           Pro forma        $ 2.74         $ 2.18         $ 1.42

Diluted earnings per share As reported      $ 2.77         $ 2.25         $ 1.47
                           Pro forma        $ 2.69         $ 2.13         $ 1.40


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                   YEARS ENDED DECEMBER 31,
                              -------------------------------
                                1999        1998        1997
                              -------------------------------
Dividend yield                  4.29%       2.31%       2.88%
Expected life                 9 years     9 years    10 years
Expected volatility               22%         34%         24%
Risk-free interest rate          5.8%        5.5%        6.5%

A summary of the status of the Company's stock option plans as of December 31, 1999, 1998, and 1997, and changes during the years then ended, is presented below:










                                             1999              1998                 1997
                                       ---------------------------------------------------------
                                               WEIGHTED          WEIGHTED             WEIGHTED
                                               AVERAGE           AVERAGE              AVERAGE
                                               EXERCISE          EXERCISE             EXERCISE
                                       SHARES   PRICE    SHARES   PRICE     SHARES      PRICE
                                       ---------------------------------------------------------
                                         (In thousands, except weighted average exercise price)
Shares under option:
         Outstanding at
                  beginning of year     244     $15.72     185     $10.55     172     $     6.09
         Granted                         52      19.59      90      24.00      94          14.56
         Exercised                      (15)      6.49     (31)      9.09     (81)          5.75
         Canceled                        (5)     22.20      --         --      --             --
                                        ---                ---              -----
         Outstanding at end of year     276     $16.79     244     $15.72     185     $    10.55
                                        ===                ===              =====
Options exercisable
         at year-end                    236     $15.69     186     $13.68     165     $    10.09
Shares reserved for
         future grants                   72                119                209
Weighted-average
         fair value of options
         granted during the year                $ 4.02              $9.28             $     4.69


Information pertaining to options outstanding at December 31, 1999, is as follows:

                           OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                 -------------------------------------------------------------
                            WEIGHTED AVERAGE WEIGHTED                 WEIGHTED
                               REMAINING     AVERAGE                  AVERAGE
RANGE OF            NUMBER    CONTRACTUAL   EXERCISE     NUMBER       EXERCISE
EXERCISE PRICES  OUTSTANDING     LIFE         PRICE    EXERCISABLE     PRICE
------------------------------------------------------------------------------
                   (In thousands)                  (In thousands)
$4.00 -14.50            125    6.3 years    $10.31        125          $ 10.31
$14.75 - 24.00          151    8.8 years     22.15        111            21.89
                        ---                               ---
Outstanding at
    end of year         276    7.6 years    $16.79        236          $ 15.69
                        ===                               ===

15 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Such loans totaled $1,208,000 at December 31, 1999, and $1,141,000 at December 31, 1998. During 1999, total principal additions were $217,000 and total principal reductions were $150,000.

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

The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

                                                           DECEMBER 31,
                                          --------------------------------------------
                                                   1999                   1998
                                          --------------------------------------------
                                           CARRYING     FAIR      CARRYING     FAIR
                                            AMOUNT      VALUE      AMOUNT      VALUE
                                          --------------------------------------------
                                                     (Dollars in thousands)
Financial assets:
         Cash and cash equivalents        $ 11,875    $ 11,875    $ 35,810    $ 35,810
         Interest-bearing deposits           5,916       5,916       2,084       2,084
         Securities available for sale      42,068      42,068     189,739     189,739
         Securities held to maturity       524,581     481,018     186,559     186,125
         Restricted equity securities       21,701      21,701      19,841      19,841
         Loans held for sale                23,681      23,681      63,918      63,918
         Loans, net                        413,215     401,979     423,778     424,174
         Accrued interest receivable         7,051       7,051       6,418       6,418
Financial liabilities:
         Deposits                          561,614     562,034     470,887     471,698
         Borrowed funds                    447,950     437,741     416,900     423,763
         Accrued interest payable            2,759       2,759       2,691       2,691
         Subordinated debentures            13,800      13,455      13,800      14,145

The estimated fair values of off-balance-sheet financial instruments at December 31, 1999 and 1998 are immaterial.

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

At December 31, 1999, the Bank's retained earnings available for the payment of dividends was approximately $23.1 million and funds available for loans and advances amounted to $5.4 million.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

Accordingly, $46.6 million of the Company's equity in the net assets of the Bank was restricted at December 31, 1999.

18 - SEGMENT INFORMATION

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

                                                                   MORTGAGE
                                                         BANK      COMPANY         TOTAL
1999                                                 -------------------------------------
Net interest income,                                        (Dollars in thousands)
         after provision (credit) for loan losses    $   26,861    $  1,790     $   28,651
Other income                                              1,520       7,522          9,042
Operating expense                                        14,208       9,510         23,718
                                                     ----------    --------     ----------
Income (loss) before income taxes                    $   14,173    $   (198)    $   13,975
                                                     ==========    ========     ==========
Total assets                                         $1,065,415    $ 35,057     $1,100,472
                                                     ==========    ========     ==========
Depreciation expense                                 $    1,019    $    375     $    1,394
                                                     ==========    ========     ==========
Capital expenditures                                 $    2,081    $  2,016     $    4,097
                                                     ==========    ========     ==========

1998
Net interest income,
         after provision for loan losses             $   19,724    $  2,227     $   21,951
Other income                                              2,972       6,485          9,457
Operating expense                                        12,766       6,472         19,238
                                                     ----------    --------     ----------
Income before income taxes                           $    9,930    $  2,240     $   12,170
                                                     ==========    ========     ==========
Total assets                                         $  939,168    $ 71,580     $1,010,748
                                                     ==========    ========     ==========
Depreciation expense                                 $      884    $    166     $    1,050
                                                     ==========    ========     ==========
Capital expenditures                                 $    1,265    $    770     $    2,035
                                                     ==========    ========     ==========

1997
Net interest income,
         after provision for loan losses             $   16,957    $  1,258     $   18,215
Other income                                              2,073       4,124          6,197
Operating expense                                        11,987       4,360         16,347
                                                     ----------    --------     ----------
Income before income taxes                           $    7,043    $  1,022     $    8,065
                                                     ==========    ========     ==========
Total assets                                         $  760,327    $ 26,731     $  787,058
                                                     ==========    ========     ==========
Depreciation expense                                 $      858    $     93     $      951
                                                     ==========    ========     ==========
Capital expenditures                                 $      637    $    211     $      848
                                                     ==========    ========     ==========

The following reconciles the above tables to the amounts shown on the consolidated financial statements at December 31:

                                                   1999            1998         1997
                                               ----------------------------------------
Total assets:                                           (Dollars in thousands)
Total assets for reportable segments           $ 1,100,472     $ 1,010,748     $787,058
Elimination of intersegment assets                 (29,296)        (66,108)     (24,148)
                                               -----------     -----------     --------
                                               $ 1,071,176     $   944,640     $762,910
                                               ===========     ===========     ========

19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                   1999        1998
                                                                ----------------------
                                                                (Dollars in thousands)
ASSETS
Cash and cash equivalents                                       $     92     $     50
Investment in common stock of Bank                                54,160       47,802
Investment in common stock of Trust                                  427          427
Due from Bank                                                         --          137
Deferred debt financing costs and other assets                       953          987
                                                                --------     --------
                  Total assets                                  $ 55,632     $ 49,403
                                                                ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                                $     24     $     --
Due to Bank                                                          517          509
Subordinated debentures                                           14,227       14,227
                                                                --------     --------
                  Total liabilities                               14,768       14,736
                                                                --------     --------
Stockholders' equity:
         Serial preferred stock                                       --           --
         Common stock                                                369          368
         Additional paid-in capital                               23,776       23,683
         Retained earnings                                        24,617       17,948
         Accumulated other comprehensive loss                     (1,629)      (1,119)
         Treasury stock, at cost - 358,000 shares in 1999
                  355,000 shares in 1998                          (6,269)      (6,213)
                                                                --------     --------
                  Total stockholders' equity                      40,864       34,667
                                                                --------     --------
                  Total liabilities and stockholders' equity    $ 55,632     $ 49,403
                                                                ========     ========



                              STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                           -------------------------------
                                                             1999        1998        1997
                                                           -------------------------------
                                                                (Dollars in thousands)
Income:
         Dividends from Bank                               $ 4,140     $ 2,943     $ 3,565
         Dividends from Trust                                   42          42          21
         Interest on investment securities                      --         115          77
         Interest on short-term investments                      1          10         157
         Gains on sale of securities available for sale         --          65          --
                                                           -------     -------     -------
                  Total income                               4,183       3,175       3,820
                                                           -------     -------     -------
Expenses:
         Interest on subordinated debenture                  1,423       1,423         731
         Operating expenses                                    167         158         134
         Amortization of organization costs                     --          --          46
                                                           -------     -------     -------
                  Total operating expenses                   1,590       1,581         911
                                                           -------     -------     -------
         Income before income taxes                          2,593       1,594       2,909
         Income tax benefit                                   (526)       (458)       (223)
                                                           -------     -------     -------
         Income before cumulative effect
                  of accounting change                       3,119       2,052       3,132
         Cumulative effect of accounting change
                  for organization costs, net of tax            --         (89)         --
                                                           -------     -------     -------
         Income before equity in undistributed
                  income of Bank                             3,119       1,963       3,132
         Equity in undistributed income of Bank              6,247       5,651       1,999
                                                           -------     -------     -------
                  Net income                               $ 9,366     $ 7,614     $ 5,131
                                                           =======     =======     =======

                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                              1999               1998         1997
                                                            ---------------------------------------
                                                                       (Dollars in thousands)
Cash flows from operating activities:
          Net income                                        $ 9,366            $ 7,614     $  5,131
Adjustments to reconcile net income
         to net cash provided by operating activities:
         Equity in undistributed income of Bank              (6,247)            (5,651)      (1,999)
         Amortization/write-off of organization costs            --                140           46
         Gains on sales of securities available for sale         --                (65)          --
         Increase (decrease) in accrued expenses                 24                 --           (2)
         Change in due to/from Bank                             144               (360)         (66)
         Decrease (increase) in other assets                     34                 68          (63)
                                                            -------            -------     --------
         Net cash provided by operating activities            3,321              1,746        3,047
                                                            -------            -------     --------
Cash flows from investing activities:
         Investments in subsidiaries                           (620)            (1,297)      (5,856)
         Purchase of securities available for sale               --               (519)      (3,174)
         Sales of securities available for sale                  --              1,690           --
                                                            -------            -------     --------
                  Net cash used for investing activities       (620)              (126)      (9,030)
                                                            -------            -------     --------
Cash flows from financing activities:
         Proceeds from exercise of stock options                 94                287          441
         Proceeds from issuance of subordinated
                  debentures                                     --                 --       13,207
         Payments to acquire treasury stock                     (56)                --       (6,213)
         Cash dividends paid                                 (2,697)            (1,919)      (1,440)
                                                            -------            -------     --------
                  Net cash provided (used) by financing
                     activities                              (2,659)            (1,632)       5,995
                                                            -------            -------     --------
Net change in cash and cash equivalents                          42                (12)          12
Cash and cash equivalents,
         beginning of year                                       50                 62           50
                                                            -------            -------     --------
Cash and cash equivalents, end of year                      $    92            $    50     $     62
                                                            =======            =======     ========

20 - QUARTERLY DATA (UNAUDITED)

Quarterly consolidated operating results are summarized as follows:

                                                                   1999
                                               ---------------------------------------------
                                               FOURTH       THIRD       SECOND       FIRST
                                               QUARTER     QUARTER      QUARTER     QUARTER
                                               ---------------------------------------------
                                               (Dollars in thousands, except per share data)
Interest and dividend income                   $19,753    $ 18,658     $ 17,755     $17,180
Interest expense                                12,421      11,603       10,968      10,553
                                               -------    --------     --------     -------
Net interest income                              7,332       7,055        6,787       6,627
Provision (credit) for loan losses                  --        (425)        (425)         --
                                               -------    --------     --------     -------
Net interest income, after
         provision (credit) for loan losses      7,332       7,480        7,212       6,627
Other income                                     2,894       1,985        1,949       2,214
Operating expenses                               6,899       6,039        5,413       5,367
                                               -------    --------     --------     -------
Income before income taxes                       3,327       3,426        3,748       3,474
Provision for income taxes                         997       1,088        1,311       1,213
                                               -------    --------     --------     -------
Net income                                     $ 2,330    $  2,338     $  2,437     $ 2,261
                                               =======    ========     ========     =======
Diluted earnings per share                     $  0.69    $   0.69     $   0.72     $  0.67
Basic earnings per share                          0.70        0.71         0.73        0.68


                                                                   1998
                                               ---------------------------------------------
                                               FOURTH       THIRD       SECOND       FIRST
                                               QUARTER     QUARTER      QUARTER     QUARTER
                                               ---------------------------------------------
                                               (Dollars in thousands, except per share data)
Interest and dividend income                   $17,299     $16,091      $14,669    $ 13,733
Interest expense                                10,740      10,146        9,450       8,905
                                               -------    --------     --------     -------
Net interest income                              6,559       5,945        5,219       4,828
Provision for loan losses                          150         150          150         150
                                               -------    --------     --------     -------
Net interest income,
         after provision for loan losses         6,409       5,795        5,069       4,678
Other income                                     2,760       2,918        2,092       1,687
Operating expenses                               5,091       5,242        4,831       4,074
                                               -------    --------     --------     -------
Income before income taxes                       4,078       3,471        2,330       2,291
Provision for income taxes                       1,460       1,233          844         833
                                               -------    --------     --------     -------
Income before cumulative
         effect of accounting change             2,618       2,238        1,486       1,458
Cumulative effect of accounting change
         for organization costs, net of tax         --          --           --        (186)
                                               -------    --------     --------     -------
Net income                                     $ 2,618     $ 2,238      $ 1,486    $  1,272
                                               =======    ========     ========     =======
Diluted earnings per share                     $  0.78     $  0.66      $  0.44    $   0.38
Basic earnings per share                          0.79        0.68         0.45        0.39


Fluctuations in the quarterly results are due primarily to the effect of the seasonality of the mortgage-banking subsidiary, gains on sales of investments and various non-recurring expenses. The Company had non-recurring charges of $430,000 in the third quarter of 1999 related to the purchase of Allied and $231,000 in the second quarter of 1999 related to the relocation of an existing branch. The Company had non-recurring charges of $72,000 and $114,000 in the first and second quarter of 1998, respectively, related to prepayment penalties incurred on early retirement of debt. In the third quarter of 1998 the Company wrote-off $475,000 of goodwill and expensed $75,000 related to a restructuring charge in connection with the closing of a branch.

ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining effective internal control over financial reporting, including controls over the safeguarding of assets, presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income (call report instructions). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the Company's internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1999, People's Bancshares, Inc. and subsidiaries maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.

/s/ Richard S. Straczynski                     /s/ Colin C. Blair

Richard S. Straczynski                         Colin C. Blair
President and Chief Executive Officer          Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of People's Bancshares, Inc.:

We have audited the consolidated balance sheets of People's Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the Accounting Standards Executive Committee Statement of Position 98-5, "Reporting the Costs of Start-up Activities," effective January 1, 1998.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
January  24, 2000




To the Board of Directors and Stockholders of People's Bancshares, Inc.

We have examined management's assertion that People's Bancshares, Inc. and subsidiaries maintained effective internal control over financial reporting, including controls over the safeguarding of assets, as of December 31, 1999, based on criteria included in the accompanying report on ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING, presented in conformity with both generally accepted accounting principles and call report instructions. Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of internal control based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that People's Bancshares, Inc. and subsidiaries maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1999, is fairly stated, in all material respects, based on Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
January 24, 2000

BOARD OF DIRECTORS

Frederick W. Adami, III Esq.
     Attorney,
     Adami, Reed, & Kaiser

Benjamin Cavallo
     Partner,
     Cavallo & Signoriello Insurance Agency

John R. Eaton
     Executive Vice President,
     Cushman & Eaton Insurance Agency, Inc.

Terrence Gomes
     Vice President & Dean of Faculty & Instruction,
     Massasoit Community College

Dr. Loring C. Johnson
     Orthodontist

Richard D. Matthews
     President and Treasurer,
     R.D. Matthews Construction Co., Inc.

Scott W. Ramsay
     Executive Vice President,
     Financial Systems and Strategic Planning
     Shaws Supermarkets

Davis H. Scudder
     Executive Vice President
     Treasurer,
     Scudder Bros. Fuel Co., Inc.

Stanley D. Siskind
     Retired, First Vice President,
     Rix Dunnington, Inc.

Richard S. Straczynski
     President & Chief Executive Officer,
     People's Bancshares, Inc.


OFFICERS

PEOPLE'S BANCSHARES, INC.

Richard S. Straczynski
     President & Chief Executive Officer

Colin C. Blair
     Chief Operating Officer and Chief Financial Officer

PEOPLE'S SAVINGS BANK OF BROCKTON

Richard S. Straczynski
     President & Chief Executive Officer

Colin C. Blair
     Chief Operating Officer and Chief Financial Officer

George M. Custodio
     Comptroller & Treasurer

Donna L. Boulanger
     Senior Vice President
     Senior Lending Officer

Maureen A. Gregory
     Senior Vice President
     Branch Administrator

PEOPLE'S MORTGAGE CORPORATION

Richard S. Straczynski
     Chief Executive Officer

John J. Kiernan, Jr.
     President

Colin C. Blair
     Chief Financial Officer

James F. Ryder
     Executive Vice President

Andrew A. Brown
     Comptroller

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

Trading Symbol: "PBKB"

The following table sets forth the high and low closing prices for the period indicated:
                           HIGH      LOW
                        ------------------
1999
         First Quarter  $ 20.875 $ 18.625
         Second Quarter   21.50    18.375
         Third Quarter    21.125   17.50
         Fourth Quarter   20.00    17.375
1998
         First Quarter   $ 26.00 $ 19.625
         Second Quarter    27.75   23.00
         Third Quarter     24.25   15.00
         Fourth Quarter    21.25   15.875

At December 31, 1999 there were approximately 584 stockholders of record.

The most recent quarterly dividend was declared by the Company on January 28, 2000, totaled $0.21 per share and was paid on March 10, 2000. The Company declared and paid a quarterly dividend of $0.19, $0.20, $0.21, and $0.21 per share in the first, second, third and fourth quarters of 1999. The Company declared and paid a quarterly dividend of $0.12, $0.13, $0.14, and $0.19 per share in the first, second, third and fourth quarters of 1998. The dividend payout ratio was 28.8%, 25.2%, and 28.2%, in 1999, 1998 and 1997, respectively.

ANNUAL MEETING: THE ANNUAL MEETING OF STOCKHOLDERS OF PEOPLE'S BANCSHARES, INC. WILL BE HELD ON FRIDAY, JUNE 16, 2000. ANNUAL REPORT ON FORM 10-K: PEOPLE'S BANCSHARES, INC.'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED TO SHAREHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SHAREHOLDER RELATIONS DEPARTMENT.

Transfer Agent: Our Transfer Agent is responsible for our shareholder records, issuance of stock certificates, and distribution of our dividends and the IRS form 1099. Your requests, as shareholders, concerning these matters are most efficiently answered by corresponding directly with State Street Bank and Trust Co. at the following address:

EquiServe
Fairway Operations Team
P.O. Box 9187
Canton, MA 02021-9187
1-877-282-1169

For additional information about People's Bancshares, Inc., please contact:

Shareholder Relations Department
People's Bancshares, Inc.
P.O. Box 3203
New Bedford, Massachusetts 02741-3203
(888) 222-9839

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the Securities and Exchange Commission.

                                     NOTES