Form 10-K, Exhibit 13
period 2000-12-31
PEOPLES BANCSHARES INC
filed 2001-04-02
CIK 77371

                                                                         Exh. 13

                            TO OUR SHAREHOLDERS

FINANCIAL RESULTS

For the year ended December 31, 2000, net income was $8.3 million, or $2.52 per diluted share. During the fourth quarter, approximately $30 million of higher risk investment securities were sold at a pre-tax loss of $1.2 million. Proceeds from the sale of these securities were used to reduce volatile borrowing liabilities. Absent these transactions, earnings for the year 2000 would approximate 1999 earnings of $9.4 million, or $2.77 per diluted share. Earnings comparability between the years was also influenced by the absence in the year 2000 of a $850 thousand credit loan loss provision included in 1999 income.

Total assets at year-end were $1.0 billion compared with $1.07 billion at year-end 1999. Total loans at December 31, 2000 were $398 million and total deposits were $625 million. Total stockholders' equity, following a change in its accounting for investment securities, was $17.8 million at year-end 2000 compared with $42.5 million at year-end 1999.

REGULATORY MATTERS

The Company continues to address issues raised by its regulators including, among other matters, its concentration in certain investment securities and an understanding that it will achieve and maintain specific capital levels. In that regard, the Company has revised its strategic plan to concentrate on soundness, profitability and growth -- in that order. Accordingly, the Company made a determination at year-end that it was appropriate to reclassify all of the investment securities on its balance sheet to a category which would make them available-for-sale. This strategy allows the Company maximum flexibility to manage its liquidity, interest rate risk and asset quality. In connection with the reclassification, the carrying value of these securities was reduced by $41.6 million and after-tax effect of the adjustment has been reported as a reduction to stockholders' equity. This strategy has proven effective as interest rates have declined since year-end resulting in a reduction of unrealized losses and an increase in stockholders' equity. And, by the end of the first quarter 2001, the Company will have reduced its holdings of higher risk investment securities by approximately $200 million. In an effort to accelerate growth in stockholders' equity and assure continued compliance with agreed upon regulatory capital levels, the Company has deemed it prudent to suspend cash dividends on its outstanding common stock.

OTHER DEVELOPMENTS

During the year, the Company consolidated its corporate offices to a new two-story office building located in So. Easton, Massachusetts. With a branch banking office on the first floor and corporate offices on the second floor, the Company is positioned to realize greater efficiency and customer convenience.

In addition to revising its strategic plan, the Company has revised its financial, capital and other plans to better position the Company to respond to liquidity, investment portfolio and interest rate risk. New Investment and Operating policies have been adopted and the Company continues its focus on capital resources, improved efficiency, building sustainable returns, growth in mortgage originations and growth in core deposits and other lower cost reliable and non-volatile funding sources.

We also continue our efforts to give back to the communities we serve, both financially and through the efforts of our officers and employees who are encouraged to devote their time and talents to the many worthwhile organizations and causes located throughout our service area.

We appreciate your continued support as we continue our efforts to build a strong balance sheet which will produce quality earnings and enhance long-term shareholder value.

Sincerely,


/s/ Richard S. Straczynski

Richard S. Straczynski
President and Chief Executive Officer

AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND
NET YIELD ON AVERAGE EARNING
ASSETS
(Dollars in thousands)

                                                      YEAR ENDED DECEMBER 31, 2000
                                                 -------------------------------------
                                                                   INTEREST
                                                      AVERAGE       INCOME/        YIELD/
                                                      BALANCE       EXPENSE         RATE
                                                 -----------------------------------------
ASSETS
Loans and loans held for sale(1):
  Real estate                                    $   377,645      $    30,163        7.99%
  Other loans                                         60,990            5,635        9.24
                                                 -----------      -----------
    Total loans                                      438,635           35,798        8.16
Short-term investments                                 3,665              232        6.33
Securities(2)                                        590,185           45,272        7.67
                                                 -----------      -----------
    Total interest-earning assets                  1,032,485           81,302        7.87
                                                                  -----------
Allowance for loan losses                             (4,157)
Other real estate owned, net                             209
Other assets                                          40,052
                                                 -----------
    Total assets                                 $ 1,068,589
                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  NOW                                            $    49,576              407        0.82
  Savings                                            102,481            2,501        2.44
  Money market                                        38,086            1,517        3.98
  Time                                               386,804           23,215        6.00
                                                 -----------      -----------
    Total interest-bearing deposits                  576,947           27,640        4.79
  Borrowed funds                                     408,416           25,067        6.14
                                                 -----------      -----------
    Total interest-bearing liabilities               985,363           52,707        5.35
  Demand deposits                                     38,383
  Other liabilities                                    3,046
                                                 -----------
    Total liabilities                              1,026,792
  Stockholders' equity                                41,797
                                                 -----------
    Total liabilities and stockholders' equity   $ 1,068,589
                                                 ===========
    Net interest income                                           $    28,595
                                                                  ===========

  Weighted average interest rate spread                                              2.52%
  Net yield on average interest-earning assets                                       2.77%

(1) Non-accrual loan balances and interest received on such loans are included in this table.

(2)      Average balances of securities are based upon amortized cost.

       YEAR ENDED DECEMBER 31, 1999               YEAR ENDED DECEMBER 31, 1998
----------------------------------------     --------------------------------------
                  INTEREST                                   INTEREST
  AVERAGE         INCOME/         YIELD/       AVERAGE       INCOME/         YIELD/
  BALANCE         EXPENSE         RATE         BALANCE       EXPENSE         RATE
----------------------------------------     --------------------------------------
$   402,882      $  30,154        7.48%      $ 440,896      $  32,532        7.38%
     50,532          4,517        8.94          40,459          3,845        9.50
-----------      ---------                   ---------      ---------
    453,414         34,671        7.65         481,355         36,377        7.56
      4,920            256        5.20           5,547            303        5.46
    517,900         38,419        7.42         335,552         25,112        7.48
-----------      ---------                   ---------      ---------
    976,234         73,346        7.51         822,454         61,792        7.51
                 ---------                                  ---------
     (4,611)                                    (4,512)
        117                                         93
     36,344                                     35,518
-----------                                  ---------
$ 1,008,084                                  $ 853,553
===========                                  =========


$    45,987            372        0.81       $  42,436            405        0.95
     97,097          2,348        2.42          93,092          2,423        2.60
     36,710          1,399        3.81          34,295          1,413        4.12
    305,619         15,891        5.20         198,749         10,998        5.53
-----------      ---------                   ---------      ---------
    485,413         20,010        4.12         368,572         15,239        4.13
    445,355         25,535        5.73         413,253         24,002        5.81
-----------      ---------                   ---------      ---------
    930,768         45,545        4.89         781,825         39,241        5.02
                 ---------                                  ---------
     35,641                                     33,853
      3,933                                      5,235
-----------                                  ---------
    970,342                                    820,913
     37,742                                     32,640
-----------                                  ---------
$ 1,008,084                                  $ 853,553
===========                                  =========
                  $ 27,801                                  $  22,551
                  ========                                  =========
                                  2.62%                                      2.49%
                                  2.85%                                      2.74%

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

                                                                           AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------
                                                               2000          1999         1998           1997           1996
                                                          --------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:
  Total assets                                            $ 1,003,435   $ 1,071,176   $   944,640    $   762,910    $  496,133
  Securities                                                  488,128       572,565       378,382        289,889       184,195
  Restricted equity securities                                 19,869        21,701        19,841         14,824         8,322
  Loans, net                                                  393,451       413,215       423,778        382,407       246,195
  Deposits                                                    624,561       561,614       470,887        355,083       336,238
  Borrowed funds                                              330,610       447,950       416,900        356,550       123,920
  Subordinated debentures                                      23,800        13,800        13,800         13,800            --
  Stockholders' equity                                         17,757        40,864        34,667         30,136        31,064

CONSOLIDATED OPERATING DATA:
  Interest and dividend income                            $    81,302   $    73,346   $    61,792    $    44,500    $   33,761
  Interest expense                                             52,707        45,545        39,241         26,185        18,595
                                                          -----------   -----------   -----------    -----------    ----------
  Net interest income                                          28,595        27,801        22,551         18,315        15,166
  Provision (credit) for loan losses                               --          (850)          600            100            75
                                                          -----------   -----------   -----------    -----------    ----------
  Net interest income, after provision
    (credit) for loan losses                                   28,595        28,651        21,951         18,215        15,091
  Other income                                                  8,811         9,042         9,457          6,197         4,031
  Operating expenses                                           25,075        23,718        19,238         16,347        13,678
                                                          -----------   -----------   -----------    -----------    ----------
  Income before income taxes
    and cumulative effect of accounting change                 12,331        13,975        12,170          8,065         5,444
  Provision for income taxes                                    4,064         4,609         4,370          2,934         1,885
                                                          -----------   -----------   -----------    -----------    ----------
  Income before cumulative effect of
    accounting change                                           8,267         9,366         7,800          5,131         3,559
  Cumulative effect of accounting change
    for organization costs, net of tax                             --            --          (186)            --            --
                                                          -----------   -----------   -----------    -----------    ----------
  Net income                                              $     8,267   $     9,366   $     7,614    $     5,131    $    3,559
                                                          ===========   ===========   ===========    ===========    ==========

PER SHARE DATA:
  Weighted average shares outstanding assuming
    dilution                                                3,284,134     3,386,279     3,384,877      3,500,048     3,267,890
  Weighted average shares outstanding                       3,239,465     3,327,668     3,310,943      3,446,299     3,196,436
  Diluted earnings per share                              $      2.52   $      2.77   $      2.25    $      1.47    $     1.09
  Basic earnings per share                                       2.55          2.81          2.30           1.49          1.11
  Cash dividends declared per share                              0.84          0.81          0.58           0.42          0.27
  Book value per share                                           5.51         12.27         10.44           9.16          8.72

SELECTED FINANCIAL RATIOS:
  Return on average assets                                       0.77%         0.93%         0.89%          0.83%         0.74%
  Return on average equity                                      19.78         24.82         23.33          16.65         13.03
  Weighted average interest rate spread                          2.52          2.62          2.49           2.78          2.92
  Average equity to average assets                               3.9I          3.74          3.82           5.01          5.70
  Allowance for loan losses to non-performing loans          1,121.18        814.31        320.76         110.20        122.08
  Allowance for loan losses to total loans                       1.05          0.98          1.14           1.11          1.88
  Efficiency ratio(1)                                           58.68         60.32         57.67          63.39         68.10
  Efficiency ratio of the Company excluding mortgage
    banking subsidiary(1)                                       46.68         48.32         53.20          58.55         60.84

(1) Equals non-interest expense divided by net interest income excluding provisions for loan losses, OREO expenses, and non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRELIMINARY NOTE IN REGARD TO FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "intends," "will", "plans," "expects," and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These expressed or implied important risks, uncertainties and other factors may cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results."

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

The following important factors, among others, could cause actual results to differ materially from those expressed or implied by forward-looking statements made in this annual report or presented elsewhere by management from time to time. A number of uncertainties exist that could affect the Company's future operating results, including, without limitation, the Bank's continued ability to originate loans, fluctuation of interest rates, real estate market conditions in the Bank's lending areas, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, possible changes in the loan loss provision, the timing and proceeds from the sale of certain securities, accounting matters and possible changes related to regulatory matters, new accounting pronouncements, changing regulatory requirements and new tax or other state and national legislation. These forward-looking statements were based upon information, plans and estimates at the date of this report, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes. In connection with certain risks related to regulatory matters, see the discussion below under the caption "Government Regulation".

The following analysis of the Company's consolidated results of operations and financial condition should be read in conjunction with the consolidated financial statements and accompanying notes included in this Report.

GENERAL

The Company. People's Bancshares, Inc. (the "Company") is a unitary bank holding company subject to the Bank Holding Company Act ("BHC"), the Company's principal business is conducted through its principal subsidiary, People's Savings Bank of Brockton (the "Bank"). The only significant assets of the Company are the capital stock of the Bank and the Company's equity interest in People's Bancshares Capital Trust ("Trust I") and People's Bancshares Capital Trust II ("Trust II", together with Trust I, the "Trusts"), business trusts formed in 1997 and 2000, respectively. Although the Company is a legal entity separate from the Bank and the Trusts, the Company itself is not engaged in any business activities. Trust I issued $13.8 million of trust preferred securities to the public on June 26, 1997 and used the proceeds to purchase subordinated debentures from the Company. Trust II issued $10.0 million of trust preferred securities on July 26, 2000 and used the proceeds to purchase subordinated debentures from the Company. The net proceeds of these offerings were primarily used to increase the capital level of the Bank.

The Bank. The Bank was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, the Bank converted to a Massachusetts chartered savings bank in stock form. The Bank is engaged principally in the business of attracting deposits from individuals, businesses and governmental entities, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and securities, which currently consist primarily of mortgage-backed securities and trust preferred securities. The Bank originates loans for investment with the exception of residential mortgage loans. The Bank and its mortgage banking subsidiary originate 1-4 family residential loans primarily for sale in the secondary market, generally with the sale of the servicing rights of such loans. The Bank sold essentially all of its 1-4 family residential loan originations in 2000, 1999, and 1998. Loan sales are made from loans originated by the Bank's mortgage banking subsidiary, People's Mortgage Corporation ("PMC"), on which PMC has obtained purchase commitments from investors prior to funding.

The Bank's revenues are derived principally from interest on its loans, interest and dividends on its securities, customer fees, and gains on residential mortgage loan sales. The Bank's primary sources of funds are customer deposits, amortization and repayment of loan and securities principal, interest and dividends on loans and securities, maturity or sale of securities, collateralized borrowings and proceeds from the sale of loans. The Bank offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposits and various retirement accounts.

The Bank has five wholly-owned subsidiaries. PMC, which was organized in March 1995, acts as the mortgage banking subsidiary of the Bank. The remaining subsidiaries of the Bank are primarily engaged in the management and sale of foreclosed real estate. Two security corporations that engaged in the purchase and sale of securities were liquidated in October 2000.

RECENT DEVELOPMENTS

In the fourth quarter of 2000, the Company revised financial, capital and other strategic plans to better position the Company to respond to interest rate risk, improve liquidity and address other issues raised by its regulators. Consistent with these strategies, the Company determined that it no longer had the intent and ability to hold its investment securities to maturity and that it was appropriate to classify all securities as available-for-sale at December 31, 2000. This reclassification allows the Company maximum flexibility in managing its liquidity, interest rate risk and balance sheet deleveraging strategy. As part of this deleveraging strategy the Company sold approximately $30 million in higher risk securities and loans in the fourth quarter of 2000 and approximately $192 million through March 26, 2001.

James K. Hunt joined the Company as Chief Financial Officer in November 2000 bringing over 30 years of banking experience to the Company's management team. The Company also engaged the firm of Fox-Pitt Kelton to provide financial advisory services relating to strategic alternatives available to the Company and general investment banking services.

The Company has elected to suspend its common stock dividend in the first quarter of 2001 and terminated its stock repurchase program in the third quarter of 2000. These actions are intended to accelerate capital growth and maintain compliance with targeted regulatory capital levels.

GOVERNMENT REGULATION

The Company has been incorporated as a business corporation under Massachusetts law. Thus, the Company is subject to regulation by the Secretary of the Commonwealth of Massachusetts and the rights of its stockholders are governed by Massachusetts corporate law. As a bank holding company, the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the BHC Act. As a state-chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), the Bank is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the Commissioner of Banks of Massachusetts (the "Commissioner"). See the section "Regulation of the Company and the Bank" in the Company's Annual Report to the Securities and Exchange Commission filed on Form 10-K which is available upon request from the Company.

In granting approval of the reorganization in which the Bank became a wholly-owned subsidiary of the Company, the Commissioner included a provision which requires the Bank and the Company to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner has indicated to the Bank that this minimum capital requirement is not related to the Bank's financial condition, but instead reflects the policy of the Commissioner to impose minimum capital requirements upon all one-bank holding company formations. The approval also provides that if the Bank's Tier 1 leverage capital ratio falls below 4.00%, the Bank must seek Commissioner approval before paying dividends to the Company. As of December 31, 2000, the Bank's Tier 1 leverage capital ratio was 6.36%.

On December 5, 2000, the Company entered into a formal agreement with the Federal Reserve Bank of Boston (the "Reserve Bank") pursuant to which the Company has agreed, among other matters, to obtain written approval from the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director") prior to declaring or paying any dividends or make any distributions of interest, principal, or other sums on subordinated debentures. The Company is also required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5%. The Tier 1 leverage capital ratio of the Company was 5.67% at December 31, 2000. This agreement also requires the Company receive written approval from the Reserve Bank to increase borrowings or renew any existing debt. The Company elected to suspend the common dividend in the first quarter of 2001 and, therefore, did not seek approval.

On June 27, 2000, the Bank entered into an informal agreement with its regulators, (the FDIC and the Massachusetts Commissioner of Banks) pursuant to which the Bank has agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities to less than 100% of its Tier 1 leverage capital. In addition, the Bank has agreed to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets. At December 31, 2000, the Tier 1 leverage capital ratio of the Bank was 6.36%. Additional provisions of this agreement require the Bank to assess the Bank's management and staffing needs, develop revised strategic and capital plans, improve the quality of the investment portfolio and investment administration, improve liquidity and the management thereof, develop a plan for reducing interest rate risk exposure and address other operational issues.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS

OVERVIEW

Net income amounted to $8.3 million or $2.52 per diluted share for the year ended December 31, 2000, compared to $9.4 million or $2.77 per diluted share for the year ended December 31, 1999, and $7.6 million or $2.25 per diluted share for the year ended December 31, 1998. Basic earnings per share was $2.55 for the year ended December 31, 2000, compared to $2.81 for the year ended December 31, 1999, and $2.30 for the year ended December 31, 1998. Income before income taxes was $12.3 million for the year ended December 31, 2000 compared to $14.0 million for the year ended December 31, 1999 and $12.2 million for the year ended December 31, 1998. Tax expense amounted to $4.1 million for the year ended December 31, 2000 compared to tax expense of $4.6 million and $4.4 million for the years ended December 31, 1999 and 1998, respectively. Return on average assets was 0.77% for the year ended December 31, 2000 compared to 0.93% and 0.89% for the years ended December 31, 1999 and 1998, respectively. Return on average equity was 19.78% for 2000, 24.82% for 1999 and 23.33% for 1998.

The results of operations for the year ended December 31, 2000 were impacted by before tax losses on sales of securities of $1.2 million and of non-recurring charges of $577,000 related to a shareholder proxy contest and the write-off of obsolete assets. The Company also issued $10 million of trust preferred securities and repurchased $2.1 million worth of common stock. The results of operations for the year ended December 31, 1999 include credits to the loan loss provision of $850,000 and charges related to branch reorganization and the purchase of Allied Mortgage Group, LLC ("Allied") in September 1999 of $661,000. The results of operations for the year ended December 31, 1998 included write-offs of $920,000 of goodwill and organization costs.

During the latter half of 2000, the Company and the Bank have focused on addressing issues raised by their respective regulators. Management has developed strategic and capital plans to improve liquidity, reduce interest rate risk exposure, improve liquidity and address other operational issues. Consistent with these strategies $30.2 million of higher risk earnings assets were sold at a pre-tax loss of $1.2 million and the capital raised in this sale was used to reduce higher cost interest bearing liabilities. Additionally, as noted above, effective December 31, 2000 the Company reclassified held-to-maturity securities with a book value of $514.8 million and a fair value of $473.1 million to the available-for-sale classification.

The Company's strategy also includes taking actions to improve capital at both the Company and the Bank. During 2000, the Company announced the termination of a common stock repurchase program and in an effort to accelerate capital growth elected to suspend its common stock dividend. In July 2000, the Company sold $10 million in trust preferred securities and used the proceeds to increase the capital level at the Bank. The Company and the Bank have submitted capital plans to the regulators which call for, among other things, a balance sheet deleveraging program to be achieved by using cash flows provided by (1) normal amortization of securities and loans, (2) callable securities under a falling rate environment, and (3) sales of securities, to reduce both borrowings and volatile liabilities to the extent possible.

FINANCIAL CONDITION

Total assets decreased $67.7 million or 6.32% to $1.003 billion at December 31, 2000 from $1.071 billion at December 31, 1999. At December 31, 2000, the Company made a determination that it was appropriate to reclassify all held-to-maturity securities to the available-for-sale classification. As a result of this, the carrying value of securities was reduced by the unrealized loss on that date of $41.6 million, and the after tax effect of the adjustment, $27.2 million, has been reported as a reduction in stockholders' equity. This decrease reflects the Company's objective of decreasing higher risk earning assets while reducing higher cost interest-bearing liabilities and lessening future interest-rate risk and balance sheet leverage.

Securities decreased $84.4 million to $488.1 million at December 31, 2000 from $572.6 million at December 31, 1999. This decrease was the result of sales of $31.5 million higher risk securities, an increase of $41.8 million in unrealized losses on available for sale securities, principal payments of $39.6 million, and maturities and calls of $23.1 million, offset by $41.5 million in purchases and $8.9 million in accretion on zero coupon bonds. The increase in the unrealized loss on securities reflects the transfer of held-to-maturity securities with a book value of $514.8 million and a fair value of $473.1 million to available-for-sale classification effective December 31, 2000.

Loans and loans held for sale decreased $2.8 million, or 0.64%, to $438.2 million at December 31, 2000, from $441.0 million at December 31, 1999. This decrease was primarily due to the $19.7 million decrease in loans as amortization and payoffs outpaced originations. Loans held for sale increased $16.9 million, or 71.22% to $40.5 million at December 31, 2000 from $23.7 million at December 31, 1999. This increase is due to increased refinancing activity at the end of 2000 as a result of decreasing interest rates. PMC's 1-4 family residential loans originations increased to $644.9 million for 2000, compared to $610.1 million for 1999. These loans were mostly sold to investors, resulting in net gains of $8.5 million for 2000, compared to $7.5 million for 1999.

The allowance for loan losses was $4.2 million, or 0.95% of total loans and loans held for sale at December 31, 2000, compared to $4.1 million, or 0.93% of total loans and loans held for sale at December 31, 1999. The allowance for loan losses amounted to 1,121% of non-performing loans at December 31, 2000, compared to 814% of non-performing loans at December 31, 1999. Non-performing assets decreased to 0.04% of total assets at December 31, 2000, compared to 0.07% at December 31, 1999. Non-performing loans totaled $373,000 and $503,000 at December 31, 2000 and 1999. Foreclosed real estate consisting of residential real estate amounted to $50,000 at December 31, 2000, compared to $285,000 at December 31, 1999.

Deposits increased $62.9 million during 2000 primarily as a result of the growth of municipal deposit products which increased from $199.5 million at December 31, 1999 to $219.6 million at December 31, 2000 and certificate accounts which increased $28.5 million to $206.5 million at December 31, 2000 from $178.0 million at December 31, 1999. Non-certificate accounts, excluding municipal deposits, increased from $184.1 million at December 31, 1999 to $198.4 million at December 31, 2000.

Funds available from decreased investments and increased deposits were used to reduce borrowings in 2000. Total borrowed funds decreased $117.3 million to $330.6 million at December 31, 2000 from $448.0 million at December 31, 1999. Consistent with the deleveraging and liquidity strategies adopted in late 2000, long-term borrowings decreased $126.2 million, while short-term borrowings increased $8.9 million from 1999 to 2000. On July 26, 2000, the Company's wholly-owned subsidiary, People's Bancshares Capital Trust II issued $10 million in trust preferred securities.

Stockholders' equity totaled $17.8 million at December 31, 2000 and $40.9 million at December 31, 1999. The decrease results primarily from the year-end transfer of all securities classified as held-to-maturity securities to the available-for sale category as discussed above. This transfer had the effect of reducing the carrying value of securities by the unrealized losses on that date by $41.6 million, and the after-tax effect of the adjustment, $27.2 million, was treated as a reduction in stockholders' equity. Other factors affecting stockholders' equity during the year 2000 were net income of $8.3 million, $78,000 in proceeds from the exercise of stock options, $2.1 million in treasury stock purchases and $2.7 million in common stock dividends. Book value per share was $5.51 at December 31, 2000 compared to $12.27 at December 31, 1999.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid. Net interest income is significantly impacted by changes in interest rates and market yield curves. Net interest income increased to $28.6 million in 2000 from $27.8 million in 1999 and $22.6 million in 1998.

Interest and dividend income amounted to $81.3 million in 2000, compared to $73.3 million in 1999, and $61.8 million in 1998. The increases in interest and dividend income in 2000 and 1999 were due to $56.3 million and $153.8 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the investment of deposit growth and borrowed funds into securities. The yield on average earning assets increased to 7.87% in 2000 from 7.51% in 1999 and 1998, reflecting the impact of rising interest rates in both 1999 and early 2000.

Interest and fees on loans amounted to $35.8 million in 2000, $34.7 million in 1999, and $36.4 million in 1998. The increase in 2000 was primarily as a result of increased yields on loans, offset slightly by decreased average loans outstanding. The rising interest rates of 1999 did not fully impact the overall average yield on loans until 2000, resulting in a yield of 8.16% for 2000, compared to 7.65% for 1999. The decrease in 1999 was primarily as a result of a decrease in average loans outstanding, offset slightly by increased yields on loans. The yield on average loans for 1998, and to a lesser degree 1999 was adversely affected by falling interest rates and the resulting effect of prepayments on purchased and acquired loans' premiums.

Interest and dividends from securities increased to $45.3 million in 2000, from $38.4 million in 1999, and $25.1 million in 1998. The increase in 2000 was due to a $72.3 million increase in average securities over 1999 coupled with an increase in the yield on securities from 7.42% in 1999 to 7.67% in 2000. The increase in 1999 was due primarily to an increase in the average balance of securities of $182.3 million offset by the yield earned in 1999 decreasing due to decreased yields on mortgage-backed securities and flat yields on trust preferred securities. Interest on short-term investments amounted to $232,000 in 2000, $256,000 in 1999, and $303,000 in 1998.

Interest expense amounted to $52.7 million in 2000, $45.5 million in 1999, and $39.2 million in 1998. The Bank's average cost of funds was 5.35% in 2000, compared to 4.89% in 1999, and 5.02% in 1998. Interest on deposits increased to $27.6 million for 2000, from $20.0 million for 1999, and $15.2 million for 1998. The increase in deposit interest in 2000 is a result of a $91.5 million increase in average interest-bearing deposits and the 67 basis point increase in the cost of deposits from 1999. The increase in deposit interest in 1999 was due to a $116.8 million increase in average interest-bearing deposits. The increase in average balances in 2000 and 1999 reflects the expansion of municipal deposits products and certificates.

Interest on borrowed funds was $25.1 million in 2000, $25.5 million in 1999, and $24.0 million in 1998. The decrease in interest expense on borrowed funds for 2000 was due to a $36.9 million decrease in average borrowed funds partially offset by a 41 basis point increase in rates paid on borrowed funds compared to 1999. The cost of borrowed funds in 2000 increased partly due to the trust preferred securities issued in July 2000. Interest expense on borrowed funds increased in 1999 over 1998 as the Bank increased average borrowings by $32.1 million offset by decreased average rates paid on borrowed funds by 8 basis points.

The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

RATE-VOLUME ANALYSIS
(Dollars in thousands)

                                                            2000 Compared to 1999                      1999 Compared to 1998
                                                             Increase (Decrease)                        Increase (Decrease)
                                                      ----------------------------------      ------------------------------------
                                                                          Variance                                 Variance
                                                                           due to                                   due to
                                                       Total       ---------------------       Total        ----------------------
                                                       Change       Volume       Rate          Change        Volume         Rate
                                                      --------     --------     --------      --------      --------      --------
INCOME FROM INTEREST-EARNING ASSETS
Loans and loans held for sale:
    Real estate                                       $    204     $ (1,994)    $  2,198      $ (2,378)     $ (2,839)     $    461
    Other                                                  923          822          101           672           911          (239)
                                                      --------     --------     --------      --------      --------      --------
       Total loans                                       1,127       (1,172)       2,299        (1,706)       (1,928)          222
Short-term investments                                     (24)         (73)          49           (47)          (33)          (14)
Securities                                               6,853        5,509        1,344        13,307        13,621          (314)
                                                      --------     --------     --------      --------      --------      --------
       Total interest and dividend income                7,956        4,264        3,692        11,554        11,660          (106)
                                                      --------     --------     --------      --------      --------      --------

EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits:
    NOW                                                     35           29            6           (33)           32           (65)
    Savings                                                153          131           22           (75)          101          (176)
    Money market                                           118           54           64           (14)           96          (110)
    Time                                                 7,324        4,633        2,691         4,893         5,593          (700)
                                                      --------     --------     --------      --------      --------      --------
      Total interest on deposits                         7,630        4,847        2,783         4,771         5,822        (1,051)
Borrowed funds                                            (468)      (2,199)       1,731         1,533         1,846          (313)
                                                      --------     --------     --------      --------      --------      --------
      Total interest expense                             7,162        2,648        4,514         6,304         7,668        (1,364)
                                                      --------     --------     --------      --------      --------      --------
Net interest income                                   $    794     $  1,616     $   (822)     $  5,250      $  3,992      $  1,258
                                                      ========     ========     ========      ========      ========      ========


PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb estimated losses in the loan portfolio.

There were no provisions for loan losses in 2000, compared to a credit of $850,000 in 1999, and a provision of $600,000 in 1998. These provisions (credits) were the result of the Bank's internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known. If the economy or real estate values in the Bank's market decline, provisions could be necessary.

In 1999, credits to the allowance for loan losses amounted to $850,000. A continuing trend of decreased non-performing loans and local real estate conditions favorably affecting asset quality resulted in the Bank's unallocated portion of the allowance to exceed the Bank's upper limit.

Net recoveries were $86,000 in 2000 and $80,000 in 1999, compared to net charge-offs of $25,000 for 1998. Net charge-offs (recoveries) as a percentage of average loans were (0.02)%, (0.02)%, and 0.01% for 2000, 1999, and 1998, respectively.

OTHER INCOME

The Bank's other income totaled $8.8 million in 2000, $9.0 million in 1999, and $9.5 million in 1998. Customer service fees were $1.3 million in 2000, and 1999, and $1.4 million in 1998. Gains on sales of loans increased to $8.5 million in 2000, from $7.5 million in 1999, and $6.5 million in 1998. The increase in gains in 2000 on sales of loans is attributable to increased originations from the addition of Allied offices for a full year in 2000. The increase in 1999 reflects increased loan fundings in 1999, as originations decreased slightly between 1998 and 1999.

In 2000, the Bank realized net losses of $1.2 million from the sale of securities, compared to net gains of $36,000 in 1999 and $1.4 million in 1998. The losses in 2000 resulted from the sale of approximately $30 million in higher risk earning assets. The proceeds were used to pay down higher cost borrowings to lessen future interest rate risk and balance sheet leverage.

OPERATING EXPENSES

Operating expenses totaled $25.1 million in 2000, $23.7 million in 1999, and $19.2 million in 1998. The Company's efficiency ratio (non-interest expense divided by net interest income excluding provisions for loan losses, Other Real Estate Owned (the "OREO") expenses, non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures) was 58.7%, 60.3%, and 57.7% for 2000, 1999, and 1998, respectively.

Salaries and benefits expense amounted to $13.9 million in 2000, $13.6 million in 1999, and $10.5 million in 1998. The increase in 2000 reflects a full year of salaries and benefits for Allied, offset by staffing adjustments. The increase in 1999 was primarily attributable to the growth of PMC, including the purchase of Allied in September 1999. Occupancy and equipment expenses amounted to $3.7 million in 2000, $2.8 million in 1999, and $2.2 million in 1998. The increases were primarily due to the operations of new PMC offices opened and acquired from 1997 to 1999.

Data processing fees amounted to $1.4 million in 2000, compared to $1.3 million in 1999 and 1998. Professional fees amounted to $1.4 million in 2000, $955,000 in 1999, and $734,000 in 1998. The Bank uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $435,000 in 2000, $190,000 in 1999, and $185,000 in
1998. Other professional fees amounted to $991,000, $765,000, and $549,000 for 2000, 1999, and 1998, respectively. The increase in legal and other profes-sional fees are primarily due to a shareholder proxy contest.

The Bank recognized net OREO income of $9,000 in 2000, net OREO expense of $24,000 in 1999, and net OREO income of $29,000 in 1998. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $4,000 for 2000, $43,000 for 1999, and $42,000 for 1998. The Bank recognized net gains on sales of OREO, after write-downs, of $13,000, $19,000, and $71,000 in 2000, 1999, and 1998, respectively.

Other general and administrative expenses amounted to $4.7 million in 2000, $5.0 million in 1999, and $4.6 million in 1998. Amortization of intangible assets amounted to $119,000 in 2000 compared to $75,000 in 1999, and $113,000 in 1998.
Impaired goodwill of $475,000 related to an under-performing branch was written off in 1998 and 1998 organization costs of $153,000 were expensed in accordance with new accounting treatment. The Bank's advertising expense was $666,000 in 2000, $809,000 in 1999, and $729,000 in 1998. The increase in 1999 reflects marketing initiatives for new and existing deposit and loan products. Insurance expense amounted to $98,000 in 2000 and 1999, and $89,000 in 1998. All other operating expenses decreased to $3.8 million during 2000, compared to $4.0 million in 1999, and $3.1 million in 1998. The amount in 1999 includes non-recurring charges associated with branch closings.

INCOME TAXES

The Company recorded income tax expense of $4.1 million in 2000, compared to $4.6 million in 1999 and $4.4 million for 1998. The Company's effective tax rate was 33.0% in 2000, 33.0% in 1999 and 35.9% in 1998. The Company's tax rate has declined due to the favorable tax rate on income earned by the Company's security corporations.

CASH FLOWS

Cash flows from operating activities during 2000, 1999 and 1998 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions (credits) for loan losses, (2) net realized gains(losses) on sales of securities, (3) depreciation and amortization, (4) loans originated for sale and subsequently sold, and (5) the effects of deferred tax provisions and benefits. Operating activities resulted in cash outflows of $15.7 million in 2000 and cash inflows of $41.6 million in 1999, and cash outflows of $33.3 million in 1998.

In 2000, cash provided from investing activities, increased deposits and a capital securities issuance was used to reduce outstanding borrowings and acquire treasury stock. This resulted in negative cash flows from financing activities. This is consistent with the current deleveraging strategy designed to provide better liquidity and improve interest rate risk management. The Bank's investment of cash flows, provided by increased deposits and borrowed funds in 1999 and 1998 into securities, primarily mortgage-backed and trust preferred securities, and mortgage loans were the primary reasons for the Bank's positive cash flows from financing activities and the Bank's negative cash flows from investing activities in 1999 and 1998. This corresponds with the Company's leverage strategy during those periods.

Net cash flows provided by investing activities was $69.8 million for the year ended December 31, 2000 and net cash flows used by investing activities was $184.4 million in 1999 and $136.4 million in 1998. Net securities activities provided cash inflows of $53.3 million for the year ended December 31, 2000. Amortization and payoffs outpaced loan purchases and originations in 2000 and 1999 resulting in cash in flows of $19.0 million and $9.6 million, respectively. Cash flows provided by investing activities in 2000 were primarily used to re-duce borrowings. The Bank deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $190.2 million, and $89.2 million for the years ended December 31, 1999 and 1998, respectively. The Bank also deployed cash flows into loan purchases and originations, net of amortization and payoffs of $53.9 million for the year ended December 31, 1998.

Net cash flows used in financing activities was $49.6 million for the year ended December 31, 2000 and net cash flows provided by financing activities was $118.8 million in 1999 and $174.8 million in 1998. Deposit increases of $62.9 million, $9.6 million from the issuance of subordinated debentures and funds provided by investing activities were used to repay borrowings, resulting in net repayments of $117.3 million for the year ended December 31, 2000. The Bank funded the securities and loan purchases in 1999 and 1998 through increases in deposits of $90.7 million, and $115.8 million in 1999, and 1998, respectively, and borrowed funds, net of repayments amounting to $31.1 million in 1999 and $60.3 million in 1998. The deposit increase is primarily the result of municipal deposit products.

ASSET/LIABILITY MANAGEMENT

The earnings of most banking institutions are influenced by interest rate fluctuations because their balance sheets, both assets and liabilities, are predominately interest-bearing. The objective of the Bank's asset/liability management is to prudently minimize the interest rate risk of its assets and liabilities. Interest rate risk is an inherent characteristic of the banking industry. It is the responsibility of the Bank's Investment Committee, under the authority of the Board of Directors, to oversee the Bank's management of interest rate risk. The primary objective of interest-rate risk management is to limit the Company's exposure to interest-rate risk within policies approved by the Board of Directors. These policies reflect the Company's tolerance for interest rate risk over both short-term and long-term horizons.

The primary component of market risk is interest rate risk. Net interest income, the primary component of the Company's net income, is subject to substantial risk due to changes in interest rates or changes in market yield curves, particularly if there is substantial variation in the timing between the repricing of assets and the liabilities that fund them. The Company manages interest rate risk by simulating net interest income under various interest rate scenarios. To a lesser extent, interest rate risk is managed by monitoring and controlling the variation in repricing intervals between assets and liabilities.

The Company quantifies and measures interest rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over 12 month period. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps". Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of the Company's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans and securities). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of the Company's assets and liabilities.

To cope with these uncertainties, management gives careful attention to these key assumptions. For example, many of the Company's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and, based on historical experience, have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built in to the model. In the case of prepayment of mortgage assets, assumption used in the model are based upon the most recent Net Present Value model published by the Office of Thrift Supervision.

The Board has established limits on interest-rate risk which specify that changes in interest rates will not impact net interest income for the subsequent 12 months and 24 months by more than 10% and 20%, respectively. Based upon the Bank's current methodology, the Company was in compliance with these limits at December 31, 2000. The following table reflects the estimated exposure of the Company's net interest income for the next 12 months assuming a shift of 200 basis points over the 12 months in market interest rates. As of December 31, 2000, the simulation model projected a decrease of approximately $(0.13) per share based upon a 200 basis point increase in rates ratably over one year, compared to a fiat rate scenario.

                                                2%                    2%
                                           Rate Increase         Rate Decrease
                                           -----------------------------------
 December 31, 2000            Year 1           1.71%                 (1.61%)
                              Year 2           0.81%                 (8.31%)

The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring the interest rate sensitivity gap. The following table, referred to as the Gap Table, sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, that are expected to reprice or mature in each of the future time periods shown. The Gap Table does not necessarily indicate the impact of general interest rate movements on net interest income because actual repricing dates of various assets and liabilities are subject to customer discretion, competitive and other pressures. The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayments. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates and related mortgage refinancing opportunities. In addition, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in this table are $126.8 million of callable securities at fair value, classified according to estimated call dates. Of these securities $39.0 million is estimated to be called within one year and $87.8 million is estimated to be called over one year but within two years. Also, included in this table are $263.5 million of callable borrowings, classified according to their maturity dates, which are within the over five years category. Of such borrowings, $77.5 million is callable within one year and at various times thereafter. There can be no assurances that these borrowings will not be called in the future, particularly in a rising interest rate environment.

INTEREST RATE SENSITIVITY ANALYSIS
(Dollars in thousands)

                                                                   At December 31, 2000
                              ------------------------------------------------------------------------------------------------------
                                ONE YEAR       1-2         2-3          3-4          4-5          OVER 5                     FAIR
                                OR LESS       YEARS       YEARS        YEARS        YEARS         YEARS         TOTAL        VALUE
                              ------------------------------------------------------------------------------------------------------
INTEREST SENSITIVE ASSETS:
Securities                    $ 114,263    $ 140,084    $  48,631    $  22,623    $   5,364     $ 157,163     $ 488,128   $ 488,128
Average interest rate              7.52%       7.54%        7.48%        7.54%         7.35%         8.11%        7.71%
Adjustable-rate loans           115,081       50,880       43,264       19,415        6,419         8,792       243,851     242,228
Average interest rate              8.62%       7.30%        7.42%        8.05%         8.35%         7.00%        8.02%
Fixed-rate loans                 79,422       24,698       21,328       15,999       12,080        40,801       194,328     191,800
    Average interest rate          8.12%       8.16%        8.03%        7.91%         8.02%         7.75%        7.99%
                              ---------    ---------    ---------    ---------    ---------     ---------     ---------   ---------
Total                         $ 308,766    $ 215,662    $ 113,223    $  58,037    $  23,863     $ 206,756     $ 926,307   $ 922,156
                              =========    =========    =========    =========    =========     =========     =========   =========

INTEREST SENSITIVE
  LIABILITIES:
NOW                           $      --    $      --    $      --    $      --    $      --     $  53,563     $  53,563   $  53,563
Average interest rate                --           --           --           --           --           .80%          .80%
Savings                           4,882           --           --           --           --       106,204       111,086     111,086
Average interest rate              5.65%          --           --           --           --          2.59%         2.73%
Money market                     45,582           --           --           --           --            --        45,582      45,582
Average interest rate              4.28%          --           --           --           --            --          4.28%
Term deposits                   339,274       21,342        4,003          856        6,968            --       372,443     373,780
Average interest rate              6.14%       6.23%        5.91%         5.41%        6.43%           --          6.14%
Borrowed funds                   49,110           --           --           --       18,000       263,500       330,610     338,752
Average interest rate              6.63%          --           --           --         5.88%         5.92%         6.02%
Subordinated debentures              --           --           --           --           --        23,800        23,800
Average interest rate                --           --           --           --           --         10.57%        10.57%     19,850
                              ---------    ---------    ---------    ---------    ---------     ---------     ---------   ---------
Total                         $ 438,848    $  21,342    $   4,003    $     856    $  24,968     $ 447,067     $ 937,084   $ 942,613
                              =========    =========    =========    =========    =========     =========     =========   =========
Interest rate sensitivity
  gap                         $(130,082)   $ 194,320    $ 109,320    $  57,181    $  (1,105)    $(240,311)      (10,777)
Interest rate sensitivity
  cumulative gap               (130,082)      64,238      173,458      230,639      229,534       (10,777)

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

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Bank to have sufficient cash reserves and cash equivalents to meet current and future loan commitments and reasonable deposit withdrawals. Management monitors its liquidity requirements so as to meet reasonable funding needs. The Bank's principal sources of liquidity are customer deposits, amortization and repayment of loan principal, interest and dividends on loans and investments, maturity or sale of securities, and collateralized borrowings from the Federal Home Loan Bank and proceeds from the sale of loans. In addition to the aforementioned sources of funds, the Bank, as a member of the Depositors Insurance Fund, has the ability to borrow from the fund for short-term cash needs by pledging certain assets.

The Company and the Bank are required to meet certain minimum regulatory capital requirements. Banks that are highly rated must maintain a minimum leverage ratio of Tier 1 (or core) capital to total assets of at least 3.00%. All other banks must maintain a minimum leverage ratio that is at least 4.00%. Banks are also required to maintain minimum risk-based capital ratios of Tier 1 and qualifying total capital to risk-weighted assets of 4.00% and 8.00%, respectively. In connection with the agreements entered into with the Company's and the Bank's regulators (see Governmental Regulations), the Company and the Bank must maintain minimum Tier 1 leverage capital ratios of 5.00% and 6.50%, respectively.

Tier 1 capital or core capital consists of common stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and excludes unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year. Subordinated debt may also be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 2000, $15.3 million was included in consolidated Tier 1 capital. The entire amount of subordinated debt is included in total capital.

The Company had a consolidated Tier 1 leverage ratio of 5.67%, a risk-weighted Tier 1 ratio of 10.68%, and a total risk-based capital ratio of 12.93% at December 31, 2000. The Company had a consolidated Tier 1 leverage ratio of 5.14%, a risk-weighted Tier 1 ratio of 9.41%, and a total risk-based capital ratio of 10.11% at December 31, 1999.

The Bank had a Tier 1 leverage ratio of 6.36%, a risk-weighted Tier 1 ratio of 11.97%, and a total risk-based capital ratio of 12.72% at December 31, 2000. The Bank had a Tier 1 leverage ratio of 5.09%, a risk-weighted Tier 1 ratio of 9.33%, and a total risk-based capital ratio of 10.04% at December 31, 1999.

Reference is made to the caption "Government Regulation" contained elsewhere in this Discussion and Analysis of Financial Condition and Results of Operation, for a summary of the Company's and the Bank's target capital levels.

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

The following table sets forth the Bank's non-performing assets at December 31, 2000, 1999, and 1998:

                                  2000       1999       1998
                                 ------     ------     ------
                                    (Dollars in thousands)

Non-performing loans:
Mortgage loans                   $  322     $  493     $1,383
Commercial loans                     47          8        121
Consumer loans                        4          2         13
                                 ------     ------     ------
                                    373        503      1,517
Non-performing securities           992         --         --
Other real estate owned, net         50        285        105
                                 ------     ------     ------
Non-performing assets            $1,415     $  788     $1,622
                                 ======     ======     ======

Non-accrual and impaired loans amounted to $373,000, $503,000 and $1.5 million at December 31, 2000, 1999, and 1998, respectively. The average investment in impaired loans amounted to $497,000 for 2000, $922,000 for 1999 and $2.8 million for 1998. Interest income recognized on a cash basis on impaired loans amounted to $12,000 for 2000, $60,000 for 1999, and $103,000 for 1998.

Non-performing securities is a trust preferred security that is not accruing interest due to the issuers current financial condition. Interest has been recognized on a cash basis.

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

The Bank's allowance for loan losses was $4.2 million at December 31, 2000 and $4.1 million at December 31, 1999. The Bank's ratio of its allowance for loan losses to total loans at December 31, 2000 and

1999 was 1.05% and 0.98%, respectively. The Bank's ratio of its allowance for loan losses to non-performing loans at December 31, 2000 and 1999 was 1,121% and 814%, respectively.

Management believes the allowance for loan losses was adequate at December 31, 2000 to absorb estimated losses in the loan portfolio. If the economy or real estate values in the Bank's market decline, additional charge-offs and an increase in the allowance for loan losses could result.

IMPACT OF INFLATION

The consolidated financial statements and the consolidated financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America that require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates typically have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

SUBSEQUENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The Company adopted this statement on January 1, 2001 with no material impact on the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ----------------------------
                                                                                        2000            1999
                                                                                   ----------------------------
                                                                                      (Dollars in thousands)
ASSETS
Cash and due from banks                                                            $    16,406      $    11,875
Securities available for sale                                                          488,128           47,984
Securities held to maturity (fair value of $481,018)                                        --          524,581
Restricted equity securities, at cost                                                   19,869           21,701
Loans held for sale                                                                     40,546           23,681
Loans, net of allowance for loan losses
    of $4,182 in 2000 and $4,096 in 1999                                               393,451          413,215
Other real estate owned, net                                                                50              285
Banking premises and equipment, net                                                     17,705           16,630
Accrued interest receivable                                                              7,402            7,051
Intangible assets                                                                        1,368            1,460
Deferred tax asset                                                                      14,813            1,165
Other assets                                                                             3,697            1,548
                                                                                   -----------      -----------
       Total assets                                                                $ 1,003,435      $ 1,071,176
                                                                                   ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                           $   624,561      $   561,614
Short-term borrowings                                                                   49,110           40,250
Securities sold under agreements to repurchase                                          83,500           74,700
Other long-term debt                                                                   198,000          333,000
Mortgagors' escrow accounts                                                                984            1,106
Accrued expenses and other liabilities                                                   5,723            5,842
Subordinated debentures                                                                 23,800           13,800
                                                                                   -----------      -----------
       Total liabilities                                                               985,678        1,030,312
                                                                                   -----------      -----------

Commitments and contingencies

Stockholders' equity:
   Serial preferred stock, $0.10 par value, 10,000,000 shares
      authorized, none issued                                                               --               --
   Common stock, $0.10 par value, 20,000,000 shares authorized;
      3,696,734 and 3,689,734 shares issued                                                370              369
   Additional paid-in capital                                                           23,853           23,776
   Retained earnings                                                                    30,165           24,617
   Accumulated other comprehensive loss                                                (28,267)          (1,629)
   Treasury stock, at cost - 473,000 shares in 2000 and 358,000 shares in 1999          (8,364)          (6,269)
                                                                                   -----------      -----------
   Total stockholders' equity                                                           17,757           40,864
                                                                                   -----------      -----------
      Total liabilities and stockholders' equity                                   $ 1,003,435      $ 1,071,176
                                                                                   ===========      ===========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                     ---------------------------------------------
                                                                                         2000             1999            1998
                                                                                     ---------------------------------------------
                                                                                     (Dollars in thousands, except per share data)

Interest and dividend income:
    Interest and fees on loans                                                        $    35,798      $    34,671     $    36,377
    Interest on debt securities:
       Taxable                                                                             43,427           36,981          23,907
       Tax-exempt                                                                             343              125             134
    Dividends                                                                               1,502            1,313           1,071
    Interest on short-term investments                                                        232              256             303
                                                                                      -----------      -----------     -----------
       Total interest and dividend income                                                  81,302           73,346          61,792
                                                                                      -----------      -----------     -----------
Interest expense:
    Deposits                                                                               27,640           20,010          15,239
    Short-term borrowings                                                                   4,187            1,905           3,640
    Long-term debt and subordinated debentures                                             20,880           23,630          20,362
                                                                                      -----------      -----------     -----------
       Total interest expense                                                              52,707           45,545          39,241
                                                                                      -----------      -----------     -----------
Net interest income                                                                        28,595           27,801          22,551
Provision (credit) for loan losses                                                             --             (850)            600
                                                                                      -----------      -----------     -----------
Net interest income, after provision (credit) for loan losses                              28,595           28,651          21,951
                                                                                      -----------      -----------     -----------
Other income:
    Customer service fees                                                                   1,331            1,303           1,390
    (Losses) gains on sales of securities available for sale, net                          (1,224)              36           1,440
    Gains on sales of loans, net                                                            8,492            7,502           6,481
    Miscellaneous                                                                             212              201             146
                                                                                      -----------      -----------     -----------
       Total other income                                                                   8,811            9,042           9,457
                                                                                      -----------      -----------     -----------
Operating expenses:
    Salaries and employee benefits                                                         13,859           13,638          10,508
    Occupancy and equipment                                                                 3,749            2,803           2,163
    Data processing                                                                         1,357            1,273           1,250
    Professional fees                                                                       1,426              955             734
    Other real estate owned, net                                                               (9)              24             (29)
    Other general and administrative                                                        4,693            5,025           4,612
                                                                                      -----------      -----------     -----------
       Total operating expenses                                                            25,075           23,718          19,238
                                                                                      -----------      -----------     -----------
Income before income taxes and cumulative effect of accounting change                      12,331           13,975          12,170
Provision for income taxes                                                                  4,064            4,609           4,370
                                                                                      -----------      -----------     -----------
Income before cumulative effect of accounting change                                        8,267            9,366           7,800
Cumulative effect of accounting change for organization costs, net of tax of $106              --               --            (186)
                                                                                      -----------      -----------     -----------
Net income                                                                            $     8,267      $     9,366     $     7,614
                                                                                      ===========      ===========     ===========
Weighted average shares outstanding- assuming dilution for stock options                3,284,134        3,386,279       3,384,877
Weighted average shares outstanding                                                     3,239,465        3,327,668       3,310,943

Net income per share:
    Diluted earnings per share                                                        $      2.52      $      2.77     $      2.25
    Basic earnings per share                                                                 2.55             2.81            2.30

See accompanying notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                        YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                        ----------------------------------------------------------------------------
                                                                                               ACCUMULATED
                                                                     ADDITIONAL                   OTHER
                                                         COMMON       PAID-IN     RETAINED    COMPREHENSIVE   TREASURY
                                                          STOCK       CAPITAL     EARNINGS    INCOME (LOSS)    STOCK         TOTAL
                                                        ----------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
Balance at December 31, 1997                            $    364     $ 23,400     $ 12,253     $    332      $ (6,213)     $ 30,136
                                                                                                                           --------
Comprehensive income:
   Net income                                                 --           --        7,614           --            --         7,614
   Change in net unrealized gain (loss) on
        securities available for sale, net of
        reclassification adjustment and tax effects           --           --           --       (1,451)           --        (1,451)
                                                                                                                           --------
        Total comprehensive income                                                                                            6,163
                                                                                                                           --------
Cash dividends declared ($0.58 per share)                     --           --       (1,919)          --            --        (1,919)
Exercise of stock options                                      4          283           --           --            --           287
                                                        --------     --------     --------     --------      --------      --------
Balance at December 31, 1998                                 368       23,683       17,948       (1,119)       (6,213)       34,667
                                                                                                                           --------
Comprehensive income:
    Net income                                                --           --        9,366           --            --         9,366
    Change in net unrealized gain (loss) on
        securities available for sale, net of
        reclassification adjustment and tax effects           --           --           --         (510)           --          (510)
                                                                                                                           --------
        Total comprehensive income                                                                                            8,856
                                                                                                                           --------
Purchase of treasury stock                                    --           --           --           --           (56)          (56)
Cash dividends declared ($0.81 per share)                     --           --       (2,697)          --            --        (2,697)
Exercise of stock options                                      1           93           --           --            --            94
                                                        --------     --------     --------     --------      --------      --------

Balance at December 31, 1999                                 369       23,776       24,617       (1,629)       (6,269)       40,864
                                                                                                                           --------
Comprehensive loss:
    Net income                                                --           --        8,267           --            --         8,267
    Change in net unrealized gain (loss) on
        securities available for sale, net of
        reclassification adjustment and tax effects           --           --           --      (26,638)           --       (26,638)
                                                                                                                           --------
        Total comprehensive loss                                                                                            (18,371)
                                                                                                                           --------
Purchase of treasury stock                                    --           --           --           --        (2,095)       (2,095)
Cash dividends declared ($0.84 per share)                     --           --       (2,719)          --            --        (2,719)
Exercise of stock options                                      1           77           --           --            --            78
                                                        --------     --------     --------     --------      --------      --------
Balance at December 31, 2000                            $    370     $ 23,853     $ 30,165     $(28,267)     $ (8,364)     $ 17,757
                                                        ========     ========     ========     ========      ========      ========

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                      ---------------------------------------
                                                                                         2000           1999           1998
                                                                                      ---------------------------------------
                                                                                               (Dollars in thousands)
Cash flows from operating activities:
   Net income                                                                         $   8,267      $   9,366      $   7,614
   Adjustments to reconcile net income to net cash provided (used)
       by operating activities:
     Provision (credit) for loan losses                                                      --           (850)           600
     Depreciation and amortization                                                        1,915          1,504          1,671
     Net accretion on securities and purchased loans                                     (8,231)        (5,322)        (2,650)
     Realized loss (gain) on sales of securities available for sale, net                  1,224            (36)        (1,440)
     Gains on sales of other real estate owned, net                                         (13)           (19)           (71)
     Deferred tax provision (benefit)                                                       333           (448)          (472)
     Net change in:
          Loans held for sale                                                           (16,865)        40,237        (39,183)
          Other assets, net of other liabilities                                         (2,329)        (2,806)           642
                                                                                      ---------      ---------      ---------
     Net cash provided (used) by operating activities                                   (15,699)        41,626        (33,289)
                                                                                      ---------      ---------      ---------
Cash flows from investing activities:
   Activity in securities available for sale:
     Sales                                                                               30,237         70,527        271,266
     Maturities, prepayments and calls                                                    7,341          3,127         30,570
     Purchases                                                                           (9,979)       (84,947)      (348,410)
   Activity in securities held to maturity:
     Purchases                                                                          (31,544)      (245,971)      (164,376)
     Maturities, prepayments and calls                                                   15,774         11,369         36,007
   Redemption (purchases) of restricted equity securities                                 1,832         (1,860)        (5,017)
   Proceeds from amortization of mortgage-backed securities                              39,616         57,585         90,803
   Proceeds from sales of purchased loans                                                    --             --          8,268
   Loan (originations and purchases), net of amortization and payoffs                    19,021          9,578        (53,904)
   Proceeds from sale of other real estate owned                                            377            312            418
   Additions to banking premises and equipment, net                                      (2,832)        (4,097)        (2,035)
                                                                                      ---------      ---------      ---------
     Net cash provided (used) by investing activities                                    69,843       (184,377)      (136,410)
                                                                                      ---------      ---------      ---------
Cash flows from financing activities:
   Net increase in deposits                                                              62,947         90,727        115,804
   Net change in short-term borrowings                                                    8,860         31,550       (154,150)
   Proceeds from issuance of borrowings with maturities in excess of three months       135,000         30,000        264,700
   Repayment of borrowings with maturities in excess of three months                   (261,200)       (30,500)       (50,200)
   Increase (decrease) in mortgagors' escrow accounts                                      (122)          (302)           294
   Proceeds from exercise of stock options                                                   78             94            287
   Net proceeds from issuance of subordinated debentures                                  9,638             --             --
   Payments to acquire treasury stock                                                    (2,095)           (56)            --
   Cash dividends                                                                        (2,719)        (2,697)        (1,919)
                                                                                      ---------      ---------      ---------
     Net cash provided (used) by financing activities                                   (49,613)       118,816        174,816
                                                                                      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents                                      4,531        (23,935)         5,117
Cash and cash equivalents at beginning of year                                           11,875         35,810         30,693
                                                                                      ---------      ---------      ---------
Cash and cash equivalents at end of year                                              $  16,406      $  11,875      $  35,810
                                                                                      =========      =========      =========
Supplementary information:
   Interest paid                                                                      $  52,211      $  45,477      $  38,973
   Income taxes paid, net                                                                 4,527          6,292          4,286
   Transfers from loans to other real estate owned                                          129            473            341
   Change in due to/from broker, net                                                        624             99            262
   Transfer of securities from available for sale to held to maturity                        --        150,261             --
   Transfer of securities from held to maturity to available for sale                   514,757             --             --

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of People's Bancshares, Inc. (the "Company") and its wholly-owned subsidiaries, People's Savings Bank of Brockton (the "Bank") and People's Bancshares Capital Trust (the "Trust") and People's Bancshares Capital Trust II (the "Trust II") (see note
12). The Bank's active wholly owned subsidiaries, People's Mortgage Corporation ("PMC"), engages in mortgage banking and PSB Security Corporation II and III, engaged in the purchase and sale of investment securities. The security corpo-rations were liquidated in October 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are par-ticularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax benefits on the unrealized losses on securities available-for-sale.

BUSINESS

The Bank provides a variety of financial services to individuals and small businesses through its offices in southeastern Massachusetts. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans. PMC acts as the mortgage banking subsidiary.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from banks.

SECURITIES

Debt securities, including trust preferred securities, that management had the positive intent and ability to hold to maturity were previously classified as "held to maturity" and reflected at amortized cost. Effective December 31, 2000, and in connection with the Company's strategic initiatives, management determined that it no longer had the intent and ability to hold all debt securities to maturity. Accordingly, all securities held to maturity were reclassified as available for sale. Securities classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). For regulatory purposes, unrealized gains or losses on debt securities available for sale, after tax effects, are not recognized in capital.

Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in the value of securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses upon disposition of securities are recorded on the trade date and are computed by the specific identification method. Restricted equity securities include Federal Home Loan Bank stock and Massachusetts Savings Bank Life Insurance stock.

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

LOANS

The Bank grants mortgage, commercial, and consumer loans to customers and a substantial portion of the loan portfolio is represented by mortgage loans in southeastern Massachusetts. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and construction markets and general economic sectors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for chargeoffs, the allowance for loan losses, loan premiums, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Net deferred loan fees or costs and loan premiums are amortized as an adjustment of the related loan yield using the interest method.

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

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. An insignificant delay or insignificant shortfall in the amount of payments does not constitute impairment. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the fair value of the collateral.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries are credited to the allowance. The allowance for loan losses is evaluated periodically by management and the Board of Directors and is based upon management's review of the collectibility of the loans in light of the results of the Bank's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, economic conditions based on facts then known. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

DERIVATIVE FINANCIAL INSTRUMENTS

As part of the Bank's asset/liability management, the Bank uses derivative financial instruments, such as interest rate contracts. The interest rate contracts are not designated as a hedging instrument and as such are classified as other assets and are recorded at fair value with changes in fair value recorded in earnings.

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

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or tax rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

The deferred tax benefit on the unrealized losses on debt securities available-for-sale anticipate future taxable income of approximately $14.2 million to utilize the entire benefit. If economic conditions deteriorate whereby the anticipated future taxable income does not materialize, the recognition of these income tax benefits will be reversed to the extent unrealized.

ADVERTISING COSTS

Advertising costs are expensed as incurred.

EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. For the years ended December 31, 2000, 1999 and 1998, options applicable to 158,000, 151,000 and 25,000 shares, respectively were anti-dilutive and excluded from the diluted earnings per share calculation.

COMPREHENSIVE INCOME/LOSS

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income/loss.

The components of other comprehensive income (loss) and related tax effects are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                               --------------------------------------
                                                   2000          1999         1998
                                               --------------------------------------
                                                       (Dollars in thousands)
Change in unrealized holding (gains) losses
    on available-for-sale securities                 822      $    415      $   (842)
Unrealized loss on securities
    transferred from held to maturity
    to available for sale                        (42,665)           --            --
Unrealized loss on securities
    transferred from available for sale
    to held to maturity                               --        (1,221)           --
Reclassification adjustment for
    (gains) losses realized in income              1,224           (36)       (1,440)
                                                --------      --------      --------
Net unrealized losses                            (40,619)         (842)       (2,282)
Tax effect                                        13,981           332           831
                                                --------      --------      --------
Net-of-tax amount                               $(26,638)     $   (510)     $ (1,451)
                                                ========      ========      ========

SUBSEQUENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The Company adopted this statement on January 1, 2001 with no material impact on the consolidated financial statements.

2 - REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

On December 5, 2000, the Company entered into a formal agreement (the "Company Agreement") with the Federal Reserve Bank of Boston (the "Reserve Bank") in which the Company agreed, among other matters, to obtain written approval from the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director") prior to declaring or pay-ing any dividends or make any distributions of interest, principal, or other sums on subordinated debentures. The Company is required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5%. The Company Agreement also requires written approval from the Reserve Bank for the Company to increase borrowings or renew any existing debt. The Tier 1 leverage capital ratio of the Company was 5.67% at December 31, 2000.

On June 27, 2000, the Bank entered into an informal agreement with its regulators (the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks) (the "Bank Agreement") in which the Bank agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities to less than 100% of its Tier 1 leverage capital. In addition, the Bank has agreed to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets. Additional provisions of the Bank Agreement require the Bank to assess the Bank's management and staffing needs, develop revised strategic and capital plans, improve the quality of its investment portfolio and investment administration, improve liquidity and the management thereof, develop a plan for reducing interest rate risk exposure and address other operational issues. The Tier 1 leverage capital ratio of the Bank was 6.36% at December 31, 2000.

Effective December 31, 2000, and in connection with developing a plan to reduce over time the Bank's level of trust preferred securities to less than 100% of Tier 1 leverage capital, management determined that it no longer had the intent and ability to hold all trust preferred securities to maturity. As a result, all securities previously classified as held-to-maturity were transferred to the available-for-sale category, and the net unrealized loss on such securities of $27.2 million, net of tax effects of $14.5 million, was charged to accumulated other comprehensive income in stockholders' equity at December 31, 2000. Accordingly, at December 31, 2000, total stockholders equity was reduced to $17.8 million or 1.77% of total assets. This transfer had no impact on either the Company's or the Bank's Tier 1 leverage capital, defined generally as stockholders' equity (excluding net unrealized losses on debt securities and reduced by intangible assets) plus subordinated debentures to the extent allowed. Realized gains and losses on securities sales will be included in net income as incurred. The Company and the Bank have submitted capital plans to the regulators which call for, among other things, a balance sheet deleveraging program to be achieved by using cash flows provided by (1) normal amortization of securities and loans, (2) callable securities under a falling rate environment, and (3) sales of securities, to reduce both borrowings and volatile deposit liabilities to the extent possible.

As of March 26, 2001, the Bank sold approximately $192 million of loans and securities (including $13 million of trust preferred securities) since December 31, 2000 at a loss of approximately $1 million. It is anticipated that significant additional sales will be executed over time. No assurances can be given as to the amount of losses that will ultimately be realized as a result of these sales, or the overall impact that such sales will have on the Bank's net interest margin, stockholders' equity and regulatory capital levels.

All bank holding companies (on a consolidated basis) and federally insured depository institutions are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Total and Tier 1 capital, as defined, exclude the net unrealized losses on available-for-sale securities that are reflected as "accumulated other comprehensive loss" on the consolidated balance sheet. The Company and the Bank entered into agreements with their respective regulators in which the Company and the Bank agreed, among other matters, to achieve and maintain certain capital ratios. The Company is required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5.0% of total assets and the Bank is required to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000, and 1999 are presented in the table.

                                                                                      MINIMUM
                                                                                     TO BE WELL
                                                                     MINIMUM      CAPITALIZED UNDER
                                                                     CAPITAL      PROMPT CORRECTIVE
                                                   ACTUAL          REQUIREMENT    ACTION PROVISIONS
                                            -------------------------------------------------------
                                             AMOUNT     RATIO    AMOUNT   RATIO    AMOUNT    RATIO
                                            -------------------------------------------------------
                                                           (Dollars in thousands)
DECEMBER 31, 2000
Total Capital to Risk Weighted Assets:
   Consolidated                             $72,638     12.93%  $44,961    8.0%   $   N/A     N/A%
   Bank                                      71,391     12.72    44,912    8.0     56,140    10.0
Tier 1 Capital to Risk Weighted Assets:
   Consolidated                              59,997     10.68    22,481    4.0        N/A     N/A
   Bank                                      67,209     11.97    22,456    4.0     33,684     6.0
Tier 1 Capital to Average Assets:
   Consolidated                              59,997      5.67    52,887    5.0        N/A     N/A
   Bank                                      67,209      6.36    68,698    6.5     52,844     5.0

DECEMBER 31, 1999
Total Capital to Risk Weighted Assets:
   Consolidated                             $58,929     10.11%  $46,607    8.0%   $   N/A     N/A%
   Bank                                      58,425     10.04    46,569    8.0     58,211    10.0
Tier 1 Capital to Risk Weighted Assets:
   Consolidated                              54,833      9.41    23,304    4.0        N/A     N/A
   Bank                                      54,329      9.33    23,285    4.0     34,927     6.0
Tier 1 Capital to Average Assets:
   Consolidated                              54,833      5.14    42,692    4.0        N/A     N/A
   Bank                                      54,329      5.09    42,733    4.0     53,417     5.0

3 - ACQUISITIONS

On September 1, 1999, the Company purchased selected fixed and prepaid assets of Allied Mortgage Group, LLC ("Allied") for $2.2 million or $1.0 million over fair value.

Intangible assets were recorded as a result of the purchase of Allied, the organization costs of forming People's Mortgage Corporation and People's Bancshares, Inc. as well as the 1995 acquisitions of Minuteman Funding Corporation, certain deposits of the Haymarket Bank, and the deposits of the Bank of Boston's Mansfield Branch. At December 31, 2000 and 1999, intangible assets amounted to $1.4 million and $1.5 million. Amortization of intangibles amounted to $119,000, $75,000 and $113,000 for 2000, 1999, and 1998,
respectively.

Impaired goodwill of $475,000 related to an underperforming branch was written off in 1998 and the Company elected to early adopt the provisions of the Accounting Standards Executive Committee ("ACSEC") Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities to be expensed as incurred, instead of being capitalized and amortized. As a result, the Company wrote-off organization costs of $292,000 effective January 1, 1998. The effect of the accounting change for the year ended December 31, 1998, was to decrease income before income taxes by $153,000 and net income by $97,000 or $0.03 per share.

4 - SECURITIES AND DERIVATIVE FINANCIAL INSTRUMENTS

The following tables summarize the amortized cost and estimated fair value of securities:

                                                                     DECEMBER 31, 2000
                                                      ------------------------------------------------
                                                                     GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                        COST         GAINS        LOSSES        VALUE
                                                      ------------------------------------------------
                                                                   (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal agency obligations     $141,142     $     --     $ (8,083)     $133,059
   Mortgage-backed securities                          214,571          781       (2,742)      212,610
   Trust preferred securities                          141,057           --      (29,053)      112,004
   Corporate debt securities                            26,025           --       (4,124)       21,901
   Municipal bank anticipation notes                     8,554           --           --         8,554
                                                      --------     --------     --------      --------
       Total securities available for sale            $531,349     $    781     $(44,002)     $488,128
                                                      ========     ========     ========      ========



                                                                     DECEMBER 31, 1999
                                                      ------------------------------------------------
                                                                     GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                        COST         GAINS        LOSSES        VALUE
                                                      ------------------------------------------------
                                                                   (Dollars in thousands)
Securities available for sale:
   Mortgage-backed securities                         $ 23,648     $     --     $   (232)     $ 23,416
   Trust preferred securities                            1,991           --         (159)        1,832
   Corporate debt securities                            17,811           --         (991)       16,820
   Municipal bank anticipation notes                     5,916           --           --         5,916
                                                      --------     --------     --------      --------
      Total securities available for sale             $ 49,366     $     --     $ (1,382)     $ 47,984
                                                      ========     ========     ========      ========
Securities held to maturity:
   U.S. Government and federal agency obligations     $116,012     $     --     $(16,691)     $ 99,321
   Mortgage-backed securities                          248,096          248       (8,408)      239,936
   Trust preferred securities                          139,433           --      (16,002)      123,431
   Corporate debt securities                            21,040           --       (2,710)       18,330
                                                      --------     --------     --------      --------
      Total securities held to maturity               $524,581     $    248     $(43,811)     $481,018
                                                      ========     ========     ========      ========

At December 31, 2000 and 1999, securities with a carrying value of $100,622,000 and $104,473,000, respectively, were pledged as collateral on securities sold under agreements to repurchase. At December 31, 2000 and 1999, U.S. Government obligations with a carrying value of $1,975,000 and $2,000,000, respectively, were pledged as collateral for the Bank's treasury, tax and loan accounts. At December 31, 2000, securities with a carrying value of $2,800,000 were pledged as collateral on retail repurchase agreements.

The amortized cost and estimated fair value of securities by contractual maturity at December 31, 2000, follows. Expected maturities will differ from contractual maturities on certain securities because of call and prepayment provisions.

                                            Amortized     Fair
                                               Cost       Value
                                            ----------------------
                                            (Dollars in thousands)

Within 1 year                               $  7,944     $  7,944
Over 1 year through 5 years                    5,610        5,248
After 5 years to 10 years                      6,992        6,563
Over 10 years                                296,232      255,763
                                            --------     --------
                                             316,778      275,518
Mortgage-backed securities                   214,571      212,610
                                            --------     --------
                                            $531,349     $488,128
                                            ========     ========

For the years ended December 31, 2000, 1999, and 1998, proceeds from sales of securities available for sale amounted to $30,237,000, $70,527,000, and $271,266,000, respectively. Gross realized gains amounted to $108,000 and $1,950,000 in 1999 and 1998, respectively, and gross realized losses amounted to $1,224,000, $72,000, and $510,000, in 2000, 1999, and 1998, respectively.

At December 31, 2000, securities held to maturity with amortized cost of $514.8 million and a fair value of $473.2 million were transferred to securities available for sale.

During 1999, securities available for sale with amortized cost of $150.3 million and a fair value of $148.7 million were transferred to securities held to maturity.

During 2000, the Company entered into an interest rate cap agreement which potentially reduces interest rate risk, in exchange for the payment of a premium when the contract is initiated. The notional amount of the contract is $50 million and interest is paid to the extent LIBOR exceeds 7%. At December 31, 2000, the cost and fair value of the contract amounted to $140,000 and $111,000 respectively. The contract terminates on November 2, 2002.

5 - LOANS, NET

A summary of the balances of loans follows:

                                               DECEMBER 31,
                                        ------------------------
                                           2000           1999
                                        ------------------------
                                         (Dollars in thousands)
Mortgage loans:
  Residential 1-4 family                $ 266,363      $ 290,195
  Residential multi-family                  8,767          9,455
  Commercial real estate                   75,331         67,018
  Construction                             11,074         19,156
  Equity lines of credit                   12,737         11,105
                                        ---------      ---------
                                          374,272        396,929
Deferred loan origination fees, net          (199)          (166)
                                        ---------      ---------
    Total mortgage loans                  374,073        396,763
                                        ---------      ---------
Other loans:
  Retail installment sale contracts           565            294
  Consumer                                  6,447          5,043
  Commercial lines of credit                6,860          5,614
  Commercial                                9,669          9,525
  Education                                    19             72
                                        ---------      ---------
    Total other loans                      23,560         20,548
                                        ---------      ---------
Total loans                               397,633        417,311
Allowance for loan losses                  (4,182)        (4,096)
                                        ---------      ---------
    Loans, net                          $ 393,451      $ 413,215
                                        =========      =========

An analysis of the allowance for loan losses follows:

                                              YEARS ENDED DECEMBER 31,
                                         ----------------------------------
                                           2000         1999         1998
                                         ----------------------------------
                                              (Dollars in thousands)

Balance at beginning of year             $ 4,096      $ 4,866      $ 4,291
  Provision (credit) for loan losses          --         (850)         600
  Loans charged off                         (156)        (403)        (575)
  Recoveries                                 242          483          550
                                         -------      -------      -------
Balance at end of year                   $ 4,182      $ 4,096      $ 4,866
                                         =======      =======      =======

At December 31, 2000 and 1999, premiums on residential mortgage loans purchased or acquired in acquisitions included in loans, net amounted to $3,273,000 and $3,887,000, respectively. Amortization of premiums amounted to $614,000, $1,362,000, and $2,807,000, for 2000, 1999, and 1998, respectively.

Impaired and nonaccrual loans at December 31, 2000 and 1999 amounted to $373,000 and $503,000, respectively. These loans required a corresponding valuation reserve of $22,000 and $62,000, respectively. No additional funds arc committed to advanced in connection with impaired loans.

The average balance of impaired loans for the years ended December 31, 2000, 1999 and 1998 amounted to $497,000, $922,000 and $2,765,000, respectively.
Interest income recognized amounted to $12,000, $60,000 and $103,000, respectively, all of which was recognized on a cash basis.

6 - OTHER REAL ESTATE OWNED, NET

OREO consists of $50,000 and $285,000 of residential real estate at December 31, 2000 and 1999.

OREO expenses (income) include the following:

                                             YEARS ENDED DECEMBER 31,
                                             -------------------------
                                             2000      1999      1998
                                             -------------------------
                                             ( Dollars in thousands)

Net gain on sales                            $(13)     $(19)     $(71)
Operating expenses, net of rental income        4        43        42
                                             ----      ----      ----
                                             $ (9)     $ 24      $(29)
                                             ====      ====      ====

7 - BANKING PREMISES AND EQUIPMENT, NET

A summary of the cost, accumulated depreciation and amortization of banking premises and equipment follows:

                                                        DECEMBER 31,
                                                   ----------------------
                                                     2000          1999
                                                   ----------------------
                                                   (Dollars in thousands)

Land                                               $  2,022      $  2,022
Buildings                                            11,876         9,600
leasehold improvements                                  951           936
Furniture and equipment                               9,896         9,342
                                                   --------      --------
                                                     24,745        21,900
Less accumulated depreciation and amortization       (7,040)       (5,270)
                                                   --------      --------
                                                   $ 17,705      $ 16,630
                                                   ========      ========

Depreciation and amortization expense for the years ended December 31, 2000, 1999, and 1998 amounted to $1.8 million, $1.4 million, and $1.1 million, respectively.

Under terms of noncancelable lease agreements in effect at December 31, 2000, future minimum rent commitments net of sublease commitments for banking premises and equipment are as follows:

           YEARS ENDING DECEMBER 31,             AMOUNT
           ----------------------------------------------------
                                         (Dollars in thousands)

           2001                              $   652
           2002                                  275
           2003                                  194
           2004                                  152
           2005                                  153
           Thereafter                          2,084
                                             -------
                                             $ 3,510
                                             =======

The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 2000, 1999, and 1998, amounted to $1,190,000, $716,000, and $436,000, respectively.

8 - INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                             YEARS ENDED DECEMBER 31,
                                          --------------------------------
                                           2000        1999        1998
                                          --------------------------------
                                             (Dollars in thousands)

Current:
  Federal                                 $ 3,485     $ 4,800      $ 4,315
  State                                       246         257          582
  Utilization of tax credits                   --          --          (55)
                                          -------     -------      -------
    Total current                           3,731       5,057        4,842
                                          -------     -------      -------
Deferred:
  Federal                                     247        (332)        (331)
  State                                        86        (116)         (84)
                                          -------     -------      -------
    Total deferred                            333        (448)        (415)
                                          -------     -------      -------
Changes in valuation reserve                   --          --          (57)
                                          -------     -------      -------
Income tax provision before effect of
  accounting change                         4,064       4,609        4,370
Effect of change in accounting for
  organization costs                           --          --         (106)
                                          -------     -------      -------
Income tax provision                      $ 4,064     $ 4,609      $ 4,264
                                          =======     =======      =======

The components of the net deferred tax asset are as follows:

                                  DECEMBER 31,
                            -----------------------
                               2000         1999
                            -----------------------
                             (Dollars in thousands)

Deferred tax asset:
  Federal                   $ 16,598      $  2,793
  State                          566           673
                            --------      --------
                              17,164         3,466
                            --------      --------
Deferred tax liability:
  Federal                     (1,748)       (1,711)
  State                         (603)         (590)
                            --------      --------
                              (2,351)       (2,301)
                            --------      --------
Net deferred tax asset      $ 14,813      $  1,165
                            ========      ========

The tax effects of each type of item that gives rise to deferred taxes are as follows:

                                                           DECEMBER 31,
                                                     ----------------------
                                                        2000         1999
                                                     ----------------------
                                                     (Dollars in thousands)

Allowance for loan losses                            $  1,126      $    748
Deferred pension expense                                  102           480
Unrealized loss on securities available for sale       14,954           973
Investment in limited partnership                      (1,079)       (1,015)
Depreciation and amortization                            (448)          (46)
Other, net                                                158            25
                                                     --------      --------
Net deferred tax asset                               $ 14,813      $  1,165
                                                     ========      ========

A summary of the change in the net deferred tax asset (liability) is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                 ------------------------------------
                                                   2000          1999         1998
                                                 ------------------------------------
                                                       (Dollars in thousands)

Balance at beginning of year                     $  1,165      $    385     $ (1,024)
  Deferred tax (provision) benefit                   (333)          448          415
  Deferred tax effects on unrealized (gains)
    losses on securities available for sale        13,981           332          831
  Deferred tax resulting from change
    in accounting method                               --            --          106
  Utilization of valuation reserve                     --            --           57
                                                 --------      --------     --------
Balance at end of year                           $ 14,813      $  1,165     $    385
                                                 ========      ========     ========

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                 YEARS ENDED DECEMBER 31,
                                                ---------------------------
                                                2000       1999       1998
                                                ---------------------------
Statutory federal tax rate                      34.0%      34.0%      34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit        1.8        0.7        2.8
  Municipal income                              (0.8)      (0.2)      (0.3)
  Other, net                                    (2.0)      (1.5)      (0.6)
                                                ----       ----       ----
Effective tax rates                             33.0%      33.0%      35.9%
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

9 - DEPOSITS

A summary of deposit balances, by type, follows:

                                               DECEMBER 31,
                                          ----------------------
                                            2000          1999
                                          ----------------------
                                          (Dollars in thousands)

Demand                                    $ 41,887     $ 36,240
NOW                                         53,563       46,623
Savings                                    111,086      103,432
Money market                                45,582       36,190
                                          --------     --------
  Total non-certificate accounts           252,118      222,485
                                          --------     --------
Term certificates of $100,000 or more      214,192      202,237
Term certificates less than $100,000       158,251      136,892
                                          --------     --------
  Total certificate accounts               372,443      339,129
                                          --------     --------
  Total deposits                          $624,561     $561,614
                                          ========     ========

Municipal deposits amounted to $219.6 million and $199.5 million at December 31, 2000 and 1999, respectively.

A summary of certificate accounts, by maturity, follows:

                                DECEMBER 31, 2000         DECEMBER 31, 1999
                            ----------------------------------------------------
                                           WEIGHTED                  WEIGHTED
                             AMOUNT      AVERAGE RATE  AMOUNT      AVERAGE RATE
                            ----------------------------------------------------
                                         (Dollars in thousands)

Within 1 year               $339,274         6.14%     $313,449         5.37%
Over 1 year to 3 years        25,345         6.17        17,470         5.45
Over 3 years to 5 years        7,824         5.76         7,987         5.82
Over 5 years                      --           --           223         6.22
                            --------                   --------
                            $372,443         6.14%     $339,129         5.39%
                            ========                   ========



10-SHORT-TERM BORROWINGS

Short-term borrowings consists of the following:

                                  DECEMBER 31, 2000        DECEMBER 31, 1999
                              --------------------------------------------------
                                            WEIGHTED                  WEIGHTED
                               AMOUNT     AVERAGE RATE   AMOUNT     AVERAGE RATE
                              --------------------------------------------------
                                          (Dollars in thousands)
Federal Home Loan Bank
  advances maturing within
  1 year                      $40,000         6.62%     $   40,250      5.08%
Federal Home loan Bank
  line of credit                8,641         6.77              --       --
Retail repurchase agreements      469         5.50              --       --
                              -------                   ----------
                              $49,110         6.64%     $   40,250      5.08%
                              =======                   ==========

The Bank has a $15 million line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate that adjusts daily. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of certain U.S. Government and federal agency securities. The retail repurchase agreements are collateralized by securities.

11 - LONG-TERM DEBT

Long-term debt consists of Federal Home Loan Bank advances and securities sold under agreement to repurchase.

Information pertaining to fixed-rate repurchase agreements follows:

                        DECEMBER 31, 2000           DECEMBER 31, 1999
                     ------------------------------------------------------
                                   WEIGHTED                    WEIGHTED
                      AMOUNT     AVERAGE RATE     AMOUNT      AVERAGE RATE
                     ------------------------------------------------------
                                    (Dollars in thousands)
Advances maturing:
2000                 $    --           --%        $23,500         6.00%
2002                      --           --          40,700         6.11
2008                  10,500         5.52          10,500         5.52
2010                  73,000         6.49              --           --
                     -------                      -------
                     $83,500         6.37%        $74,700         5.99%
                     =======                      =======

Certain securities sold under agreements to repurchase have call options. Under these options at December 31, 2000, $10.5 million is callable in 2001, $35.0 million is callable in 2003, and $38.0 million is callable in 2005. Accrued interest payable on securities sold under agreements to repurchase amounted to $592,000 and $619,000 at December 31, 2000 and 1999, respectively.

The following summarizes the carrying value, including accrued interest, of the underlying securities and the related liability, including accrued interest, and weighted average rates under the repurchase agreements at December 31, 2000. All repurchase agreements mature after 90 days.

                                                Repurchase Agreements
                                               ------------------------
                                                             Weighted
                                Securities     Amount      Average Rate
                                ---------------------------------------
                                       (Dollars in thousands)

Mortgage-backed securities       $ 41,060     $ 36,294         6.50%
U.S. Government and
  federal agency obligations       59,820       47,798         6.27%
                                 --------     --------
                                 $100,880     $ 84,092         6.37%
                                 ========     ========

At December 31, 2000, $16,788,000 was at risk under repurchase agreements with Salomon Brothers Inc. and the weighted average maturity of these repurchase agreements was 112 months.

The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the securities in the normal course of their operations, and have agreed to resell substantially identical securities at the maturities of the agreements to the Bank.

Information pertaining to fixed-rate FHLB advances follows:

                         DECEMBER 31, 2000              DECEMBER 31, 1999
                     ----------------------------------------------------------
                                    WEIGHTED                        WEIGHTED
                       AMOUNT     AVERAGE RATE         AMOUNT     AVERAGE RATE
                     ----------------------------------------------------------
                                    (Dollars in thousand)
Advances maturing:
2000                 $     --           --%          $ 10,000         6.13%
2004                       --           --             20,000         5.29
2005                   18,000         5.89             18,000         5.89
2008                   47,000         5.52             72,000         5.49
2009                   94,000         5.93            164,000         5.70
2013                   39,000         5.40             39,000         5.40
2014                       --           --             10,000         3.99
                     --------                        --------
                     $198,000         5.72%          $333,000         5.38%
                     ========                        ========

Certain FHLB advances have call options. Under these options at December 31, 2000, $67.0 million is callable in 2001, $74.0 million is callable in 2002, $26.0 million is callable in 2003, and $13.0 million is callable in 2005. The $18.0 million maturing in 2005 is not callable.

12 - SUBORDINATED DEBENTURES

On July 26, 2000, the Company completed the private placement of $10 million in subordinated debentures to Trust II. Trust II funded the purchase of the subordinated debentures through the sale of 10,000 trust preferred securities with a liquidation value of $10.0 million. Using interest payments made by the Company on the debentures, Trust II intends to pay semi-annual dividends to preferred security holders. The annual percentage rate of the interest payable on the subordinated debentures and distributions payable on the preferred securities is 11.695%. Dividends on the preferred securities will be cumulative and Trust II may defer the payments for up to five years. The preferred securities mature in July 2030 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as July 2010.

On June 26, 1997, the Company completed the sale of $13.8 million of subordinated debentures to Trust I which funded the purchase through a public offering of 1,380,000 trust preferred securities with a liquidation value of $13.8 million. Using interest payments made by the Company on the debentures, the Trust intends to pay quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities are cumulative and the Trust may defer the payments for up to five years. The preferred securities mature in June 2027 unless the Company elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002.

Subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 2000 and 1999, $15.3 million and $13.8 million, respectively was included in regulatory Tier 1 capital. The remainder of subordinated debt was included in Tier II capital. There is no limitation for inclusion of subordinated debt in total risk-based capital and, as such, all subordinated debt was included in total risk-based capital. For the years ended December 31, 2000, 1999, and 1998, interest expense on subordinated debentures amounted to $1.9 million, $1.4 million, and $1.4 million, respectively. Deferred debt financing costs of $1.3 million and $950,000 are included in other assets at December 31, 2000 and 1999, respectively. These costs are being amortized over the life of the debentures. Amortization of deferred debt financing costs for 2000, 1999, and 1998 was $39,000, $35,000, and $35,000, respectively, and is included in interest expense.

13 - OTHER COMMITMENTS AND CONTINGENCIES

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

The following financial instruments were outstanding, the contract amounts of which represent credit risk:

                                                   DECEMBER 31,
                                              ----------------------
                                                 2000        1999
                                              ----------------------
                                              (Dollars in thousands)

Commitments to grant loans                     $61,474     $38,765
Undisbursed amount on loans in process           3,717       5,231
Unfunded commitments under lines of credit      32,747      24,787
Standby letters of credit                          439         635

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.

OTHER CONTINGENCIES

In the ordinary course of business, the Company is involved in various legal claims that, in the opinion of management, will not have a material effect on the Company's consolidated financial position or results of operations.

14 - EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:
                                                            PLAN YEARS ENDED
                                                                OCTOBER 31,
                                                          ----------------------
                                                            2000        1999
                                                          ----------------------
                                                          (Dollars in thousands)

Change in benefit obligation:
  Benefit obligation at beginning of year                 $ 3,306      $ 2,821
  Service cost                                                558          550
  Interest cost                                               236          190
  Actuarial gain                                             (171)        (131)
  Benefits paid                                               (68)        (124)
                                                          -------      -------
  Benefit obligation at end of year                         3,861        3,306
                                                          -------      -------
Change in plan assets:
  Fair value of plan assets at beginning of year            2,990        2,627
  Actual return on plan assets                                471          478
  Employer contribution                                       780            9
  Benefits paid                                               (68)        (124)
                                                          -------      -------
  Fair value of plan assets at end of year                  4,173        2,990
                                                          -------      -------
Funded status                                                 312         (316)
Unrecognized net actuarial gain                              (886)        (669)
Unamortized net surplus since adoption of SFAS No. 87        (100)        (108)
                                                          -------      -------
Accrued pension costs                                     $  (674)     $(1,093)
                                                          =======      =======

The components of net periodic pension cost are as follows:

                                     PLAN YEARS ENDED OCTOBER 31,
                                     ----------------------------
                                      2000       1999       1998
                                     ----------------------------
                                        (Dollars in thousands)

Service cost                         $ 558      $ 550      $ 404
Interest cost                          236        190        149
Expected return on plan assets        (332)      (210)      (167)
Amortization of transition asset        (8)        (7)        (8)
Recognized net actuarial gain          (93)       (29)       (28)
                                     -----      -----      -----
                                     $ 361      $ 494      $ 350
                                     =====      =====      =====

Total pension expense for the years ended December 31, 2000, 1999, and 1998 amounted to $368,000, $574,000, and $362,000, respectively. The accumulated benefit obligation (substantially all vested) at October 31, 2000, amounted to $3,092,000 which was less than the fair value of plan assets at that date.

For the plan years ended October 31, 2000, 1999, and 1998, actuarial assumptions include an assumed discount rate on benefit obligations of 7.75%, 6.75%, and 7.25%, respectively and an expected long term rate of return on plan assets of 10% for 2000 and 8% for 1999 and 1998. An annual salary increase of 4% was used for all years.

401(k) PLAN

The Company has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under terms of the plan, the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. The Company's expense for this plan for the years ended December 31, 2000, 1999, and 1998 was $397,000, $376,000, and $272,000, respectively.

15 - STOCK OPTION PLANS

At December 31, 2000, the Company has three stock-based compensation plans. Under the 1995 Employee and Director Stock Option Plans and the 1996 Stock Option and Incentive Plan, the Company may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years.

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

                                                  YEARS ENDED DECEMBER 31,
                                             ---------------------------------
                                               2000        1999          1998
                                             ---------------------------------
                                   (Dollars in thousands, except per share data)

Net income                    As reported    $ 8,267      $ 9,366      $ 7,614
                              Pro forma      $ 8,086      $ 9,124      $ 7,220

Basic earnings per share      As reported    $  2.55      $  2.81      $  2.30
                              Pro forma      $  2.50      $  2.74      $  2.18

Diluted earnings per share    As reported    $  2.52      $  2.77      $  2.25
                              Pro forma      $  2.46      $  2.69      $  2.13


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                   YEARS ENDED DECEMBER 31,
                                               -------------------------------
                                               2000         1999         1998
                                               -------------------------------
Dividend yield                                 5.18%        4.29%        2.31%
Expected life                                  9 years      9 years      9 years
Expected volatility                              46%          22%          34%
Risk-free interest rate                        6.05%        5.80%        5.50%

A summary of the status of the Company's stock option plans as of December 31, 2000, 1999, and 1998, and changes during the years then ended, is presented below:

                                              2000                   1999                   1998
                                 ------------------------------------------------------------------
                                            WEIGHTED               WEIGHTED               WEIGHTED
                                             AVERAGE                AVERAGE                AVERAGE
                                            EXERCISE               EXERCISE               EXERCISE
                                 SHARES      PRICE      SHARES       PRICE    SHARES       PRICE
                                 ------------------------------------------------------------------
                                      (In thousands, except  weighted average exercise price)
Shares under option:
  Outstanding at
    beginning of year             276      $   16.79     244      $   15.72     185      $    10.55
  Granted                          41          16.25      52          19.59      90           24.00
  Exercised                        (7)         11.05     (15)          6.49     (31)           9.09
  Canceled                        (31)         20.03      (5)         22.20      --              --
                                 ----      ---------    ----      ---------    ----      ----------
  Outstanding at end of year      279      $   16.49     276      $   16.79     244      $    15.72
                                 ====      =========    ====      =========    ====      ==========

Options exercisable
  at year-end                     253      $   16.10     236      $   15.69     186      $    13.68
Shares reserved for
  future grants                    62                     72                    119
Weighted-average
  fair value of options
  granted during the year                  $    5.46              $    4.02              $     9.28

Information pertaining to options outstanding at December 31, 2000, is as follows:

                              OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  -------------------------------------------------------------
                               WEIGHTED AVERAGE   WEIGHTED             WEIGHTED
                                  REMAINING       AVERAGE               AVERAGE
RANGE OF              NUMBER     CONTRACTUAL      EXERCISE      NUMBER  EXERCISE
EXERCISE PRICES     OUTSTANDING     LIFE           PRICE     EXERCISABLE PRICE
-------------------------------------------------------------------------------
                  (In thousands)                           (In thousands)

$ 4.00 - 14.38         118       5.2 years        $10.27         118    $10.27
$15.13 - 25.00         161       8.2 years         21.04         135     21.20
                       ---                                       ---
Outstanding at
  end of year          279       6.9 years        $16.49         253    $16.10
                       ===                                       ===

16 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates. Such loans totaled $1,292,000 at December 31, 2000, and $1,208,000 at December 31, 1999. During 2000, total principal additions were $294,000 and total principal reductions were $210,000.

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

Securities: Fair values for securities and restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or discounted cash flows. The carrying values of interest-bearing deposits and restricted equity securities approximate fair values.

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

Short-term borrowings: The carrying amounts of short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Long-term borrowings: The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Subordinated debentures: Fair value for subordinated debentures is based on the quoted market price of the trust preferred securities underlying the subordinated debentures or market price of trust preferred securities with similar terms.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

                                                    DECEMBER 31,
                                 -----------------------------------------------
                                           2000                      1999
                                 -----------------------------------------------
                                 CARRYING       FAIR        CARRYING      FAIR
                                  AMOUNT        VALUE        AMOUNT       VALUE
                                 -----------------------------------------------
                                              (Dollars in thousands)
Financial assets:
  Cash and cash equivalents      $ 16,406     $ 16,406     $ 11,875     $ 11,875
  Securities available for sale   488,128      488,128       47,984       47,984
  Securities held to maturity          --           --      524,581      481,018
  Restricted equity securities     19,869       19,869       21,701       21,701
  Loans held for sale              40,546       40,546       23,681       23,681
  Loans, net                      393,451      393,482      413,215      401,979
  Accrued interest receivable       7,402        7,402        7,051        7,051
Financial liabilities:
  Deposits                        624,561      625,899      561,614      562,034
  Short-term borrowings            49,110       49,146       40,250       40,250
  Long-term debt                  281,500      289,606      407,700      397,491
  Accrued interest payable          3,255        3,255        2,759        2,759
  Subordinated debentures          23,800       19,850       13,800       13,455

The estimated fair values of off-balance-sheet financial instruments at December 31, 2000 and 1999 are immaterial.

18 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans and advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. (See
Note 2).

Based on an informal agreement between the Bank and its regulators, all of the Bank's capital is currently restricted.

19 - SEGMENT INFORMATION

The Company has two reportable segments, the Bank and PMC. The Bank segment attracts deposits from individuals, businesses and governments, and invests those funds in residential and commercial mortgages and consumer, commercial and construction loans. PMC originates 1-4 family residential loans primarily for sale in the secondary market.

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

The Company derives a significant portion of its revenues from interest income and interest expense is the most significant expense. Management analyzes the segments based on pre-tax income and therefore the segments are reported below using pre-tax income for the years ended December 31. The Company does not allocate income taxes to the segments.

                                                      MORTGAGE
                                         BANK         COMPANY         TOTAL
                                      ---------------------------------------
                                               (Dollars in thousands)

DECEMBER 31, 2000
Net interest income                   $   26,142     $  2,453      $   28,595
Other income                                 317        8,494           8,811
Operating expenses                        14,350       10,725          25,075
                                      ----------     --------      ----------
Income before income taxes            $   12,109     $    222      $   12,331
                                      ==========     ========      ==========
Total assets                          $  999,020     $ 46,272      $1,045,292
                                      ==========     ========      ==========
Depreciation expense                  $    1,080     $    677      $    1,757
                                      ==========     ========      ==========
Capital expenditures                  $    2,568     $    264      $    2,832
                                      ==========     ========      ==========
DECEMBER 31, 1999
Net interest income,
  after credit for loan losses        $   26,861     $  1,790      $   28,651
Other income                               1,520        7,522           9,042
Operating expenses                        14,208        9,510          23,718
                                      ----------     --------      ----------
Income (loss) before income taxes     $   14,173     $   (198)     $   13,975
                                      ==========     ========      ==========
Total assets                          $1,065,415     $ 35,057      $1,100,472
                                      ==========     ========      ==========
Depreciation expense                  $    1,019     $    375      $    1,394
                                      ==========     ========      ==========
Capital expenditures                  $    2,081     $  2,016      $    4,097
                                      ==========     ========      ==========
DECEMBER 31, 1998
Net interest income,
  after provision for loan losses     $   19,724     $  2,227      $   21,951
Other income                               2,972        6,485           9,457
Operating expenses                        12,766        6,472          19,238
                                      ----------     --------      ----------
Income before income taxes
  and cumulative effect of
  accounting change                   $    9,930     $  2,240      $   12,170
                                      ==========     ========      ==========
Total assets                          $  939,168     $ 71,580      $1,010,748
                                      ==========     ========      ==========
Depreciation expense                  $      884     $    166      $    1,050
                                      ==========     ========      ==========
Capital expenditures                  $    1,265     $    770      $    2,035
                                      ==========     ========      ==========

The following reconciles the above tables to the amounts shown on the consolidated financial statements for the years ended December 31:

                                           2000           1999           1998
                                      ------------------------------------------
                                                (Dollars in thousands)
Total assets:
Total assets for reportable segments  $ 1,045,292    $ 1,100,472    $ 1,010,748
Elimination of intersegment assets        (41,857)       (29,296)       (66,108)
                                      -----------    -----------    -----------
                                      $ 1,003,435    $ 1,071,176    $   944,640
                                      ===========    ===========    ===========

20 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                       ----------------------
                                                         2000         1999
                                                       ----------------------
                                                       (Dollars in thousands)
ASSETS
Cash and cash equivalents                              $    123      $     92
Investment in common stock of Bank                       41,169        54,160
Investment in common stock of Trusts                        734           427
Deferred debt financing costs and other assets            1,289           953
                                                       --------      --------
    Total assets                                       $ 43,315      $ 55,632
                                                       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                       $    867      $     24
Due to Bank                                                 155           517
Subordinated debentures                                  24,536        14,227
                                                       --------      --------
    Total liabilities                                    25,558        14,768
                                                       --------      --------
Stockholders' equity:
  Serial preferred stock                                     --            --
  Common stock                                              370           369
  Additional paid-in capital                             23,853        23,776
  Retained earnings                                      30,165        24,617
  Accumulated other comprehensive loss                  (28,267)       (1,629)
  Treasury stock, at cost - 473,000 shares in 2000
    358,000 shares in 1999                               (8,364)       (6,269)
                                                       --------      --------
    Total stockholders' equity                           17,757        40,864
                                                       --------      --------
    Total liabilities and stockholders' equity         $ 43,315      $ 55,632
                                                       ========      ========




                              STATEMENTS OF INCOME

                                                          YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       2000         1999         1998
                                                     ---------------------------------
                                                           (Dollars in thousands)
Income:
  Dividends from Bank                                $ 6,561      $ 4,140      $ 2,943
  Dividends from Trusts                                   42           42           42
  Interest on securities                                  --           --          115
  Interest on short-term investments                       1            1           10
  Gains on sale of securities available for sale          --           --           65
                                                     -------      -------      -------
    Total income                                       6,604        4,183        3,175
                                                     -------      -------      -------

Expenses:
  Interest on subordinated debentures                  1,946        1,423        1,423
  Operating expenses                                     550          167          158
                                                     -------      -------      -------
    Total operating expenses                           2,496        1,590        1,581
                                                     -------      -------      -------
  Income before income taxes                           4,108        2,593        1,594
  Income tax benefit                                    (834)        (526)        (458)
                                                     -------      -------      -------
  Income before cumulative effect
    of accounting change                               4,942        3,119        2,052
  Cumulative effect of accounting change
    for organization costs, net of tax                    --           --          (89)
                                                     -------      -------      -------
  Income before equity in undistributed
    income of Bank                                     4,942        3,119        1,963
  Equity in undistributed income of Bank               3,325        6,247        5,651
                                                     -------      -------      -------
    Net income                                       $ 8,267      $ 9,366      $ 7,614
                                                     =======      =======      =======

                            STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        2000          1999        1998
                                                      ------------------------------------
                                                              (Dollars in thousands)

Cash flows from operating activities:
  Net income                                          $  8,267      $  9,366      $  7,614
Adjustments to reconcile net income
  to net cash provided by operating activities:
  Equity in undistributed income of Bank                (3,325)       (6,247)       (5,651)
  Amortization/write-off of organization costs              --            --           140
  Gains on sales of securities available for sale           --            --           (65)
  Increase in accrued expenses                             843            24            --
  Increase (decrease) in due to Bank                      (362)          144          (360)
  Decrease in other assets                                 335            34            68
                                                      --------      --------      --------
  Net cash provided by operating activities              5,758         3,321         1,746
                                                      --------      --------      --------

Cash flows from investing activities:
  Investments in subsidiaries                          (10,629)         (620)       (1,297)
  Purchase of securities available for sale                 --            --          (519)
  Sales of securities available for sale                    --            --         1,690
                                                      --------      --------      --------
    Net cash used for investing activities             (10,629)         (620)         (126)
                                                      --------      --------      --------
Cash flows from financing activities:
  Proceeds from exercise of stock options                   78            94           287
  Proceeds from issuance of subordinated
    debentures                                           9,638            --            --
  Payments to acquire treasury stock                    (2,095)          (56)           --
  Cash dividends paid on common stock                   (2,719)       (2,697)       (1,919)
                                                      --------      --------      --------
    Net cash provided (used) by financing
      activities                                         4,902        (2,659)       (1,632)
                                                      --------      --------      --------

Net change in cash and cash equivalents                     31            42           (12)
Cash and cash equivalents,
  beginning of year                                         92            50            62
                                                      --------      --------      --------
Cash and cash equivalents, end of year                $    123      $     92      $     50
                                                      ========      ========      ========


21 - QUARTERLY DATA (UNAUDITED)

Quarterly consolidated operating results arc summarized as follows:

                                                      2000
                                  ----------------------------------------------
                                   FOURTH        THIRD     SECOND         FIRST
                                   QUARTER      QUARTER    QUARTER       QUARTER
                                  ----------------------------------------------
                                   (Dollars in thousands, except per share data)

Interest and dividend income      $ 20,287     $ 20,917    $ 20,373     $ 19,725
Interest expense                    13,597       13,555      13,010       12,545
                                  --------     --------    --------     --------
Net interest income                  6,690        7,362       7,363        7,180
Provision for loan losses               --           --          --           --
                                  --------     --------    --------     --------
Net interest income, after
  provision for loan losses          6,690        7,362       7,363        7,180
Losses on sale of securities
  available for sale                (1,224)          --          --           --
Gains on sales of loans, net         2,130        2,409       2,155        1,798
Other income                           418          372         367          386
Operating expenses                   6,192        6,475       6,366        6,042
                                  --------     --------    --------     --------
Income before income taxes           1,822        3,668       3,519        3,322
Provision for income taxes             653        1,191       1,120        1,100
                                  --------     --------    --------     --------
Net income                        $  1,169     $  2,477    $  2,399     $  2,222
                                  ========     ========    ========     ========
Diluted earnings per share        $   0.36     $   0.76    $   0.73     $   0.67
Basic earnings per share              0.36         0.77        0.74         0.68



                                                     1999
                                ------------------------------------------------
                                 FOURTH        THIRD       SECOND         FIRST
                                 QUARTER      QUARTER      QUARTER       QUARTER
                                ------------------------------------------------
                                  (Dollars in thousands, except per share data)

Interest and dividend income    $ 19,753     $ 18,658     $ 17,755      $ 17,180
Interest expense                  12,421       11,603       10,968        10,553
                                --------     --------     --------      --------
Net interest income                7,332        7,055        6,787         6,627
Credit for loan losses                --         (425)        (425)           --
                                --------     --------     --------      --------
Net interest income, after
  credit for loan losses           7,332        7,480        7,212         6,627
Gains (losses) on sales of
  securities available for sale       --           --          (37)           73
                                --------     --------     --------      --------
Gains in sales of loans, net       2,480        1,643        1,605         1,774
Other income                         414          342          381           367
Operating expenses                 6,899        6,039        5,413         5,367
                                --------     --------     --------      --------
Income before income taxes         3,327        3,426        3,748         3,474
Provision for income taxes           997        1,088        1,311         1,213
                                --------     --------     --------      --------
Net income                      $  2,330     $  2,338     $  2,437      $  2,261
                                ========     ========     ========      ========
Diluted earnings per share      $   0.69     $   0.69     $   0.72      $   0.67
Basic earnings per share            0.70         0.71         0.73          0.68

Fluctuations in the quarterly results are due primarily to the effect of the seasonality of the mortgage-banking subsidiary, gains/losses on sales of securities and various non-recurring expenses. The Company had non-recurring charges in the second and third quarters of 2000 for equipment write-offs and professional fees that totalled $577,000. The Company had non-recurring charges of $430,000 in the third quarter of 1999 related to the purchase of Allied and $231,000 in the second quarter of 1999 related to the relocation of an existing branch.

 INDEPENDENT AUDITORS' REPORT

 To the Board of Directors and Stockholders of People's Bancshares, Inc.:

 We have audited the consolidated balance sheets of People's Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

 /s/ Wolf & Company, P.C.

 Boston, Massachusetts
 January 26, 2001, except for Note 2 as to which the date is March 26, 2001.

BOARD OF DIRECTORS

Frederick W. Adami, III Esq.
  Attorney,
  Adami, Reed, & Kaiser

Benjamin Cavallo
  Partner,
  Cavallo & Signoriello Insurance Agency

John R. Eaton
  Executive Vice President,
  Cushman & Eaton Insurance Agency, Inc.

Terrence A. Gomes
  Vice President & Dean of Faculty & Instruction,
  Massasoit Community College

Dr. Loring C. Johnson
  Orthodontist

Richard D. Matthews
  President and Treasurer,
  R.D. Matthews Construction Co., Inc.

Scott W. Ramsay
  Executive Vice President,
  Finance, Systems & Strategic Planning
  Shaws Supermarkets

Davis H. Scudder
  Executive Vice President
  Treasurer,
  Scudder Bros. Fuel Co., Inc.

Stanley D. Siskind
  Retired, First Vice President,
  Rix Dunnington, Inc.

Richard S. Straczynski
  President & Chief Executive Officer,
  People's Bancshares, Inc.


OFFICERS

PEOPLE'S BANCSHARES, INC.

Richard S. Straczynski
  President & Chief Executive Officer

James K. Hunt
  Executive Vice President/Administration & Finance and Chief Financial Officer

PEOPLE 5 SAVINGS BANK OF BROCKTON

Richard S. Straczynski
  President & Chief Executive Officer

James K. Hunt
  Executive Vice President/Administration & Finance and Chief Financial Officer

George M. Custodio
  Comptroller & Treasurer

Donna L. Boulanger
  Senior Lending Officer

Maureen A. Gregory
  Branch Administrator

PEOPLE'S MORTGAGE CORPORATION

Richard S. Straczynski
  Chief Executive Officer

John J. Kiernan, Jr.
  President

James E Ryder
  Executive Vice President

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

Trading Symbol: "PBKB"

The following table sets forth the high and low closing prices for the period indicated:

                           HIGH           LOW
                         -----------------------
2000
  First Quarter          $18.625        $13.8125
  Second Quarter          21.375         15.25
  Third Quarter           17.75          14.50
  Fourth Quarter          17.00          13.50

1999
  First Quarter          $20.875        $18.625
  Second Quarter          21.50          18.375
  Third Quarter           21.125         17.50
  Fourth Quarter          20.00          17.375

At December 31, 2000, there were approximately 560 stockholders of record.

The Company declared and paid a quarterly dividend of $0.21, $0.21, $0.21, and $0.21 per share in the first, second, third and fourth quarters of 2000. The Company declared and paid a quarterly dividend of $0.19, $0.20, $0.21, and $0.21 per share in the first, second, third and fourth quarters of 1999. The divi-dend payout ratio was 32.9%, 28.8%, and 25.2%, in 2000, 1999 and 1998, respectively.

Annual Meeting: The Annual Meeting of Stockholders of People's Bancshares, Inc. will be held on Tuesday, June 12, 2001.

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